Form 10-K, Exhibit 13
period 1995-09-30
MERIDIAN DIAGNOSTICS INC
filed 1995-12-22
CIK 794172

                                                                Exhibit 13

[LOGO]  MERIDIAN
        DIAGNOSTICS, INC.


                                1995 ANNUAL REPORT

WHAT WE DO
Meridian Diagnostics, Inc.
develops, produces and markets
reliable, easy-to-use medical
diagnostic tests that allow
physicians, clinical laboratories,
hospitals and, potentially,
consumers to identify infectious
human diseases rapidly and
accurately. Cost-effective
diagnostic results contribute to
better healthcare by holding down
treatment costs and helping people
of all ages achieve a higher quality
of life.

WHO WE ARE

Meridian Diagnostics, Inc. is a fully integrated medical diagnostic company that develops, manu-factures and markets a variety of immunodiagnostic test kits, purified reagents such as antigens, monoclonal and polyclonal antibodies, and related diagnostic products. The Company is a leader in the area of rapid diagnosis of infectious human diseases, has a leading market position in fungal serology, and is the leader in parasite and bacterial collection, preservation and specimen transport systems. All Meridian products are used outside of the human body and most require little or no special instrumentation or equipment. Domestic and international market segments consist of hospitals, commercial and reference laboratories, and physicians' offices.

Meridian Diagnostics, Inc. and Subsidiaries

SELECTED FINANCIAL DATA
(Amounts in thousands, except for per share data)


Summary of Operations
---------------------------------------------------------------------------------------------------------------
Years Ended September 30,                    1995          1994            1993            1992            1991
===============================================================================================================
Net sales                                 $25,110       $21,877         $16,171         $14,003         $11,085
===============================================================================================================
Gross profit                               17,101        14,359          11,073           9,421           7,112
Operating expense                          10,525         9,545           7,548           6,805           5,756
---------------------------------------------------------------------------------------------------------------
Operating income                            6,576         4,814           3,525           2,616           1,356
Other income (expense)                       (616)         (831)           (424)            (11)            162
---------------------------------------------------------------------------------------------------------------
Earnings before income taxes                5,960         3,983           3,101           2,605           1,518
Income taxes                                2,436         1,542           1,212             952             559
Net earnings                              $ 3,524       $ 2,441         $ 1,889         $ 1,663         $   959
===============================================================================================================
Primary earnings per common share*        $   .29       $   .20         $   .15         $   .13         $   .08
Cash dividends declared and paid
  per common share*                       $   .10       $   .08         $   .06         $   .05         $   .05
Weighted average number of
  shares outstanding*                      12,355        12,277          12,264          12,222          12,129
Financial Position at September 30,
    Working capital                       $15,826       $13,000         $13,759         $ 5,164         $ 4,046
    Total assets                           34,569        32,329          26,247          14,099          10,997
    Long-term obligations                  12,436        14,683          12,260           1,421              83
    Shareholders' equity                   18,878        13,232          11,617          10,676           9,519
===============================================================================================================

*Adjusted for a three-for-two stock split, October 2, 1995.

                                                                  PRIMARY EARNINGS       SHAREHOLDERS'              TOTAL ASSETS
               NET SALES                  NET EARNINGS             PER SHARE              EQUITY
               (5 Year Compound          (5 Year Compound         (5 Year Compound
               Growth Rate +24%)         Growth Rate +39%)        Growth Rate +37%)
1991            $  11,085                $   959                  $    .08                 $   9,519                 $   10,997
1992               14,003                  1,653                       .13                    10,676                     14,099
1993               16,171                  1,889                       .15                    11,617                     26,247
1994               21,877                  2,441                       .20                    13,232                     32,329
1995               25,110                  3,524                       .29                    18,878                     34,569


            Net Sales: Record         Net Earnings:               Earnings Per           Shareholders'          Total Assets: Total
            net sales were driven     Record net earnings         Share: Earnings per    Equity: Shareholders   assets increased 7%
            by higher unit volume     resulted from strong        share grew 45% to      saw the equity of      to $34.6 million, in
            sales of Premier,         new product sales           $0.29 cents. The       the Company increase   contrast to the 43%
            ImmunoCard, (R)           and from improved           Board of Directors     43% to $18.9 million   increase in share-
            Merifluor(R) and          cost efficiencies in        approved a three-      in fiscal 1995.        holders' equity.
            mononucleosis             manufacturing and           for-two stock split    Shareholders' equity
            products. Overall net     other operations.           payable October 2.     was increased in
            sales rose 15%.           Net earnings                                       October when the
            International sales       increased 44% to                                   Board of Directors
            increased to 23%          $3.5 million from                                  called for conversion
            of total net sales.       $2.4 million in                                    of the 7 1/4%
                                      fiscal 1994.                                       Convertible
                                                                                         Subordinated
                                                                                         Debentures due 2001.

                                      1

TO OUR SHAREHOLDERS

Continued execution of our growth strategies produced record results for our customers, our employee-owners, our employee-owners and our shareholders for the seventh consecutive year. In this annual report we are proud to show how Meridian Diagnostics performed in fiscal 1995, through technologies that innovate, products that perform, and results that make a difference.

Fiscal 1995 was another record performance year. Sales and earnings reached new highs - our seventh consecutive year of surpassing prior records in annual sales and earnings.

        Along the way, we added eight new products, including the medical diagnostic industry's first rapid test for the life-threatening toxigenic E. coli bacteria.

        Sales grew 15% to a record $25.1 million, while net earnings grew 44% to a record $3.5 million, or $0.29 per share.

        From management's perspective, these solid results were achieved from the favorable combination of increased volume in sales and improved efficiency throughout the organization. Operating income - a key measure of our financial performance - grew substantially, up 37% to $6.6 million in fiscal 1995 from $4.8 million in fiscal 1994. Gross profit as a percent of sales climbed to over 68%, a full 2.5 point gain from fiscal 1994. Operating expenses as a percentage of sales - an important measure of our efficiency - declined 1.7 percentage points to 42%.

GROWTH STRATEGIES
PRODUCE EXCELLENT RESULTS

With our management team and 159 full-time employees, we continue to execute our five-point, long-term growth plan as follows:

1.  DEVELOPING NEW PRODUCT TECHNOLOGIES:

The eight new products brought to market in fiscal 1995 raised to 56 the number of products we have introduced in the past eight years.

        Most notable in fiscal 1995 were:

    - Premier EHEC, the first innunodiagnostic test for clinical laboratories to detect toxigenic E. coli. E. coli has caused a number of deaths nationwide, especially among children who have eaten infected ground beef and other food products.

    - ImmunoCard (R) H. pylori and an improved Premier H. pylori, quicker, easier-to-use tests for H. pylori, a bacteria linked to stomach ulcers.

    - Premier Giardia, to detect the most common parasitic cause of diar-rhea among infants. Giardia lamblia produces a significant number of infections in daycare centers throughout the United States.

2. ACQUIRING AND LICENSING PRODUCTS AND TECHNOLOGIES: We completed the integration of eight viral and bacterial tests acquired in January 1994 from Ortho Diagnostic Systems, Inc. (ODSI). Meridian's manufacturing team was able to reduce manufacturing costs and our sales and marketing team was able to increase sales of these products, making this acquisition more successful than we had forecasted. Altogether, revenues from these products produced over 15% of our sales in fiscal 1995.

3.  GROWING INTERNATIONAL SALES:

We expanded international sales to over 23% of total sales. Fueled by Meridian Diagnostics Europe's (MDE) 30% gain, international sales grew solidly.

4.  EXPANDING SALES TO THE ALTERNATE SITE MARKETS, SUCH AS THE PHYSICIANS'
OFFICE:

With our commitment to achieving results that make a difference, Meridian seeks the best marketing or production partners. In August 1995, we signed an exclusive licensing arrangement with BioStar, Inc. of Boulder, Colorado, to distribute our one-minute urinary tract infection test - FiltraCheck-UTI (R) - to the physicians' office market. Early sales results from the pediatric and OB/GYN physician segments are encouraging.

5.  ENTERING THE OVER-THE-COUNTER MARKET:

FiltraCheck-UTI also has exciting potential for consumer use. Increased awareness of the costs of medical care, changing lifestyles and an emphasis on health and fitness are rapidly expanding demand for diagnostic tests for home use. This billion-dollar market is growing approximately 15% annually. We have partnered with Direct Access Diagnostics, a subsidiary of Johnson & Johnson, to market FiltraCheck-UTI over-the-counter. The application for FDA permission to market is pending, and is expected during fiscal 1996.

STRONG PERFORMANCE INCREASES SHAREHOLDER VALUE:

In September 1995, the Board of Directors approved a three-for-two stock split.

        At its November 1995 meeting, the Board of Directors declared a special year-end cash dividend of $.025 per share and raised the indicated annual cash dividend rate to $0.14 per share from $0.1067 cents per share. This change would represent an increase of 31% over the cash payout in fiscal 1994 and the fourth consecutive year of increased dividends.

        In October 1995, we announced the call of the 7 1/4% Convertible Debentures due 2001. Conversion of the debentures will reduce interest expense, reduce long-term debt, improve the debt-equity ratio, and also increase liquidity of Meridian's common stock.

POSITIVE FUTURE OUTLOOK:

Meridian Diagnostics is well-positioned to deliver significant value-added benefits - in the healthcare industry - to patients across all age groups. We contribute to and benefit from the healthcare reform movement, the national effort to drive down costs while maintaining the quality of healthcare in the United States. Similar forces are affecting the delivery of healthcare in other countries, creating growing global markets for our cost-effective, accurate and easy-to-use diagnostic tests.

        Because of these factors and the success of our strategic plan, we expect fiscal 1996 to be another year of growth - another year of delivering superior results and measurable value to benefit all our shareholders. We wish to thank our Board of Directors, shareholders, employee-owners, suppliers and customers for their support. All contributed to our continuing success.

Sincerely,

William J. Motto                       John A. Kraeutler
Chairman of the Board,                 President,
Chief Executive Officer                Chief Operating Officer

- Sales per employee of $161,000 and earnings per employee of $22,600 place Meridian among the top performing companies in the diagnostic industry.

- EQUITIES MAGAZINE ranked Meridian as one of America's fastest growing companies, in the top 1% among 40,000 publicly held companies.

- New products introduced in the past three years accounted for 36% of net sales in fiscal 1995.

                                        THE VALUE OF
                                        MEDICAL DIAGNOSTICS


                                        Diagnostic products                   CUTTING COSTS,
                                        contribute significantly              IMPROVING OUTCOMES
FOOD POISONING                          to the ability of modern              Physicians recognize that with
Meridian products have special          medicine to treat patients            early and accurate diagnosis,
relevance in assisting in the           more effectively. In an era of        they can pinpoint therapies and
treatment of infants.                   increasing concern over the           avoid unnecessary medication,
Enterohemorrhagic E. coli,              imbalance of global health-           resulting in faster patient recovery.
a deadly food-borne bacteria,           care costs, diagnostics are           These factors contribute to
has caused widespread out-              leading-edge tools to contain         reducing costs in the healthcare
breaks of food poisoning most           costs and to improve the              system and to increasing
often from contaminated ground          quality of healthcare. Medical        demand for high-quality, easy-
beef served in restaurants.             diagnostics offer immense             to-use diagnostic tests. Immuno-
The bacteria toxin attacks the          opportunity for growth.               diagnostics offer healthcare
kidneys, sometimes leading to                                                 providers a powerful weapon
organ failure and death,                A GLOBAL GROWTH INDUSTRY              against rising healthcare costs.
especially among the very               The medical diagnostic field          Approximately 90% of all biomed-
young and the elderly. Meridian         consists of both high-tech            ical diagnostic tests are these
Diagnostics introduced the              equipment and biomedical tests        relatively inexpensive, non-
industry's first rapid immunoas-        for a wide range of diseases and      invasive, and highly specific
say for Enterohemorrhagic               medical disorders. Globally, the      products.
E. coli in April 1995. Premier          market for diagnostic products
EHEC, which provides accurate           approaches $20 billion a year            Historically, clinical and
microtiter well testing for large-      and is growing at approximately       hospital laboratories and hospital
scale laboratory test runs, is          9% annually.* Much of this growth     networks have been the primary
quickly becoming an important           is being generated by demand          markets for diagnostic tests. In
diagnostic solution for U.S. and        for immunodiagnostic tests.           recent years, health maintenance
European market demands.                                                      organizations (HMOs), out-patient
                                                                              clinics, physicians' offices and
                                        *Source: 1995 Medical and             nursing homes have developed
                                         Healthcare Guide                     into important diagnostic market
                                                                              segments. The on-going

                                        WALKING PNEUMONIA

                                        The low-cost, accurate results of Meridian's diagnostic tests are of particular benefit to senior citizens. The value added in keeping down the expense of diagnosis is evident for this growing
                                        segment of the population, many of whom live on fixed incomes and are experiencing worrisome increases in medical expenses.
                                        As we age, our body's immune system slows down. Quick,
                                        accurate diagnoses enable physicians to treat such illnesses as
                                        "walking" pneumonia sooner and with proper therapies.
                                        Meridian's ImmunoCard (R) Mycoplasma confirms a diagnosis of
                                        "walking" pneumonia within ten minutes -- often while the patient is still in the doctor's office.


                                      4
consolidation of the healthcare                 Meridian Diagnostics concen-
industry, in its drive to improve       trates on immunodiagnostic tests
patient care at the lowest              for infectious human diseases.
possible cost, has made                 Meridian began its business in
diagnostic testing an integral          1977 coincident with the birth of
part of the overall process.            the enzyme immunoassay
                                        technology used in many test
A COMPETITIVE INDUSTRY                  procedures to detect infection-
                                        specific reactions.  All of Meridian's
Hundreds of companies in                tests are noninvasive, i.e., they are
the United States alone are             for use outside the body.  A typical
supplying immunodiagnostic              Meridian test produces a visual
tests.  These companies range           result, such as a color change,
from multinational healthcare           that pinpoints a precise antigen
entities, for which immuno-             or antibody reaction.
diagnostics is just one line of
business, to small start-up             PROVEN LEADERSHIP
companies striving for a
research breakthrough that              With a product array of over 100
will establish them with either         diagnostic test products within
medical diagnostic or thera-            ten product lines, and a full
peutic products.                        complement of market-
                                        useful product technologies,
        At the heart of the             Meridian Diagnostics is at the
industry are mid-sized, proven,         forefront of the industry in
technologically-adept medical           producing needed diagnostic
diagnostic specialists, like            solutions that contribute to
Meridian Diagnostics, that              the quality of life for people
feature profitable product              of all ages.
lines and the ability to deliver
high-value new products
quickly to a growing marketplace.



MONONUCLEOSIS

Teenagers are particularlly
susceptible to mononucleosis,
an infection of the blood that
drains the patient's energy.
Meridian is a leader in the field
of diagnostic tests involving
infectious mononucleosis.
Meridian markets four tests in
four separate technology
formals, each designed for the
special requirements of the
hospital, laboratory and
physicians' office customers.
Mononucleosis tests are
also in high demand in the
European market, a particu-
larly important segment for
Meridian Diagnostics Europe.

URINARY TRACT INFECTIONS

One of the most common reasons for physician office visits among women and the elderly is urinary tract infection - or UTI. Approximately 65 million tests for UTI are performed in the U.S. annually. FiltraCheck-UTI (R) with its rapid, simple operation, provides a clear positive or negative test result in one minute.
In August 1995, Meridian licensed BioStar Inc. of Boulder,
Colorado, to market the test nationally to physicians' offices.
Early results appear very promising.

        In addition, Meridian has been involved with Direct Access Diagnostics, a J & J subsidiary, in anticipation of the distribution of FiltraCheck-UTI for sale over-the-counter to consumers in the home healthcare market and is currently awaiting FDA's permission to market.

HOW WE CREATE VALUE

Meridian's products must achieve four criteria to be viable: accuracy, reliability, ease of use and speed of result. This is the value formula we apply to our technologies.


    Success comes from finding innovative ways to assist healthcare providers in improving outcomes for people exposed to serious infectious diseases. Swift, accurate diag-nosis can mean faster recovery, shorter hospital stays, and less expense, both for the patient and the healthcare system.

    The product development process at Meridian
Diagnostics requires continuous customer focus and market input. Working together in development, our Research &
Development, Production, Marketing and Quality Assurance teams are responsible for Meridian's expanding complement of ten product lines and four major technology formats.

    While we are always reinventing our products for different applications, there are some constants: we seek product improvements that make tests easier to use, require less technical expertise, and yield faster results -- in minutes or hours rather than days. This approach requires tailoring technologies and test formats to meet the special requirements of clinical laboratories, large and small hospitals, the physicians' office,
HMOs, nursing homes, and, potentially,
the individual consumer.


By stressing cross functional teamwork, the Meridian product transfer system successfully introduced a continuous flow of new products in multiple formats.


PREMIER EHEC PIONEERS

E. COLI DIAGNOSTICS


The world became aware of the dangers
of food bacteria when outbreaks of food
poisoning throughout the U.S. made headlines in 1994. Enterohemorrhagic E. coli (EHEC) is a potentially lethal bacteria that infects undercooked food and can cause kidney failure. The toxin produced by this bacteria has resulted in several deaths, especially among young people who consumed contaminated, inadequately cooked ground beef. Within 12 months of the outbreak, Meridian's Premier EHEC, in its enzyme immunoassay format, was a hospital lab's first and only FDA-approved automated diagnostic test for this pathogen. We recently received FDA permission to market in early fiscal 1996 an improved Premier test that detects these toxins within two hours directly from patient stool samples.

     Preventing contaminated meat from ever
reaching the consumer will be more important to stopping this deadly bacteria. Meridian's product development plans for 1996 include a third test that will detect the E. coli in meat itself, paving the way for regulated screening tests within the food industry.

                          TECHNOLOGIES THAT INNOVATE


- Meridian added eight new products in fiscal 1995, most notably, Premier EHEC, Premier Giardia, Para-Pak(R) ULTRA, Para-Pak(R) ECOFIX, MONOSPOT(R) Latex and the highly successful ImmunoCard H. pylori.

- Fiscal 1995 ImmunoCard sales nearly doubled over 1994, due to the new ImmunoCard H. pylori test for gastric ulcers and the recently introduced products for Mycoplasma ("walking" pneumonia), mononucleosis, and Rotavirus (which causes acute gastroenteritis among infants).

- The Company continued to invest substantial resources into future product technologies: a total of $1.4 million in research and development in fiscal 1995.

- Meridian product lines now consist of nearly 100 medical diagnostic products in four primary technological formats: enzyme immunoassay, in both membrane and microtiter, latex agglutination and fluorescent screening.


IMMUNOCARD(R) H. PYLORI: COST-EFFECTIVE SCREENING FOR THE ULCER-CAUSING BACTERIA H. PYLORI IN THE PHYSICIAN'S OFFICE

U.S. patients make 20 million annual visits to their physicians for gastric distress. In the past, the physician had to perform an endoscopy, an extremely uncomfortable and expensive procedure, for a direct look inside the stomach.

        Recently, medical research has linked gastric ulcers and other gastric problems directly to the H. pylori bacteria. Responding to this development, Meridian product development teams have now successfully introduced two tests for H. pylori infections. These tests feature accurate, quick diagnosis using patient blood serum.

        ImmunoCard H. pylori is ideal for individual test applications in the physician's office or such alternate sites as HMOS or nursing homes, and has generated strong unit sales growth in 1995 throughout the U.S. and Europe. In March 1995, Meridian added Premier H. pylori, a test for high-volume clinical laboratories and large hospitals with advanced visual or instrumentation readings.

        In September 1995, the NEW ENGLAND JOURNAL OF MEDICINE published an article presenting serological tests as the most efficient method of diagnosing the presence of H. pylori-related infections. Meridian expects an increasing number of physicians to rely on our rapid, accurate H. pylori products to diagnose and treat their patients suffering from gastric distress.


PARA-PAK(R) ECOFIX AND PARA-PAK(R) ULTRA: ENVIRONMENTALLY SAFER DURING HANDLING AND DISPOSAL

One of the longstanding concerns in working with parasite specimens has been the toxic chemical compounds used to preserve the specimens as they are transported to the clinical laboratory for testing. As a world leader in parasitology, Meridian addressed the twin issues of safe handling procedures for lab technicians and safe disposal of fecal specimen vials. The new technology in Para-Pak ECOFIX and Para-Pak ULTRA ECOFIX eliminated mercury and formalin from the preservation media. Eliminating the mercury makes disposal of the specimen vial safer and less costly. The absence of formalin means that the tests no longer have to be processed in a hood and monitored for formaldehyde. Para-Pak ULTRA ECOFIX, marketed in August 1995, offers a closed, one-vial system to transport and filter stool specimens for intestinal parasites. The one-vial system results in safer handling in the laboratory and reduces processing time.

                             HOW WE CREATE VALUE


        The quality equation at Meridian Diagnostics requires that diagnostic test products perform as precisely, accurately and reliably tomorrow as they do today. Being successful in medical diagnostics requires total commitment to quality. Customer loyalty is based on this commitment.

        Producing medical diagnostic test kits is a highly-specialized manufacturing process. We start our quality process by developing manufacturing standards in the Research & Development lab. By moving it in an integrated process to Production, we improve the quality and efficiency of the eventual transfer of technology. Using the same quality standards produces a consistently high-quality product.

        R&D works very closely with Production on the technology transfer process. We ensure that manufacturing is accomplished according to monitored standards. In-process quality control has been very successful in helping to eliminate manufacturing problems. Conformance to standards is a competitive prerequisite. We have made quality and the FDA's Good Manufacturing Practices
(GMP) our benchmark. With a zero-defect program currently in place, our focus on quality production translates into consistent, accurate product performance. Customers expect quality from products that have Meridian's name on them. By giving our customers the best performing products, we are creating value.

NEW PREMIER GIARDIA:  ADDRESSING WATER-BORNE PARASITIC DISEASE

        The Giardia lamblia parasite is often found in municipal water supplies, and is the most common parasitic cause of diarrhea among infants. Giardia inflicts diarrhea, weight loss, abdominal cramps, anemia and potential liver damage. The Centers for Disease Control and Prevention estimates between one-half and one million cases of Giardia infections a year in the United States. Daycare centers, and their ongoing problems in eliminating contact with contaminated fecal matter in diapers, are responsible for nearly 45% of diagnosed infections.

        Meridian has a strong niche in diagnosing water-borne parasites. Premier Giardia lamblia enzyme immunoassay kits were introduced in July 1995 specifically for hospitals and labs that perform a high volume of diagnostic tests. Speed and precision in batch tests are crucial in these situations.
The test requires neither instrumentation nor special specimen preparation and has an accuracy in sensitivity and specificity exceeding 97%. Meridian's other reliable, established tests to detect water-borne parasites include Merifluor(R) Cryptosporidium/Giardia and Premier Cryptosporidium.

                            PRODUCTS THAT PERFORM


- Meridian generated its seventh consecutive year of record sales, highlighted by four record quarters in fiscal 1995.

- Strong unit volume growth in new product sales of Premier, ImmunoCard, Merifluor and mononucleosis lines produced record annual sales, and strengthened Meridian's leadership positions in fungal, viral and parasitology diagnostics.

- New marketing/sales agreement in 1995 expaned our sales capabilities in the new markets: FiltraCheck to physicians' office market via BioStar alliance.

- Meridian President and Chief Operating Officer Jack Kraeutler and Meridian Quality Assurance Director Deborah Hoffer elected to The GMP Institute Hall of Fame for outstanding achievement in applying conformance to manufacturing standards.


IMMUNOCARD(R) MYCOPLASMA:  A UNIQUE TEST FOR A MAJOR RESPIRATORY PATHOGEN

Sales of ImmunoCard Mycoplasma, introduced in fiscal 1994, increased more than tenfold in fiscal 1995 and are representative of Meridian's strength in respiratory diagnostics. Pneumonia is the fifth leading cause of death worldwide. Mycoplasma or "walking" pneumonia accounts for 20% of this total. The product's sales success is due to it being the market's only rapid test (results in less than ten minutes) for Mycoplasma that detects early or acute infection and distinguishes it from the disease's convalescent state. ImmunoCard's accurate enzyme immunoassay technology produces a color change enabling accurate interpretation of results.


C. DIFFICILE:  A FAMILY OF TESTS MEETS CUSTOMERS' DIFFERENT NEEDS

Clostridium difficile bacteria causes severe diarrhea among hospital patients who are being treated with antibiotics and may be associated with other hospital-acquired infections. Rapid, accurate diagnosis of the bacteria is critically important in achieving early teatment, restoring patients to good health more quickly and reducing time in the hospital. Meridian's diagnostic products for C. difficile illustrate our ability to produce cost effective diagnostic solutions for niche disease states in multiple customer formats.

        Premier C. difficile, our original Premier product introduced in 1992, continues to be one of the most sought-after products for use in hospitals and labs that generate a large volume of diagnostic tests. Within two hours, and with a minimum of processing, Premier C. difficile yields results that are 98.2% accurate, resulting in rapid diagnosis and early intervention of therapy.

        In 1993, we enhanced our C. difficile expertise with ImmunoCard(R) technology. ImmunoCard is an individual test, ideal for the small laboratory market. It yields results in 15 minutes without any special instumentation and features an easy-to-read color change reaction that takes guesswork out of deciphering results. Meridian also offers a third C. difficile test for labs that prefer a latex slide, Meritec(TM) C. difficile, a quick, economical way of confirming whether the common antigens of the bacteria are present in stool samples. Meritec produces results in minutes.

                             HOW WE CREATE VALUE


Seven consecutive years of record sales, seven consecutive years of record earnings: We deliver products that perform for our customers. We produce results that increase shareholder value.

Working for Meridian Diagnostics is more than a job. It means working with people who are committed to the success of the Company. The commitment shows in the cooperation among departments. It works in our cross-functional teams. R&D, Laboratory Production, Sales, Customer Support, Marketing and Administration - we all focus on serving the customer. This effort bears fruit in enthusiastic dedication to quality, continuously seeking ways to make our tests easier to use, more efficient and more effective. Zero defects is our quality goal. We apply our resources to meet the needs of the lab technician, nurse and doctor's assistant.

        This spirit of dedication and performance record has combined to produce an unbroken string of record financial results, greater total investment return and an emerging global reputation among our customers.


INTERNATIONAL SALES

Meridian's products are sold throughout the world.  Fiscal 1995 international sales set records again - in boosting that sales level to $5.8 million, or 23% of total sales.

        Meridian Diagnostics Europe (MDE) performed superbly, producing the largest share of international sales. MDE sales gained 30%, or more than $1.2 million to $5.1 million in fiscal 1995 from $3.9 million in fiscal 1994. Growth came primarily from increased unit sales, particularly in the mononucleosis line, Premier products for batch testing for gastroenterological infections and new ImmunoCard products for individual diagnostic testing. ImmunoCard sales alone grew more than 200% from fiscal 1994.

        From our base in Italy we are planning to increase our presence in the European community in fiscal 1996. The same desire to contain healthcare costs that is driving healthcare in the United States is at work in Europe and, in fact, around the world, affording Meridian great opportunities for further global growth.

                        RESULTS THAT MAKE A DIFFERENCE


- The State of Ohio recognized our international achievements with the Governor's 1995 E Award for success in exporting. International sales, including exports and the sales or Meridian Diagnostics Europe, hit a record 23% of total sales.

- For the fourth year in a row, FINANCIAL WORLD magazine placed Meridian Diagnostics among the top U.S. growth companies. The CLEVELAND PLAIN DEALER also cited our accomplishments, rating Meridian Diagnostics one of Ohio's 100 best companies for the fifth consecutive year.

- Operating expenses as a percentage of sales - an important measure of our efficiency - declined nearly two points to 42%; gross profit improved over two points to 68% of sales.

TOLL-FREE ON-LINE ASSISTANCE:  GREATER CUSTOMER SATISFACTION

Supporting the customer is essential to achieving outstanding results year-in and year-out. In June 1995, we added a dedicated direct access line for customer service. Our network of customer service representatives take customer calls from 8 a.m. to 6 p.m. daily. Customer response to this new feature has been gratifying. Further enhancements are in the plannning stage for implementation in fiscal 1996.

        Customer service is a requirement that affects us all directly. For example, if there is a customer question about reagents in our production process, we train our Laboratory Production representatives to respond directly. Who better to fulfill a customer requirement than the appropriate expert? Likewise, when a lab technician customer has a question in the performance of a test, the appropriate Meridian sales representative with a technical background will respond directly. Customers see Meridian services like these as an important added value.


FILTRACHECK-UTI:  MAKING NEW MARKET OPPORTUNITIES

To achieve results for the customer and the shareholder, Meridian is committed to expanding new product sales through new market opportunities. To fulfill the sales potential of the FiltraCheck-UTI test, we licensed BioStar, Inc. in August 1995 to distribute the product line to physicians' offices nationwide. BioStar is an established medical diagnostics company with a sales force of 120 and an accomplished sales track record to physicians' offices.

        Millions of women with symptoms of urinary tract infection (UTI) annually seek out their physicians for treatment. UTI also afflicts hospital patients, especially senior citizens. In the United States alone, there are 65 million office visits a year for this disorder.

        Meridian's FiltraCheck-UTI is a true diagnostic innovation: it can halve the expense to the healthcare system of determining whether a patient is suffering from UTI. The diagnostic benefit to the patient is quicker relief through earlier treatment.

        To bring the benefits of FiltraCheck-UTI directly to the consumer, our distribution partner, Direct Access Diagnostics, a subsidiary of Johnson & Johnson, is seeking FDA permission to sell to the over-the-counter market.


EFFICIENCY:  NEW CONSOLIDATED SPACE

        We consolidated warehousing and manufacturing operations at our headquarters complex in Cincinnati, Ohio, during fiscal 1995 by adding 39,000 square feet of new administrative and manufacturing space at a cost of $1.4 million. We have now begun renovating our former administrative offices and laboratory manufacturing space. This project, budgeted at $1.2 million, will be completed in June 1996.

        Bringing our operations together into one corporate campus increases efficiency and improves management control. As we grow and consolidate, Meridian strives to maintain interaction among the key functional areas of the Company. Challenge Teams comprised of representatives for Laboratory Production, Manufacturing, R&D, Quality Assurance and Administration constantly examine Meridian's operations to improve efficiency and reduce costs.

Meridian Diagnostics, Inc. and Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

FISCAL 1995 COMPARED TO FISCAL 1994

Net sales increased $3,233,000, or 15%, to $25,110,000 in fiscal 1995 from $21,877,000 in fiscal 1994. This increase was primarily from unit volume growth in the Premier, ImmunoCard, Merifluor and mononucleosis lines plus OEM sales of Epstein Barr Virus. The major growth areas are in those tests used for identification of infectious diseases such as C. difficile/Toxin A, mononucleosis, Mycoplasma and Herpes simplex virus. Of the increase of $3,233,000, $1,112,000, or 34%, was attributable to the full year sales of the infectious disease product line acquired in January 1994 from an affiliate of Ortho Diagnostics Systems, Inc. (ODSI).

        The increase in sales of $3,233,000 was more than accounted for by volume of $3,271,000, or 15%, offset marginally by price decreases of $38,000 with no impact from currency translation. European sales increased $1,175,000 to $5,102,000, or 30%, from $3,927,000 as a result of continued strong unit growth in the Premier line, up 45% (Toxin A, H. pylori and EHEC - introduced during the second quarter); the mononucleosis line, up 21%; ImmunoCard, which almost tripled largely from new products (Mycoplasma, mononucleosis, Rotavirus and H. pylori) and Merifluor, up 81%. The increase in net sales was accounted for by volume, $951,000, or 24%, and price, $223,000, or 6%. The effect of currency translations was negligible.

        Gross profit increased $2,742,000, or 19%, to $17,101,000 for the year, from $14,359,000 in fiscal 1994. As a percentage of sales, gross profit increased to 68.1% in fiscal 1995 from 65.6% in fiscal 1994. This improvement was due primarily to the transfer and in-house manufacture of the product lines acquired from ODSI in June 1993 and January 1994, which prior to October 1994, were purchased under a supply agreement with ODSI. Fiscal 1994 costs also included integration of the ODSI infectious disease product line into Meridian's manufacturing facilities in Cincinnati. Other factors contributing to the improvement included continued favorable efficiency and volume variances from the sales increase, the new warehouse facilities, and the reduction in factory overhead including decreased rent expense from the new on-site warehouse, lower insurance and employee benefit expense, plus a reduction in travel.

        Operating expenses increased $980,000, or 10%, to $10,525,000 for the fiscal year from $9,545,000, in fiscal 1994, but declined as a percentage of sales from 43.6% in fiscal 1994 to 41.9% in fiscal 1995. Research and development expenses were marginally lower than the prior year, from $1,433,000 in fiscal 1994 to $1,432,000 in fiscal 1995. Selling and marketing expenses increased $481,000, or 10%, versus fiscal 1994, mainly from higher personnel costs in the U.S. and Europe, higher convention, meeting, sample and promotion expenses associated with new product introductions and the full year impact of the infectious disease product line acquired from ODSI. General and administrative expenses increased $499,000, or 15%, due to increased personnel costs in the U.S. and Europe stemming from the higher level of business, an increase in depreciation from the expanded office facilities plus the full year impact of depreciation from assets acquired from ODSI and a general increase in the provision for doubtful accounts to reflect added coverage given the increasing sales level.

        Operating income as a result of the above increased $1,762,000, or 37%, to $6,576,000 in fiscal 1995 from $4,814,000 in fiscal 1994. As a percent of sales, operating income improved to 26.2% in fiscal 1995 compared to 22.0% in fiscal 1994.

        Other expenses decreased $214,000, or 26%, to $616,000 compared to $831,000 in fiscal 1994. This decrease was more than accounted for from higher investment income stemming from an improvement in interest rates compared to last year plus commission income related to the sale of certain tissue culture products acquired from ODSI and sold to VAI Diagnostics, Inc. in March 1994. Gains/losses in foreign exchange were not material in either fiscal year. The cumulative foreign currency translation adjustment changed by $32,000 during the year as a result of strengthening of the U.S. dollar against the Lira during the period.

        The Company's effective tax rate increased for the year as a result of a higher proportion of income from the Company's European subsidiary in Italy, which is taxed at a signifcantly higher rate than the U.S. domestic rate. The effective tax rate was 40.9% in fiscal 1995 compared to 38.7% for the prior year.

FISCAL 1994 COMPARED TO FISCAL 1993

Net sales increased $5,706,000, or 35%, to $21,877,000 in fiscal 1994 from $16,171,000 in fiscal 1993. This increase resulted primarily from higher unit volumes resulting from the acquisition of the infectious mononucleosis product line acquired in June 1993 and the acquisition of the infectious disease product line acquired in January 1994 from ODSI, plus strong unit growth in the ImmunoCard and Merifluor product lines.

        The increase in sales of $5,706,000 was comprised of volume of $5,139,000, or 32%, price of $899,000, or

Meridian Diagnostics, Inc. and Subsidiaries


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (continued)

5%, offset by currency of ($332,000) or (2%). European sales increased $1,447,000, or 58%, to $3,927,000 from $2,480,000 largely due to MONOSPOT (R)
and MONOLERT (R) products acquired from ODSI in June 1993, plus unit growth in the Para-Pak, Merifluor and Premier product lines. This increase in net sales was attributed to volume of $1,114,000, or 45%, price of $665,000, or 27%, offset by currency of ($332,000), or (14%). The increase from pricing stemmed from the expiration in 1994 of contract supply prices in effect at the time of the mononucleosis product line aquisition in fiscal 1993.

        Gross profit increased $3,286,000, or 30%, to $14,359,000 for the year, from $11,073,000 in fiscal 1993. As a percentage of sales, gross profit declined to 65.6% in fiscal 1994 from 68.5% in fiscal 1993. This decline is due to several factors including the impact of the lower margin ODSI product line acquisitions - in part provided under a supply agreement - which ended June 30, 1994, except for MONOSPOT which ended in October 1995. Other factors impacting gross profit were increased manufacturing costs, higher scrap and obsolescence costs stemming from product development including validation batches, minor product discontinuations and additional costs associated with packaging standardization. Also impacting manufacturing cost was the transfer and integration of the ODSI infectious disease product line into Meridian's facilities in Cincinnati.

        Operating expenses increased $1,997,000, or 26%, to $9,545,000 for the fiscal year from $7,548,000 in fiscal 1993, but declined as a percentage of sales from 46.7% in fiscal 1993 to 43.6% in fiscal 1994. Research and development expense increased $268,000, or 23%, over fiscal 1993 primarily from higher personnel costs, increased clinical trial activity and laboratory supplies associated with new product development and depreciation expense stemming from equipment acquired during the year from ODSI. Selling and marketing expenses increased $1,031,000, or 28%, during the year, primarily as a result of the amortization of the purchase price of the ODSI product line acquisitions, higher personnel costs in the U.S. and Europe from the addition of sales representatives and higher promotional expenses in the U.S. associated with new products and, in Europe, from the expansion of the direct sales and distribution to customers in Italy. General and administrative expenses increased $698,000, or 26%, due to amortization of the ODSI acquisitions, increased personnel costs in the U.S. and Europe to support the continued growth in the business, higher depreciation expense related to equipment acquired from ODSI plus an increase in the provision for potential doubtful accounts.

        Operating income as a result of the above increased $1,289,000, or 37%, to $4,814,000 in fiscal 1994 from $3,525,000 in fiscal 1993.

        Other expense increased in fiscal 1994 $406,000 which was more than accounted for by higher interest expense and amortization of debt expenses attributed to the $11,500,000 of 7 1/4% Convertible Subordinated Debentures issued in September 1993. These increases in debenture-related expenses were offset by the one-time write-off of $405,000 in fiscal 1993 of expenses associated with the Company's planned offering of Common Stock, which was withdrawn on July 29, 1993. The after tax impact on earnings of this withdrawal cost was $255,000 or $0.02 per share in 1993 as adjusted.

        The Company's effective tax rate declined marginally for the year as a result of a higher proportion of the income in the U.S. which is taxed at a significantly lower rate than in Italy. The effective tax rate was 38.7% in fiscal 1994 compared to 39.1% in fiscal 1993. Effective October 1, 1993 the Company adopted Financial Accounting Standards Statement No. 109, "Accounting for Income Taxes." Prior period financial statements have not been restated to reflect the new accounting method since the cumulative effect of this change as well as the effect of this new standard on income tax expense for Fiscal 1994 was not material.


LIQUIDITY AND CAPITAL RESOURCES


Construction of 19,000 square feet of additional and renovated manufacturing and administrative space, which began in August 1994, was completed in September 1995 at a total cost of $1,400,000. This construction was funded by a construction loan to be converted to a long-term mortgage August 1, 1996, detailed in Note 5 in Notes to Consolidated Financial Statements. Total capital expenditures for the year, including the above mentioned project, were $2,500,000. The Company commenced renovation of the former administrative offices and laboratory manufacturing space in October 1995 at an estimated cost of $1,200,000 which will complete the Company's expansion project begun in late 1993. Completion of this phase is expected to be June 1996. The Company's anticipated total capital expenditures for fiscal 1996 are $1,900,000.

        At September 30, 1995, the Company had cash and short-term investments of $8,919,000 and working capital of $15,826,000. Trade accounts receivable increased $1,313,000, or 25%, while inventories increased $13,000, less than 1%, compared to September 30, 1994. The increase in receivables stems in part from the

Meridian Diagnostics, Inc. and Subsidiaries


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (continued)


growth in European receivables which are in line with the significant increase in European sales. The balance relates to U.S. operations and is attributable to special dating offers associated with new product stocking orders plus some shifting in the timing of remittances. The change in inventories reflects improved turnover and tighter control of stock levels.

        Cash flow from operations is expected to continue to fund working capital requirements for the foreseeable future. Currently the Company has available $6,000,000 in a line of credit with a commercial bank.

        On September 12, 1995 the Company declared a 3-for-2 stock split payable October 2, 1995 to shareholders of record on September 22, 1995.

        The Board of Directors announced on October 10, 1995 that it would call the outstanding balance of its 7 1/4% Convertible Subordinated Debentures due 2001 for redemption on November 30, 1995. Approximately $7,400,000 principal amount of the Debentures was outstanding at the time of the announcement. About $4,100,000 had been converted or tendered for conversion into shares of the Company's common stock. As of November 30, 1995, $113,000 was outstanding.

        Holders of the Debentures had the option of converting their Debentures into shares of Meridian Diagnostics' common stock prior to the redemption date of November 30, 1995 at a conversion price of $5.97 per share or, upon delivery of the Debentures, receiving cash. The Debentures were redeemable at 105% of their face amount plus accrued interest, or $1,068.08 per each $1,000 principal amount. The conversion price of $5.97 per share was equivalent to a conversion rate of 167.5 shares per each $1,000 principal amount of Debentures.

        Retirement of the Debentures, through conversion, on a pro forma basis, would reduce the Company's annual pre-tax interest expense by $834,000, increase shareholders' equity and reduce long-term debt by $7,980,000 and improve the debt-to-equity relationship from about 68% to 18%. The pro forma per share dilution for the fiscal year ended September 30, 1995 was about $0.01. Of the original $11,500,000 principal amount of Debentures, all but $113,000 had been converted as of November 30, 1995, with this amount expected to be redeemed.

        On November 14, 1995 the Board of Directors declared a special year-end cash dividend of $0.025 per share for fiscal 1995, payable December 1, 1995 to shareholders of record on November 24, 1995. The Board of Directors also announced its intention to increase the regular annual dividend rate from $0.1067 to $0.14 per share for fiscal 1996. The new annual cash dividend rate for fiscal 1996 of $0.14 per share would represent a 31% increase over the prior 1995 rate of $0.1067 per share. Total dividends paid during fiscal 1995 were $1,225,000 compared to $908,000 paid in fiscal 1994.


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Meridian Diagnostics, Inc.:

We have audited the accompanying consolidated balance sheets of MERIDIAN DIAGNOSTICS, INC. and subsidiaries as of September 30, 1995 and 1994, and the related consolidated statements of earnings,shareholders' equity, and cash flows for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Meridian Diagnostics, Inc. and subsidiaries as of September 30, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1995, in conformity with generally accepted accounting principles.


                                                        ARTHUR ANDERSEN LLP
Cincinnati, Ohio,
November 10, 1995

Meridian Diagnostics, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS


-------------------------------------------------------------------------------------------------------------------
As of September 30,                                                                        1995                1994
===================================================================================================================
ASSETS
CURRENT ASSETS:
   Cash and short-term investments (Note 2)                                         $ 8,918,637          $ 8,831,983
   Accounts receivable, less allowance of $164,136 in
      1995 and $113,183 in 1994 for doubtful accounts                                 6,482,999            5,169,989
   Inventories (Note 3)                                                               3,032,655            3,020,071
   Prepaid expenses and other                                                           321,775              108,423
   Deferred tax assets                                                                  324,910              282,929
--------------------------------------------------------------------------------------------------------------------
        Total current assets                                                         19,080,976           17,413,395
--------------------------------------------------------------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT:
   Land                                                                                 269,217              273,688
   Buildings and improvements                                                         6,162,668            3,716,649
   Machinery, equipment and furniture                                                 5,525,455            4,595,550
   Construction in progress                                                                   -            1,063,702
--------------------------------------------------------------------------------------------------------------------
                                                                                     11,957,340            9,649,589
   Less-accumulated depreciation and amortization                                     4,816,905            4,248,561
--------------------------------------------------------------------------------------------------------------------
        Net property, plant and equipment                                             7,140,435            5,401,028
--------------------------------------------------------------------------------------------------------------------
OTHER ASSETS (NOTES 1 AND 4):
   Long-term receivable                                                                  12,670                    -
   Deferred tax assets                                                                   87,879               59,841
   Deferred debenture offering costs, net of accumulated amortization of
      $133,357 in 1995 and $96,876 in 1994                                              395,731              665,595
   Covenants not to compete, net of accumulated amortization of
      $1,827,718 in 1995 and $1,337,375 in 1994                                       2,432,876            2,923,219
   License agreements, net of accumulated amortization of
      $772,433 in 1995 and $714,878 in 1994                                             362,680              420,235
   Patent, tradenames and distributorships, net of accumulated
      amortization of $475,762 in 1995 and $267,365 in 1994                           1,837,238            2,045,635
   Other intangible assets, net of accumulated amortization of $85,570
      in 1995 and $43,503 in 1994                                                       620,192              685,218
   Cost in excess of net assets acquired, net of accumulated
      amortization of $458,482 in 1995 and $255,753 in 1994                           2,598,511            2,714,964
--------------------------------------------------------------------------------------------------------------------
        Total other assets                                                            8,347,777            9,514,707
--------------------------------------------------------------------------------------------------------------------
        Total assets                                                                $34,569,188          $32,329,130
====================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Current portion of long-term obligations (Note 5)                                $   381,932          $   367,969
   Current portion of capital lease obligation (Note 5)                                  63,561                    -
   Accounts payable                                                                     689,869            1,843,489
   Accrued payroll and payroll taxes                                                    723,946              650,530
   Other accrued expenses                                                               937,348              649,732
   Income taxes payable                                                                 458,707              902,069
--------------------------------------------------------------------------------------------------------------------
        Total current liabilities                                                     3,255,363            4,413,789
--------------------------------------------------------------------------------------------------------------------
LONG-TERM OBLIGATIONS (NOTE 5)                                                       12,285,668           14,683,369
--------------------------------------------------------------------------------------------------------------------
CAPITAL LEASE OBLIGATIONS (NOTE 5)                                                      149,925                    -
--------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY (NOTE 7):
   Preferred stock, no par value, 1,000,000 shares authorized; none issued                    -                    -
   Common stock, no par value, 25,000,000 shares authorized; 12,924,814
      and 12,292,935 shares issued and outstanding, respectively, stated at           1,487,159            1,179,583
   Additional paid-in capital                                                        13,895,901           10,824,012
   Retained earnings                                                                  3,747,930            1,448,736
   Cumulative foreign currency translation adjustment                                  (252,758)            (220,359)
--------------------------------------------------------------------------------------------------------------------
        Total shareholders' equity                                                   18,878,232           13,231,972
--------------------------------------------------------------------------------------------------------------------
        Total liabilities and shareholders' equity                                  $34,569,188          $32,329,130
====================================================================================================================

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

Meridian Diagnostics, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS



-------------------------------------------------------------------------------------------------
For the Years Ended September 30,                         1995            1994              1993
=================================================================================================
NET SALES                                          $25,109,711     $21,876,773       $16,170,990

COST OF SALES                                        8,008,529       7,518,179         5,097,988
-------------------------------------------------------------------------------------------------
    Gross profit                                    17,101,182      14,358,594        11,073,002
-------------------------------------------------------------------------------------------------
OPERATING EXPENSES:

  Research and development                           1,432,315       1,432,928         1,165,210
  Selling and marketing                              5,228,717       4,747,398         3,715,517
  General and administrative                         3,864,294       3,364,584         2,667,172
-------------------------------------------------------------------------------------------------
    Total operating expenses                        10,525,326       9,544,910         7,547,899
-------------------------------------------------------------------------------------------------
    Operating income                                 6,575,856       4,813,684         3,525,103
-------------------------------------------------------------------------------------------------
OTHER INCOME (EXPENSE):

  Licensing and related fees                           102,698               -            55,000
  Interest income                                      435,686         253,644            56,551
  Interest expense                                  (1,134,844)     (1,092,345)         (178,950)
  Cost of withdrawn stock offering                           -               -          (404,499)
  Other, net                                           (19,470)          8,420            48,153
-------------------------------------------------------------------------------------------------
    Total other income (expense)                      (615,930)       (830,281)         (423,745)
-------------------------------------------------------------------------------------------------
    Earnings before income taxes                     5,959,926       3,983,403         3,101,358

INCOME TAXES (NOTE 6)                                2,435,815       1,542,282         1,211,904
-------------------------------------------------------------------------------------------------
    Net earnings                                   $ 3,524,111     $ 2,441,121       $ 1,889,454
=================================================================================================
PRIMARY WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING                           12,354,752      12,277,392        12,263,791
=================================================================================================
PRIMARY EARNINGS PER COMMON SHARE                         $.29            $.20              $.15
=================================================================================================
FULLY DILUTED WEIGHTED AVERAGE NUMBER
OF COMMON SHARES OUTSTANDING                        14,541,603              NA                NA
=================================================================================================
FULLY DILUTED EARNINGS PER COMMON SHARE                   $.28              NA                NA
=================================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.


Meridian Diagnostics, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF SHAREHOIDERS' EQUITY

---------------------------------------------------------------------------------------------------------------------------
                                                                                              Cumulative
                                     Number of                                                   Foreign
                                 Common Shares                    Additional                    Currency
                                    Issued and         Common        Paid-In       Retained  Translation
                                   Outstanding          Stock        Capital       Earnings   Adjustment              Total
===========================================================================================================================
BALANCE AT
SEPTEMBER 30, 1992                   7,705,453     $  851,975    $ 7,563,763     $2,258,187    $   2,560        $10,676,485

Net earnings                                 -              -              -      1,889,454            -          1,889,454
Cash divdends paid -
   $.06 per share as adjusted                -              -              -       (702,325)           -           (702,325)
Exercise of stock options                1,249            900          4,839              -                           5,739
3% stock dividend                      231,201        154,142      1,811,067     (1,965,209)           -                  -
Foreign currency translation
   adjustment                                -              -              -              -     (252,341)          (252,341)
---------------------------------------------------------------------------------------------------------------------------
BALANCE AT
SEPTEMBER 30, 1993                   7,937,903      1,007,017      9,379,669      1,480,107     (249,781)        11,617,012

Net earnings                                 -              -              -      2,441,121            -          2,441,121
Cash dividends paid -
   $.08 per share as adjusted                -              -              -       (908,209)           -           (908,209)
Exercise of stock options               18,689         12,638         39,988              -            -             52,626
3% stock dividend                      238,698        159,928      1,404,355     (1,564,283)           -                  -
Foreign currency translation
   adjustment                                -              -              -              -       29,422             29,422
---------------------------------------------------------------------------------------------------------------------------
BALANCE AT
SEPTEMBER 30, 1994                   8,195,290      1,179,583     10,824,012      1,448,736     (220,359)        13,231,972

Net earnings                                 -              -              -      3,524,111            -          3,524,111
Fractional shares                         (570)          (293)        (3,049)             -            -             (3,342)
Cash dividends paid -
   $.10 per share as adjusted                -              -              -     (1,224,917)           -         (1,224,917)
Exercise of stock options               42,849         14,961         34,131              -            -             49,092
3 for 2 stock split                  4,097,645              -              -              -            -                  -
Debenture Conversions (Note 5)         589,600        292,908      3,040,807              -            -          3,333,715
Foreign currency translation
   adjustment                                -              -              -              -      (32,399)           (32,399)
---------------------------------------------------------------------------------------------------------------------------
BALANCE AT
SEPTEMBER 30, 1995                  12,924,814     $1,487,159    $13,895,901     $3,747,930    $(252,758)       $18,878,232
============================================================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

Meridian Diagnostics, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

-----------------------------------------------------------------------------------------------------------------
       For the Years Ended September 30,                                     1995           1994            1993
=================================================================================================================
       CASH FLOWS FROM OPERATING ACTIVITIES:
          Net earnings                                                $ 3,524,111    $ 2,441,121     $ 1,889,454
          Non-cash items-
             Depreciation and amortization of property,
                plant and equipment                                       863,436        703,190         580,979
             Amortization of intangible assets                          1,147,987      1,009,950         471,045
             Deferred interest expense                                    154,950         94,978               -
             Revenues received in advance recorded in income                    -              -         (55,000)
             Deferred income taxes                                        (70,019)      (263,977)         28,079
          Changes in current assets excluding cash and
             short-term investments                                    (1,611,612)    (1,865,471)     (1,328,516)
          Changes in current liabilities excluding current portion
             of long-term obligations                                  (1,150,277)     2,305,066         516,355
          Long-term receivable and payable                                 (2,470)             -               -
-----------------------------------------------------------------------------------------------------------------
                Net cash provided by operating activities               2,856,106      4,424,857       2,102,396
-----------------------------------------------------------------------------------------------------------------
       CAAH FLOWS FROM INVESTING ACTIVITIES:
          Property, plant, and equipment acquired, net                 (2,472,177)    (1,426,485)       (718,135)
          Product line acquisition-
             Inventory and equipment                                            -       (571,446)       (262,972)
             Covenants not to compete                                           -     (1,100,000)     (1,500,000)
             Patent, tradenames, customer lists and other                       -     (1,375,000)     (1,394,000)
             Cost in excess of net assets acquired                              -       (346,434)       (297,722)
          Proceeds from sale of product line                                    -        500,000               -
          Acquisition of license agreements                                     -        (55,898)        (80,000)
          Advance royalties paid                                                -        (25,000)              -
-----------------------------------------------------------------------------------------------------------------
                Net cash used for investing activities                 (2,472,177)    (4,400,263)     (4,252,829)
-----------------------------------------------------------------------------------------------------------------
       CASH FLOWS FROM FINANCING ACTIVITIES:
          Proceeds from subordinated debentures,
             net of offering costs                                              -              -      10,737,530
          Proceeds from other long-term obligations                     1,284,005        634,970               -
          Repayment of long-term obligations                             (388,246)      (462,339)       (219,145)
          Dividends paid                                               (1,224,917)      (908,209)       (702,325)
          Proceeds from issuance of common stock                           45,750         52,626           5,739
          Effect of exchange rate changes on cash                         (13,867)        14,749          (6,229)
-----------------------------------------------------------------------------------------------------------------
                Net cash provided by (used for) financing activities     (297,275)      (668,203)      9,815,570
-----------------------------------------------------------------------------------------------------------------
       NET INCREASE (DECREASE) IN CASH AND
          SHORT-TERM INVESTMENTS                                           86,654       (643,609)      7,665,137
       CASH AND SHORT-TERM INVESTMENTS AT
          BEGINNING OF PERIOD                                           8,831,983      9,475,592       1,810,455
-----------------------------------------------------------------------------------------------------------------
       CASH AND SHORT-TERM INVESTMENTS AT END OF PERIOD                $8,918,637     $8,831,983      $9,475,592
-----------------------------------------------------------------------------------------------------------------
       SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
          Cash paid during the year for-
             Income taxes                                              $2,882,336     $1,034,000      $1,195,000
             Interest                                                     883,356        852,265         160,062
          Capitalized lease obligations                                   259,240              -               -
          Estimated contingent consideration related to
             product line acquisitions (Note 5)                                 -      1,972,000               -
          Conversion of debentures to common stock,
             net of amortization of deferred debenture offering
             costs of $186,285 (Note 5)                                 3,333,715              -               -

The accompanying notes to consolidated financial statements are an integral part of these statements.


Meridian Diagnostics, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of Meridian Diagnostics, Inc. and its subsidiaries, Omega Technologies, Inc., Meridian Diagnostics Europe s.r.l. ('MDE') and Meridian Diagnostics International, Inc. (collectively, 'Meridian' or the 'Company'). All significant intercompany accounts and transactions have been eliminated in consolidation.

(B) SHORT-TERM INVESTMENTS--The Company adopted Statement of Accounting Standards No. 115, "Accounting for Certain Investments in Debt and
    Equity Securities" (FAS 115) in 1995. In accordance with FAS 115, prior year's financial statements have not been restated to reflect the change in accounting method. There was no cumulatlve effect as a result of adopting FAS 115 in 1995.

        Debt securities for which the Company does not have the intent or ability to hold to maturity are classified as available for sale, along with any equity securities. At September 30, 1995, the Company's investments in debt and equity securities were classified as cash and short-term investments due to their short-term nature. These investments are diversified among high credit quality securities. The estimated fair value of cash investments approximates cost, and therefore, there are no unrealized gains or losses as of September 30, 1995.

(C) INVENTORIES--Inventories are stated at the lower of cost, determined on a first-in, first-out basis, or market.

(D) PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment are stated at cost. Upon retirement or other disposition of property, plant and equipment, the cost and related accumulated depreciation and amortization are removed from the accounts and the resulting gain or loss is reflected in earnings. Maintenance and repairs are expensed as incurred. Depreciation and amortization are computed on the straight-line method in amounts sufficient to write-off the cost over the estimated useful lives as follows:
           Buildings and improvements - 5 to 33 years
           Machinery, equipment and furniture - 3 to 10 years

(E) OTHER ASSETS--Other assets are stated at cost less accumuIated amortization and are being amortized on a straight line basis over their estimated useful lives:
           Covenants not to compete - 7 to 10 years
           License agreements -- 3 to 10 years
           Patents, tradenames and distributorships - 10 to 15 years
           Cost in excess of net assets acquired and other intangible assets -
             15 years
           Deferred debenture offering costs - 8 years

        Subsequent to their acquisition, the Company continually evaluates whether subsequent events and circumstances have occurred that indicate the remaining estimated useful lives of intangible assets may warrant revision or that the remaining balances of these assets may not be recoverable. When factors indicate that an intangible asset should be evaluated for possible impairment, the Company uses an estimate of the related product line's cash flow over the remaining life of the asset in measuring whether the asset is recoverable.

(F) INCOME TAXES--The provision for income taxes includes federal, foreign, state and local income taxes, currently payable and those deferred because of temporary differences between income for financial reporting and income for tax purposes. Research and experimentation credits are reflected as a reduction in income taxes when realized.

        Effective October 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes'. Prior period financial statements have not been restated to reflect the new accounting method. The cumulative effect of this change, as well as the effect of this new standard on income tax expense for the year ended September 30, 1994, and for each of the quarters in the period then ended, is not material.

(G) EARNINGS PER COMMON SHARE--Primary earnings per common share are based on the weighted average number of common shares outstanding during the year. No material dilution results from outstanding stock options which are the only common stock equivalent. Fully diluted earnings per share are dilutive for fiscal 1995 only and include the impact of assuming the convertible subordinated debentures are converted, net of the impact of pro forma interest expense.

Meridian Diagnostics, Inc. and Subsidiaries

        On September 12, 1995, the Company's Board of Directors declared a three-for-two stock split to shareholders of record on September 22, 1995. On November 16, 1994, the Company's Board of Directors declared a 3% stock dividend. On December 1, 1993, the Company's Board of Directors declared a 3% stock dividend. On November 23, 1992, the Company's Board of Directors declared a 5% stock dividend, and in March 1992, the Company's Board of Directors declared a three-for-two stock split. All data with respect to earnings per share, dividends per share and weighted average number of shares outstanding has been retroactively adjusted to reflect the stock splits and stock dividends.

(H) RESEARCH AND DEVELOPMENT COSTS--Research and development costs are charged to earnings as incurred.

(I) REVENUE RECOGNITION--Revenue is recognized from sales when a product is shipped. Income from licensing agreements is recognized as earned and as stipulated by the respective agreements.

(J) TRANSLATION OF FOREIGN CURRENCY--Assets and liabilities of foreign operations are translated using year-end exchange rates and revenues and expenses are translated using exchange rates prevailing during the year, with gains or losses resulting from translation included in a separate component of shareholders' equity. Gains and losses resulting from transactions in foreign currencies were immaterial.

(K) SEGMENT DATA AND MAJOR CUSTOMERS--The Company was formed in June 1976 and functions as a research, development, manufacturing, marketing and sales organization with primary emphasis in the field of diagnostic tests for infectious diseases. The Company grants credit under normal terms to its customers, primarily to hospitals, commercial laboratories and distributors in the United States and Europe.

        A summary of the Company's international operations is as follows:
----------------------------------------------------------------------------------------------------------
                                                      1995                    1994                   1993
==========================================================================================================
      Net sales                                 $5,811,000              $4,609,000             $2,930,000
      Operating profit                           1,233,000                 801,000                462,000
      Pre-tax income                               979,000                 579,000                446,000
      Identifiable assets                        4,583,000               3,904,000              2,657,000
      Accounts receivable                        2,538,000               2,052,000              1,313,000

        Consolidated sales in thousands of dollars to individual customers constituting 10% or more of net sales were as follows:

----------------------------------------------------------------------------------------------------------
      Years Ended September 30,           1995                   1994                     1993
==========================================================================================================
      Customer A                        $6,033   (24%)         $5,042   (23%)           $4,254  (26%)
      Customer B                         2,569   (10%)          2,073    (9%)            1,823  (11%)

(2) CASH AND SHORT-TERM INVESTMENTS

      Cash and short-term investments (with maturities of less than 4 months) are comprised of the following:

------------------------------------------------------------------------------------------
      September 30,                                     1995                         1994
==========================================================================================
      Cash and money market funds                 $1,562,795                    $2,865,966
      Commercial paper                             3,655,842                     3,996,017
      Corporate and municipal put bonds            3,700,000                     1,970,000
-------------------------------------------------------------------------------------------
                                                  $8,918,637                    $8,831,983
-------------------------------------------------------------------------------------------

        At September 30, 1995 and 1994, the market value of the Company's investments approximated cost. The municipal put bonds are putable every seven days and the principal balance is secured by a bank letter of credit.

Meridian Diagnostics, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(3) INVENTORIES


Inventories are comprised of the following:
------------------------------------------------------------------------
      September 30,                           1995                  1994
========================================================================
      Raw materials                     $1,165,319            $1,354,412
      Work-in-process                      626,077               649,205
      Finished goods                     1,241,259             1,016,454
------------------------------------------------------------------------
                                        $3,032,655            $3,020,071
========================================================================

(4) PRODUCT AND LICENSE AGREEMENT ACQUISITIONS

(a) PRODUCT LINES--In January 1994, the Company acquired a product line from an affiliate of Ortho Diagnostics Systems, Inc. ('ODSI'), a subsidiary of Johnson & Johnson, comprised of products used primarily for the detection of certain infectious diseases including Chlamydia, Herpes and various viral respiratory infections. The Company also acquired inventory, equipment, certain license rights, a trademark, customer lists, a noncompetition agreement and technical information for the manufacture of the products.

      The purchase included $3,300,000 in cash paid to ODSI and $82,000 of expenses. As additional consideration, Meridian will pay ODSI up to 6% of product sales made during the nine-year period beginning in January 1995. The Company has recorded the estimated present value of this additional consideration (Note 5).

      In a separate agreement dated March 14, 1994, the Company sold to VAI Diagnostics, Inc. certain tissue culture products and assets acquired in January 1994 from the affiliate of ODSI mentioned above. The $650,000 proceeds consisted of cash of $500,000, which was paid upon execution of the agreement, and $150,000 in an unsecured promissory note due in mid-1997. No gain or loss was recognized on this transaction.

      Also, in June 1993, the Company acquired a product line from ODSI which consisted of the branded products MONOSPOT and MONOLERT, which are rapid tests for infectious mononucleosis. The acquisition included certain patent and trademark rights, customer lists, inventory, technical information for the manufacture of the products, certain equipment and a noncompetition agreement.

      The purchase included $3,100,000 in cash paid to ODSI at the acquisition date, inventory purchased at unit prices specified in the agreement which aggregated approximately $233,000 and $122,000 of expenses. As additional consideration, Meridian will pay ODSI 6% of product sales made during the three-year period beginning July 1, 1996. The Company has recorded the estimated present value of this additional consideration (Note 5). The Company also assumed ODSI's royalty obligations (equal to 4.25% of MONOLERT sales) to The Scripps Research Institute ('Scripps'). The obligation to pay royalties to Scripps expires in 2009.

(b) LICENSE AGREEMENTS--The Company has entered various license agreements as follows:

-----------------------------------------------------------------------------------------------------------------
Date Acquired      Licensor/Product                        Term                   Cost
=================================================================================================================
October 1993       New England Medical Center Hospital/    fifteen years           $81,000 of which $25,000
                   E. coli Test                                                    to be offset against future royalties

January 1993       Tacoma Trading Company/parasitology     ten years               $80,000
                   concentration and transport system

July 1991          Texas BioResource Corp./                five years, option      $100,000 to be offset against future
                   bacterial urinary tract infection       to extend for two       royalties, option to purchase 25,062
                   test                                    additional five-year    shares of common stock which
                                                           terms                   vests at the end of the agreement

April 1991         Disease Detection International, Inc./  ten years,option to     $442,000
                   rapid tests for the detection of strep  extend for two
                   throat, pregnancy, Toxoplasma,          additional ten-year
                   Rubella, Cytomegalovirus and Herpes     terms


Meridian Diagnostics, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(5) LONG-TERM OBLIGATIONS, BANK CREDIT ARRANGEMENTS AND COMMITMENTS

(A) LONG-TERM OBLIGATIONS-Long-term obligations is comprised of the following at:

----------------------------------------------------------------------------------------------------------------------
      September 30,                                                                   1995                        1994
======================================================================================================================
   Convertible Subordinated Debentures, unsecured,
        7 1/4% annual interest payable semi-annually on March 1
        and September 1, principal due September 1, 2001                        $7,980,000                 $11,500,000
   Domestic bank notes payable, secured by real estate and
        accounts receivable:
        Interest at 5.5%, payable in monthly installments of $16,276
          with a balloon payment of $32,552 in March 1996                          113,932                     292,969
        Interest at prime +1/2% (9.25% at September 30, 1995),
          payable in monthly installments of $6,250 with a balloon
          payment of $375,000 in March 1997                                        481,250                     556,250
   Construction loan, interest at 7% to be converted to a 7%, twenty-year amortization mortgage note, payable in monthly installments of $14,878 beginning August 1996 and a balloon
        payment of $1,478,357 due July 2003                                      1,918,975                     634,970
   Estimated contingent consideration payable to ODSI, discounted at 7.25%, payable in quarterly variable installments, based on
        a percent of certain product sales, from 1995 to 2004 (Note 4)           2,163,244                   2,067,149
   Other                                                                            10,199                           -
----------------------------------------------------------------------------------------------------------------------
                                                                                12,667,600                  15,051,338
   Less-Current portion                                                            381,932                     367,969
----------------------------------------------------------------------------------------------------------------------
                                                                               $12,285,668                 $14,683,369
======================================================================================================================


The Convertible Debentures were called for redemption on October 10, 1995. Holders of the Debentures have the option of converting their Debentures into shares of Meridian Diagnostics' common stock prior to the redemption date of November 30, 1995, at a conversion price of $5.97 per share or, upon delivery of the Debentures, receiving cash. The Debentures will be redeemed at 105% of their face amount plus accrued interest. The conversion price of $5.97 per share is equivalent to a conversion rate of 167.5 shares per each $1,000 principal amount of Debentures. Through September 30, 1995, $3,520,000 of Debentures were converted to common stock net of $186,000 of deferred debenture offering costs, which were charged to additional paid-in capital. As of November 10, 1995, $1,074,000 of Debentures were outstanding.

        On a pro forma basis, assuming full conversion of the Debentures as of October 1, 1994, primary earnings per share for the year ended September 30, 1995 would have been reduced by $0.01 per share from $0.29 per share to $0.28 per share.

        The domestic bank notes payable are part of a bank credit arrangement which also includes a $6,000,000 line of credit which calls for interest at the prime rate and is part of the same security agreement. There were no borrowings outstanding on the line of credit at September 30, 1995. In connection with the bank credit arrangement, the Company has agreed, among other things, to meet certain financial ratio requirements and to limit additional indebtedness.

        Maturities on the above long-term obligations are as follows:


      --------------------------------------------
      1996                             $   381,932
      1997                                 771,672
      1998                                 379,451
      1999                                 372,479
      2000                                 285,985
      Thereafter                        10,476,081
      --------------------------------------------
                                       $12,667,600
      ============================================



(B) CAPITAL LEASE OBLIGATIONS--The Company leases equipment with cost and related accumulated depreciation of $259,240 and $56,953, respectively, under capital leases expiring in various years through 2002. Amortization of assets under capital leases is included in depreciation expense.

Meridian Diagnostics, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

        The future minimum annual rentals under the capital leases at September 30, 1995 are as follows:

-----------------------------------------------------------------
      1996                                              $ 73,623
      1997                                                75,325
      1998                                                22,851
      1999                                                22,851
      2000                                                21,791
      Thereafter                                          34,148
-----------------------------------------------------------------
      Subtotal                                          $250,589
      Less portion of payments representing interest     (37,103)
-----------------------------------------------------------------
      Present value of lease payments                   $213,486
=================================================================

(C) COMMITMENTS--The Company has royalty agreements with various parties which require the Company to pay a specified percentage of the sales of certain products (1% to 10%). Royalty expenses for the years ended September 30, 1995, 1994 and 1993 were approximately $408,000, $357,000 and $280,000 respectively.

(6) INCOME TAXES

    The provision for income taxes includes the following components:

------------------------------------------------------------------------------------------
      Years Ended September 30,                 1995            1994               1993
==========================================================================================
      Federal:
        Currently payable                       $1,866,090      $1,337,356       $884,296
        Temporary differences-
          Revenue received in advance                    -               -         18,700
          Tax depreciation (less) than
             book depreciation                     (26,842)         (6,800)        (6,561)
          State franchise taxes                    (14,335)        (26,520)         2,959
          Currently nondeductible expenses         (13,720)        (42,745)         8,809
          Intangible asset amortization           (155,693)       (134,627)             -
          Other, net                               117,224          (5,100)           598
------------------------------------------------------------------------------------------
                                                 1,772,724       1,121,564        908,801
      State and local                              240,662         201,000        104,116
      Foreign                                      422,429         219,718        198,987
------------------------------------------------------------------------------------------
          Total provision for income taxes      $2,435,815      $1,542,282     $1,211,904
==========================================================================================

The following is a reconciliation between the statutory federal income tax rate and the effective rate derived by dividing the provision for income taxes by earnings before income taxes:

-----------------------------------------------------------------------------------------------------------------
      Years Ended September 30,                         1995                   1994                   1993
=================================================================================================================
                                                AMOUNT     RATE           Amount   Rate          Amount     Rate
      Computed provision for income
        taxes at statutory rate                $2,026,375  34.0%        $1,354,357 34.0%        $1,054,462  34.0%
      Increase/(decrease) in taxes
      resulting from-
        State and local income taxes,
          net of federal income tax effect        158,837   2.7            132,660  3.3             68,684   2.2
        Foreign taxes                             154,399   2.6             64,703  1.6             69,453   2.2
        Research and experimentation
          tax credits                                  -      -                 -     -             (4,000)  (.1)
        Amortization of cost in excess of net
          assets acquired                          8,033     .1             8,033    .2              8,033    .3
        Tax exempt income                        (38,003)   (.6)          (14,022)  (.4)            (2,608)  (.1)
        Foreign Sales Corporation benefit        (34,250)   (.6)          (18,333)  (.4)            (2,000)  (.1)
        Officers Life lnsurance                   22,384     .4                 -     -                  -     -
        Other, net                               138,040    2.3            14,884    .4             19,880    .7
-----------------------------------------------------------------------------------------------------------------
          Actual provision for income taxes   $2,435,815   40.9%       $1,542,282  38.7%        $1,211,904  39.1%
=================================================================================================================

Meridian Diagnostics, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

      The components of the net deferred tax assets were as follows at:

-----------------------------------------------------------------------
      September 30,                             1995           1994
=======================================================================
      Deferred tax assets:
        State income taxes                    $  67,966      $  60,573
        Currently nondeductible expenses        126,663        104,073
        Intangible asset amortization           321,843        173,686
        Other                                   135,455        118,283
-----------------------------------------------------------------------
          Total                               $ 651,927      $ 456,615
-----------------------------------------------------------------------
      Deferred tax liabilities:
        Depreciation                            (27,295)      (113,845)
        Other                                  (211,843)            --
-----------------------------------------------------------------------
          Total                               $(239,138)      (113,845)
-----------------------------------------------------------------------
             Net deferred tax assets          $ 412,789      $ 342,770
=======================================================================
No valuation allowances are recorded against deferred tax assets or deferred tax liabilities at September 30, 1995 or 1994.

(7) EMPLOYEE BENEFITS

(a) SAVINGS AND INVESTMENT PLAN-The Company has a profit sharing and retirement savings plan covering substantially all full-time employees. Profit sharing contributions to the plan, which are discretionary, are determined by the Board of Directors. The plan permits participants to contribute to the plan through salary reduction. Under terms of the plan, the Company will match up to 3% of the employee contributions. Discretionary and matching contributions by the Company to the Plan amounted to approximately $273,000, $270,000, and $219,000, during 1995, 1994 and 1993, respectively.

(b) STOCK OPTIONS--At September 30, 1995, 1,431,235 of the authorized but unissued common shares of the Company were reserved for issuance to directors, executives, key employees and consultants for stock options. Of the reserved shares, 773,663 were subject to options outstanding at September 30, 1995. Options may be granted at exercise prices from 95% to 110% of the market value of the underlying common stock on the date of grant and become exercisable on vesting schedules established at the time of grant. All options contain provisions restricting their transferability and limiting their exercise in the event of termination of employment or the disability or death of the optionee. Options may be granted both as Incentive Stock Options designed to provide certain tax benefits under the Internal Revenue Code and as Nonqualified Options without such tax benefits.
        Transactions involving the stock options are shown in the table below:

------------------------------------------------------------------------------------------------
      Years Ended Septernber 30,                        1995           1994           1993
================================================================================================
      Outstanding at beginning of period
        (from $1.05 to $7.57 per share)                 659,715        518,580        395,671
      Granted (from $4.69 to $6.42 per share)           189,188        185,422        125,413
      Expired or canceled                               (17,817)        (8,950)          (517)
      Exercised*                                        (57,423)       (35,337)        (1,987)
------------------------------------------------------------------------------------------------
      Outstanding at end of period
        (from $1.05 to $7.57 per share)                 773,663        659,715        518,580
================================================================================================
      Exercisable at end of period
        (from $1.05 to $7.57 per share)                 353,541        227,136        135,477
================================================================================================
*Includes 14,574 shares surrendered in conjunction with the exercise of stock options.

(C) OTHER BENEFITS--The Company does not provide postretirement or postemployment benefits to its employees.

(8) QUARTERLY FINANCIAL DATA-UNAUDITED (Amounts in thousands, except for per share data)

------------------------------------------------------------------------------------------------------
      FOR THE QUARTER ENDED IN FISCAL 1995           DEC. 31     MARCH 31       JUNE 30      SEPT. 30
======================================================================================================
      Net sales                                         $5,106    $6,469         $6,782        $6,753
      Gross profit                                       3,397     4,355          4,525         4,824
      Net earnings                                         430       945            985         1,164
      Primary earnings per common share                    .04       .08            .08           .09
      Cash dividends per common share                      .02       .02            .03           .03
------------------------------------------------------------------------------------------------------
      For the Quarter Ended in Fiscal 1994           Dec. 31      March 31       June 30      Sept. 30
======================================================================================================
      Net sales                                         $3,625    $5,891         $5,717        $6,644
      Gross profit                                       2,486     3,557          3,685         4,631
      Net earnings                                         200       610            603         1,028
      Primary earnings per common share                    .01       .05            .05           .09
      Cash dividends per common share                      .02       .02            .02           .02


DIRECTORS

WILLIAM J. MOTTO                OFFICERS
Chairman of the Board
                                WILLIAM J. MOTTO
JERRY L. RUYAN                  Chairman and
Secretary                       Chief Executive Officer

JAMES A. BUZARD, PH.D.          JERRY L. RUYAN
Retired Executive Vice          Secretary
President,
Merrell Dow                     JOHN A. KRAEUTLER
Pharmaceuticals, Inc.           President,
                                Chief Operating Officer
GARY P. KREIDER
Senior Partner                  GERARD BLAIN
Keating, Muething &             Vice President,
Klekamp                         Chief Financial Officer
                                and Treasurer
ROBERT J. READY
Chairman of the Board           ANTONIO A. INTERNO
and President,                  Vice President
LSI Industries, Inc.
                                CHING SUI ARTHUR YI, PH.D.
                                Vice President,
                                Research and Development

                                CHRISTINA A. MEDA
                                Vice President,
                                Marketing

Meridian Diagnostics, Inc. and Subsidiaries
CORPORATE DATA

CORPORATE HEADQUARTERS                     ANNUAL MEETING
3471 River Hills Drive                     The annual meeting of the
Cincinnati, Ohio 45244                     shareholders will be held on
(513) 271-3700                             Thursday, January 25, 1996 at
                                           3:00 p.m. Eastern Time at The
LEGAL COUNSEL                              Phoenix, 812 Race Street,
Keating, Muething & Klekamp                Cincinnati, Ohio.
Cincinnati, Ohio
                                           SEC FORM 10-K
INDEPENDENT PUBLIC                         A copy of the Company's
ACCOUNTANTS                                annual report filed with the
Arthur Andersen LLP                        Securities and Exchange
Cincinnati, Ohio                           Commission on Form 10-K is
                                           available without charge upon
TRANSFER AGENT, REGISTRAR                  written request to:
AND DIVIDEND REINVESTMENT                     Gerard Blain
ADMINISTRATION                                Chief Financial Officer
The Fifth Third Bank                          Meridian Diagnostics, Inc.
38 Fountain Square Plaza                      3471 River Hills Drive
Cincinnati, Ohio 45263                        Cincinnati, Ohio 45244
(800) 837-2755


COMMON STOCK INFORMATION

NASDAQ National Market Systems Symbol: "KITS"
Approximate number of record holders: 800

The following table sets forth by calendar quarter the high and low sales prices of the Common Stock on the NASDAQ National Market System, as adjusted for stock dividends and stock splits.

--------------------------------------------------------
Years Ended September 30,     1995             1994
Quarter ended:            HIGH    LOW       High    Low
========================================================
December 31              5 1/8   4 3/8     6 1/2   5 1/8
March 31                 6 1/2   4 5/8     7 1/8   5 3/8
June 30                  7 3/8   5 5/8     6 1/8   5
September30              9 1/2   6         5 1/2   4 3/8