Form 10-K, Exhibit 13
period 1996-09-30
MERIDIAN DIAGNOSTICS INC
filed 1996-12-26
CIK 794172

                                                                      Exhibit 13



                          Meridian Diagnostics, Inc.'s

                               1996 Annual Report

QUARTERLY FINANCIAL DATA
Unaudited (Amounts in thousands, except for per share data)

For the Quarter Ended in Fiscal 1996                               December 31         March 31      June 30     September 30
------------------------------------                               -----------         --------      -------     ------------

Net sales                                                               $5,522           $7,255       $7,559           $9,055

Gross profit                                                             3,774            5,003        5,362            6,285

Net earnings                                                               629            1,355        1,499            1,809

Primary earnings per common share*                                         .05              .10          .11              .12

Cash dividends per common share**                                          .05              .04          .04              .04


**Includes special 1995 year-end cash dividend of $0.025 per share



For the Quarter Ended in Fiscal 1995                               December 31         March 31      June 30     September 30
------------------------------------                               -----------         --------      -------     ------------

Net sales                                                               $5,106           $6,469       $6,782           $6,753

Gross profit                                                             3,397            4,355        4,525            4,824

Net earnings                                                               430              945          985            1,164

Primary earnings per common share*                                         .04              .08          .08              .09

Cash dividends per common share                                            .02              .02          .03              .03

*The sum of the primary earnings per common share may not equal the annual earnings per share due to interim quarter rounding.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FISCAL 1996 COMPARED TO FISCAL 1995

         Net sales increased $4,281,000 or 17%, to $29,391,000 in fiscal 1996.
This increase stems primarily from strong unit volume growth in the Premier, Para-Pak and ImmunoCard lines coupled with the acquisition of the enteric product line from Cambridge Biotech Corporation on June 24, 1996. In the Premier and ImmunoCard formats, this growth continues to be attributable to those products used for identification of Toxin A, H. pylori, EHEC, Mycoplasma and Rotavirus. In Para-Pak, the growth is attributable to the core parasitology transport format, Para-Pak Ultra introduced last fall and Para-Pak Plus. In addition, the Inova line of products, licensed for Italy last year, added over $472,000 of sales volume for the year. The products acquired from Cambridge at the end of the third quarter contributed $1,096,000 of sales in fiscal 1996.

         OEM sales, consisting of products sold primarily to Johnson & Johnson, Carter-Wallace, Inc. and Becton, Dickinson and Company, were down for the twelve months ended September 30, 1996 by $190,000, largely a result of the timing of orders of Epstein-Barr Virus products from Johnson & Johnson and declining sales of strep latex to Becton, Dickinson and Company. This decline was partially offset by increased sales of mononucleosis latex and FiltraCheck-UTI(R) to Carter Wallace, Inc. and to Biostar, respectively.

         Other decreases for fiscal 1996 included the mononucleosis line, down about 8% due to the wind-down of production of the MONOSPOT(R) product previously supplied by ODSI, and the transition to the Company- produced, new mononucleosis latex products; decreased chlamydia sales; and the impact of a one-time sale of bulk giardia and cryptosporidium in Germany in fiscal 1995.

         Following is a summary of the increase in sales broken down by volume, price and currency:


                               Twelve Months Ended
                    September 30, 1996 vs. September 30, 1995


                                                 $ Change                  % Change
                                                 --------                  --------

Volume                                           $3,873,000                  15.3%

Price                                               145,000                   0.6

Currency                                            263,000                   1.1
                                                 ----------                  ----

Total                                            $4,281,000                  17.0%
                                                 ==========                  ====



         European sales increased from $5,101,000 to $6,456,000, or 27%, for the twelve month period principally from volume growth in the Premier line, the Inova line licensed for Italy in fiscal 1995, ImmunoCard and Para-Pak formats. Currency contributed $263,000, or about 5% of the growth, as a result of the stronger lira versus the dollar.

         The increase in sales broken down by volume, price and currency for European sales is summarized below:


                               Twelve Months Ended
                    September 30, 1996 vs. September 30, 1995


                                                $ Change                % Change
                                                --------                --------

Volume                                         $ 1,156,000                22.6%

Price                                              (64,000)               (1.3)

Currency                                           263,000                 5.2
                                               -----------                ----

Total                                          $ 1,355,000                26.5%
                                               ===========                ====



         Gross profit increased $3,323,000, or 19%, to $20,424,000 for fiscal 1996 from $17,101,000 in fiscal 1995. As a percentage of sales, gross profit increased to 69.5% in fiscal 1996 from 68.1% in fiscal 1995. This improvement is the result of a favorable product mix, driven largely by growth in excess of 35% in the ImmunoCard line, the decrease in lower margin OEM sales, favorable year-end inventory variances, the impact of the 15% increase in volume and significant reductions in scrap and depreciation expenses. This improvement is particularly noteworthy considering the higher costs associated with the enteric product line acquisition from Cambridge. In addition to the amortization of certain acquisition costs, the acquisition includes a one-year inventory purchase agreement at a negotiated cost expected to be higher than the Company's cost of manufacturing when the purchased product line is fully integrated into the Company's manufacturing facilities in Cincinnati during the third fiscal quarter of fiscal 1997. The gross profit percentage for fiscal 1997 is expected to decline modestly because of these higher Cambridge-related costs.

         Total operating expenses increased $1,384,000 or 13% for the twelve months ended September 30, 1996, compared to the prior year. Total operating expenses were 40.5% of net sales for fiscal 1996, down 1.4 percentage points from the prior year. Research and development expenses increased $67,000 or 5% for the twelve month period. Higher personnel costs associated with initial development work on the Premier EHEC in food and agricultural applications plus development of the H. pylori antigen in stool were offset in part by lower clinical trial and contract research expenses. Selling and marketing expenses increased $762,000 or 15% for the twelve months. Increases were attributable to personnel costs in the U.S. associated with the addition of a third sales region, amortization of certain Cambridge acquisition costs and higher depreciation expense associated with the new U.S. headquarters and refurbished facilities in Cincinnati. In Europe, expenses were up primarily from the impact of the stronger lira versus the dollar. General and administrative expenses increased $556,000 or 14% for the twelve month period. Personnel costs in the U.S. and in Europe, outside services associated with expanded computer information systems, facility expenses related to the new administrative headquarters, the impact of exchange rates from the stronger lira, higher international travel and the one-time state filing fee for the increase in the number of authorized shares of common stock are the primary reasons for the increase.

         Operating income, as a result of the above, increased $1,938,000 or 29% compared to the sales increase of 17% for the 1996 twelve month period versus last year. As a percent of sales, operating income improved almost three percentage points to 29.0% for fiscal 1996 versus 26.2% for fiscal 1995.

         Other income (net) increased $995,000 for the period ended September 30, 1996. Interest expense (net) declined $689,000 for the twelve month period primarily due to the reduction in interest expense as a result of the November 30, 1995 conversion of the 7 1/4% Convertible Subordinated Debentures issued by the Company in 1993. Interest expense will increase in fiscal 1997 from the issuance of $20 million of 7% Convertible Subordinated Debentures on September 27, 1996. Also included in the twelve month period was a gain of $150,000 from payment of a fully reserved note related to a March 1994 Agreement, wherein the Company sold to VAI Diagnostics, Inc. tissue culture products acquired in January 1994 from an affiliate of ODSI, and a gain of $100,000 from the sale of the Meritec(TM) Campy product to Integrated Diagnostics, Inc. Gains/losses in foreign exchange for the twelve month period were not material. The cumulative foreign currency translation adjustment increased by $98,000 during the twelve month period as a result of the Lira strengthening against the U.S. dollar.

         The Company's effective tax rate decreased for the year to 40.5% in fiscal 1996 compared to 40.9% in fiscal 1995.

         Net earnings increased $1,768,000, or 50% to $5,292,000 for the twelve months ended September 30, 1996 compared to $3,524,000 in the prior year, and improved 4 percentage points to 18.0% of sales in fiscal 1996 versus 14.0% in fiscal 1995. The corresponding increase in primary earnings per share from $.29 in fiscal 1995 to $.36 in fiscal 1996 is approximately 24%. The lower growth rate in earnings per share results from the increase in outstanding shares in fiscal 1996 associated with the first quarter conversion of the 7 1/4% convertible subordinated debentures issued by the Company in 1993 plus the effect of outstanding stock options which is greater than 3%.

FISCAL 1995 COMPARED TO FISCAL 1994

         Net sales increased $3,233,000, or 15%, to $25,110,000 in fiscal 1995 from $21,877,000 in fiscal 1994. This increase was primarily from unit volume growth in the Premier, ImmunoCard, Merifluor(R) and mononucleosis lines plus OEM sales of Epstein-Barr Virus. The major growth areas are in those tests used for identification of infectious diseases such as C. difficile, Toxin A, mononucleosis, Mycoplasma and Herpes simplex virus. Of the increase of $3,233,000, $1,112,000, or 34%, was attributable to the full year sales of the infectious disease product line acquired in January 1994 from an affiliate of ODSI.

         The increase in sales of $3,233,000 was more than accounted for by volume of $3,271,000, or 15%, offset marginally by price decreases of $38,000 with no impact from currency translation. European sales increased $1,175,000, or 30%, to $5,102,000 from $3,927,000 as a result of continued strong unit growth in the Premier line, up 45% (Toxin A, H. pylori and EHEC -- introduced during the second quarter); the mononucleosis line, up 21%; ImmunoCard, which almost tripled largely from new products (Mycoplasma, mononucleosis, Rotavirus and H. pylori); and Merifluor, up 81%. The increase in net sales was accounted for by volume, $951,000, or 24%, and price, $223,000, or 6%. The effect of currency translations was negligible.

         Gross profit increased $2,742,000, 19%, to $17,101,000 for fiscal 1995 from $14,359,000 in fiscal 1994. As a percentage of sales, gross profit increased to 68.1% in fiscal 1995 from 65.6% in fiscal 1994. This improvement was due primarily to the transfer and in-house manufacture of the product lines acquired from ODSI in June 1993 and January 1994, which prior to October 1994 were purchased under a supply agreement with ODSI. Fiscal 1994 costs also included integration of the ODSI infectious disease product line into Meridian's manufacturing facilities in Cincinnati. Other factors contributing to the improvement included continued favorable efficiency and volume variances from the sales increase, the new warehouse facilities, and the reduction in factory overhead including decreased rent expense from the new on-site warehouse, lower insurance and employee benefit expense, plus a reduction in travel.

         Operating expenses increased $980,000, or 10%, to $10,525,000 for fiscal 1995 from $9,545,000 in fiscal 1994, but declined as a percentage of sales from 43.6% in fiscal 1994 to 41.9% in fiscal 1995. Research and development expenses were marginally lower than the prior year, and decreased from $1,433,000 in fiscal 1994 to $1,432,000 in fiscal 1995. Selling and marketing expenses increased $481,000, or 10%, versus fiscal 1994, mainly from higher personnel costs in the U.S. and Europe, higher convention, meeting, sample and promotion expenses associated with new product introductions and the full year impact of the infectious disease product line acquired from ODSI. General and administrative expenses increased $499,000, or 15%, due to increased personnel costs in the U.S.

and Europe stemming from the higher level of business, an increase in depreciation from the expanded office facilities plus the full year impact of depreciation from assets acquired from ODSI and a general increase in the provision for doubtful accounts to reflect added coverage given the increasing sales level.

         Operating income increased $1,762,000, or 37%, to $6,576,000 in fiscal 1995 from $4,814,000 in fiscal 1994 primarily due to the factors described above. As a percent of sales, operating income improved to 26.2% in fiscal 1995 compared to 22.0% in fiscal 1994.

         Other expenses decreased $214,000, or 26%, to $616,000 compared to $831,000 in fiscal 1994. This decrease was more than accounted for from higher investment income stemming from an improvement in interest rates compared to fiscal 1994 plus commission income related to the sale of certain tissue culture products acquired from ODSI and sold to VAI Diagnostics, Inc. in March 1994. Gains/losses in foreign exchange were not material in either fiscal year. The cumulative foreign currency translation adjustment changed by $32,000 during the year as a result of strengthening of the U.S. dollar against the lira during the period.

         The Company's effective tax rate increased for the year as a result of a higher proportion of income from the Company's European subsidiary in Italy, which is taxed at a significantly higher rate than the U.S. domestic rate. The effective tax rate was 40.9% in fiscal 1995 compared to 38.7% for the prior year.

LIQUIDITY AND CAPITAL RESOURCES

         On June 24, 1996, the Company acquired the enteric product line of Cambridge Biotech Corporation for approximately $6,678,000. The price has been allocated as follows: an advance on royalties of $200,000; inventory valued at $830,000; fixed assets valued at $200,000 and intangibles valued at $5,448,000. This acquisition was funded through liquidation of a portion of the Company's short-term investments.

         At September 30, 1996, the Company had cash and cash equivalents of $5,648,000, short-term investments of $14,094,000 and working capital of $29,656,000. Trade accounts receivable increased $2,723,000, or 42%, primarily as a result of the significant increase in the fourth fiscal quarter sales of over 34%, including European sales which were up 27% for the twelve month period versus the prior year and up 29% for the quarter. Inventories increased $1,219,000 or 40% largely as a result of the acquisition of the enteric product line of Cambridge Biotech Corporation.

         Net cash flow provided by operating activities was $4,927,000 for the twelve month period ended September 30, 1996, up $2,071,000, or 73%, from the prior year period. This increase resulted primarily from the increase in net earnings and the increase in depreciation of property, plant and equipment.

         On October 10, 1995, the Company called for redemption of the then outstanding $7.4 million of its 7 1/4% Convertible Subordinated Debentures due in 2001. Of the originally issued $11,500,000 principal amount, $113,000 was redeemed for cash on November 30, 1995. The balance was converted into Common Stock at $5.97 per share.

         Capital expenditures for the twelve months ended September 30, 1996 were $1,245,000, a decrease of $1,227,000 from the prior year period. The lower expenditures reflect the completion of construction of additional manufacturing and administrative space in September 1995. In October 1995, renovation of the former administrative offices and laboratory manufacturing space commenced. This phase, which is projected to cost $1,600,000 is expected to be completed by December 1996. The Company's anticipated total capital expenditures for fiscal 1997 are $1,700,000.

         Over $13.7 million of cash was provided by financing activities in fiscal 1996, principally the result of the issuance of $20 million of 7% Convertible Subordinated Debentures issued on September 27, 1996 and due in 2006. The Debentures are convertible into Common Stock at $16.09 per share. Prior to September 1, 1999, the Debentures may be redeemed if the closing sales price of the Common Stock equals or exceeds 140% of the then current conversion price for at least 20 trading days within 30 consecutive trading days ending not more than five trading days prior to the date of the notice of redemption. On April 16, 1996, the Company paid off the outstanding balance of its mortgage loans, reducing long-term debt by $2,418,000.

         On November 18, 1996, the Board of Directors declared the regular cash dividend of $0.035 per share and a special year-end cash dividend of $0.025 per share payable December 6, 1996 to shareholders of record on November 28, 1996. The Board of Directors also announced its intention to increase the regular annual dividend rate for fiscal 1996 of $0.14 to $0.17 per share for fiscal 1997, representing over a 21% increase in the annual cash dividend rate. Total dividends paid during fiscal 1996, including a special fiscal 1995 year-end dividend paid on December 1, 1995 of $354,000, were $2,230,000 compared to $1,225,000 paid in fiscal 1995.

         Net cash flow from operations is expected to continue to fund working capital requirements for the foreseeable future. Currently, the Company has an unused $10,000,000 line of credit with a commercial bank and cash and cash equivalents and short-term investments of approximately $19,743,000.

CONSOLIDATED BALANCE SHEETS

Meridian Diagnostics, Inc. and Subsidiaries
As of September 30                                                                           1996                 1995
----------------------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:

  Cash and cash equivalents (Note 2)                                                   $5,648,225           $8,918,637
  Short-term investments (Notes 1 and 2)                                               14,094,299                   --
  Accounts receivable, less allowance of $128,000 in 1996 and $164,000 in 1995 for
     doubtful accounts                                                                  9,206,498            6,482,999
  Inventories (Notes 1 and 3)                                                           4,251,531            3,032,655
  Prepaid expenses and other                                                              189,433              165,553
  Deferred tax assets                                                                     402,125              324,910
----------------------------------------------------------------------------------------------------------------------
       Total current assets                                                            33,792,111           18,924,754
----------------------------------------------------------------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT (NOTE 1):

  Land                                                                                    277,691              269,217
  Buildings and improvements                                                            5,864,008            6,162,668
  Machinery, equipment and furniture                                                    6,322,071            5,525,455
  Construction in progress                                                              1,061,002                   --
----------------------------------------------------------------------------------------------------------------------
                                                                                       13,524,772           11,957,340
----------------------------------------------------------------------------------------------------------------------
  Less--accumulated depreciation and amortization                                       5,171,388            4,816,905
----------------------------------------------------------------------------------------------------------------------
       Net property, plant and equipment                                                8,353,384            7,140,435
----------------------------------------------------------------------------------------------------------------------
OTHER ASSETS (NOTES 1 AND 4):

  Long-term receivable and other                                                          573,710              168,892
  Deferred Royalties                                                                      278,027               74,762
  Deferred tax assets                                                                     109,503               87,879
  Deferred debenture offering costs, net of accumulated amortization of
     $1,500 in 1996 and $133,357 in 1995                                                1,260,543              395,731
  Covenants not to compete, and consulting agreements, net of accumulated
     amortization of $2,381,064 in 1996 and $1,827,718 in 1995                          3,139,530            2,432,876
  License agreements, net of accumulated amortization of
     $829,987 in 1996 and $772,433 in 1995                                                305,125              362,680
  Patents, tradenames and distributorships, net of accumulated amortization
     of $707,474 in 1996 and $475,762 in 1995                                           3,417,517            1,837,238
  Other intangible assets, net of accumulated amortization of
     $154,469 in 1996 and $85,570 in 1995                                               2,086,531              545,430
  Cost in excess of net assets acquired, net of accumulated amortization of
     $675,553 in 1996 and $458,482 in 1995                                              3,153,441            2,598,511
----------------------------------------------------------------------------------------------------------------------
       Total other assets                                                              14,323,927            8,503,999
----------------------------------------------------------------------------------------------------------------------
       Total assets                                                                   $56,469,422          $34,569,188
----------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:

  Current portion of long-term obligations (Note 5)                                      $258,663             $381,932
  Current portion of capital lease obligations (Note 5)                                   139,019               63,561
  Accounts payable                                                                        990,249              689,869
  Accrued payroll and payroll taxes                                                       850,722              723,946
  Other accrued expenses                                                                1,065,417              937,348
  Income taxes payable                                                                    831,723              458,707
----------------------------------------------------------------------------------------------------------------------
       Total current liabilities                                                        4,135,793            3,255,363
----------------------------------------------------------------------------------------------------------------------
LONG-TERM OBLIGATIONS (NOTE 5)                                                         22,148,012           12,285,668
----------------------------------------------------------------------------------------------------------------------
CAPITAL LEASE OBLIGATIONS (NOTE 5)                                                        617,619              149,925
----------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY (NOTE 7):
  Preferred stock, no par value, 1,000,000 shares authorized; none issued                      --                   --
  Common stock, no par value, 50,000,000 shares authorized, 14,278,578
     and 12,924,814 shares issued and outstanding, respectively, stated at              2,386,153            1,487,159
  Additional paid-in capital                                                           20,526,337           13,895,901
  Retained earnings                                                                     6,809,830            3,747,930
  Cumulative foreign currency translation adjustment                                     (154,322)            (252,758)
----------------------------------------------------------------------------------------------------------------------
       Total shareholders' equity                                                      29,567,998           18,878,232
----------------------------------------------------------------------------------------------------------------------
       Total liabilities and shareholders' equity                                     $56,469,422          $34,569,188
----------------------------------------------------------------------------------------------------------------------


The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

CONSOLIDATED STATEMENTS OF EARNINGS

MERIDIAN DIAGNOSTICS, INC. AND SUBSIDIARIES

------------------------------------------------------------------------------------------------------------------
For the Years Ended September 30,                                             1996            1995            1994
------------------------------------------------------------------------------------------------------------------
NET SALES                                                              $29,390,861     $25,109,711     $21,876,773
COST OF SALES                                                            8,966,965       8,008,529       7,518,179
------------------------------------------------------------------------------------------------------------------
     Gross profit                                                       20,423,896      17,101,182      14,358,594
------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:

  Research and development                                               1,499,334       1,432,315       1,432,928
  Selling and marketing                                                  5,990,390       5,228,717       4,747,398
  General and administrative                                             4,420,067       3,864,294       3,364,584
-----------------------------------------------------------------------------------------------------------------
     Total operating expenses                                           11,909,791      10,525,326       9,544,910
------------------------------------------------------------------------------------------------------------------
     Operating income                                                    8,514,105       6,575,856       4,813,684

OTHER INCOME (EXPENSE):

  Licensing and related fees                                                44,638         102,698              --
  Interest income                                                          379,582         435,686         253,644
  Interest expense                                                        (389,721)     (1,134,844)     (1,092,345)
  Other, net                                                               344,580         (19,470)          8,420
------------------------------------------------------------------------------------------------------------------
     Total other income (expense)                                          379,079        (615,930)       (830,281)
------------------------------------------------------------------------------------------------------------------
     Earnings before income taxes                                        8,893,184       5,959,926       3,983,403
INCOME TAXES (NOTE 6)                                                    3,601,009       2,435,815       1,542,282
------------------------------------------------------------------------------------------------------------------
     Net earnings                                                     $  5,292,175    $  3,524,111    $  2,441,121
------------------------------------------------------------------------------------------------------------------
PRIMARY WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING                                               14,667,088      12,354,752      12,277,392
------------------------------------------------------------------------------------------------------------------
PRIMARY EARNINGS PER COMMON SHARE                                             $.36            $.29            $.20
------------------------------------------------------------------------------------------------------------------
FULLY DILUTED WEIGHTED AVERAGE NUMBER
OF COMMON SHARES OUTSTANDING                                                   N/A      14,541,603             N/A
------------------------------------------------------------------------------------------------------------------
FULLY DILUTED EARNINGS PER COMMON SHARE                                        N/A            $.28             N/A
------------------------------------------------------------------------------------------------------------------


The accompanying notes to consolidated financial statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

Meridian Diagnostics, Inc. and Subsidiaries

                                       Number of                                                   Cumulative
                                          Common                                                      Foreign
                                   Shares Issued                   Additional                        Currency
                                             and         Common       Paid-In       Retained      Translation
                                     Outstanding          Stock       Capital       Earnings       Adjustment         Total
---------------------------------------------------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 1993          7,937,903     $1,007,017   $ 9,379,669     $1,480,107       $(249,781)   $11,617,012
Net earnings                                 ---            ---           ---      2,441,121              ---     2,441,121
Cash dividends paid --
  $.08 per share as adjusted                 ---            ---           ---      (908,209)              ---     (908,209)
Exercise of stock options                 18,689         12,638        39,988            ---              ---        52,626
3% stock dividend                        238,698        159,928     1,404,355    (1,564,283)              ---           ---
Foreign currency translation
  adjustment                                 ---            ---           ---            ---           29,422        29,422
---------------------------------------------------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 1994          8,195,290      1,179,583    10,824,012      1,448,736        (220,359)    13,231,972
Net earnings                                 ---            ---           ---      3,524,111              ---     3,524,111
Fractional shares                          (570)          (293)       (3,049)            ---              ---       (3,342)
Cash dividends paid --
  $.10 per share as adjusted                 ---            ---           ---    (1,224,917)              ---   (1,224,917)
Exercise of stock options                 42,849         14,961        34,131            ---              ---        49,092
3 for 2 stock split                    4,097,645            ---           ---            ---              ---           ---
Debenture conversions (Note 5)           589,600        292,908     3,040,807            ---              ---     3,333,715
Foreign currency translation
  adjustment                                 ---            ---           ---            ---         (32,399)      (32,399)
---------------------------------------------------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 1995         12,924,814      1,487,159    13,895,901      3,747,930        (252,758)    18,878,232
Net earnings                                 ---            ---           ---      5,292,175              ---     5,292,175
Cash dividends paid --
  $.16 per share                             ---            ---           ---    (2,230,275)              ---   (2,230,275)
Exercise of stock options                 36,052         15,767       104,160            ---              ---       119,927
Debenture conversions (Note 5)         1,317,712        883,227     6,526,276            ---              ---     7,409,503
Foreign currency translation
  adjustment                                 ---            ---           ---            ---           98,436        98,436
---------------------------------------------------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 1996         14,278,578     $2,386,153   $20,526,337     $6,809,830       $(154,322)   $29,567,998
---------------------------------------------------------------------------------------------------------------------------


The accompanying notes to consolidated financial statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Meridian Diagnostics, Inc. and Subsidiaries

-----------------------------------------------------------------------------------------------------------------------------
For the Years Ended September 30,                                              1996                    1995              1994
-----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings                                                         $  5,292,175              $3,524,111        $2,441,121
  Non-cash items--
     Depreciation and amortization of property, plant and equipment       1,031,915                 863,436           703,190
     Amortization of intangible assets                                    1,146,813               1,147,987         1,009,950
     Deferred interest expense                                              163,527                 154,950            94,978
     Deferred income taxes                                                  (98,838)                (70,019)         (263,977)
  Changes in current assets excluding cash
     and short-term investments                                          (3,136,255)             (1,611,612)       (1,865,471)
  Changes in current liabilities excluding
     current portion of long-term obligations                               928,242              (1,150,277)        2,305,066
  Long-term receivable and payable                                         (400,432)                 (2,470)               --
-----------------------------------------------------------------------------------------------------------------------------
       Net cash provided by operating activities                          4,927,147               2,856,106         4,424,857
-----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Property, plant, and equipment acquired, net                           (1,245,144)             (2,472,177)       (1,426,485)
  Purchase of short-term investments                                    (14,094,299)                     --                --
  Product line acquisitions--
     Inventory and equipment                                             (1,030,000)                     --          (571,446)
     Advance royalties paid                                                (200,000)                     --                --
     Covenants not to compete                                            (1,260,000)                     --        (1,100,000)
     Patents, tradenames, customer lists and other                       (3,416,000)                     --        (1,375,000)
     Cost in excess of net assets acquired                                 (660,000)                     --          (346,434)
  Proceeds from sale of product line                                             --                      --           500,000
  Acquisition of license agreements                                              --                      --           (55,898)
  Advance royalties paid                                                    (37,500)                     --           (25,000)
-----------------------------------------------------------------------------------------------------------------------------
       Net cash used for investing activities                           (21,942,943)             (2,472,177)       (4,400,263)
-----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of subordinated debentures,
     net of offering costs                                               18,754,497                      --                --
  Proceeds from other long-term obligations                                  56,039               1,284,005           634,970
  Repayment of long-term obligations                                     (2,932,116)               (388,246)         (462,339)
  Dividends paid                                                         (2,230,275)             (1,224,917)         (908,209)
  Proceeds from issuance of common stock                                     53,133                  45,750            52,626
-----------------------------------------------------------------------------------------------------------------------------
       Net cash provided by (used for) financing activities              13,701,278                (283,408)         (682,952)
-----------------------------------------------------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                      44,106                 (13,867)           14,749
NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS                       (3,270,412)                 86,654          (643,609)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                          8,918,637               8,831,983         9,475,592
-----------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                            $   5,648,225              $8,918,637        $8,831,983
-----------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for--
     Income taxes                                                      $  3,109,538              $2,882,336        $1,034,000
     Interest                                                               148,715                 883,356           852,265
  Capitalized lease obligations                                             650,940                 259,240                --
  Estimated contingent consideration related to
     product line acquisitions (Notes 4 and 5)                              112,000                      --         1,972,000
  Conversion of debentures to common stock, net of
     amortization of deferred debenture offering costs
     of $457,000 and $186,000, respectively (Note 5)                      7,409,503               3,333,715                --


The accompanying notes to consolidated financial statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (a) PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of Meridian Diagnostics, Inc. and its subsidiaries, Omega Technologies, Inc., Meridian Diagnostics Europe s.r.l. ("MDE") and Meridian Diagnostics International, Inc. (collectively, "Meridian" or the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

         (b) SHORT-TERM INVESTMENTS -- The Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (Statement 115), in 1995. In accordance with Statement 115, prior years' financial statements have not been restated to reflect the change in accounting method. There was no cumulative effect as a result of adopting Statement 115 in 1995.

         Debt securities for which the Company does not have the intent or ability to hold to maturity are classified as available for sale, along with any equity securities. At September 30, 1995, the Company's investments in debt and equity securities were classified as cash and cash equivalents due to their short-term nature. The estimated fair value of cash investments approximates cost, and therefore, there are no unrealized gains or losses as of September 30, 1996 or 1995.

         (c) INVENTORIES -- Inventories are stated at the lower of cost, determined on a first-in, first-out basis, or market.

         (d) PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment are stated at cost. Upon retirement or other disposition of property, plant and equipment, the cost and related accumulated depreciation and amortization are removed from the accounts and the resulting gain or loss is reflected in earnings. Maintenance and repairs are expensed as incurred. Depreciation and amortization are computed on the straight-line method in amounts sufficient to write-off the cost over the estimated useful lives as follows:

                  Buildings and improvements -- 5 to 33 years
                  Machinery, equipment and furniture -- 3 to 10 years

         (e) INTANGIBLE ASSETS -- Intangible assets are stated at cost less accumulated amortization and are being amortized on a straight line basis over their estimated useful lives:

                  Covenants not to compete -- 5 to 10 years
                  License agreements -- 10 to 15 years
                  Patents, tradenames and distributorships -- 1 to 15 years Cost in excess of net assets acquired and other intangible assets -- 15 years
                  Deferred debenture offering costs -- 10 years

         Subsequent to their acquisition, the Company continually evaluates whether subsequent events and circumstances have occurred that indicate the remaining estimated useful lives of intangible assets may warrant revision or that the remaining balances of these assets may not be recoverable. When factors indicate that an intangible asset should be evaluated for possible impairment, the Company uses an estimate of the related product line's cash flows over the remaining life of the asset in measuring whether the asset is recoverable.

         In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 121 (Statement 121) on "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of." Statement 121 is required to be applied prospectively for assets to be held and used. Statement 121 also establishes accounting standards for long-lived assets that are to be disposed. The initial application of Statement 121 to assets held for disposal is required to be reported as the cumulative effect of a change in accounting principle. The Company is required to adopt Statement 121 no later than fiscal 1997. The Company will adopt Statement 121 in fiscal 1997 and, based on current circumstances, does not believe the effect of adoption will have a material effect on its financial position or results of operations.

         (f) INCOME TAXES -- The provision for income taxes includes federal, foreign, state and local income taxes currently payable and those deferred because of temporary differences between income for financial reporting and income for tax purposes. Research and experimentation credits are reflected as a reduction in income taxes when realized.

                  Effective October 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". The cumulative effect of this change, as well as the effect of this new standard on income taxes expense for the year ended September 30, 1994, and for each of the quarters in the period then ended, was not material.

         (g) EARNINGS PER COMMON SHARE -- Primary earnings per common share are based on the weighted average number of common shares outstanding during the year plus any dilutive common stock equivalents. Outstanding stock options, which are the only common stock equivalent, resulted in per share dilution of approximately $.01 for fiscal 1996. Fully diluted earnings per share were dilutive for fiscal 1995 only and included the impact of assuming the convertible subordinated debentures were converted, net of the impact of pro forma, after tax interest expense.

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

         (h) RESEARCH AND DEVELOPMENT COSTS -- Research and development costs are charged to earnings as incurred.

         (i) REVENUE RECOGNITION -- Revenue is recognized from sales when a product is shipped. Income from licensing agreements is recognized as earned and as stipulated by the respective agreements.

         (j) ADVERTISING -- The Company expenses the cost of advertising as incurred. Expenditures for advertising in 1996, 1995 and 1994 were approximately $28,000, $31,000 and $59,000, respectively.

         (k) USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         (l) TRANSLATION OF FOREIGN CURRENCY -- Assets and liabilities of foreign operations are translated using year-end exchange rates and revenues and expenses are translated using exchange rates prevailing during the year, with gains or losses resulting from translation included in a separate component of shareholders' equity. Gains and losses resulting from transactions in foreign currencies were immaterial.

         (m) SEGMENT DATA AND MAJOR CUSTOMERS -- The Company was formed in June 1976 and functions as a research, development, manufacturing, marketing and sales organization with primary emphasis in the field of diagnostic tests for infectious diseases. The Company grants credit under normal terms to its customers, primarily to hospitals, commercial laboratories and distributors in the United States and Europe.

         A summary of the Company's international operations is as follows:

                                                         1996                1995             1994
--------------------------------------------------------------------------------------------------
Net sales                                          $7,783,000          $5,811,000       $4,609,000
Operating Profit                                    1,938,000           1,189,000          801,000
Pre-tax income                                      2,031,000           1,198,000          773,000
Identifiable assets                                 5,705,000           4,732,000        4,112,000
Accounts receivable                                 3,707,000           2,687,000        2,262,000


         Consolidated sales in thousands of dollars to individual customers constituting 10% or more of net sales were as follows:

Years Ended September 30,
                                           1996                            1995                           1994
-----------------------------------------------------------------------------------------------------------------
Customer A                             $7,534 (26%)                   $6,033  (24%)                   $5,042 (23%)
Customer B                              3,436 (12%)                    2,569  (10%)                    2,073 (9%)


         (n) RECLASSIFICATIONS -- Certain reclassifications have been made to the 1995 financial statements to conform with the current year presentation.

(2)      CASH AND SHORT-TERM INVESTMENTS

         Cash and cash equivalents (with original maturities of less than 3 months) and short-term investments (with original maturities of less than 6 months) are comprised of the following:

--------------------------------------------------------------------------------------------------------------------
                                                   Cash and Cash Equivalents            Short-Term Investments
--------------------------------------------------------------------------------------------------------------------
September 30,                                            1996              1995             1996              1995
--------------------------------------------------------------------------------------------------------------------

Cash and money market funds                          $4,164,944        $1,559,586       $      ---             $  --
Commercial paper                                        989,207         4,159,051        8,613,940                --
Corporate and municipal put bonds                       494,074         3,200,000        5,480,359                --
--------------------------------------------------------------------------------------------------------------------
                                                     $5,648,225        $8,918,637      $14,094,299             $  --
--------------------------------------------------------------------------------------------------------------------


         At September 30, 1996 and 1995, the market value of the Company's investments approximated cost.

(3)      INVENTORIES

         Inventories are comprised of the following:

-----------------------------------------------------------------------------------------------------
September 30,                                                          1996                      1995
-----------------------------------------------------------------------------------------------------
Raw materials                                                    $1,223,438                $1,165,319
Work-in-process                                                     966,437                   626,077
Finished goods                                                    2,061,656                 1,241,259
-----------------------------------------------------------------------------------------------------
                                                                 $4,251,531                $3,032,655
-----------------------------------------------------------------------------------------------------


(4)      PRODUCT AND LICENSE AGREEMENT ACQUISITIONS

         (a) PRODUCT LINES -- In June 1996, the Company acquired the enteric product line of Cambridge Biotech Corporation, comprised of products used to identify Adenovirus, Rotavirus, C. difficle and Lyme disease. The Company also acquired inventory, equipment, certain license rights, customer lists, a non-competition agreement, a supply agreement and technical information for the manufacture of the products.

                  The purchase included $6,351,000 in cash paid to Cambridge, $215,000 of expenses and $112,000 of accrued royalties for a total purchase price of $6,678,000. As additional consideration, the Company agreed to pay Cambridge a royalty of 2% on product sales over a five year period beginning June 24, 1996. Included in the $6,351,000 payment is an advanced payment of $200,000 on such royalties. The remaining estimated royalty has been accrued at its present value of $112,000.

                  In January 1994, the Company acquired a product line from an affiliate of Ortho Diagnostic Systems, Inc. ("ODSI"), a subsidiary of Johnson & Johnson, comprised of products used primarily for the detection of certain infectious diseases including Chlamydia, Herpes and various viral respiratory infections. The Company also acquired inventory, equipment, certain license rights, a trademark, customer lists, a non-competition agreement and technical information for the manufacture of the products.

                  The purchase included $3,300,000 in cash paid to ODSI and $82,000 of expenses. As additional consideration, Meridian will pay ODSI up to 6% of product sales made during the nine-year period beginning in January 1995. The Company has recorded the estimated present value of this additional consideration (Note 5).

                  In a separate agreement dated March 14, 1994, the Company sold to VAI Diagnostics, Inc. certain tissue culture products and assets acquired in January 1994 from the affiliate of ODSI mentioned above. The $650,000 proceeds consisted of cash of $500,000, which was paid upon execution of the agreement, and $150,000 in an unsecured promissory note due in mid-1997 which was fully reserved. No gain or loss was recognized on this transaction. This note was paid in May 1996 and the full amount was recognized as a gain.

         (b) LICENSE AGREEMENTS--The Company has entered into various license agreements, twenty-three of which are active. The more significant ones are listed below:

----------------------------------------------------------------------------------------------------------------------
Date             Licensor/Product                      Term                       Cost
Acquired
----------------------------------------------------------------------------------------------------------------------
June 1996        Massachusetts Institute of            12/11/2004                 Assigned by licensor as part of
                 Technology/ monoclonal                                           Cambridge acquisition
                 antibodies against adenoviruses
                 -----------------------------------------------------------------------------------------------------
                 Virginia Tech Intellectual            09/12/2002                 Assigned by licensor as part of
                 Properties, Inc./                                                Cambridge acquisition
                 C. difficile
                 -----------------------------------------------------------------------------------------------------
                 University of Massachusetts/          extended yearly based      Assigned by licensor as part of
                 Rotavirus                             on mutual agreement        Cambridge acquisition
                 -----------------------------------------------------------------------------------------------------
                 University of Massachusetts/          terminates 06/16/2000      Assigned by licensor as part of
                 Adenovirus 40/41                      unless extended yearly     Cambridge acquisition
                                                       based on mutual
                                                       agreement
----------------------------------------------------------------------------------------------------------------------

October          New England Medical Center            fifteen years              $81,000 of which $25,000 to be
1993             Hospital;                                                        offset against future royalties
                 E. coli test
----------------------------------------------------------------------------------------------------------------------
January          Tacoma Trading Company/               ten years                  $80,000
1993             parasitology concentration and
                 transport system
----------------------------------------------------------------------------------------------------------------------
January          The Scripps Research Institute        12/2012                    Assigned by licensor as part of ODSI
1993             Monolert                                                         acquisition
----------------------------------------------------------------------------------------------------------------------
July 1991        Texas BioResource Corp./              five years, option to      $100,000 to be offset against future
                 bacterial urinary tract infection     extend for two             royalties, option to purchase 25,062
                 test                                  additional five-year       shares of common stock which vests
                                                       terms                      at the end of the agreement
----------------------------------------------------------------------------------------------------------------------
April 1991       Disease Detection International,      ten years, option to       $442,000
                 Inc./rapid tests for the detection    extend for two
                 of strep throat, pregnancy,           additional ten-year
                 Toxoplasma, Rubella,                  terms
                 Cytomegalovirus and Herpes
----------------------------------------------------------------------------------------------------------------------
March 1987       University of Arizona Veterinary      ten years                  $4,000
June 1989        Science Department/monocolonal
                 antibodies for Giardia lamblia
                 cyst and monocolonal antibodies
                 for Cryptosporidium parvum

----------------------------------------------------------------------------------------------------------------------

(5)      LONG-TERM OBLIGATIONS, BANK CREDIT ARRANGEMENTS AND COMMITMENTS

         (a) LONG-TERM OBLIGATIONS -- Long-term obligations are comprised of the following at:

----------------------------------------------------------------------------------------------------------------------
September 30,                                                                               1996                  1995
----------------------------------------------------------------------------------------------------------------------

Convertible Subordinated Debentures, unsecured, 7% annual interest payable semi-
   annually on March 1 and September 1, principal due September 1, 2006              $20,000,000     $              --
Convertible Subordinated Debentures, unsecured, 71/4% annual interest payable semi-
   annually on March 1 and September 1, principal due September 1, 2001                       --             7,980,000
Domestic bank notes payable, secured by real estate and accounts receivable:
   Interest at 5.5% payable in monthly installments of $16,276 with a balloon
   payment of $32,552 in March 1996                                                           --               113,932
   Interest at prime + 1/2% (9.25% at September 30, 1995), payable in monthly
   installments of $6,250 with a balloon payment of $375,000 in March 1997                    --               481,250
Construction loan, interest at 7%, twenty-year amortization mortgage note, payable in monthly installments of $14,878 beginning August 1996 and a
   balloon payment of $1,478,357 due July 2003                                                --             1,918,975
Estimated contingent consideration payable to ODSI, discounted at 7.25%, payable in quarterly variable installments, based on 6% percent of certain
   product sales, from 1995 to 2004                                                    2,202,750             2,163,244
Estimated contingent consideration payable to Cambridge, discounted at 8%, payable in quarterly variable installments, based on 2% of Cambridge-acquired
   product sales from June 1996 to June 2001                                              98,844                    --
Other                                                                                    105,081                10,199
----------------------------------------------------------------------------------------------------------------------
Less-current portion                                                                  22,406,675            12,667,600
                                                                                         258,663               381,932
----------------------------------------------------------------------------------------------------------------------
                                                                                     $22,148,012           $12,285,668
----------------------------------------------------------------------------------------------------------------------

                  The 7 1/4% Convertible Debentures were called for redemption on October 10, 1995. Holders of the Debentures had the option of converting their Debentures into shares of Meridian Diagnostics' common stock prior to the redemption date of November 30, 1995, at a conversion price of $5.97 per share or, upon delivery of the Debentures, receiving cash. The Debentures not converted were redeemed at 105% of their face amount plus accrued interest. Of the originally issued $11,500,000 principal amount, $113,000 was redeemed for cash. The balance was converted at the conversion price of $5.97 per share, equivalent to a conversion rate of 167.5 shares per each $1,000 principal amount of Debentures. Through September 30, 1995, $3,520,000 of Debentures were converted to common stock net of $186,000 of deferred debenture offering costs, which were charged to additional paid-in capital. As of November 30, 1995, the balance, net of the $113,000 redeemed, of $7,867,000 of Debentures were converted to common stock net of $457,000 of deferred debenture offering and other related costs, which were charged to additional paid-in-capital.

                  As part of a bank credit arrangement the Company has a $10,000,000 line of credit which expires on May 27, 1997 and calls for interest at prime floating or the LIBOR rate plus 2.75%. There were no borrowings outstanding on the line of credit at September 30, 1996. In connection with the bank credit arrangement, the Company has agreed, among other things, to meet certain financial ratio requirements and to limit additional indebtedness.

     Maturities on the above long-term obligations are as follows:

--------------------------------------------------------------
1997                                               $   258,663
1998                                                   363,259
1999                                                   330,270
2000                                                   253,460
2001                                                   299,561
Thereafter                                          20,901,462
--------------------------------------------------------------
                                                   $22,406,675
--------------------------------------------------------------


                  The fair market value of the Company's debt approximates book value.

         (b) CAPITAL LEASE OBLIGATIONS--At September 30, 1996, the Company has equipment leases with cost and related accumulated depreciation of $913,000 and $227,000, respectively, under capital leases expiring in various years through 2004. Amortization of assets under capital leases is included in depreciation expense.

         The future minimum annual rentals under the capital leases at September 30, 1996 are as follows:

-------------------------------------------------------------------------
1997                                                             $190,706
1998                                                              139,934
1999                                                              139,934
2000                                                              138,874
2001                                                              124,164
Thereafter                                                        220,014
-------------------------------------------------------------------------
Subtotal                                                         $953,626

Less:  portion of payments representing interest                 (196,988)
-------------------------------------------------------------------------
Present value of lease payments                                  $756,638
Less: current portion                                             139,019
-------------------------------------------------------------------------
                                                                 $617,619
-------------------------------------------------------------------------

         (c) COMMITMENTS--The Company has royalty agreements with various parties which require the Company to pay a specified percentage of the sales of certain products (1% to 10%). Royalty expenses for the years ended September 30, 1996, 1995 and 1994 were approximately $500,000, $408,000 and $357,000 respectively.

(6)      INCOME TAXES

         The provision for income taxes includes the following components:

-----------------------------------------------------------------------------------------------------------------------
Years Ended September 30,                              1996                          1995                          1994
-----------------------------------------------------------------------------------------------------------------------
Federal:
Currently payable                                $2,514,903                    $1,866,090                    $1,337,356
Temporary differences--
  Tax depreciation
     greater (less)
     than book
     depreciation                                     3,063                       (26,842)                       (6,800)
  State franchise taxes                             (31,461)                      (14,335)                      (26,520)
  Currently
     nondeductible
     expenses                                       (15,818)                      (13,720)                      (42,745)
  Intangible asset
     amortization                                  (167,940)                     (155,693)                     (134,627)
  Other, net                                        208,579                       117,224                        (5,100)
-----------------------------------------------------------------------------------------------------------------------
                                                  2,511,326                     1,772,724                     1,121,564
State and local                                     332,715                       240,662                       201,000
Foreign                                             756,968                       422,429                       219,718
-----------------------------------------------------------------------------------------------------------------------
     Total provision
       for income
       taxes                                     $3,601,009                    $2,435,815                    $1,542,282
-----------------------------------------------------------------------------------------------------------------------

         The following is a reconciliation between the statutory federal income tax rate and the effective rate derived by dividing the provision for income taxes by earnings before income taxes.

-----------------------------------------------------------------------------------------------------------------------------
                                                            1996                      1995                       1994
Years Ended September 30,                          Amount          Rate       Amount           Rate       Amount       Rate
-----------------------------------------------------------------------------------------------------------------------------
Computed provision for income
  taxes at statutory rate                        $3,023,682         34%      $2,026,375          34%    $1,354,357      34%
Increase/(decrease) in taxes resulting from--
State and local income taxes,
  net of federal income tax effect                  219,592         2.5         158,837          2.7       132,660      3.3
Foreign taxes                                       265,793         3.0         154,399          2.6        64,703      1.6
Tax exempt income                                   (30,165)       (0.3)        (38,003)         (.6)      (14,022)     (.4)
Foreign Sales Corporation benefit                   (75,305)       (0.8)        (34,250)         (.6)      (18,333)     (.4)
Officers' life insurance                             29,194         0.3          22,384           .4         ---        ---
Other, net                                          168,218         1.8         146,073          2.4        22,917       .6
-----------------------------------------------------------------------------------------------------------------------------
Actual provision for income taxes                $3,601,009        40.5%     $2,435,815         40.9%   $1,542,282     38.7%
=============================================================================================================================



  The components of the net deferred tax assets were as follows at:

-----------------------------------------------------------------------------------------------------------------------
September 30,                                                                             1996                    1995
-----------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
  State income taxes                                                                  $113,523                 $67,966
  Currently nondeductible expenses                                                     144,109                 126,663
  Intangible asset amortization                                                        507,071                 321,843
  Other                                                                                149,962                 135,455
-----------------------------------------------------------------------------------------------------------------------
     Total                                                                            $914,665                $651,927
=======================================================================================================================
Deferred tax liabilities:

  Depreciation                                                                         (39,471)                (27,295)
  Other                                                                               (363,566)               (211,843)
-----------------------------------------------------------------------------------------------------------------------
     Total                                                                           $(403,037)              $(239,138)
-----------------------------------------------------------------------------------------------------------------------
     Net deferred tax assets                                                          $511,628                $412,789
=======================================================================================================================



  No valuation allowances were recorded against deferred tax assets or deferred tax liabilities at September 30, 1996 or 1995.

(7)      EMPLOYEE BENEFITS

         (a) SAVINGS AND INVESTMENT PLAN--The Company has a profit sharing and retirement savings plan covering substantially all full-time employees. Profit sharing contributions to the plan, which are discretionary, are determined by the Board of Directors. The plan permits participants to contribute to the plan through salary reduction. Under the terms of the plan, the Company will match up to 3% of an employee's contributions.

Discretionary and matching contributions by the Company to the plan amounted to approximately $269,000, $273,000, and $270,000, during 1996, 1995 and 1994, respectively.

         (b) STOCK OPTIONS--At September 30, 1996, 1,641,235 of the authorized but unissued common shares of the Company were reserved for issuance to directors, executives, employees and consultants for stock options. Of the reserved shares, 810,594 were subject to options outstanding at September 30, 1996. Options may be granted at exercise prices from 95% to 110% of the market value of the underlying common stock on the date of grant and become exercisable on vesting schedules established at the time of grant. All options contain provisions restricting their transferability and limiting their exercise in the event of termination of employment or the disability or death of the optionee. Options may be granted both as incentive stock options designed to provide certain tax benefits under the Internal Revenue Code and as nonqualified options without such tax benefits.

         Transactions involving the stock options are shown in the table below:

Years Ended September
30,                                                    1996                          1995                          1994
-----------------------------------------------------------------------------------------------------------------------
Outstanding at beginning
  of period (from $1.05
  to $7.57 per share)                               773,663                       659,715                       518,580
Granted (from $8.50 to
  $15.68 per share)                                  85,451                       189,188                       185,422
Expired or canceled                                  (6,102)                      (17,817)                       (8,950)
Exercised*                                          (42,418)                      (57,423)                      (35,337)
-----------------------------------------------------------------------------------------------------------------------
Outstanding at end of
  period (from $1.05 to
  $15.68 per share)                                 810,594                       773,663                       659,715
-----------------------------------------------------------------------------------------------------------------------
Exercisable at end of
  period (from $1.05
  to $7.57 per share)                               495,754                       353,541                       227,136
-----------------------------------------------------------------------------------------------------------------------

*Includes 6,538 shares surrendered in conjunction with the exercise of stock options in 1996 and 14,574 in 1995.

         In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123 (Statement 123) "Accounting for Stock Based Compensation" establishing financial accounting and reporting standards for stock-based employee compensation plans. Statement 123 encourages the use of the fair value based method to measure compensation cost for stock-based employee compensation plans; however, it also continues to allow the intrinsic value based method of accounting as prescribed by APB Opinion No. 25, which is currently used by the Company. If the intrinsic value based method continues to be used, Statement 123 requires pro forma disclosures of net income and earnings per share, as if the fair value based method of accounting had been applied. The fair value based method requires that compensation cost be measured at the grant date based upon the value of the award and recognized over the service period, which is normally the vesting period. The Company intends to adopt Statement 123 in fiscal 1997 by making the required footnote disclosures only. Therefore, the adoption of this Statement is not expected to have a material effect on the Company's financial position or results of operations.

         (c) OTHER BENEFITS--the Company does not provide postretirement or postemployment benefits to its employees.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Meridian Diagnostics, Inc.:

         We have audited the accompanying consolidated balance sheets of MERIDIAN DIAGNOSTICS, INC. and subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Meridian Diagnostics, Inc. and subsidiaries as of September 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles.

                                                ARTHUR ANDERSEN LLP

Cincinnati, Ohio
   November 7, 1996

TEN YEAR SUMMARY

(Dollars in thousands except per share data and number of employees)
MERIDIAN DIAGNOSTICS, INC. AND SUBSIDIARIES

                                            Selected Financial And Operating Data For the Years Ended September 30,
                             1996      1995       1994       1993       1992      1991       1990       1989       1988       1987
----------------------------------------------------------------------------------------------------------------------------------
Net Sales                 $29,391   $25,110    $21,877    $16,171    $14,003   $11,085     $8,478     $6,213     $5,647     $5,195
Cost of Sales               8,967     8,009      7,518      5,098      4,582     3,973      3,467      2,590      2,271      1,948
----------------------------------------------------------------------------------------------------------------------------------
Gross Margin               20,424    17,101     14,359     11,073      9,421     7,112      5,011      3,623      3,376      3,247
Percent of Sales           69.49%    68.10%     65.64%     68.47%     67.28%    64.16%     59.11%     58.31%     59.78%     62.50%
Operating Expenses
  Research &
     Development            1,499     1,432      1,433      1,165      1,157     1,102        908        844        982        788
  Sales & Marketing         5,991     5,229      4,747      3,716      3,166     2,564      1,649      1,240      1,145        922
  General &
     Administrative         4,420     3,864      3,365      2,667      2,482     2,090      1,637      1,407      1,341      1,358
----------------------------------------------------------------------------------------------------------------------------------
Total Operating
  Expenses                 11,910    10,525      9,545      7,548      6,805     5,756      4,194      3,491      3,468      3,068
----------------------------------------------------------------------------------------------------------------------------------
Operating Income            8,514     6,576      4,814      3,525      2,616     1,356        817        132       (92)        179
Percent of Sales           28.97%    26.19%     22.00%     21.80%     18.68%    12.23%      9.64%      2.12%     -1.63%      3.45%
Other Income
  Licensing &
     Related Fees              45       103          0         55         55        55         55         55         55         55
  Interest Income             379       436        254         57         50       144        210        303        269        281
  Interest Expense           (390)   (1,135)    (1,092)      (179)       (89)      (10)       (15)       (21)       (26)       (33)
  Cost of Withdrawn
     Stock Offering             0         0          0       (405)         0         0          0          0          0          0
  Other, Net                  345       (20)         8         48        (27)      (21)        16         (4)        (1)        89
----------------------------------------------------------------------------------------------------------------------------------
    Total Other
     Income (Expense)         379      (616)      (830)      (424)       (11)      168        266        333        297        392
----------------------------------------------------------------------------------------------------------------------------------
Minority Interest in
  Earnings of Subsidiary        0         0          0          0          0        (7)        (7)         0          0          0
Earnings Before
  Income Taxes              8,893     5,960      3,984      3,101      2,605     1,517      1,076        465        205        571
Income Taxes                3,601     2,436      1,543      1,212        952       559        391        148         10        104
----------------------------------------------------------------------------------------------------------------------------------
Net Earnings               $5,292    $3,524     $2,441     $1,889     $1,653      $958       $685       $317       $195       $467
----------------------------------------------------------------------------------------------------------------------------------
Percent of Sales           18.01%    14.03%     11.16%     11.68%     11.80%     8.64%      8.08%      5.10%      3.45%      8.99%
Cash Dividends
  Declared & Paid per
    Common Share*           $0.16     $0.10      $0.08      $0.06      $0.05     $0.05         --         --         --         --
Primary Weighted
  Average Number of
  Common Shares
  Outstanding*             14,667    12,355     12,227     12,264     12,222    12,129     12,031     12,031     12,031     12,031
Primary Earnings Per
  Common Share*             $0.36     $0.29      $0.20      $0.15      $0.13     $0.08      $0.06      $0.03      $0.02      $0.04
Fully Diluted Weighted
  Average Number of
  Common Shares
  Outstanding*                N/A    14,542        N/A        N/A        N/A       N/A        N/A        N/A        N/A        N/A
  Fully Diluted Earnings
  Per Common Share*           N/A     $0.28        N/A        N/A        N/A       N/A        N/A        N/A        N/A        N/A
----------------------------------------------------------------------------------------------------------------------------------
Total Assets              $56,469   $34,569    $32,329    $26,247    $14,099   $10,997    $10,555     $9,397     $8,969     $9,205
Cash & Marketable
  Securities               19,743     8,919      8,832      9,476      1,810     1,590      2,704      4,198      3,628      4,915
Capital Expenditures        1,245     2,472      1,426        718      1,999       934        165        153        855      1,134
Net Working Capital        29,656    15,670     13,000     13,759      5,164     4,046      4,452      5,373      4,683      5,346
Shareholders' Equity       29,568    18,878     13,232     11,617     10,676     9,519      8,998      8,313      7,996      7,801
Return on Beginning
  Shareholders' Equity     28.03%    26.63%     21.01%     17.69%     17.37%    10.65%      8.24%      3.96%      2.50%      6.37%
Year-End Stock Price        13.38      8.08       5.18       5.50       6.13      2.49       0.97       1.35       2.05       1.75
Number of Employees           173       156        138        125        115       105        100         94         97         86
Sales per Employee            170       161        159        129        122       106         85         66         58         60
Net Income per Employee        31        23         18         15         14         9          7          3          2          5

*As adjusted for stock splits and stock dividends

COMMON STOCK INFORMATION

NASDAQ National Market System Symbol:  "KITS"
Approximate number of record holders:  885

The following table sets forth by calendar quarter the high and low sales prices of the Common Stock on the NASDAQ National Market System, as adjusted for stock dividends and stock splits.

Years Ended September 30,                                  1996                                     1995
------------------------------------------------------------------------------------------------------------------------
Quarter ended:                                  High                   Low                 High                Low
------------------------------------------------------------------------------------------------------------------------
December 31                                     12 1/4                 7 3/4                5 1/8              4 3/8
March 31                                        11 3/8                 9 1/8                6 1/2              4 5/8
June 30                                         15 1/2                 8 7/8                7 3/8              5 5/8
September 30                                    15 3/8                10 1/2                9 1/2              6