Form 10-K, Exhibit 13
period 1997-09-30
MERIDIAN DIAGNOSTICS INC
filed 1997-12-29
CIK 794172

                                                                      Exhibit 13




                          Meridian Diagnostics, Inc.'s

                               1997 Annual Report

QUARTERLY FINANCIAL DATA

--------------------------------------------------------------------------------
Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------


Unaudited (Amounts in thousands, except for per share data)
-------------------------------------------------------------------------------------------------------------------
For the Quarter Ended in Fiscal 1997           December 31         March 31          June 30        September 30
-------------------------------------------------------------------------------------------------------------------
Net sales                                           $7,562           $8,337           $9,082            $10,248
Gross profit                                         4,851            5,465            6,048              6,567
Net earnings                                           843            1,132            1,697              2,310
Primary earnings per common share(1)                   .06              .08              .12                .16
Cash dividends per common share(1,2)                   .06              .04              .04                .04

-------------------------------------------------------------------------------------------------------------------
For the Quarter Ended in Fiscal 1996           December 31         March 31          June 30        September 30
-------------------------------------------------------------------------------------------------------------------
Net sales                                           $5,522           $7,255           $7,559            $ 9,055
Gross profit                                         3,774            5,003            5,362              6,285
Net earnings                                           629            1,355            1,499              1,809
Primary earnings per common share(1)                   .05              .10              .11                .12
Cash dividends per common share(1,2)                   .05              .04              .04                .04

(1) The sum of the primary earnings per common share and the cash dividends per share may not equal the annual earnings and cash dividends per share due to interim quarter rounding.

(2)  Includes special 1995 and 1996 year-end cash dividend of $0.025 per share

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------


Fiscal 1997 Compared to Fiscal 1996

   Net sales increased $5,838,000 or 20%, to $35,229,000 in fiscal 1997. This growth stems primarily from strong unit volume increases in the Premier and ImmunoCard(R) lines, the full year effect of the acquisition of the enteric product line from Cambridge Biotech Corporation on June 24, 1996 and significant growth in international sales, primarily in the Pacific Rim. The Premier line was up $4,057,000, or 45%, from fiscal 1996 primarily related to products for detection of EHEC and E. coli, up $1,547,000 and products for H. pylori, up $589,000 with the Cambridge acquisition, up $1,948,000, accounting for the balance of this growth.

   In the ImmunoCard line which increased $1,737,000, or 56%, the growth was attributable to products used for the detection of C. difficile Toxin A, up $1,126,000, H. pylori, up $294,000, Mycoplasma, up $211,000 and Rotavirus, up $138,000.

   OEM sales increased $461,000, or 45%, to $1,491,000 from sales of EHEC/E. coli to Novapath for Japan. There were no sales in fiscal 1997 of strep latex to Becton, Dickinson and Company or FiltraCheck-UTI(R) to Biostar resulting in a decline of $130,000 versus fiscal 1996. All other OEM products increased $118,000, essentially offsetting the strep and FiltraCheck declines.

   Inova product sales in Italy were up $146,000, or 30%. The mononucleosis line continued to decline, down $409,000, or 18%, as a result of the transition from MonoSpot(R) to the Company-produced latex products. The other significant decline was in the fungal line, down $191,000, or 8%.

   The increase in sales was more than accounted for by unit volume growth, up 26%, offset in part by lower pricing, down 5%, and currency, down 1%. Contributing to the volume growth is the impact of the national contracts established during fiscal 1996 and 1997 in the U.S. with large hospital chains and reference laboratories in addition to the specific product growth mentioned above, i.e., the Cambridge acquisition, EHEC/E. coli in the U.S. and in Japan, etc.

   The lower pricing is directly related to the national contracts. However, the lower prices were more than offset by the incremental volume from these exclusive arrangements. Healthcare cost-containment in the international markets was also a factor in the lower pricing and represented approximately 14% of the total pricing variances versus fiscal 1996.

   Nearly two-thirds of the annual currency impact occurred in the fourth fiscal quarter as the dollar strengthened significantly versus the lira.

   In total, international sales grew $2,498,000, or 32%, from $7,783,000 in fiscal 1996 to $10,281,000 in 1997 and increased from 26% of total sales to 29%. Over 85% of the growth of $2,498,000 is attributable to the Pacific Rim with the remainder of the increase largely in Canada. European operations were relatively flat, due largely to the unfavorable currency and pricing which amounted to approximately $565,000 in total. Foreign sales may be adversely affected by the recent strengthening of the dollar. The Company cannot assure that sales of certain products made under endemic conditions in specific geographic areas during fiscal 1997, the Pacific Rim for example, will continue in fiscal 1998.

   Gross profit increased $2,507,000 or 12% to $22,931,000 for fiscal 1997 from $20,424,000 in fiscal 1996. As a percentage of sales, gross profit decreased to 65.1% in fiscal 1997 from 69.5% in fiscal 1996. This reduction in the gross profit rate is primarily attributable to the higher cost of the enteric products acquired from Cambridge in June 1996. Under a one-year inventory purchase agreement, the Company purchased products at a cost higher than the Company's cost of manufacturing the acquired products in the Company's manufacturing facilities in Cincinnati.

   As of September 30, 1997, these products have been assimilated into the Company's manufacturing facilities, however, the previously anticipated improvement in the gross profit rate for the fourth fiscal quarter was not realized due to the earlier reported delay in the German registration of the former Cambridge products under the Meridian label. This delay resulted in an extension of the sell-out period of the acquired inventory, which is now expected to be largely completed during the first quarter of fiscal 1998. When this purchased inventory is depleted, the gross profit percentage is expected to improve.

   Total operating expenses increased $1,111,000 or 9% for fiscal 1997 compared to the prior year, but declined as a percentage of sales to 37.0% versus 40.5%, or a reduction of 3.5 percentage points. Research and development expenses were relatively constant at $1,502,000 year-to-year. However, these expenses are anticipated to increase significantly in fiscal 1998 as a result of the multi-site clinical studies under way for H. pylori Specific Antigen (HpSA). This organism is the major cause of gastric and duodenal ulcers and has been implicated as a cause of gastric cancer. Selling and marketing expenses increased $1,233,000 or 21% for the twelve months ended September 30, 1997. This increase was attributable to the full year costs of U.S. sales personnel added during fiscal 1996 to provide improved geographic coverage and penetration of national accounts, amortization of certain Cambridge acquisition costs, higher national sales meeting expenses and facility-related expenses for the new and refurbished buildings. Offsetting these increases were lower recruiting and relocation expenses. European selling and marketing expenses, included above, increased about 9% or $86,000 primarily in higher personnel and meeting expenses. General and administrative expenses decreased $124,000 or 3% compared to the prior year. The impact of the stronger dollar versus the lira coupled with across-the-board expense reductions in Europe, revisions to the amortization of certain intangible costs related to prior product line acquisitions and the one-time fiscal 1996 state filing fee to increase the number of authorized shares of common stock offset increases in U.S. personnel costs, provision for bad debts and outside professional fees for cost savings special projects.

   Operating income, as a result of the above, increased $1,396,000 or 16% for the 1997 fiscal year versus 1996. As a percent of sales, operating income declined marginally to 28.1% for 1997 versus 29.0% for 1996.

Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------


   Other expense (net) increased $578,000 for the period ended September 30, 1997. Interest expense (net) increased $149,000 from the expense associated with the 7% Convertible Subordinated Debentures due 2006 which were issued in September 1996. In addition, fiscal 1996 included gains of $150,000 and $100,000 respectively, from payment of a fully reserved note related to a March 1994 Acquisition Agreement and from the sale of the Meritec(a) Campy product. The balance of the increase in other expense was attributable to lower licensing fees and currency losses which were not material. The cumulative foreign currency translation adjustment decreased $276,000 during the twelve month period as a result of the dollar strengthening against the lira.

   The company's effective tax rate decreased 2.1 percentage points from 40.5% in fiscal 1996 to 38.4% in fiscal 1997. This reduction stemmed from a higher proportion of income being generated in the U.S. compared to the Company's Italian subsidiary which is taxed at a significantly higher rate plus the higher foreign sales which increased the foreign sales corporation benefit.

   Net earnings increased $690,000 or 13% to $5,982,000 for the twelve months ended September 30, 1997 compared to $5,292,000 in the prior year, and declined one percentage point to 17% of sales in fiscal 1997 versus 18% in 1996.

   Primary earnings per share were $.42 in fiscal 1997 compared to $.36 in 1996, an increase of 17%. The higher growth rate in earnings per share compared to net earnings results from a decrease in the weighted average primary shares outstanding which is directly related to the effect of outstanding stock options which were greater than 3% in fiscal 1996 and therefore included in the share count.

FISCAL 1996 COMPARED TO FISCAL 1995

   Net sales increased $4,281,000 or 17%, to $29,391,000 in fiscal 1996. This increase was primarily from strong unit volume growth in the Premier, Para-Pak(R) and ImmunoCard lines coupled with the acquisition of the enteric product line from Cambridge Biotech Corporation. In the Premier and ImmunoCard formats, the growth continued to be attributable to those products used for identification of Toxin A, H. pylori, EHEC, Mycoplasma and Rotavirus. In Para-Pak, the growth was attributable to the core parasitology transport format, Para-Pak Ultra and Para-Pak Plus. In addition, the Inova line of products, licensed for Italy in fiscal year 1995, added over $472,000 of sales volume for the year. The products acquired from Cambridge at the end of the third quarter contributed $1,096,000 of sales in fiscal 1996.

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

   Other decreases for fiscal 1996 included the mononucleosis line, down about 8% due to the wind-down of production of the MonoSpot(R) product previously supplied by ODSI, and the transition to the Company-produced, new mononucleosis latex products; decreased chlamydia sales; and the impact of a one-time sale of bulk giardia and cryptosporidium in Germany in fiscal 1995.

   The increase in sales of 17% for fiscal 1996 versus fiscal 1995 broken down by volume, price and currency was 15.3%, 0.6% and 1.1% respectively.

   European sales increased from $5,101,000 to $6,456,000, or 27%, for the twelve month period principally from volume growth in the Premier line, the Inova line licensed for Italy in fiscal 1995, ImmunoCard and Para-Pak formats. Currency contributed $263,000, or about 5% of the growth, as a result of the stronger lira versus the dollar.

   Gross profit increased $3,323,000, or 19%, to $20,424,000 for fiscal 1996 from $17,101,000 in fiscal 1995. As a percentage of sales, gross profit increased to 69.5% in fiscal 1996 from 68.1% in fiscal 1995. This improvement was the result of a favorable product mix, driven largely by growth in excess of 35% in the ImmunoCard line, the decrease in lower margin OEM sales, favorable year-end inventory variances, the impact of the 15% increase in volume and significant reductions in scrap and depreciation expenses. This improvement was particularly noteworthy considering the higher costs associated with the enteric product line acquisition from Cambridge. In addition to the amortization of certain acquisition costs, the acquisition included a one-year inventory purchase agreement at a negotiated cost higher than the Company's cost of manufacturing following integration of the purchased product line into the Company's manufacturing facilities in Cincinnati during the third and fourth quarters of fiscal 1997. The gross profit percentage for fiscal 1997 versus fiscal 1996 declined modestly because of these higher Cambridge-related costs.

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

Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------


increase in the number of authorized shares of common stock are the primary reasons for the increase.

   Operating income, as a result of the above, increased $1,938,000 or 29% compared to the sales increase of 17% for the 1996 twelve month period versus 1995. As a percent of sales, operating income improved almost three percentage points to 29.0% for fiscal 1996 versus 26.2% for fiscal 1995.

   Other income (net) increased $995,000 for the period ended September 30, 1996. Interest expense (net) declined $689,000 for the twelve month period primarily due to the reduction in interest expense as a result of the November 30, 1995 conversion of the 7-1/4% Convertible Subordinated Debentures issued by the Company in 1993. Interest expense will increase in fiscal 1997 from the issuance of $20 million of 7% Convertible Subordinated Debentures on September 27, 1996. Also included in the twelve month period was a gain of $150,000 from payment of a fully reserved note related to a March 1994 Agreement, wherein the Company sold to VAI Diagnostics, Inc. tissue culture products acquired in January 1994 from an affiliate of ODSI, and a gain of $100,000 from the sale of the Meritec(a) Campy product to Integrated Diagnostics, Inc. Gains/losses in foreign exchange for the twelve month period were not material. The cumulative foreign currency translation adjustment increased by $98,000 during the twelve month period as a result of the lira strengthening against the U.S. dollar.

   The Company's effective tax rate decreased for the year to 40.5% in fiscal 1996 compared to 40.9% in fiscal 1995.

   Net earnings increased $1,768,000, or 50% to $5,292,000 for the twelve months ended September 30, 1996 compared to $3,524,000 in fiscal 1995, and improved 4 percentage points to 18.0% of sales in fiscal 1996 versus 14.0% in fiscal 1995. The corresponding increase in primary earnings per share from $.29 in fiscal 1995 to $.36 in fiscal 1996 is approximately 24%. The lower growth rate in earnings per share resulted from the increase in outstanding shares in fiscal 1996 associated with the first quarter conversion of the 7-1/4% convertible subordinated debentures issued by the Company in 1993 plus the effect of outstanding stock options which is greater than 3%.

LIQUIDITY AND CAPITAL RESOURCES

   At September 30, 1997, the Company had cash and cash equivalents of $10,523,000, investments of $11,213,000 and working capital of $33,570,000.
Trade accounts receivable increased $1,416,000, or 15%, primarily as a result of the increase in the month of September sales of $1,519,000. Inventories increased $400,000 or 9%.

   Net cash flow provided by operating activities was $6,453,000 for the twelve month period ended September 30, 1997, up $1,663,000, or 35%, from the prior year period. This increase resulted primarily from the increase in net earnings, depreciation and amortization. Net changes in working capital were relatively constant for fiscal 1997 and fiscal 1996.

   Net cash provided from investing activities was $1,257,000. Capital expenditures for the twelve months ended September 30, 1997 were $1,579,000. Sale of investments provided $2,881,000. The Company's anticipated total capital expenditures for fiscal 1998 are $2,200,000. The major capital expenditures include upgrade of the Company's computer, automated filling equipment for the ParaPak line and property expansion. Net cash used for financing activities was $2,802,000, primarily from dividend payments.

   On November 19, 1997, the Board of Directors declared the regular cash dividend of $0.0425 per share and a special year-end cash dividend of $0.025 per share payable December 8, 1997 to shareholders of record on November 28, 1997. The Board of Directors also announced its intention to increase the regular annual dividend rate for fiscal 1997 of $0.17 to $0.20 per share for fiscal 1998, representing over a 18% increase in the annual cash dividend rate. Total dividends paid during fiscal 1997, including a special fiscal 1996 year-end dividend paid on December 6, 1996 of $357,000, were $2,688,000 compared to $2,230,000 paid in fiscal 1996.

   On September 27, 1996, the Company issued $20 million of 7% convertible subordinated debentures which are due in 2006. Of the $18,755,000 in net proceeds, approximately $14,094,000 was invested in short-term investments.

   On June 24, 1996, the Company acquired the enteric product line of Cambridge Biotech Corporation for approximately $6,566,000. The price has been allocated as follows: an advance on royalties of $200,000; inventory valued at $830,000; fixed assets valued at $200,000 and intangibles valued at $5,336,000. These intangibles included a covenant-not-to-compete, a patent, a customer list, a supply agreement, manufacturing procedures and cost in excess of net assets acquired (goodwill). Aside from goodwill, these intangibles were valued based on the Company's internally developed analysis of cash flow, sales and cost projections related to the particular intangible assets. This acquisition was funded through liquidation of a portion of the Company's short-term investments.

   On October 10, 1995, the Company called for redemption of the then outstanding $7.4 million of its 7-1/4% Convertible Subordinated Debentures due in 2001. Of the originally issued $11,500,000 principal amount, $113,000 was redeemed for cash on November 30, 1995. The balance was converted into Common Stock at $5.97 per share.

   On April 16, 1996, the Company paid off the outstanding balance of its mortgage loans, reducing debt by $2,418,000.

   Net cash flow from operations is expected to continue to fund working capital requirements for the foreseeable future. Currently, the Company has an unused $12,500,000 line of credit with a commercial bank and cash and cash equivalents and investments of approximately $21,736,000.

CONSOLIDATED BALANCE SHEETS



Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------

As of September 30,                                                                                      1997             1996
--------------------------------------------------------------------------------------------------------------------------------
Assets
Current Assets:
   Cash and cash equivalents (Note 2)                                                             $10,523,191      $ 5,648,225
   Investments (Notes 1 and 2)                                                                     11,213,144       14,094,299
   Accounts receivable, less allowance of $166,742 in 1997 and $128,013
      in 1996 for doubtful accounts                                                                10,622,759        9,206,498
   Inventories (Notes 1 and 3)                                                                      4,651,687        4,251,531
   Prepaid expenses and other                                                                         447,881          189,433
   Deferred tax assets                                                                                382,518          402,125
--------------------------------------------------------------------------------------------------------------------------------
         Total current assets                                                                      37,841,180       33,792,111
--------------------------------------------------------------------------------------------------------------------------------
Property, Plant and Equipment (Note 1):
   Land                                                                                               259,993          277,691
   Buildings and improvements                                                                       6,629,847        5,864,008
   Machinery, equipment and furniture                                                               7,822,671        6,322,071
   Construction in progress                                                                            96,218        1,061,002
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                   14,808,729       13,524,772
   Less--accumulated depreciation and amortization                                                   6,359,499        5,171,388
--------------------------------------------------------------------------------------------------------------------------------
         Net property, plant and equipment                                                          8,449,230        8,353,384
--------------------------------------------------------------------------------------------------------------------------------
Other Assets (Notes 1 and 4):
   Long-term receivable and other                                                                     298,301          573,710
   Deferred royalties                                                                                 195,355          278,027
   Deferred tax assets                                                                                645,542          109,503
   Deferred debenture offering costs, net of accumulated amortization
   of $136,500 in 1997 and $1,500 in 1996                                                           1,191,836        1,260,543
   Covenants not to compete, and consulting agreements, net of accumulated
   amortization of $3,123,408 in 1997 and $2,381,064 in 1996                                        2,397,186        3,139,530
   License agreements, net of accumulated amortization of $887,541 in 1997 and $829,987 in 1996       247,571          305,125
   Patents, tradenames and distributorships, net of accumulated amortization
   of $1,204,686 in 1997 and $707,474 in 1996                                                       2,965,615        3,417,517
   Other intangible assets, net of accumulated amortization of $303,869 in 1997
   and $154,469 in 1996                                                                             1,937,131        2,086,531
   Cost in excess of net assets acquired, net of accumulated amortization
   of $422,880 in 1997 and $310,218 in 1996                                                         1,321,943        1,434,605
--------------------------------------------------------------------------------------------------------------------------------
         Total other assets                                                                        11,200,480       12,605,091
--------------------------------------------------------------------------------------------------------------------------------
         Total assets                                                                             $57,490,890      $54,750,586
--------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities:
   Current portion of long-term obligations (Note 5)                                                 $ 73,877              $--
   Current portion of capital lease obligations (Note 5)                                              106,516          139,019
   Accounts payable                                                                                   839,093          990,249
   Accrued payroll and payroll taxes                                                                  841,603          850,722
   Other accrued expenses                                                                           1,244,078        1,648,175
   Income taxes payable                                                                             1,165,636          831,723
--------------------------------------------------------------------------------------------------------------------------------
         Total current liabilities                                                                  4,270,803        4,459,888
--------------------------------------------------------------------------------------------------------------------------------
Long-Term Obligations (Note 5)                                                                     20,023,880       20,105,081
--------------------------------------------------------------------------------------------------------------------------------
Capital Lease Obligations (Note 5)                                                                    557,313          617,619
--------------------------------------------------------------------------------------------------------------------------------
Shareholders' Equity (Note 7):
   Preferred stock, no par value, 1,000,000 shares authorized; none issued                                 --               --
   Common stock, no par value, 50,000,000 shares authorized; 14,365,289
   and 14,278,578 shares issued and outstanding, respectively, stated at                            2,393,852        2,386,153
   Additional paid-in capital                                                                      20,571,453       20,526,337
   Retained earnings                                                                               10,103,837        6,809,830
   Cumulative foreign currency translation adjustment                                                (430,248)        (154,322)
--------------------------------------------------------------------------------------------------------------------------------
         Total shareholders' equity                                                                32,638,894       29,567,998
--------------------------------------------------------------------------------------------------------------------------------
         Total liabilities and shareholders' equity                                               $57,490,890      $54,750,586
--------------------------------------------------------------------------------------------------------------------------------

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

CONSOLIDATED STATEMENTS OF EARNINGS


Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------


For the Years Ended September 30,                                                1997                 1996                1995
--------------------------------------------------------------------------------------------------------------------------------
Net Sales                                                                 $35,228,872          $29,390,861         $25,109,711
Cost of Sales                                                              12,297,850            8,966,965           8,008,529
--------------------------------------------------------------------------------------------------------------------------------
      Gross profit                                                         22,931,022           20,423,896          17,101,182
--------------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
   Research and development                                                 1,501,835            1,499,334           1,432,315
   Selling and marketing                                                    7,223,007            5,990,390           5,228,717
   General and administrative                                               4,295,854            4,420,067           3,864,294
--------------------------------------------------------------------------------------------------------------------------------
      Total operating expenses                                             13,020,696           11,909,791          10,525,326
--------------------------------------------------------------------------------------------------------------------------------
      Operating income                                                      9,910,326            8,514,105           6,575,856
Other Income (Expense):
   Licensing and related fees                                                  14,131               44,638             102,698
   Interest income                                                          1,037,000              379,582             435,686
   Interest expense                                                        (1,195,773)            (389,721)         (1,134,844)
   Other, net                                                                 (54,239)             344,580             (19,470)
--------------------------------------------------------------------------------------------------------------------------------
      Total other income (expense)                                           (198,881)             379,079            (615,930)
--------------------------------------------------------------------------------------------------------------------------------
      Earnings before income taxes                                          9,711,445            8,893,184           5,959,926
Income Taxes (Note 6)                                                       3,729,360            3,601,009           2,435,815
--------------------------------------------------------------------------------------------------------------------------------
      Net earnings                                                        $ 5,982,085          $ 5,292,175         $ 3,524,111
--------------------------------------------------------------------------------------------------------------------------------
Primary Weighted Average Number of Common Shares Outstanding               14,341,785           14,667,088          12,354,752
--------------------------------------------------------------------------------------------------------------------------------
Primary Earnings Per Common Share                                                $.42                 $.36                $.29
--------------------------------------------------------------------------------------------------------------------------------
Fully Diluted Weighted Average Number of Common Shares Outstanding                 NA                   NA          14,541,603
--------------------------------------------------------------------------------------------------------------------------------
Fully Diluted Earnings Per Common Share                                            NA                   NA                $.28
--------------------------------------------------------------------------------------------------------------------------------


The accompanying notes to consolidated financial statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------

                                     Number of                                                      Cumulative
                                        Common                                                         Foreign
                                        Shares                      Additional                        Currency
                                    Issued and          Common         Paid-In        Retained     Translation
                                   Outstanding           Stock         Capital        Earnings      Adjustment           Total
--------------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1994        8,195,290      $1,179,583     $10,824,012     $ 1,448,736       $(220,359)    $13,231,972
Net earnings                                --              --              --       3,524,111              --       3,524,111
Fractional shares                         (570)           (293)         (3,049)             --              --          (3,342)
Cash dividends paid--
   $.10 per share as adjusted               --              --              --      (1,224,917)             --      (1,224,917)
Exercise of stock options, net          42,849          14,961          34,131              --              --          49,092
3 for 2 stock split                  4,097,645              --              --              --              --              --
Debenture conversions                  589,600         292,908       3,040,807              --              --       3,333,715
Foreign currency translation
   adjustment                               --              --              --              --         (32,399)        (32,399)
--------------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1995       12,924,814       1,487,159      13,895,901       3,747,930        (252,758)     18,878,232
Net earnings                                --              --              --       5,292,175              --       5,292,175
Cash dividends paid--
   $.16 per share                           --              --              --      (2,230,275)             --      (2,230,275)
Exercise of stock options, net          36,052          15,767         104,160              --              --         119,927
Debenture conversions                1,317,712         883,227       6,526,276              --              --       7,409,503
Foreign currency translation
   adjustment                               --              --              --              --          98,436          98,436
--------------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1996       14,278,578       2,386,153      20,526,337       6,809,830        (154,322)     29,567,998
Net earnings                                --              --              --       5,982,085              --       5,982,085
Cash dividends paid--
   $.19 per share                           --              --              --      (2,688,078)             --      (2,688,078)
Exercise of stock options, net          86,711           7,699          45,116              --              --          52,815
Foreign currency translation
   adjustment                               --              --              --              --        (275,926)       (275,926)
--------------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1997       14,365,289      $2,393,852     $20,571,453     $10,103,837       $(430,248)    $32,638,894
--------------------------------------------------------------------------------------------------------------------------------

The accompanying notes to consolidated financial statements are an integral part of these statements.

Consolidated Statements of Cash Flows


Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------

For the Years Ended September 30,                                                       1997               1996             1995
----------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
   Net earnings                                                                  $  5,982,085      $  5,292,175      $  3,524,111
   Non-cash items--
      Depreciation and amortization of property, plant and equipment                1,239,926         1,031,915           863,436
      Amortization of intangible assets and deferred royalties                      1,776,851           975,466           978,383
      Deferred income taxes                                                          (516,432)          (98,838)          (70,019)
   Changes in current assets excluding cash/cash equivalents and investments       (2,074,864)       (3,136,255)       (1,611,612)
   Changes in current liabilities excluding current portion
   of long-term obligations                                                          (230,460)        1,125,939          (884,578)
   Long-term receivable and payable                                                   275,409          (400,432)           (2,470)
----------------------------------------------------------------------------------------------------------------------------------
         Net cash provided by operating activities                                  6,452,515         4,789,970         2,797,251
----------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities:
   Property, plant, and equipment acquired, net                                    (1,578,698)       (1,245,144)       (2,472,177)
   Sale (purchase) of short-term investments                                        2,881,155       (14,094,299)               --
   Product line acquisition--
      Inventory and equipment                                                              --        (1,030,000)               --
      Advance royalties paid                                                               --          (200,000)               --
      Covenants not to compete                                                             --        (1,260,000)               --
      Patents, tradenames, customer lists and other                                        --        (3,416,000)               --
      Cost in excess of net assets acquired                                                --          (660,000)               --
   Patents                                                                            (45,317)               --                --
   Advance royalties paid                                                                  --           (37,500)               --
----------------------------------------------------------------------------------------------------------------------------------
         Net cash provided by (used for) investing activities                       1,257,140       (21,942,943)       (2,472,177)
----------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities:
   Proceeds from issuance of subordinated debentures, net of offering costs           (66,293)       18,754,497                --
   Proceeds from other long-term obligations                                           60,296            56,039         1,284,005
   Repayment of long-term obligations                                                (160,429)       (2,794,939)         (329,391)
   Dividends paid                                                                  (2,688,078)       (2,230,275)       (1,224,917)
   Proceeds from issuance of common stock                                              52,815            53,133            45,750
----------------------------------------------------------------------------------------------------------------------------------
         Net cash provided by (used for) financing activities                      (2,801,689)       13,838,455          (224,553)
----------------------------------------------------------------------------------------------------------------------------------
Effect of Exchange Rate Changes on Cash                                               (33,001)           44,106           (13,867)
Net Increase (Decrease) in Cash and Cash Equivalents                                4,874,966        (3,270,412)           86,654
Cash and Cash Equivalents at Beginning of Period                                    5,648,225         8,918,637         8,831,983
----------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                                       $ 10,523,191      $  5,648,225      $  8,918,637
----------------------------------------------------------------------------------------------------------------------------------
Supplemental Disclosure of Cash Flow Information:
   Cash paid during the year for--
      Income taxes                                                               $  3,035,188      $  3,109,538      $  2,882,336
      Interest                                                                      1,458,519           148,715           883,356
   Capitalized lease obligations                                                       51,001           650,940           259,240
   Conversion of 7 1/4% debentures (due 2001) to common stock, net of amortization of deferred debenture offering costs of
   $457,000 and $186,000, respectively                                                     --         7,409,503         3,333,715

The accompanying notes to consolidated financial statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------



(1) SUMMARY OF SIGNIFICANT
    ACCOUNTING POLICIES

(a) Principles of Consolidation--The consolidated financial statements include the accounts of Meridian Diagnostics, Inc. and its subsidiaries, Meridian Diagnostics Corporation, Omega Technologies, Inc., Meridian Diagnostics Europe s.r.1. ("MDE") and Meridian Diagnostics International, Inc. (collectively, "Meridian" or the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

(b) Short-Term Investments--The Company adopted Statement of Financial Accounting Standards (FASB) No.115, "Accounting for Certain Investments in Debt and Equity Securities" (Statement 115), in 1995. There was no cumulative effect as a result of adopting Statement 115 in 1995.

     Debt securities for which the Company does not have the intent or ability to hold to maturity are classified as available for sale, along with any equity securities. The estimated fair value of investments approximates cost, and therefore, there are no unrealized gains or losses reported as of September 30, 1997 or 1996.

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

         Buildings and improvements--5 to 33 years
         Machinery, equipment and furniture--3 to 10 years

(e) Intangible Assets--Intangible assets are stated at cost less accumulated amortization and are being amortized on a straight-line basis over their estimated useful lives:

         Covenants not to compete--5 to 10 years
         License agreements--3 to 13 years
         Patents, tradenames and distributorships--1 to 15 years Cost in excess of net assets acquired and other intangible assets--15 years
         Deferred debenture offering costs--10 years

     The Company continually evaluates whether subsequent events and circumstances have occurred that indicate the remaining estimated useful lives of intangible assets may warrant revision or that the remaining balances of these assets may not be recoverable. When factors indicate that an intangible asset should be evaluated for possible impairment, the Company uses an estimate of the related product line's cash flows over the remaining life of the asset in measuring whether the asset is recoverable. For the three years ended September 30, 1997, there were no adjustments to the carrying value of intangible assets resulting from these evaluations.

(f) Income Taxes--The provision for income taxes includes federal, foreign, state and local income taxes currently payable and those deferred because of temporary differences between income for financial reporting and income for tax purposes. Research and experimentation credits are reflected as a reduction in income taxes when realized.

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

     In February 1997, the FASB issued Statement No. 128 "Earnings Per Share" (Statement 128). This statement requires the presentation of basic earnings per share (EPS) and diluted EPS beginning in the first quarter of fiscal 1998. Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding. Diluted EPS is computed by adding to the weighted average number of common shares outstanding the dilutive effect of additional common shares that would have been outstanding if dilutive potential common shares had been issued. Using the methods prescribed in Statement 128, pro forma basic and diluted earnings per share would be as follows:

--------------------------------------------------------------------------------
                                  Pro Forma EPS Data
                           1997           1996           1995
                     Basic   Diluted Basic  Diluted  Basic  Diluted
--------------------------------------------------------------------------------
Year ended
   September 30,      $.42     $.41  $.37     $.36   $.29    $.28
Quarter ended
   September 30,       .16      .16   .12      .12    .09     .09
   June 30,            .12      .12   .11      .10    .08     .08
   March 31,           .08      .08   .10      .09    .08     .08
   December 31,        .06      .06   .05      .04    .04     .03

(h) Research and Development Costs--Research and development costs are charged to earnings as incurred.

Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------


(i) Revenue Recognition--Revenue is recognized from sales when a product is shipped. Income from licensing agreements is recognized as earned and as stipulated by the respective agreements.

(j) Advertising--Advertising costs are charged to earnings as incurred. Expenditures for advertising in 1997, 1996 and 1995 were approximately $34,000, $28,000 and $31,000, respectively.

(k) Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(l) Translation of Foreign Currency--Assets and liabilities of foreign operations are translated using year-end exchange rates and revenues and expenses are translated using exchange rates prevailing during the year, with gains or losses resulting from translation included in a separate component of shareholders' equity. Gains and losses resulting from transactions in foreign currencies were immaterial.

(m) Segment Data and Major Customers--The Company was formed in June 1976 and functions as a research, development, manufacturing, marketing and sales organization with primary emphasis in the field of diagnostic tests for infectious diseases. The Company grants credit under normal terms to its customers, primarily to hospitals, commercial laboratories and distributors in the United States and the rest of the world.

     A summary of the Company's international operations is as follows. No foreign country had sales in excess of 10% of consolidated sales.

Meridian Diagnostics Europe
--------------------------------------------------------------------------------
                            1997           1996           1995
--------------------------------------------------------------------------------
Net sales                 $5,766         $6,456         $5,102
Operating profit             999          1,572          1,021
Identifiable assets        5,123          5,164          4,583
Accounts receivable        2,906          3,166          2,538

     Accounts receivable which are dependent upon funds from the Italian government represent approximately 20% of the accounts receivable balance at September 30, 1997.

 Export Sales - U.S. Operations
--------------------------------------------------------------------------------
Net sales                 $4,515         $1,327           $709
Accounts receivable        1,365            541            149

     Consolidated sales in thousands of dollars to individual customers constituting 10% or more of net sales were as follows:

--------------------------------------------------------------------------------
Years Ended September 30,
                     1997            1996             1995
--------------------------------------------------------------------------------
Customer A       $6,533   (19%)  $7,534   (26%)  $6,033    (24%)
Customer B        4,991   (14%)   3,436   (12%)   2,569    (10%)

(n) Reclassifications--Certain reclassifications have been made to the 1996 financial statements to conform with the current year presentation.

(2) CASH AND CASH EQUIVALENTS AND INVESTMENTS

     Cash and cash equivalents (with original maturities of less than 3 months) and investments are comprised of the following:

---------------------------------------------------------------------------------------------------------------------------------
                                                Cash and Cash Equivalents                                Investments
September 30,                                       1997                 1996                         1997                1996
---------------------------------------------------------------------------------------------------------------------------------
Cash and money market funds                  $ 2,431,360           $4,164,944                  $        --         $        --
Commercial paper                               8,091,831              989,207                           --           8,610,732
Corporate and municipal put bonds                     --              494,074                           --           5,480,359
U.S. Treasuries                                       --                   --                    8,753,900                  --
Mortgage-backed securities                            --                   --                    2,456,036                  --
Common stock                                          --                   --                        3,208               3,208
---------------------------------------------------------------------------------------------------------------------------------
                                             $10,523,191           $5,648,225                  $11,213,144         $14,094,299
---------------------------------------------------------------------------------------------------------------------------------

     At September 30, 1997 and 1996, the market value of the Company's investments approximated cost. U.S. Treasuries have maturities from May 1998 through August 1999 and have interest rates ranging from 5.75% to 6.38%. Mortgage-backed securities, which consist of Federal National Mortgage Association securities, mature in 1998 and have an interest rate of 5.68%.

Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------


(3) INVENTORIES

     Inventories are comprised of the following:

---------------------------------------------------------------------------------------------------------------------------
September 30,                              1997           1996
---------------------------------------------------------------------------------------------------------------------------
Raw materials                        $1,399,188     $1,223,438
Work-in-process                       1,652,270        966,437
Finished goods                        1,600,229      2,061,656
---------------------------------------------------------------------------------------------------------------------------
                                     $4,651,687     $4,251,531
---------------------------------------------------------------------------------------------------------------------------


(4) Product Line Acquisitions
     In June 1996, the Company acquired the enteric product line of Cambridge Biotech Corporation, comprised of products used to identify Adenovirus, Rotavirus, C. difficile and Lyme disease. The Company also acquired inventory, equipment, certain license rights, customer lists, a non-competition agreement, a supply agreement and technical information for the manufacture of the products.
     The purchase included $6,351,000 in cash paid to Cambridge and $215,000 of expenses for a total purchase price of $6,566,000. The Company agreed to pay Cambridge a royalty of 2% on product sales over a five year period beginning June 24, 1996. Included in the $6,351,000 payment is an advanced payment of $200,000 on such royalties.

(5) LONG-TERM OBLIGATIONS,
    BANK CREDIT ARRANGEMENTS
    AND COMMITMENTS

(a) Long-Term Obligations--Long-term obligations are comprised of the following at:

--------------------------------------------------------------------------------
September 30,                              1997           1996
--------------------------------------------------------------------------------
Convertible Subordinated
   Debentures, unsecured,
   7% annual interest payable
   semi-annually on March 1
   and September 1, principal
   due September 1, 2006               $20,000,000    $20,000,000
Other                                       97,757        105,081
--------------------------------------------------------------------------------
                                        20,097,757     20,105,081
Less current portion                        73,877              --
--------------------------------------------------------------------------------
                                       $20,023,880    $20,105,081
--------------------------------------------------------------------------------

     The Company issued $20 million of 7% Convertible Subordinated Debentures on September 27, 1996 which are due in 2006. The Debentures are convertible into Common Stock at $16.09 per share. Prior to September 1, 1999, the Debentures may be redeemed if the closing sales price of the Common Stock equals or exceeds 140% of the then current conversion price for at least 20 trading days within 30 consecutive trading days ending not more than five trading days prior to the date of the notice of redemption. These debentures were issued at par and do not have a discount feature.

     As part of a bank credit arrangement the Company has a $12,500,000 line of credit which expires on June 19, 1998 and calls for interest at prime floating or the LIBOR rate plus 2.75%. There were no borrowings outstanding on the line of credit at September 30, 1997. In connection with the bank credit arrangement, the Company has agreed, among other things, to meet certain financial ratio requirements and to limit additional indebtedness.

     Maturities on the above long-term obligations are all after 2001.

     The fair market value of the Company's debt approximates book value.

(b) Capital Lease Obligations--At September 30, 1997, the Company has equipment leases with cost and related accumulated depreciation of $964,000 and $438,000, respectively, under capital leases expiring in various years through 2004. Amortization of assets under capital leases is included in depreciation expense.

     The future minimum annual rentals under the capital leases at September 30, 1997 are as follows:

--------------------------------------------------------------------------------
1998                                                  $154,106
1999                                                   154,106
2000                                                   151,811
2001                                                   132,678
2002                                                   119,497
Thereafter                                             106,901
--------------------------------------------------------------------------------
Subtotal                                              $819,099
Less: portion of payments representing interest       (155,270)
--------------------------------------------------------------------------------
Present value of lease payments                       $663,829
Less: current portion                                  106,516
--------------------------------------------------------------------------------
                                                      $557,313
--------------------------------------------------------------------------------

(c)Commitments--The Company has entered into various license agreements, twenty-three of which are active. These agreements have different terms, include a variety of renewal options and were acquired either directly by the Company or via assignment as a result of acquisitions. These license agreements require the Company to pay a specified percentage of the sales of licensed products (1% to 10%). These royalty expenses are recognized on an as-earned basis and recorded in the year earned as a component of cost of sales. Annual royalty expenses associated with these agreements were approximately $1,021,000, $500,000 and $408,000, respectively, for the years ended September 30, 1997, 1996 and 1995.

Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------


(6) INCOME TAXES

     The provision for income taxes includes the following components:

---------------------------------------------------------------------------------------------------------------------------------
Years Ended September 30,                                                        1997                 1996                1995
---------------------------------------------------------------------------------------------------------------------------------
Federal:
Currently payable                                                          $2,911,891           $2,514,903          $1,866,090
Temporary differences--
   Tax depreciation greater (less) than book depreciation                     (60,251)               3,063             (26,842)
   State franchise taxes                                                      (53,901)             (31,461)            (14,335)
   Currently nondeductible expenses                                           (21,460)             (15,818)            (13,720)
   Intangible asset amortization                                              (94,041)            (167,940)           (155,693)
   Other, net                                                                  25,255              208,579             117,224
---------------------------------------------------------------------------------------------------------------------------------
                                                                            2,707,493            2,511,326           1,772,724
State and local                                                               577,339              332,715             240,662
Foreign                                                                       444,528              756,968             422,429
---------------------------------------------------------------------------------------------------------------------------------
      Total provision for income taxes                                     $3,729,360           $3,601,009          $2,435,815
---------------------------------------------------------------------------------------------------------------------------------

     The following is a reconciliation between the statutory federal income tax rate and the effective rate derived by dividing the provision for income taxes by earnings before income taxes:

--------------------------------------------------------------------------------------------------------------------------------
                                                      1997                         1996                         1995
Years Ended September 30,                         Amount       Rate            Amount       Rate            Amount        Rate
--------------------------------------------------------------------------------------------------------------------------------
Computed provision for income
   taxes at statutory rate                    $3,301,891       34.0%       $3,023,682       34.0%       $2,026,375        34.0%
Increase/(decrease) in taxes resulting from:
State and local income taxes,
   net of federal income tax effect              385,085        4.0           219,592        2.5           158,837         2.7
Foreign taxes                                    190,877        2.0           265,793        3.0           154,399         2.6
Tax exempt income                                  1,015        0.0           (30,165)      (0.3)          (38,003)        (.6)
Foreign Sales Corporation benefit               (121,044)      (1.3)          (75,305)      (0.8)          (34,250)        (.6)
Officers' life insurance                          10,375        0.1            29,194        0.3            22,384          .4
Other, net                                       (38,839)      (0.4)          168,218        1.8           146,073         2.4
--------------------------------------------------------------------------------------------------------------------------------
Actual provision for income taxes             $3,729,360       38.4%       $3,601,009       40.5%       $2,435,815        40.9%
--------------------------------------------------------------------------------------------------------------------------------

     The components of the net deferred tax assets were as follows at:

--------------------------------------------------------------------------------
September 30,                              1997           1996
--------------------------------------------------------------------------------
Deferred tax assets:
   State income taxes                $  172,992      $ 113,523
   Currently nondeductible expenses     167,778        144,109
   Intangible asset amortization        610,794        507,071
   Other                                221,836        149,962
--------------------------------------------------------------------------------
      Total                          $1,173,400      $ 914,665
--------------------------------------------------------------------------------
Deferred tax liabilities:
   Depreciation                               --        (39,471)
   Other                               (145,340)      (363,566)
--------------------------------------------------------------------------------
      Total                          $ (145,340)     $(403,037)
--------------------------------------------------------------------------------
      Net deferred tax assets        $1,028,060      $ 511,628
--------------------------------------------------------------------------------


     No valuation allowances were recorded against deferred tax assets or deferred tax liabilities at September 30, 1997 or 1996.

(7) EMPLOYEE BENEFITS

(a) Savings and Investment Plan--The Company has a profit sharing and retirement savings plan covering substantially all full-time employees. Profit sharing contributions to the plan, which are discretionary, are determined by the Board of Directors. The plan permits participants to contribute to the plan through salary reduction. Under terms of the plan, the Company will match up to 3% of an employee's contributions. Discretionary and matching contributions by the Company to the plan amounted to approximately $291,000, $269,000, and $273,000, during 1997, 1996 and 1995, respectively.

Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------


(b) Stock-Based Compensation Plans--The Company has three stock option plans, the 1986 Stock Option Plan ("The 1986 Plan"), the 1994 Directors' Stock Option Plan ("The 1994 Plan"), the 1996 Stock Option Plan ("The 1996 Plan"), and an Employee Stock Purchase Plan ("The ESP Plan") which became effective October 1, 1997. The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with FASB Statement No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                           1997           1996
------------------------------------------------------------------
Net Income:
   As Reported                       $5,982,085     $5,292,175
   Pro Forma                          5,886,085      5,232,175
Primary EPS:
   As Reported                             $.42           $.36
   Pro Forma                                .41            .36
Fully Diluted EPS:
   As Reported                               NA             NA
   Pro Forma                                .40            .36

     Because the Statement 123 method of accounting has not been applied to options granted prior to October 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

     Effective October 1, 1997, the Company may sell shares of stock to its full-time and part-time employees under the ESP Plan up to the number of shares equivalent to a 1% to 15% payroll deduction from an employee's base salary plus an additional 5% dollar match of this deduction by the Company. No shares were sold under the ESP Plan as of September 30, 1997.

     The Company may grant options for up to 1,441,235 shares under the 1986 Plan including the 1994 Plan, and 200,000 under the 1996 Plan. The Company has granted options of 1,004,393 shares and 66,350 shares under the 1986 Plan including the 1994 Plan, and the 1996 Plan, respectively, through September 30, 1997. Options may be granted at exercise prices from 95% to 110% of the market value of the underlying common stock on the date of grant and become exercisable on vesting schedules established at the time of grant. All options contain provisions restricting their transferability and limiting their exercise in the event of termination of employment or the disability or death of the optionee. Options may be granted both as incentive stock options designed to provide certain tax benefits under the Internal Revenue Code and as nonqualified options without such tax benefits.

     A summary of the status of the Company's stock option plans at September 30, 1997, 1996 and 1995 and changes during the years then ended is presented in the table and narrative below:

----------------------------------------------------------------------------------------------------------------------------------
                                                  1997                            1996                            1995
                                                          Wtd Avg                         Wtd Avg                         Wtd Avg
                                        Shares           Ex Price       Shares           Ex Price       Shares           Ex Price
----------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of period     810,594             $ 5.21      773,663             $ 4.52      659,715              $4.17
Granted                                 40,301              12.80       85,451              11.39      189,188               5.41
Exercised*                            (120,621)              4.26      (42,418)              2.46      (57,423)              3.09
Expired                                (12,886)              6.81       (6,102)              5.46      (17,817)              5.72
Outstanding at end of period           717,388               5.77      810,594               5.21      773,663               4.52
Exercisable at end of period           498,499               4.56      495,754               4.39      353,541               4.26

Wtd avg fair value of options granted    $5.92                           $4.38                             N/A

*Includes 34,320, 6,538 and 14,574 shares surrendered in conjunction with the exercise of stock options in 1997, 1996 and 1995 respectively.

     Options which are exercisable at September 30, 1997, amounting to 498,499 of the 717,388 options outstanding at September 30, 1997, have exercise prices between $1.05 and $14.25, with a weighted average exercise price of $4.56 and a weighted average remaining contractual life of four years. The remaining 218,889 options which are not exercisable, have exercise prices between $4.69 and $15.68, with a weighted average exercise price of $8.54 and a weighted average remaining contractual life of six years.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

--------------------------------------------------------------------
                                 1997                 1996
--------------------------------------------------------------------
Risk-free interest rates      5.9% - 6.4%          5.6% - 6.6%
Dividend yield                   1.2%                 1.5%
Life of option                  5 years              5 years
Share price volatility           46.7%                35.0%


(c) Other Benefits--The Company does not provide postretirement or postemployment benefits to its employees.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------

To Meridian Diagnostics, Inc.:

     We have audited the accompanying consolidated balance sheets of MERIDIAN DIAGNOSTICS, INC. and subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Meridian Diagnostics, Inc. and subsidiaries as of September 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles.



                                                             ARTHUR ANDERSEN LLP


Cincinnati, Ohio
November 7, 1997

TEN YEAR SUMMARY
   (Dollars in thousands except per share data and number of employees)


Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------

                                      Selected Financial And Operating Data For the Years Ended September 30,
                              1997      1996      1995       1994      1993      1992      1991       1990      1989      1988
--------------------------------------------------------------------------------------------------------------------------------
Net Sales                  $35,229   $29,391   $25,110    $21,877   $16,171   $14,003   $11,085    $ 8,478    $6,213    $5,647
Cost of Sales               12,298     8,967     8,009      7,518     5,098     4,582     3,973      3,467     2,590     2,271
--------------------------------------------------------------------------------------------------------------------------------
Gross Margin                22,931    20,424    17,101     14,359    11,073     9,421     7,112      5,011     3,623     3,376
Percent of Sales             65.09%    69.49%    68.10%     65.64%    68.47%    67.28%    64.16%     59.11%    58.31%    59.78%
Operating Expenses
 Research &
 Development                 1,502     1,499     1,432      1,433     1,165     1,157     1,102        908       844       982
 Sales & Marketing           7,223     5,991     5,229      4,747     3,716     3,166     2,564      1,649     1,240     1,145
 General &
 Administrative              4,296     4,420     3,864      3,365     2,667     2,482     2,090      1,637     1,407     1,341
--------------------------------------------------------------------------------------------------------------------------------
  Total Operating
  Expenses                  13,021    11,910    10,525      9,545     7,548     6,805     5,756      4,194     3,491     3,468
--------------------------------------------------------------------------------------------------------------------------------
Operating Income             9,910     8,514     6,576      4,814     3,525     2,616     1,356        817       132       (92)
Percent of Sales             28.13%    28.97%    26.19%     22.00%    21.80%    18.68%    12.23%      9.64%     2.12%    -1.63%
Other Income
 Licensing &
 Related Fees                   14        45       103          0        55        55        55         55        55        55
 Interest Income             1,037       379       436        254        57        50       144        210       303       269
 Interest Expense           (1,196)     (390)   (1,135)    (1,092)     (179)      (89)      (10)       (15)      (21)      (26)
 Cost of Withdrawn
 Stock Offering                  0         0         0          0      (405)        0         0          0         0         0
Other, Net                     (54)      345       (20)         8        48       (27)      (21)        16        (4)       (1)
--------------------------------------------------------------------------------------------------------------------------------
  Total Other
  Income (Expense)            (199)      379      (616)      (830)     (424)      (11)      168        266       333       297
--------------------------------------------------------------------------------------------------------------------------------
Minority Interest in
 Earnings of Subsidiary          0         0         0          0         0         0        (7)        (7)        0         0
Earnings Before
 Income Taxes                9,711     8,893     5,960      3,984     3,101     2,605     1,517      1,076       465       205
Income Taxes                 3,729     3,601     2,436      1,543     1,212       952       559        391       148        10
--------------------------------------------------------------------------------------------------------------------------------
Net Earnings               $ 5,982   $ 5,292   $ 3,524    $ 2,441   $ 1,889   $ 1,653     $ 958      $ 685     $ 317     $ 195
--------------------------------------------------------------------------------------------------------------------------------
Percent of Sales             16.98%    18.01%    14.03%     11.16%    11.68%    11.80%     8.64%      8.08%     5.10%     3.45%
Cash Dividends
 Declared & Paid per
Common Share*                $0.19     $0.16     $0.10      $0.08     $0.06     $0.05     $0.05          0         0         0
Primary Weighted
 Average Number of
Common Shares
Outstanding*                14,342    14,667    12,355     12,277    12,264    12,222    12,129     12,031    12,031    12,031
Primary Earnings Per
 Common Share*               $0.42     $0.36     $0.29      $0.20     $0.15     $0.13     $0.08      $0.06     $0.03     $0.02
Fully Diluted Weighted
 Average Number of
 Common Shares
 Outstanding*                  N/A       N/A    14,542        N/A       N/A       N/A       N/A        N/A       N/A       N/A
Fully Diluted Earnings
 Per Common Share*             N/A       N/A     $0.28        N/A       N/A       N/A       N/A        N/A       N/A       N/A
--------------------------------------------------------------------------------------------------------------------------------
Total Assets               $57,491   $54,751   $34,569    $32,329   $26,247   $14,099   $10,997    $10,555    $9,397    $8,969
Cash & Marketable
 Securities                 21,736    19,743     8,919      8,832     9,476     1,810     1,590      2,704     4,198     3,628
Capital Expenditures         1,579     1,245     2,472      1,426       718     1,999       934        165       153       855
Net Working Capital         33,570    29,332    15,670     13,000    13,759     5,164     4,046      4,452     5,373     4,683
Shareholders' Equity        32,639    29,568    18,878     13,232    11,617    10,676     9,519      8,998     8,313     7,996
Return on Beginning
 Shareholders' Equity        20.23%    28.03%    26.63%     21.01%    17.69%    17.37%    10.65%      8.24%     3.96%     2.50%
Year-End Stock Price         11.88     13.38      8.08       5.18      5.50      6.13      2.49        .97      1.35      2.05
Number of Employees            178       173       156        138       125       115       105        100        94        97
Sales per Employee             198       170       161        159       129       122       106         85        66        58
Net Income per Employee         34        31        23         18        15        14         9          7         3         2

*As adjusted for stock splits and stock dividends.

COMMON STOCK INFORMATION

NASDAQ National Market System Symbol: "KITS"
Approximate number of record holders: 1,125

The following table sets forth by calendar quarter the high and low sales prices of the Common Stock on the NASDAQ National Market System, as adjusted for stock dividends and stock splits.



YEARS ENDED SEPTEMBER 30,                    1997                1996
QUARTER ENDED:                          HIGH      LOW       HIGH      LOW
-----------------------------------------------------------------------------
December 31                           13 1/2      10 1/8    12 1/4    7 3/4

March 31                              13 3/4      10 3/8    11 3/8    9 1/8

June 30                               11           5        15 1/2    8 7/8

September 30                          12 5/16      7 5/8    15 3/8   10 1/2