Form 10-K405, Exhibit 13
period 1998-09-30
MERIDIAN DIAGNOSTICS INC
filed 1998-12-29
CIK 794172

                                                                      Exhibit 13

                             SELECTED FINANCIAL DATA

Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------


(Dollar and share amounts in thousands, except for per share data and number of employees)

SUMMARY OF OPERATIONS
--------------------------------------------------------------------------------------------------------------------------
Years Ended September 30,                                  1998          1997           1996         1995           1994
--------------------------------------------------------------------------------------------------------------------------
Net sales                                               $ 33,169       $ 35,229       $29,391      $ 25,110       $ 21,877
--------------------------------------------------------------------------------------------------------------------------
Gross profit                                              22,519         22,931        20,424        17,101         14,359
Operating expenses                                        14,168         13,021        11,910        10,525          9,545
--------------------------------------------------------------------------------------------------------------------------
Operating income                                           8,351          9,910         8,514         6,576          4,814
         % of sales                                         25.2%          28.1%         29.0%         26.2%          22.0%
Other income (expense)                                      (297)          (199)          379          (616)          (830)
--------------------------------------------------------------------------------------------------------------------------
Earnings before income taxes                               8,054          9,711         8,893         5,960          3,984
Income taxes                                               3,096          3,729         3,601         2,436          1,543
Net earnings                                            $  4,958       $  5,982       $ 5,292      $  3,524       $  2,441
         % of sales                                         14.9%          17.0%         18.0%         14.0%          11.2%
--------------------------------------------------------------------------------------------------------------------------
Diluted earnings per common share                       $    .34       $    .41       $   .36      $    .28       $    .19
Number of employees                                          192            178           173           156            138
Cash dividends declared and
         paid per common share                          $    .22       $    .19       $   .16      $    .10       $    .08
Diluted weighted average number of
         shares outstanding                               14,703         14,661        14,758        14,507         12,521
Return on beginning shareholders' equity                    15.2%          20.2%         28.0%         26.6%          21.0%
Net sales growth--increase/(decrease)                       (5.8%)         19.9%         17.0%         14.8%          35.3%
Per share earnings growth--increase/(decrease)             (19.0%)         16.7%         24.1%         45.0%          33.3%




Refer to page 23 for Ten-Year Summary




                                  NET SALES
                                  (DOLLARS IN MILLIONS)
                                  5-YEAR COMPOUND
                                  GROWTH RATE
                                  +15%


               94        95        96       97        98
             $21.9     $25.1     $29.4    $35.2     $33.2

The decrease in 1998 net sales resulted from sales of E. coli products to Japan in 1997 under endemic conditions and a one-time reduction in distributor inventories to lower operating levels.



                                  NET EARNINGS
                                  (DOLLARS IN MILLIONS)
                                  5-YEAR COMPOUND
                                  GROWTH RATE
                                  +21%


                   94       95       96        97        98
                 $2.4     $3.5     $5.3      $6.0      $5.0

Net earnings decreased 17% and grew at a 6-year compound annual growth rate of 21% compared to a rate of 15% for sales as a result of the unusual decline in sales as explained under Net Sales above.


                                DILUTED EARNINGS
                                PER SHARE
                                (DOLLARS)
                                5-YEAR COMPOUND
                                GROWTH RATE
                                +23%

                      94        95         96        97        98
                     .19       .28        .36       .41       .34

Diluted earnings per share grew at a 5-year compound annual growth rate of 23% compared to a rate of 15% for sales.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------

FISCAL 1998 COMPARED TO FISCAL 1997

     Net sales decreased $2,060,000 or 6% to $33,169,000 in fiscal 1998. This decline in sales is more than accounted for by a decrease in sales of Premier EHEC and Premier E. coli O157:H7 of approximately $2 million as a result of an
E. coli outbreak in Japan in fiscal 1997 which did not repeat in fiscal 1998, a reduction in sales to our major distributors, which reflects their decision to lower inventory carrying levels, the unfavorable impact of currency from the stronger dollar versus the Lira which equated to over $400,000, plus lower OEM sales - primarily Epstein Barr Virus and mononucleosis products which, on a combined basis, were down year-over-year about $450,000.

     Seven new products introduced during the year, including Premier Platinum
H. pylori Specific Antigen(TM) (HpSA), five one-step products in the ImmunoCard STAT! format and Spin-CON, a novel addition to the Company's parasitology line, provided incremental sales revenue of over $1,400,000. HpSA, introduced in the United States in late May, achieved consolidated sales of over $1,250,000 compared to fiscal 1997 sales of about $200,000. In addition to the new products, Mycoplasma sales were up $254,000 or 32% as were H. pylori sales in the Premier and ImmunoCard formats (excluding HpSA), which combined, were up $727,000 or 48%.

     The decrease in sales compared to the prior year was composed of volume of $576,000 down 2%, lower pricing of $1,076,000 down 3% and currency down $409,000, or 1%. Compared to fiscal 1997, the major impact was in unit volume as explained above. The impact from pricing improved, down 3% in 1998 versus 5% in 1997, while the currency impact remained comparable.

     International sales in total were $8,872,000, down $1,409,000, or 14% from $10,281,000 in 1997 and represented about 27% of total sales compared to 29% in fiscal 1997. This change was more than accounted for by the extraordinary E. coli sales in the Pacific Rim in 1997, which were made under endemic conditions. Excluding the impact of E. coli sales in fiscal 1997, international sales grew about 5%. European operations were relatively flat due to the unfavorable currency which offset volume growth and favorable pricing. Growth in the rest of the world was about 28%.

     Gross profit decreased $412,000 or 2% to $22,519,000 for fiscal 1998 compared to the decrease in sales of 6% resulting in an improvement in the gross profit to sales ratio of 2.8 points to 67.9% in fiscal 1998 compared to 65.1% for the prior year. This improvement is primarily related to the integration of the June 1996 Cambridge acquisition which reflects the higher margin in the Cambridge line of enteric products manufactured in the Company's facility versus the prior year's higher costs associated with the purchase of inventory from Cambridge during the transition period. Also contributing to the improvement was the reduction in amortization of certain acquisition costs related to the Cambridge supply agreement and inventory purchase agreement plus the impact of favorable inventory variances and improved product mix, primarily in the ImmunoCard and Premier formats. Inventory scrap/obsolescence costs increased about $125,000 compared to the prior year from E. coli inventories which expired.

     Total operating expenses increased $1,147,000 or 9% for fiscal 1998 compared to fiscal 1997 and increased as a percent of sales to 42.7% from 37.0% respectively. Research and development expenses increased dramatically by $492,000 or 33% to $1,994,000 and increased as a percent of sales to 6.0%, up from 4.3% in 1997. This increase is largely from the HpSA multi-site clinical studies conducted during the year, clinical studies associated with the additional claim for therapeutic monitoring and higher personnel costs. Selling and marketing expenses increased $269,000 or 4% for fiscal 1998 reflecting the launch expenses for the introduction of HpSA in the United States. The increase in general and administrative expenses of $386,000 or 9% compared to the prior year is related to increases in other administrative expenses compared to the prior year including depreciation, computer maintenance charges and outside service fees associated with a company-wide initiative to enhance customer service and revisions in fiscal 1997 to the amortization of certain intangible costs related to prior product line acquisitions. European operating expenses, in total, adjusted for currency, increased $76,000 or 4%.

     Operating income, as a result of the above, declined $1,559,000 or 16% for fiscal 1998 versus 1997. As a percent of sales, operating income declined approximately 3 percentage points but continued to be in excess of 25% of sales despite the unusual sales decline and the heavy investment in HpSA.

     Other expense (net) increased $98,000 for the year ended September 30, 1998. Interest expense increased $428,000 from revisions in fiscal 1997 to interest expense associated with certain prior period product line acquisitions and interests costs associated with new capital leases. Interest income improved by over 29% through improved yields on higher average investment levels. Currency gains also increased by about $74,000 compared to the prior year. The cumulative foreign currency translation adjustment increased $128,000 due to the weaker dollar versus the lira at September 30, 1998 versus September 30, 1997.

     The Company's effective tax rate remained at 38.4% in 1998.

     Net earnings decreased $1,024,000 or 17% to $4,958,000 for the twelve months ended September 30, 1998 compared to $5,982,000 in the prior year and declined about two percentage points to 15% of sales in fiscal 1998 versus 17% in 1997.

     Basic and diluted earnings per share were $.34 in fiscal 1998 compared to $.42 and $.41 for the prior year, respectively.

FISCAL 1997 COMPARED TO FISCAL 1996

     Net sales increased $5,838,000 or 20%, to $35,229,000 in fiscal 1997. This growth was primarily from strong unit volume increases in the Premier and ImmunoCard(R) lines, the full year effect of the acquisition of the enteric product line from Cambridge Biotech Corporation on June 24, 1996 and

Meridian Diagnostics, Inc. and Subsidiaries

--------------------------------------------------------------------------------

significant growth in international sales, primarily in the Pacific Rim. The Premier line was up $4,057,000, or 45%, from fiscal 1996 primarily related to products for detection of EHEC and E. coli, up $1,547,000 and products for H. pylori, up $589,000 with the Cambridge acquisition, up $1,948,000, accounting for the balance of this growth.

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

     In total, international sales grew $2,498,000, or 32%, from $7,783,000 in fiscal 1996 to $10,281,000 in 1997 and increased from 26% of total sales to 29%. Over 85% of the growth of $2,498,000, or approximately $2,000,000, is attributable to Japan with the remainder of the increase largely in Canada. European operations were relatively flat, due largely to the unfavorable currency and pricing which amounted to approximately $565,000 in total. Foreign sales may be adversely affected by the recent strengthening of the dollar. The Company cannot assure that sales of certain products made under endemic conditions in specific geographic areas during fiscal 1997, the Pacific Rim for example, will continue in fiscal 1998.

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

     As of September 30, 1997, these products were assimilated into the Company's manufacturing facilities, however, the previously anticipated improvement in the gross profit rate for the fourth fiscal quarter was not realized due to the earlier reported delay in the German registration of the former Cambridge products under the Meridian label. This delay resulted in an extension of the sell-out period of the acquired inventory, which was largely completed during the first quarter of fiscal 1998.

     Total operating expenses increased $1,111,000 or 9% for fiscal 1997 compared to the prior year, but declined as a percentage of sales to 37.0% versus 40.5%, or a reduction of 3.5 percentage points. Research and development expenses were relatively constant at $1,502,000 year-to-year. However, these expenses were anticipated and did increase significantly in fiscal 1998 as a result of the multi-site clinical studies under way for HpSA. Selling and marketing expenses increased $1,233,000 or 21% for the twelve months ended September 30, 1997. This increase was attributable to the full year costs of U.S. sales personnel added during fiscal 1996 to provide improved geographic coverage and penetration of national accounts, amortization of certain Cambridge acquisition costs, higher national sales meeting expenses and facility-related expenses for the new and refurbished buildings. Offsetting these increases were lower recruiting and relocation expenses. European selling and marketing expenses, included above, increased about 9% or $86,000 primarily in higher personnel and meeting expenses. General and administrative expenses decreased $124,000 or 3% compared to the prior year. The impact of the stronger dollar versus the lira coupled with across-the-board expense reductions in Europe, revisions to the amortization of certain intangible costs related to prior product line acquisitions and the one-time fiscal 1996 state filing fee to increase the number of authorized shares of common stock offset increases in U.S. personnel costs, provision for bad debts and outside professional fees for cost savings special projects.

     Operating income, as a result of the above, increased $1,396,000 or 16% for the 1997 fiscal year versus 1996. As a percent of sales, operating income declined marginally to 28.1% for 1997 versus 29.0% for 1996.

   Other expense (net) increased $578,000 for the period ended September 30, 1997. Interest expense (net) increased $149,000 from the expense associated with the 7% Convertible Subordinated Debentures due 2006 which were issued in September 1996. In addition, fiscal 1996 included gains of $150,000 and $100,000 respectively, from payment of a fully reserved note related to a March 1994 Acquisition Agreement and from the sale of the Meritec(TM) Campy product. The balance of the increase in other

Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------

expense was attributable to lower licensing fees and currency losses which were not material. The cumulative foreign currency translation adjustment decreased $276,000 during the twelve month period as a result of the dollar strengthening against the lira.

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

     Basic and diluted earnings per share were $.42 and $.41, respectively, in fiscal 1997 compared to $.37 and $.36, respectively, in 1996, an increase of approximately 14%.

LIQUIDITY AND CAPITAL RESOURCES

     On November 5, 1998, Meridian acquired all of the approximately 8 million shares of common stock of Gull Laboratories, Inc. for $2.25 per share or approximately $18 million, in cash. Gull, headquartered in Salt Lake City, Utah, is engaged primarily in the development, manufacture and marketing of high quality diagnostic test kits for the detection of infectious diseases and autoimmune disorders. For its most recent fiscal year ended December 31, 1997, Gull had sales of $21.7 million and a net loss of $1.8 million. In fiscal 1999, the Company plans to close the Salt Lake City and certain other facilities, transfer equipment, technology and manufacturing capabilities to the Company's headquarters in Cincinnati and terminate substantially all Gull employees. Additional purchase liabilities will be recorded for costs associated with this shut down and consolidation of the acquired facilities.

     As of September 30, 1998, the Company had cash and cash equivalents of $19,400,000, investments of $4,369,000 and working capital of $35,895,000. Trade accounts receivable declined $916,000 or 9% primarily from the decrease in the month of September 1998 sales versus the prior year. Inventories increased $917,000 or 20% due to the shortfall in projected distributor sales during the fourth fiscal quarter.

     Net cash flow provided by operating activities was $6,865,000 for the twelve month period ended September 30 1998, up $412,000 or 6% from the prior year period. This increase stems from the reduction in accounts receivable and is offset in part by prepaid expenses, lower net earnings, a decrease in income taxes payable due to timing of estimated payments and an increase in long term deferred charges associated with the acquisition of Gull Laboratories, Inc.

     Net cash provided by investing activities was $5,298,000. Capital expenditures for the twelve months ended September 30, 1998 were $1,321,000. Sale of investments provided $6,844,000. The Company's anticipated total capital expenditures for fiscal 1999, including approximately $18,800,000 for the acquisition of Gull Laboratories, Inc. representing the cash paid for Gull stock and certain acquisition-related expenditures are estimated to be about $22,400,000. The major expenditures, aside from the Gull stock acquisition cost of about $18,800,000 will include the modification and remodeling of the recently acquired property immediately adjacent to the Company's facility in Cincinnati to accommodate the transfer of the Gull product line from Salt Lake City to Cincinnati. Net cash used for financing activities was $3,312,000, up $510,000 or 18%, primarily due to higher dividend payments.

     On November 18, 1998, the Board of Directors declared the regular cash dividend of $0.05 per share payable December 8, 1998 to shareholders of record on November 25, 1998. The Board of Directors also announced its intention to maintain the regular annual dividend rate for fiscal 1998 of $0.20 per share for fiscal 1999, based on certain reorganization and restructuring charges during fiscal 1999 in connection with the purchase of Gull Laboratories, a period of several quarters of reduced profitability related to the integration of the Gull business into the Company, plus the impact of non-cash expenses associated with the amortization of certain intangibles to be recorded in connection with the acquisition.

     Total dividends paid during fiscal 1998, including a special fiscal 1997 year-end dividend paid on December 8, 1997 of $0.025, were $3,127,000 compared to $2,688,000 paid in fiscal 1997.

     On September 27, 1996, the Company issued $20 million of 7% convertible subordinated debentures due in 2006. The majority of the net proceeds of $18,755,000 were used to acquire Gull.

     On June 24, 1996, the Company acquired the enteric product line of Cambridge Biotech Corporation for approximately $6,566,000 allocated as follows: an advance in royalties on $200,000; inventory valued at $830,000; fixed assets valued at $200,000 and intangibles valued at $5,336,000. The intangibles included a covenant-not-to-compete, a patent, a customer list, a supply agreement, manufacturing procedures and goodwill. Aside from the goodwill, these intangibles were valued based on the Company's internally developed analysis of cash flow, sales and cost projections related to the particular intangible assets. This acquisition was funded through liquidation of a portion of the Company's short-term investments.

     On October 10, 1995, the Company called for redemption of the then outstanding $7.4 million of its 71/4% convertible subordinated debentures due in 2001. Of the originally issued $11.5 million principal amounts, all was converted into Common Stock at $5.97 per share, except $113,000 redeemed for cash on November 30, 1995.

     On April 16, 1996, the Company paid off the outstanding balance of its mortgage loans, reducing debt by $2,418,000.

     Net cash flow from operations is expected to continue to fund working capital requirements for the foreseeable future. Capital expenditures related to the Gull acquisition as well as certain transition costs associated with integration of the Gull operations may require some interim financing. Currently, the

Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------


Company has an unused $15,000,000 line of credit with a commercial bank and cash and cash equivalents and investments of approximately $5,600,000 after allowing for the acquisition of the outstanding Gull shares.

     Information concerning the maturities and fair value of the Company's interest rate sensitive investments and debt is included in Notes 2 and 5 to the Consolidated Financial Statements. The Company has a defined investment policy that limits investments in instruments with only an A-1/P-1 rating which is administered by professional investment advisors. The Company considered factors such as interest rate risk, the maturity of the instruments and expected funding needs and credit risks when establishing its investment policy. The Company also monitors the investment advisor's compliance with the established investment policy.

IMPACT OF YEAR 2000

     The Year 2000 issue results from date sensitive computer programs that only use the last two digits to refer to a year. Such computer programs may not properly recognize years subsequent to 1999. This issue impacts the Company and virtually every business that relies on a computer. If not corrected, system failures or miscalculations could occur causing disruption of the Company's operations, including among other things, a temporary inability to process transactions or to engage in similar normal business activities.

     A project team has been formed to address the Company's Year 2000 readiness. Information technology (IT) systems, such as any hardware or software used to process daily operational data and information, as well as non-information technology systems, such as computer chips embedded in manufacturing, laboratory and telecommunications equipment, are being assessed for Year 2000 compliance.

     In November 1997, the Company completed a major upgrade of its computer hardware and primary business system applications in the U.S. as part of planned system enhancements to support the business. The cost of the upgrades, which are Year 2000 compliant, was approximately $400,000. The Company is in the process of indentifying and assessing the compliance of other IT and non-IT systems, and developing remediation plans, including Meridian Diagnostics Europe, where the business system is not yet Year 2000 compliant. These efforts are expected to be completed by the end of the second quarter of fiscal 1999. Remediation efforts, which are already underway may include modifications or replacement of software and certain hardware. The Company anticipates completion of all remediation and testing of its systems by the end of fiscal 1999.

     The Company is evaluating the status of significant customers and suppliers to determine the extent to which it is vulnerable to these third parties. Ongoing evaluation will continue through 1999; however, the Company believes its broad customer base and availability of alternate suppliers will mitigate the risks associated with these third parties.

     The Company has not yet developed a formal contingency plan in the event its Year 2000 efforts are not completed in a timely manner; however, contingency measures will be identified as systems are assessed for those requiring remediation. For example, the contingency plan for an IT system may be to revert to a manual system, and, for many non-IT systems, internal clocks could be reset to an earlier date. A formal contingency plan will be developed, as required, as remediation and testing procedures are completed in 1999.

     Costs specifically associated with the Company's Year 2000 efforts have consisted mainly of internal costs and have been immaterial. Estimated costs to complete are not currently expected to be significant. Costs pertain primarily to systems software and hardware replacements and upgrades and non-IT systems replacements and upgrades.

     Although the Company has not yet completed its Year 2000 efforts, after certain upgrades and replacements are made, it believes the Year 2000 issue will not pose significant operational problems. However, if such modifications are not made or are not completed in time, or if a material third party fails to properly remediate its Year 2000 issues, or if the costs are higher than expected, the Year 2000 issue could have a material effect on the Company's operations. While the Company is not currently aware of any significant exposure, there can be no assurance that the Year 2000 issue will not have a material impact on the business and operations of the Company.

     The Company is currently assessing the readiness of the businesses acquired in the Gull acquisition in connection with its overall integration plan. The Company expects that many of the existing Gull operations and related systems, especially in the U.S., will be integrated into the Meridian operation during fiscal year 1999, and, therefore will not have a material impact on its business and operations. European operations are still being assessed and analyzed.

     The Company is also in the process of assessing the impact of the conversion to the Euro on its systems and business operations. The Company does not currently believe this conversion will have a material impact on the business and operations, however, there can be no assurances.

RECENTLY RELEASED ACCOUNTING PRONOUNCEMENTS

     In 1999, the Company will be required to adopt the provisions of Statement of Financial Accounting Standards (SFAS) No. 130 "Reporting Comprehensive Income", SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information", SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" and Statement of Position (SOP) 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". These accounting pronouncements are not expected to have a material impact on the Company's financial position or operating results.



CONSOLIDATED BALANCE SHEETS


Meridian Diagnostics, Inc. and Subsidiaries
-----------------------------------------------------------------------------------------------------------------------------------


As of September 30,                                                                                           1998             1997
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
   Cash and cash equivalents (Note 2)                                                                  $19,399,749      $10,523,191
   Investments (Notes 1 and 2)                                                                           4,369,456       11,213,144
   Accounts receivable, less allowance of $171,007 in 1998 and $166,742 in 1997 for doubtful accounts    9,706,678       10,622,759
   Inventories (Notes 1 and 3)                                                                           5,569,068        4,651,687
   Prepaid expenses and other                                                                              379,013          447,881
   Deferred tax assets                                                                                     339,383          382,518
-----------------------------------------------------------------------------------------------------------------------------------
         Total current assets                                                                           39,763,347       37,841,180
-----------------------------------------------------------------------------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT (NOTE 1):
   Land                                                                                                    332,043          259,993
   Buildings and improvements                                                                            7,094,578        6,629,847
   Machinery, equipment and furniture                                                                    8,524,192        7,822,671
   Construction in progress                                                                                171,145           96,218
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                        16,121,958       14,808,729
   Less--accumulated depreciation and amortization                                                       7,312,889        6,359,499
-----------------------------------------------------------------------------------------------------------------------------------
         Net property, plant and equipment                                                               8,809,069        8,449,230
-----------------------------------------------------------------------------------------------------------------------------------
OTHER ASSETS (NOTES 1 AND 4):
   Long-term receivables and other                                                                         867,379          298,301
   Deferred royalties                                                                                      167,771          195,355
   Deferred tax assets                                                                                     739,687          645,542
   Deferred debenture offering costs, net of accumulated amortization
     of $271,500 in 1998 and $136,500 in 1997                                                            1,056,836        1,191,836
   Covenants not to compete, and consulting agreements, net of accumulated
     amortization of $3,845,337 in 1998 and $3,123,408 in 1997                                           1,675,258        2,397,186
   License agreements, net of accumulated amortization of $945,096 in 1998 and $887,541 in 1997            390,016          247,571
   Patents, tradenames and distributorships, net of accumulated amortization
     of $1,486,434 in 1998 and $1,204,686 in 1997                                                        2,684,473        2,965,615
   Other intangible assets, net of accumulated amortization of $453,269 in 1998
     and $303,869 in 1997                                                                                1,787,731        1,937,131
   Cost in excess of net assets acquired, net of accumulated amortization
     of $539,201 in 1998 and $422,880 in 1997                                                            1,205,621        1,321,943
-----------------------------------------------------------------------------------------------------------------------------------
         Total other assets                                                                             10,574,772       11,200,480
-----------------------------------------------------------------------------------------------------------------------------------
         Total assets                                                                                  $59,147,188      $57,490,890
-----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Current portion of long-term obligations (Note 5)                                                   $        --      $    73,877
   Current portion of capital lease obligations (Note 5)                                                   212,621          106,516
   Accounts payable                                                                                      1,049,869          839,093
   Accrued payroll and payroll taxes                                                                       852,962          841,603
   Other accrued expenses                                                                                1,753,249        1,244,078
   Income taxes payable                                                                                         --        1,165,636
-----------------------------------------------------------------------------------------------------------------------------------
         Total current liabilities                                                                       3,868,701        4,270,803
-----------------------------------------------------------------------------------------------------------------------------------
LONG-TERM OBLIGATIONS (NOTE 5)                                                                          20,033,946       20,023,880
-----------------------------------------------------------------------------------------------------------------------------------
CAPITAL LEASE OBLIGATIONS (NOTE 5)                                                                         561,493          557,313
-----------------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY (NOTE 7):
   Preferred stock, no par value, 1,000,000 shares authorized; none issued                                      --               --
   Common stock, no par value, 50,000,000 shares authorized; 14,382,613
     and 14,365,289 shares issued and outstanding, respectively, stated at                               2,397,420        2,393,852
   Additional paid-in capital                                                                           20,652,802       20,571,453
   Retained earnings                                                                                    11,934,763       10,103,837
   Cumulative foreign currency translation adjustment                                                     (301,937)        (430,248)
-----------------------------------------------------------------------------------------------------------------------------------
         Total shareholders' equity                                                                     34,683,048       32,638,894
-----------------------------------------------------------------------------------------------------------------------------------
         Total liabilities and shareholders' equity                                                    $59,147,188      $57,490,890
-----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.



CONSOLIDATED STATEMENTS OF EARNINGS


Meridian Diagnostics, Inc. and Subsidiaries

----------------------------------------------------------------------------------------------------------------------------------

For the Years Ended September 30,                                                     1998                1997                 1996
-----------------------------------------------------------------------------------------------------------------------------------
NET SALES                                                                      $33,168,589         $35,228,872          $29,390,861
COST OF SALES                                                                   10,649,838          12,297,850            8,966,965
-----------------------------------------------------------------------------------------------------------------------------------
      Gross profit                                                              22,518,751          22,931,022           20,423,896
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
   Research and development                                                      1,993,994           1,501,835            1,499,334
   Selling and marketing                                                         7,491,926           7,223,007            5,990,390
   General and administrative                                                    4,681,722           4,295,854            4,420,067
----------------------------------------------------------------------------------------------------------------------------------
      Total operating expenses                                                  14,167,642          13,020,696           11,909,791
----------------------------------------------------------------------------------------------------------------------------------
      Operating income                                                           8,351,109           9,910,326            8,514,105
OTHER INCOME (EXPENSE):
   Licensing and related fees                                                           --              14,131               44,638
   Interest income                                                               1,340,400           1,037,000              379,582
   Interest expense                                                             (1,624,060)         (1,195,773)            (389,721)
   Other, net                                                                      (13,190)            (54,239)             344,580
-----------------------------------------------------------------------------------------------------------------------------------
      Total other income (expense)                                                (296,850)           (198,881)             379,079
----------------------------------------------------------------------------------------------------------------------------------
      Earnings before income taxes                                               8,054,259           9,711,445            8,893,184
INCOME TAXES (NOTE 6)                                                            3,096,528           3,729,360            3,601,009
-----------------------------------------------------------------------------------------------------------------------------------
      Net earnings                                                             $ 4,957,731         $ 5,982,085          $ 5,292,175
-----------------------------------------------------------------------------------------------------------------------------------
BASIC WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING                      14,376,395          14,341,785           14,171,983
----------------------------------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER COMMON SHARE                                                       $.34                $.42                 $.37
----------------------------------------------------------------------------------------------------------------------------------
DILUTED WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING                    14,703,097          14,661,212           14,757,654
----------------------------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER COMMON SHARE                                                     $.34                $.41                 $.36
----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes to consolidated financial statements are an integral part of these statements.



CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


Meridian Diagnostics, Inc. and Subsidiaries
----------------------------------------------------------------------------------------------------------------------------------


                                        Number of                                                       Cumulative
                                           Common                                                          Foreign
                                           Shares                       Additional                        Currency
                                       Issued and           Common         Paid-In        Retained     Translation
                                      Outstanding            Stock         Capital        Earnings      Adjustment           Total
----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 1995          12,924,814       $1,487,159     $13,895,901     $ 3,747,930       $(252,758)    $18,878,232
Net earnings                                   --               --              --       5,292,175              --       5,292,175
Cash dividends paid--
   $.16 per share                              --               --              --      (2,230,275)             --      (2,230,275)
Exercise of stock options, net             36,052           15,767         104,160              --              --         119,927
Debenture conversions                   1,317,712          883,227       6,526,276              --              --       7,409,503
Foreign currency translation
   adjustment                                  --               --              --              --          98,436          98,436
----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 1996          14,278,578        2,386,153      20,526,337       6,809,830        (154,322)     29,567,998
Net earnings                                   --               --              --       5,982,085              --       5,982,085
Cash dividends paid--
   $.19 per share                              --               --              --      (2,688,078)             --      (2,688,078)
Exercise of stock options, net             86,711            7,699          45,116              --              --          52,815
Foreign currency translation
   adjustment                                  --               --              --              --        (275,926)       (275,926)
----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 1997          14,365,289        2,393,852      20,571,453      10,103,837        (430,248)     32,638,894
Net earnings                                   --               --              --       4,957,731              --       4,957,731
Cash dividends paid--
   $.22 per share                              --               --              --      (3,126,805)             --      (3,126,805)
Exercise of stock options, net             17,324            3,568          81,349              --              --          84,917
Foreign currency translation
   adjustment                                  --               --              --              --         128,311         128,311
----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 1998          14,382,613       $2,397,420     $20,652,802     $11,934,763       $(301,937)    $34,683,048
----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes to consolidated financial statements are an integral part of these statements.



CONSOLIDATED STATEMENTS OF CASH FLOWS


Meridian Diagnostics, Inc. and Subsidiaries
-----------------------------------------------------------------------------------------------------------------------------------

For the Years Ended September 30,                                                         1998                1997            1996
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net earnings                                                                      $  4,957,731     $  5,982,085     $  5,292,175
   Non-cash items--
      Depreciation and amortization of property, plant and equipment                    1,369,929        1,239,927        1,031,915
      Amortization of intangible assets and deferred royalties                          1,513,931        1,776,851          975,466
      Deferred income taxes                                                               (51,010)        (516,432)         (98,838)
   Changes in current assets excluding cash/cash equivalents and investments              259,248       (2,074,864)      (3,136,255)
   Changes in current liabilities excluding current portion
     of long-term obligations                                                            (626,010)        (230,460)       1,125,939
   Long-term receivable and payable                                                      (559,012)         275,409         (400,432)
-----------------------------------------------------------------------------------------------------------------------------------
         Net cash provided by operating activities                                      6,864,807        6,452,516        4,789,970
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Property, plant, and equipment acquired, net                                        (1,320,886)      (1,578,698)      (1,245,144)
   Sale (purchase) of short-term investments                                            6,843,688        2,881,155      (14,094,299)
   Product line acquisition--
      Inventory and equipment                                                                --               --         (1,030,000)
      Advance royalties paid                                                                 --               --           (200,000)
      Covenants not to compete                                                               --               --         (1,260,000)
      Patents, tradenames, customer lists and other                                          --               --         (3,416,000)
      Cost in excess of net assets acquired                                                  --               --           (660,000)
   License agreement                                                                     (200,000)            --               --
   Patents                                                                                   --            (45,317)            --
   Advance royalties paid                                                                 (25,000)            --            (37,500)
-----------------------------------------------------------------------------------------------------------------------------------

         Net cash provided by (used for) investing activities                           5,297,802        1,257,140      (21,942,943)
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of subordinated debentures, net of offering costs                  --            (66,293)      18,754,497
   Proceeds from other long-term obligations                                                 --             60,296           56,039
   Repayment of long-term obligations                                                    (270,591)        (160,429)      (2,794,939)
   Dividends paid                                                                      (3,126,805)      (2,688,078)      (2,230,275)
   Proceeds from issuance of common stock                                                  84,917           52,815           53,133
-----------------------------------------------------------------------------------------------------------------------------------
         Net cash provided by (used for) financing activities                          (3,312,479)      (2,801,689)      13,838,455
-----------------------------------------------------------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                                    26,428          (33,001)          44,106
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                    8,876,558        4,874,966       (3,270,412)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                       10,523,191        5,648,225        8,918,637
-----------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                           $ 19,399,749     $ 10,523,191     $  5,648,225
-----------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the year for--
      Income taxes                                                                   $  3,981,989     $  3,035,188     $  3,109,538
      Interest                                                                          1,468,823        1,458,519          148,715
   Capitalized lease obligations                                                          306,999           51,001          650,940
   Conversion of 7 1/4% debentures (due 2001) to common stock, net of amortization of deferred debenture offering costs of
   $457,000                                                                                  --               --          7,409,503
-----------------------------------------------------------------------------------------------------------------------------------

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

(b) SHORT-TERM INVESTMENTS--Debt securities for which the Company does not have the intent or ability to hold to maturity are classified as available for sale, along with any equity securities. The estimated fair value of investments approximates cost, and therefore, there are no unrealized gains or losses reported as of September 30, 1998 or 1997.

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



     The Company continually evaluates whether subsequent events and circumstances have occurred that indicate the remaining estimated useful lives of intangible assets may warrant revision or that the remaining balances of these assets may not be recoverable. When factors indicate that an intangible asset should be evaluated for possible impairment, the Company uses an estimate of the related product line's cash flows over the remaining life of the asset in measuring whether the asset is recoverable. For the three years ended September 30, 1998, there were no adjustments to the carrying value of intangible assets resulting from these evaluations.

(f) INCOME TAXES--The provision for income taxes includes federal, foreign, state and local income taxes currently payable and those deferred because of temporary differences between income for financial reporting and income for tax purposes. Research and experimentation credits are reflected as a reduction in income taxes when realized.

(g) EARNINGS PER COMMON SHARE--In February 1997, the FASB issued Statement No. 128 "Earnings Per Share" (Statement 128). This statement requires the presentation of basic earnings per share (EPS) and diluted EPS beginning in the first quarter of fiscal 1998. Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding. Diluted EPS is computed by adding to the weighted average number of common shares outstanding, the dilutive effect of additional common shares that would have been outstanding if dilutive potential common shares had been issued.

     During both 1998 and 1997, the impact of assuming the 1997 convertible debentures were converted, net of the impact of pro forma, after tax interest expense, was antidilutive. The table below shows the amounts used in computing earnings per share and the effect on income and the weighted average number of shares for the three years ended September 30, 1998 of dilutive potential common stock.




                                                                         Year Ended
------------------------------------------------------------------------------------------------------------------------------------
                                         September 30, 1998                 September 30,1997              September 30,1996
                                 Income      Shares    Per Share   Income      Shares    Per Share    Income      Shares   Per Share
                              (Numerator)(Denominator)  Amount   (Numerator)(Denominator) Amount   (Numerator)(Denominator)  Amount
-----------------------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share
  Net income available
  to common stockholders      $4,957,731   14,376,395    $.34    $5,982,085   14,341,785   $.42     $5,292,175  14,171,983     $.37
-----------------------------------------------------------------------------------------------------------------------------------
Effect Of Dilutive Securities
  Stock Options                     --        326,702                 --         319,427                 --        495,105
  1993 Convertible
   Debentures                       --           --                   --            --                  26,824      90,566
-----------------------------------------------------------------------------------------------------------------------------------
Diluted Earnings Per Share
  Net income available
  to common stockholders
  and assumed conversions     $4,957,731   14,703,097    $.34    $5,982,085   14,661,212   $.41     $5,318,999  14,757,654     $.36
-----------------------------------------------------------------------------------------------------------------------------------

Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------

(h) RESEARCH AND DEVELOPMENT COSTS--Research and development costs are charged to earnings as incurred.

(i) REVENUE RECOGNITION--Revenue is recognized from sales when a product is shipped. Income from licensing agreements is recognized as earned and as stipulated by the respective agreements.

(j) ADVERTISING--Advertising costs are charged to earnings as incurred. Expenditures for advertising in 1998, 1997 and 1996 were approximately $205,000, $119,000 and $86,000, respectively.

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

     A summary of the Company's international operations is as follows. Sales to customers in Italy of $3,396,915 represented 10.24% of consolidated sales.


Meridian Diagnostics Europe (amounts in thousands)
--------------------------------------------------------------------------------
                              1998          1997           1996
--------------------------------------------------------------------------------
Net sales                   $5,267        $5,766         $6,456
Operating profit               830           999          1,572
Identifiable assets          5,560         5,123          5,164
Accounts receivable          3,320         2,906          3,166

     Accounts receivable which are largely dependent upon funds from the Italian government represent approximately 29% of the accounts receivable balance at September 30, 1998.

Export Sales - U.S. Operations (amounts in thousands)
--------------------------------------------------------------------------------
Net sales                 $3,614         $4,515         $1,327
Accounts receivable          870          1,365            541

     Consolidated sales in thousands of dollars to individual customers constituting 10% or more of net sales were as follows:

--------------------------------------------------------------------------------
Years Ended September 30,
                      1998             1997               1996
--------------------------------------------------------------------------------
Customer A       $4,512 (14%)      $6,533 (19%)      $7,534 (26%)
Customer B        5,839 (18%)       4,991 (14%)       3,436 (12%)





(2) CASH AND CASH EQUIVALENTS AND INVESTMENTS

     Cash and cash equivalents (with original maturities of less than 3 months) and investments are comprised of the following:

-----------------------------------------------------------------------------------------------------------------------------------
                                                         Cash and Cash Equivalents                                Investments
September 30,                                             1998                1997                          1998                1997
------------------------------------------------------------------------------------------------------------------------------------
Cash and money market funds                        $19,399,749        $  2,431,360                    $       --         $        --
Commercial paper                                            --           8,091,831                            --                  --
U.S. government direct and indirect obligations             --                  --                       998,281           8,753,900
Mortgage-backed securities                                  --                  --                     3,366,159           2,456,036
Common stock                                                --                  --                         5,016               3,208
------------------------------------------------------------------------------------------------------------------------------------
                                                   $19,399,749         $10,523,191                    $4,369,456         $11,213,144
------------------------------------------------------------------------------------------------------------------------------------

     At September 30, 1998 and 1997, the market value of the Company's investments approximated cost. Government direct and indirect obligations mature in March 2000 and have an interest rate of 5.73%. Mortgage-backed securities, which consist of Federal National Mortgage Association securities, mature between October 1998 and April 1999 and have interest rates ranging from 5.61% to 5.70%.




(3) INVENTORIES

     Inventories are comprised of the following:

--------------------------------------------------------------------------------
September 30,                               1998           1997
--------------------------------------------------------------------------------
Raw materials                         $1,480,457     $1,399,188
Work-in-process                        1,714,492      1,652,270
Finished goods                         2,374,119      1,600,229
--------------------------------------------------------------------------------
                                      $5,569,068     $4,651,687
--------------------------------------------------------------------------------





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

Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------


product sales over a five year period beginning June 24, 1996. Included in the $6,351,000 payment is an advanced payment of $200,000 on such royalties.

(5) LONG-TERM OBLIGATIONS, BANK CREDIT ARRANGEMENTS AND COMMITMENTS

(a) Long-Term Obligations--Long-term obligations are comprised of the following at:

--------------------------------------------------------------------------------
September 30,                               1998           1997
--------------------------------------------------------------------------------
Convertible Subordinated
   Debentures, unsecured,
   7% annual interest payable
   semi-annually on March 1
   and September 1, principal
   due September 1, 2006                $20,000,000    $20,000,000
Other                                        33,946         97,757
--------------------------------------------------------------------------------
                                         20,033,946     20,097,757
Less current portion                             --         73,877
                                        $20,033,946    $20,023,880
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

     As part of a bank credit arrangement the Company has a $15,000,000 line of credit which expires on June 1, 1999 and calls for interest at prime floating less 1/2% or the LIBOR rate plus 2.25%. There were no borrowings outstanding on the line of credit at September 30, 1998. In connection with the bank credit arrangement, the Company has agreed, among other things, to meet certain financial ratio requirements and to limit additional indebtedness.

     Maturities on the above long-term obligations are all after 2001.

     The fair market value of the Company's debt is approximately $17.8 million based on limited trading of the debentures.

(b) CAPITAL LEASE OBLIGATIONS--At September 30, 1998, the Company has equipment leases with cost and related accumulated depreciation of $1,153,437 and $601,114, respectively, under capital leases expiring in various years through 2004. Amortization of assets under capital leases is included in depreciation expense.

     The future minimum annual rentals under the capital leases at September 30, 1998 are as follows:

--------------------------------------------------------------------------------
1999                                                   $264,933
2000                                                    262,638
2001                                                    140,295
2002                                                    119,496
2003                                                     55,475
Thereafter                                               51,247
--------------------------------------------------------------------------------
Subtotal                                               $894,084
Less: portion of payments representing interest         119,970
--------------------------------------------------------------------------------
Present value of lease payments                        $774,114
Less: current portion                                   212,621
--------------------------------------------------------------------------------
                                                       $561,493
--------------------------------------------------------------------------------

(c) COMMITMENTS--The Company has entered into various license agreements, twenty-five of which are active. These agreements have different terms, include a variety of renewal options and were acquired either directly by the Company or via assignment as a result of acquisitions. These license agreements require the Company to pay a specified percentage of the sales of licensed products (1% to 8%). These royalty expenses are recognized on an as-earned basis and recorded in the year earned as a component of cost of sales. Annual royalty expenses associated with these agreements were approximately $859,000, $1,006,000 and $500,000, respectively, for the years ended September 30, 1998, 1997 and 1996.




(6) INCOME TAXES

     The provision for income taxes includes the following components:

-----------------------------------------------------------------------------------------------------------------------------------
Years Ended September 30,                                                            1998                1997                 1996
-----------------------------------------------------------------------------------------------------------------------------------
Federal:
Currently payable                                                              $2,496,935          $2,911,891           $2,514,903
Temporary differences--
   Tax depreciation greater (less) than book depreciation                         (53,896)            (60,251)               3,063
   State franchise taxes                                                           (6,197)            (53,901)             (31,461)
   Currently nondeductible expenses                                               (14,018)            (21,460)             (15,818)
   Intangible asset amortization                                                 (125,163)            (94,041)            (167,940)
   Other, net                                                                      42,355              25,255              208,579
----------------------------------------------------------------------------------------------------------------------------------
                                                                                2,340,016           2,707,493            2,511,326
State and local                                                                   445,236             577,339              332,715
Foreign                                                                           311,276             444,528              756,968
----------------------------------------------------------------------------------------------------------------------------------
      Total provision for income taxes                                         $3,096,528          $3,729,360           $3,601,009
----------------------------------------------------------------------------------------------------------------------------------

Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------


     The following is a reconciliation between the statutory federal income tax rate and the effective rate derived by dividing the provision for income taxes by earnings before income taxes:

-----------------------------------------------------------------------------------------------------------------------------------
                                                             1998                        1997                         1996
Years Ended September 30,                              Amount      Rate            Amount      Rate            Amount       Rate
-----------------------------------------------------------------------------------------------------------------------------------
Computed provision for income
   taxes at statutory rate                         $2,738,448        34.0%     $3,301,891        34.0%     $3,023,682         34.0%
Increase/(decrease) in taxes resulting from:
State and local income taxes,
   net of federal income tax effect                   293,216         3.6         385,085         4.0         219,592          2.5
Foreign taxes                                          81,195         1.0         190,877         2.0         265,793          3.0
Tax exempt income                                          --          --           1,015         0.0         (30,165)        (0.3)
Foreign Sales Corporation benefit                     (91,914)       (1.1)       (121,044)       (1.3)        (75,305)        (0.8)
Officers' life insurance                                3,472         0.0          10,375         0.1          29,194          0.3
Other, net                                             72,111         0.9         (38,839)       (0.4)        168,218          1.8
----------------------------------------------------------------------------------------------------------------------------------
Actual provision for income taxes                  $3,096,528        38.4%     $3,729,360        38.4%     $3,601,009         40.5%
----------------------------------------------------------------------------------------------------------------------------------



     The components of the net deferred tax assets were as follows at:

--------------------------------------------------------------------------------
September 30,                              1998           1997
--------------------------------------------------------------------------------
Deferred tax assets:
   State income taxes                $  110,862     $  172,992
   Currently nondeductible expenses     170,192        167,778
   Intangible asset amortization        743,613        610,794
   Other                                218,633        221,836
--------------------------------------------------------------------------------
      Total                          $1,243,300     $1,173,400
--------------------------------------------------------------------------------
Deferred tax liabilities:
   Other                               (164,230)      (145,340)
--------------------------------------------------------------------------------
      Total                          $ (164,230)    $ (145,340)
--------------------------------------------------------------------------------
      Net deferred tax assets        $1,079,070     $1,028,060
--------------------------------------------------------------------------------

     No valuation allowances were recorded against deferred tax assets or deferred tax liabilities at September 30, 1998 or 1997.

(7) EMPLOYEE BENEFITS

(a) SAVINGS AND INVESTMENT PLAN--The Company has a profit sharing and retirement savings plan covering substantially all full-time employees. Profit sharing contributions to the plan, which are discretionary, are determined by the Board of Directors. The plan permits participants to contribute to the plan through salary reduction. Under terms of the plan, the Company will match up to 3% of an employee's contributions. Discretionary and matching contributions by the Company to the plan amounted to approximately $311,000, $291,000, and $269,000, during 1998, 1997 and 1996, respectively.

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

                            1998            1997           1996
--------------------------------------------------------------------------------
Net Income:
   As Reported        $4,957,731      $5,982,085     $5,292,175
   Pro Forma           4,816,815       5,886,085      5,232,175
Basic EPS:
   As Reported              $.34            $.42           $.37
   Pro Forma                 .34             .41            .37
Diluted EPS:
   As Reported               .34             .41            .36
   Pro Forma                 .33             .40            .36

     Because the Statement 123 method of accounting has not been applied to options granted prior to October 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

     Effective October 1, 1997, the Company may sell shares of stock to its full-time and part-time employees under the ESP Plan up to the number of shares equivalent to a 1% to 15% payroll deduction from an employee's base salary plus an additional 5% dollar match of this deduction by the Company. No shares were sold under the ESP Plan as of September 30, 1998.

     The Company may grant options for up to 1,441,235 shares under the 1986 Plan including the 1994 Plan, and 200,000 under the 1996 Plan. The Company has granted options of 1,011,344 shares and 224,317 shares under the 1986 Plan including the 1994 Plan, and the 1996 Plan, respectively, through September 30, 1997. Options may be granted at exercise prices from 95% to 110% of the market value of the underlying common stock on the date of grant and become exercisable on vesting schedules established at the time of grant. All options contain provisions

Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------

restricting their transferability and limiting their exercise in the event of termination of employment or the disability or death of the optionee. Options may be granted both as incentive stock options designed to provide certain tax benefits under the Internal Revenue Code and as nonqualified options without such tax benefits.


     A summary of the status of the Company's stock option plans at September 30, 1998, 1997 and 1996 and changes during the years then ended is presented in the table and narrative below:

------------------------------------------------------------------------------------------------------------------------------------
                                                     1998                           1997                            1996
                                                            Wtd Avg                        Wtd Avg                        Wtd Avg
                                            Shares         Ex Price         Shares        Ex Price           Shares      Ex Price
-----------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of period         717,388            $ 5.77       810,594           $ 5.21         773,663         $ 4.52
Granted                                    164,918             11.54        40,301            12.80          85,451          11.39
Exercised*                                 (37,712)             6.49      (120,621)            4.26         (42,418)          2.46
Expired                                     (5,979)            10.83       (12,886)            6.81          (6,102)          5.46
Outstanding at end of period               838,615              6.84       717,388             5.77         810,594           5.21
Exercisable at end of period               571,112              4.89       498,499             4.56         495,754           4.39

Wtd avg fair value of options granted                          $5.76                         $ 5.92                         $ 4.38

*Includes 20,658, 34,320 and 6,538 shares surrendered in conjunction with the exercise of stock options in 1998, 1997 and 1996 respectively.




     Options which are exercisable at September 30, 1998, amounting to 571,112 of the 838,615 options outstanding at September 30, 1998, have exercise prices between $1.05 and $14.25, with a weighted average exercise price of $4.89 and a weighted average remaining contractual life of four years. The remaining 267,503 options which are not exercisable, have exercise prices between $4.69 and $15.68, with a weighted average exercise price of $11.00 and a weighted average remaining contractual life of eight years.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

--------------------------------------------------------------------------------
                                  1998                 1997
--------------------------------------------------------------------------------
Risk-free interest rates       5.7% - 6.2%          5.9% - 6.4%
Dividend yield                    1.7%                 1.2%
Life of option                  3-8 years             5 years
Share price volatility            46.5%                46.7%

     Subsequent to year-end, 60,000 stock options were granted which would have an immaterial impact on the diluted EPS, if granted prior to year-end.

(c) OTHER BENEFITS--The Company does not provide postretirement or postemployment benefits to its employees.

(8) SUBSEQUENT EVENT

     On November 5, 1998, the Company acquired all of the approximately 8 million shares of common stock of Gull Laboratories, Inc. (Gull) for $2.25 per share or approximately $18.0 million, in cash. The purchase price was financed by cash and cash equivalents on hand. Gull, headquartered in Salt Lake City, Utah, is engaged in the development, manufacture and marketing of high-quality diagnostic test kits for the detection of infectious diseases and autoimmune disorders. Gull also offers a line of instrumentation for laboratory automation and products for blood grouping and HLA tissue typing for transplantation. Fresenius AG, a German stock company and the former majority shareholder of Gull ("Fresenius"), is subject to certain non-competition agreements, as are certain employees of Gull upon their leaving the employment of the Company. Amounts that Gull owed to Fresenius, subject to various adjustments as agreed to in the purchase agreement, will be paid to Fresenius one-half on June 15, 1999 and the remaining half on December 31, 1999, with annual interest at 7.5%. For accounting purposes, the acquisition was effective on October 31, 1998 and the results of operations of Gull will be included in the consolidated results of operations of the Company from that date forward. The resulting goodwill from this transaction, which is currently estimated at $16 million, will be amortized over twenty years. The goodwill estimate is preliminary, pending the results of appraisals, an audit and further financial analysis and may include an allocation to in-process research and development.

     For its most recent fiscal year ended December 31, 1997, Gull had sales of $21.7 million and a net loss of $1.8 million.

     In fiscal 1999, the Company plans to close the Salt Lake City and certain other facilities of Gull, sell the Gull land and buildings in Salt Lake City, transfer equipment, technology and manufacturing capabilities to the Company's headquarters in Cincinnati and terminate substantially all Gull employees. Additional purchase liabilities will be recorded for costs associated with this shut down and consolidation of the acquired facilities.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------

To Meridian Diagnostics, Inc.:

     We have audited the accompanying consolidated balance sheets of MERIDIAN DIAGNOSTICS, INC. and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the three years in the period ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Meridian Diagnostics, Inc. and subsidiaries as of September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles.



                                                            ARTHUR ANDERSEN LLP


Cincinnati, Ohio
November 5, 1998


QUARTERLY FINANCIAL DATA



Meridian Diagnostics, Inc. and Subsidiaries


----------------------------------------------------------------------------------------------------------------------------
Unaudited (Amounts in thousands, except for per share data)
----------------------------------------------------------------------------------------------------------------------------
For the Quarter Ended in Fiscal 1998                       December 31          March 31          June 30      September 30
----------------------------------------------------------------------------------------------------------------------------
Net sales                                                       $8,448            $9,542            $8,226            $6,952
Gross profit                                                     5,523             6,426             5,860             4,709
Net earnings                                                       972             1,703             1,429               853
Diluted earnings per common share(1)                               .07               .12               .10               .06
Cash dividends per common share(1,2)                               .07               .05               .05               .05

----------------------------------------------------------------------------------------------------------------------------
For the Quarter Ended in Fiscal 1997                       December 31          March 31          June 30      September 30
----------------------------------------------------------------------------------------------------------------------------
Net sales                                                        $7,562           $8,337           $9,082           $10,248
Gross profit                                                      4,851            5,465            6,048             6,567
Net earnings                                                        843            1,132            1,697             2,310
Diluted earnings per common share(1)                                .06              .08              .12               .16
Cash dividends per common share(1,2)                                .06              .04              .04               .04

(1) The sum of the basic earnings per common share and the cash dividends per share may not equal the annual earnings and cash dividends per share due to interim quarter rounding.

(2) Includes special 1996 and 1997 year-end cash dividend of $0.025 per share


TEN-YEAR SUMMARY
   (Dollars in thousands except per share data and number of employees)


Meridian Diagnostics, Inc. and Subsidiaries
-------------------------------------------------------------------------------------------------------------------

                                      Selected Financial And Operating Data For the Years Ended September 30,
                            1998         1997         1996         1995         1994         1993         1992
-------------------------------------------------------------------------------------------------------------------
Net Sales                $ 33,169     $ 35,229     $ 29,391     $ 25,110     $ 21,877     $ 16,171     $ 14,003
Cost of Sales              10,650       12,298        8,967        8,009        7,518        5,098        4,582
-------------------------------------------------------------------------------------------------------------------
Gross Margin               22,519       22,931       20,424       17,101       14,359       11,073        9,421
Percent of Sales            67.89%       65.09%       69.49%       68.10%       65.64%       68.47%       67.28%
Operating Expenses
 Research &
  Development               1,994        1,502        1,499        1,432        1,433        1,165        1,157
 Sales & Marketing          7,492        7,223        5,991        5,229        4,747        3,716        3,166
 General &
  Administrative            4,682        4,296        4,420        3,864        3,365        2,667        2,482
-------------------------------------------------------------------------------------------------------------------
  Total Operating
    Expenses               14,168       13,021       11,910       10,525        9,545        7,548        6,805
-------------------------------------------------------------------------------------------------------------------
Operating Income            8,351        9,910        8,514        6,576        4,814        3,525        2,616
Percent of Sales            25.18%       28.13%       28.97%       26.19%       22.00%       21.80%       18.68%
Other Income
 Licensing &
  Related Fees                  0           14           45          103            0           55           55
 Interest Income            1,340        1,037          379          436          254           57           50
 Interest Expense          (1,624)      (1,196)        (390)      (1,135)      (1,092)        (179)         (89)
 Cost of Withdrawn
  Stock Offering                0            0            0            0            0         (405)           0
 Other, Net                   (13)         (54)         345          (20)           8           48          (27)
-------------------------------------------------------------------------------------------------------------------
  Total Other
 Income (Expense)            (297)        (199)         379         (616)        (830)        (424)         (11)
-------------------------------------------------------------------------------------------------------------------
Minority Interest in
 Earnings of Subsidiary         0            0            0            0            0            0            0
Earnings Before
 Income Taxes               8,054        9,711        8,893        5,960        3,984        3,101        2,605
Income Taxes                3,096        3,729        3,601        2,436        1,543        1,212          952
-------------------------------------------------------------------------------------------------------------------
Net Earnings             $  4,958     $  5,982     $  5,292     $  3,524     $  2,441     $  1,889     $  1,653
-------------------------------------------------------------------------------------------------------------------
Percent of Sales            14.95%       16.98%       18.01%       14.03%       11.16%       11.68%       11.80%
Cash Dividends
 Declared & Paid per
 Common Share*           $   0.22     $   0.19     $   0.16     $   0.10     $   0.08     $   0.06     $   0.05
Basic Weighted
 Average Number of
 Common Shares
 Outstanding*              14,376       14,342       14,172       12,355       12,277       12,264       12,222
Basic Earnings Per
 Common Share*           $   0.34     $   0.42     $   0.37     $   0.29     $   0.20     $   0.15     $   0.13
Diluted Weighted
 Average Number of
 Common Shares
 Outstanding*              14,703       14,661       14,758       14,507       12,521       12,534       12,833
Diluted Earnings
 Per Common Share*       $   0.34     $   0.41     $   0.36     $   0.28     $   0.19     $   0.15     $   0.13
-------------------------------------------------------------------------------------------------------------------
Total Assets             $ 59,147     $ 57,491     $ 54,751     $ 34,569     $ 32,329     $ 26,247     $ 14,099
Cash & Marketable
 Securities                23,769       21,736       19,743        8,919        8,832        9,476        1,810
Capital Expenditures        1,321        1,579        1,245        2,472        1,426          718        1,999
Net Working Capital        35,895       33,570       29,332       15,670       13,000       13,759        5,164
Shareholders' Equity       34,683       32,639       29,568       18,878       13,232       11,617       10,676
Return on Beginning
 Shareholders' Equity       15.19%       20.23%       28.03%       26.63%       21.01%       17.69%       17.37%
Year-End Stock Price         7.63        11.88        13.38         8.08         5.18         5.50         6.13
Number of Employees           192          178          173          156          138          125          115
Sales per Employee            173          198          170          161          159          129          122
Net Income per Employee        26           34           31           23           18           15           14


     Selected Financial And Operating Data For the Years Ended September 30,
                               1991         1990        1989
-------------------------------------------------------------------------------
Net Sales                   $ 11,085     $  8,478     $  6,213
Cost of Sales                  3,973        3,467        2,590
-------------------------------------------------------------------------------
Gross Margin                   7,112        5,011        3,623
Percent of Sales               64.16%       59.11%       58.31%
Operating Expenses
 Research &
  Development                  1,102          908          844
 Sales & Marketing             2,564        1,649        1,240
 General &
  Administrative               2,090        1,637        1,407
-------------------------------------------------------------------------------
  Total Operating
    Expenses                   5,756        4,194        3,491
-------------------------------------------------------------------------------
Operating Income               1,356          817          132
Percent of Sales               12.23%        9.64%        2.12%
Other Income
 Licensing &
  Related Fees                    55           55           55
 Interest Income                 144          210          303
 Interest Expense                (10)         (15)         (21)
 Cost of Withdrawn
  Stock Offering                   0            0            0
 Other, Net                      (21)          16           (4)
-------------------------------------------------------------------------------
  Total Other
    Income (Expense)             168          266          333
Minority Interest in
 Earnings of Subsidiary           (7)          (7)           0
Earnings Before
 Income Taxes                  1,517        1,076          465
Income Taxes                     559          391          148
-------------------------------------------------------------------------------
Net Earnings                $    958     $    685     $    317
-------------------------------------------------------------------------------
Percent of Sales                8.64%        8.08%        5.10%
Cash Dividends
 Declared & Paid per
 Common Share*              $   0.05            0            0
Basic Weighted
 Average Number of
 Common Shares
 Outstanding*                 12,129       12,031       12,031
Basic Earnings Per
 Common Share*              $   0.08     $   0.06     $   0.03
Diluted Weighted
 Average Number of
 Common Shares
 Outstanding*                 12,323       12,031       12,094
Diluted Earnings
 Per Common Share*          $   0.08     $   0.06     $   0.03
-------------------------------------------------------------------------------
Total Assets                $ 10,997     $ 10,555     $  9,397
Cash & Marketable
 Securities                    1,590        2,704        4,198
Capital Expenditures             934          165          153
Net Working Capital            4,046        4,452        5,373
Shareholders' Equity           9,519        8,998        8,313
Return on Beginning
 Shareholders' Equity          10.65%        8.24%        3.96%
Year-End Stock Price            2.49          .97         1.35
Number of Employees              105          100           94
Sales per Employee               106           85           66
Net Income per Employee            9            7            3

*As adjusted for stock splits and stock dividends.








                                       23