Form 10-K405, Exhibit 13
period 1999-09-30
MERIDIAN DIAGNOSTICS INC
filed 1999-12-23
CIK 794172

                                                                      Exhibit 13



                          Meridian Diagnostics, Inc.'s

                               1999 Annual Report

                                                                                                                   EXHIBIT 13
                                                       SELECTED FINANCIAL DATA
                          (Dollar amounts in thousands, except for per share data and number of employees)



                                  OPERATIONAL EFFICIENCY CREATES OPPORTUNITIES FOR EARNINGS GROWTH

MERIDIAN DIAGNOSTICS, INC. AND SUBSIDIARIES
-----------------------------------------------------------------------------------------------------------------------------------
Summary of Operations
-----------------------------------------------------------------------------------------------------------------------------------
Years Ended September 30,                                         1999          1998            1997           1996           1995
-----------------------------------------------------------------------------------------------------------------------------------
Net sales                                                      $ 54,351       $ 33,169       $ 35,229       $ 29,391      $ 25,110
-----------------------------------------------------------------------------------------------------------------------------------
Gross profit                                                     34,878         22,519         22,931         20,424        17,101
Operating expenses, including merger integration
and purchased in-process research and development                27,842         14,168         13,021         11,910        10,525
-----------------------------------------------------------------------------------------------------------------------------------
Operating income                                                  7,036          8,351          9,910          8,514         6,576
   % of sales                                                      12.9%          25.2%          28.1%          29.0%         26.2%
Other income (expense)                                           (1,715)          (297)          (199)           379          (616)
-----------------------------------------------------------------------------------------------------------------------------------
Earnings before income taxes                                      5,321          8,054          9,711          8,893         5,960
Income taxes                                                      2,935          3,096          3,729          3,601         2,436
-----------------------------------------------------------------------------------------------------------------------------------
Net Earnings                                                   $  2,386       $  4,958       $  5,982       $  5,292      $  3,524
   % of sales                                                       4.4%          14.9%          17.0%          18.0%         14.0%
-----------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per common share                              $    .16       $    .34       $    .41       $    .36      $    .28
Number of employees                                                 324            192            178            173           156
Cash dividends declared and
   paid per common share                                       $    .20       $    .22       $    .19       $    .16      $    .10
Diluted weighted average number of
   shares outstanding                                            14,580         14,703         14,661         14,758        14,507
Return on beginning shareholders' equity                            6.9%          15.2%          20.2%          28.0%         26.6%
Net sales growth--increase/(decrease)                              63.9%          (5.8%)         19.9%          17.0%         14.8%
Per share earnings growth--increase/(decrease)                    (52.9%)        (17.1%)         13.9%          28.6%         47.4%

Refer to page 26 for Ten-Year Summary


[CHART]
NET SALES
(dollars in millions)
5-Year Compound
Growth Rate 20%.

The fiscal 1999 increase in net sales reflects a 7% increase in the core business with the remaining attributable to strong performance of the Gull products since the acquisition.


[CHART]
NET EARNINGS
(dollars in millions)
5-Year Compound
Growth Rate 20%*

Fiscal 1999 net earnings reflect the after-tax impact of one-time merger integration costs of $2.2 million and the impact of purchased in-process research and development of $1.5 million. Excluding these nonrecurring items, on an after-tax basis, net earnings were $6.1 million growing at a compound annual growth rate of 20%.

[CHART]
DILUTED EARNINGS PER SHARE
5-Year Compound Growth Rate 17%*

Fiscal 1999 diluted earnings per share reflect the after tax impact of merger integration costs of $0.15 and the impact of purchased in-process research and development of $0.10. Excluding these nonrecurring items, diluted earnings grew at a compound annual growth rate of 17%.


*excluding impact of one-time charges

                                                                      Exhibit 13



                          Meridian Diagnostics, Inc.'s

                               1999 Annual Report

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------

GULL LABORATORIES INC. ACQUISITION

     On November 5, 1998, the Company acquired all of the approximately eight million shares of common stock of Gull Laboratories, Inc. (Gull) for $19,700,000, in cash, including acquisition costs of $1,700,000. The purchase price was financed by cash and cash equivalents on hand. Gull is engaged in the development, manufacture and marketing of high-quality diagnostic test kits for the detection of infectious diseases and autoimmune disorders. Gull also offers a line of instrumentation for laboratory automation. Gull's HLA tissue typing products for transplantation were sold in 1999.

     For accounting purposes, the acquisition was effective October 31, 1998. The results of operations of Gull are included in the consolidated results of operations of the Company from that date forward. The acquisition was accounted for as a purchase. The resulting intangibles and goodwill from this transaction, which represent a substantial portion of the purchase price, are being amortized over lives ranging from three to twenty years. See Note 2 of the Notes to Consolidated Financial Statements for further information.

FISCAL 1999 COMPARED TO FISCAL 1998

     Consolidated net sales increased $21,182,000, or 64%, to $54,351,000 in fiscal 1999, principally from the impact of the continued strong performance of the Gull products since the Gull acquisition and growth in the Meridian core business. The increase of $21,182,000 is comprised of volume growth of $19,362,000, or 58%, pricing of $1,846,000, or 6%, and unfavorable currency of $26,000.

     Core business product sales increased about 7% versus the prior year, a major turnaround from the first six months, which were down 2% versus the previous year as a result of distributor order patterns in the U.S. and Europe. New product sales in total, led by Premier Platinum HpSA(tm) (HpSA), Premier Giardia/Cryptosporidium and the ImmunoCard STAT! line of products, contributed approximately $3,692,000 of total net sales or $2,081,000 of incremental revenues for the year. All other key product groups were performing ahead of the prior year. OEM sales declined $305,000 compared to last year, reflecting the anticipated reduction in sales of virology and mononucleosis products.

     International sales in total were $18,499,000, up $9,627,000, or 109% from $8,872,000 in fiscal 1998 and represented 34% of total sales compared to 27% in fiscal 1998. This increase was primarily accounted for from the acquisition of Gull.

     Gross profits increased $12,359,000, or 55%, to $34,878,000 for the year compared to the sales increase of 64%. Gross profit decreased as a percentage of sales to 64% from 68%. The gross profit reflects improved pricing as noted above, offset primarily by the impact of the lower margins for Gull product sales compared to the historical Meridian margins, resulting in an overall decrease of four points as a percent of sales. In addition, the strengthening of the dollar versus the Deutch Mark during the third and fourth quarter in particular, contributed to the unfavorable impact on gross margin. The Company expects that this drag on the gross profit will continue until the Company completes the integration of Gull's production into its Cincinnati facilities and the sellout of Gull's Salt Lake City production, which is expected to occur by March 31, 2000.

     Total operating expenses increased $13,674,000, or 97%, to $27,842,000 for the fiscal year 1999 compared to fiscal 1998, and increased to 51% of sales from 43% last year, primarily due to the Gull acquisition. Research and development costs decreased $8,000, and decreased to 4% of sales, down from 6% in the prior year. The increase from Gull research and development expenses was largely offset by clinical study costs associated with Premier Platinum HpSA, incurred in fiscal 1998 that did not recur in fiscal 1999. As of March 1, 1999, all research and development activity formerly in Salt Lake City was consolidated at Meridian's headquarters in Cincinnati. Selling and marketing expenses increased $3,680,000, or 49%, for fiscal 1999 primarily due to Gull, but declined approximately 2 points from 23% of sales to 21% for fiscal 1999. General and administrative costs increased $5,087,000, or 109%, and increased as a percent of sales to 18% from 14% for the fiscal year. This increase is attributable to the Gull acquisition, including $1,350,000 of amortization of Gull-related intangibles and goodwill for the year. In connection with the Gull acquisition, the Company incurred merger integration costs of approximately $3,415,000 during the year. These costs consist of payments made to distributors to terminate contracts in markets with duplicate distributor agreements or in markets that will now be covered by the Company's sales forces, training, travel, product validation costs and professional fees incurred in connection with the integration of the Gull business. Additionally, the Company incurred a one-time charge for purchased in-process research and development of $1,500,000 in connection with the Gull acquisition.

     Operating income for fiscal 1999 decreased $1,315,000, or 16%, and declined as a percent of sales to 13% from 25%. Excluding the merger integration costs of $3,415,000 and purchased in-process research and development of $1,500,000, operating income increased $3,600,000, or 43%. Other expense increased $1,418,000 for the fiscal year. This increase is primarily related to $506,000 in net interest expense for Gull-related obligations coupled with the effect of an $835,000 reduction in interest income due to the use of cash and investments to acquire Gull.

     The Company's effective tax rate increased to approximately 55%, up from 38% for fiscal 1998. This increase is due to the effect of purchased in-process research and development and goodwill amortization, which are not deductible for tax purposes. These two items had the effect of increasing the effective tax rate by approximately 10 percentage points. While the tax impact of purchased in-process research and development is a one-time event, the

Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------

goodwill amortization will have an ongoing effect of slightly increasing the effective tax rate. The remaining increase of 7 percentage points is the result of higher tax rates in certain European countries, recognition of a valuation allowance for a portion of the losses in the foreign operations acquired from Gull and a higher state and local effective tax rate due to an increased presence in certain states as a result of the Gull acquisition. The Company has developed operational and tax planning strategies designed to improve the profitability of foreign operations acquired from Gull and to utilize post-acquisition net operating losses. The realization of deferred tax assets in foreign jurisdictions is dependent upon the generation of future taxable income in certain European countries. Management has considered the levels of currently anticipated pre-tax income in foreign jurisdictions in assessing the required level of the deferred tax asset valuation allowance. Taking into consideration historical pre-tax loss levels, tax planning strategies and other factors, management believes that it is more likely than not that the net deferred tax asset for foreign jurisdictions, after consideration of the valuation allowance which has been established, will be realized. The amount of the net deferred tax asset considered realizable in foreign jurisdictions, however, could be reduced in future years if estimates of future taxable income during the carryforward period are reduced. Tax planning strategies include restructuring European distribution operations, closing production operations in Germany and changes in the cost structure.

     Net earnings decreased $2,572,000, or 52%, for fiscal year 1999 compared to fiscal 1998 and decreased to 4% of sales from 15% last year. Excluding the after tax impact of merger integration costs of $2,193,000, and the impact of purchased in-process research and development of $1,500,000 which is not tax deductible, net earnings increased $1,121,000, or 23%.

     Diluted earnings per share, excluding the after tax impact of merger integration costs and purchased in-process research and development, were $0.42 compared to $0.34 in the prior year, an increase of 24%. Including merger integration costs and purchased in-process research and development, diluted earnings per share were $0.16.

FISCAL 1998 COMPARED TO FISCAL 1997

     Net sales decreased $2,060,000 or 6% to $33,169,000 in fiscal 1998. This decline in sales was more than accounted for by a decrease in sales of Premier EHEC and Premier E. coli O157:H7 of approximately $2 million as a result of an
E. coli outbreak in Japan in fiscal 1997 which did not repeat in fiscal 1998, a reduction in sales to our major distributors, which reflects their decision to lower inventory carrying levels, the unfavorable impact of currency from the stronger dollar versus the Lira which equated to over $400,000, plus lower OEM sales - primarily Epstein Barr Virus and mononucleosis products which, on a combined basis, were down year-over-year about $450,000.

     Seven new products introduced during the year, including HpSA, five one-step products in the ImmunoCard STAT! format and Spin-CON, a novel addition to the Company's parasitology line, provided incremental sales revenue of over $1,400,000. HpSA, introduced in the United States in late May, achieved consolidated sales of over $1,250,000 compared to fiscal 1997 sales of about $200,000. In addition to the new products, Mycoplasma sales were up $254,000 or 32% as were H. pylori sales in the Premier and ImmunoCard formats (excluding
HpSA), which combined, were up $727,000 or 48%.

     The decrease in sales compared to the prior year was composed of volume of $576,000 down 2%, lower pricing of $1,076,000 down 3% and currency down $409,000, or 1%. Compared to fiscal 1997, the major impact was in unit volume as explained above. The impact from pricing improved, down 3% in 1998 versus 5% in 1997, while the currency impact remained comparable.

     International sales in total were $8,872,000, down $1,409,000, or 14%, from $10,281,000 in 1997 and represented about 27% of total sales compared to 29% in fiscal 1997. This change was more than accounted for by the extraordinary E. coli sales in the Pacific Rim in 1997, which were made under endemic conditions. Excluding the impact of E. coli sales in fiscal 1997, international sales grew about 5%. European operations were relatively flat due to the unfavorable currency which offset volume growth and favorable pricing. Growth in the rest of the world was about 28%.

     Gross profit decreased $412,000 or 2% to $22,519,000 for fiscal 1998 compared to the decrease in sales of 6% resulting in an improvement in the gross profit to sales ratio of approximately 3 points to 68% in fiscal 1998 compared to 65% for the prior year. This improvement was primarily related to the integration of the June 1996 Cambridge acquisition which reflects the higher margin in the Cambridge line of enteric products manufactured in the Company's facility versus the prior year's higher costs associated with the purchase of inventory from Cambridge during the transition period. Also contributing to the improvement was the reduction in amortization of certain acquisition costs related to the Cambridge supply agreement and inventory purchase agreement plus the impact of favorable inventory variances and improved product mix, primarily in the ImmunoCard and Premier formats. Inventory scrap/obsolescence costs increased about $125,000 compared to the prior year from E. coli inventories which expired.

     Total operating expenses increased $1,147,000 or 9% for fiscal 1998 compared to fiscal 1997 and increased as a percent of sale to 43% from 37%. Research and development expenses increased dramatically by $492,000 or 33% to $1,994,000 and increased to 6% as a percent of sales, up from 4% in 1997. This increase was largely from the HpSA multi-site clinical studies conducted during the year, clinical studies associated with the additional claim for therapeutic

Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------

monitoring and higher personnel costs. Selling and marketing expenses increased $269,000 or 4% for fiscal 1998 reflecting the launch expenses for the introduction of HpSA in the United States. The increase in general and administrative expenses of $386,000, or 9%, compared to the prior year was related to other administrative expenses including depreciation, computer maintenance charges, outside service fees associated with a company-wide initiative to enhance customer service and revisions in fiscal 1997 to the amortization of certain intangible costs related to prior product line acquisitions. European operating expenses in total, adjusted for currency, increased $76,000 or 4%.

     Operating income, as a result of the above, declined $1,559,000 or 16% for fiscal 1998 versus 1997. As a percent of sales, operating income declined approximately 3 percentage points but remained in excess of 25% of sales despite the unusual sales decline and the heavy investment in HpSA.

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

     The Company's effective tax rate was 38% in 1998.

     Net earnings decreased $1,024,000 or 17% to $4,958,000 for the twelve months ended September 30, 1998 compared to $5,982,000 in the prior year and declined about two percentage points to 15% of sales in fiscal 1998 versus 17% in 1997.

     Basic and diluted earnings per share were $.34 in fiscal 1998 compared to $.42 and $.41 for the prior year, respectively.

LIQUIDITY AND CAPITAL RESOURCES

     On November 5, 1998, Meridian acquired all of the approximately 8 million shares of common stock of Gull Laboratories, Inc. for $19,700,000 in cash, including acquisition costs. This acquisition was funded by cash and investments on hand.

     As of September 30, 1999, the Company had cash and cash equivalents of $6,229,000, investments of $1,002,000 and working capital of $18,655,000.

     Net cash flow provided by operating activities was $9,014,000 for twelve-month period ended September 30, 1999, up $2,149,000 or 31% from the prior year period. Despite lower net earnings, cash flow from operations increased as a result of the $4,289,000 increase in non-cash items, including purchased in-process research and development charges, depreciation and amortization. The effect of other operating cash items was relatively comparable to the prior year.

     Net cash used for investing activities was $17,891,000, which was more than accounted for by the Gull acquisition which utilized approximately $19,100,000 in cash. Capital expenditures for the twelve months ended September 30, 1999 were $2,153,000. The major expenditures included the modifications to the Cincinnati facilities to accommodate the transfer of the Gull product line production from Salt Lake City. The Company's anticipated total capital expenditures for fiscal 2000 are estimated to be about $4,600,000 primarily consisting of facility modifications, integrated computer systems implementation and normal operating equipment additions and replacements. The Company expects to fund these capital expenditures with a combination of cash from operating activities, leasing arrangements and other bank financing. The sale of investments provided $3,367,000. Net cash used for financing activities was $4,033,000, up $721,000 or 22%, primarily due to higher debt payments attributable to Gull.

     On November 17, 1999, the Board of Directors declared the regular cash dividend of $0.05 per share payable December 7, 1999 to shareholders of record on November 24, 1999. The Board also announced its intention, barring unforeseen circumstances, to increase the annual dividend rate to $0.24 per share for fiscal 2000, an increase of 20%.

     Total dividends paid during fiscal 1999, were $2,877,000 compared to $3,127,000 paid in fiscal 1998 which included a special year end dividend.

     On September 27, 1996, the Company issued $20 million of 7% convertible subordinated debentures due in 2006. The majority of the net proceeds of $18,755,000 were used to acquire Gull.

     Capital expenditures related to the Gull acquisition as well as certain costs associated with integration of the Gull operations required some interim financing. The Company has a $20,000,000 unsecured line of credit with a commercial bank under which $3,354,000 was used at September 30, 1999. The Company also has cash and cash equivalents and investments of approximately $7,231,000 at September 30, 1999. The line, which expires on July 1, 2000, is expected to be renewed.

MARKET RISK EXPOSURE

     Information concerning the maturities and fair value of the Company's interest-rate-sensitive investments and debt is included in Notes 3 and 6 to the Consolidated Financial Statements. The Company has a defined investment policy that limits investments in instruments with only an A-1/P-1 rating which is administered by professional investment advisors. The Company considered factors such as interest rate risk, the maturity of the instruments and expected funding needs and credit risks when it established its investment policy. The Company also monitors the investment advisor's compliance with the established investment policy.

     The Company's exposure to interest risk is minimal due to the relatively small amount of investments and variable rate debt. The Company is exposed to currency rate fluctuations as a result of its distribution operations in

Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------

Europe. To date, exchange rate gains and losses have been immaterial and no hedging activities have been employed.

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

     A project team was formed to address the Company's Year 2000 readiness. Information technology (IT) systems, such as any hardware or software used to process daily operational data and information, as well as non-information technology systems, such as computer chips embedded in manufacturing, laboratory and telecommunications equipment, have been assessed for Year 2000 compliance.

     In November 1997, the Company completed a major upgrade of its computer hardware and primary business system applications in the U.S. as part of planned system enhancements to support the business. The cost of the upgrades, which are Year 2000 compliant, was approximately $400,000. The Company identified and assessed the compliance of other critical IT and non-IT systems and has completed remediation plans on the critical systems. Remediation efforts include modifications or replacement of software and certain hardware.

     Costs specifically associated with the Company's Year 2000 efforts have consisted primarily of systems software and hardware replacements and upgrades, and non-IT systems replacements and upgrades. The total of such costs is approximately $400,000, which consists primarily of costs to implement the Company's primary business system in Germany.

     The Company has evaluated the status of significant customers and suppliers to determine the extent to which it is vulnerable to these third parties. The Company believes its broad customer base and availability of alternate suppliers will mitigate any risks associated with these third parties. The Company has also developed a contingency plan in the event normal operations are impacted by the Year 2000. The contingency plan includes reverting to manual systems and other manual work-arounds.

     The Company believes that the Year 2000 issue will not pose significant operational problems. However, if a major third party fails to properly remediate its Year 2000 issues, the Year 2000 issue could have a material effect on the Company's operations. While the Company is not currently aware of any significant exposure, there can be no assurance that the Year 2000 issue will not have a material impact on the business and operations of the Company.

     The Company's systems are being updated to process Euro transactions. The Company does not currently believe the conversion to the Euro will have a material impact on the business and operations; however, there can be no assurances.

RECENTLY RELEASED ACCOUNTING PRONOUNCEMENTS

     In 2001, the Company will be required to adopt the provisions of Statement of Financial Accounting Standards (SFAS) No. 133 "Accounting for Derivative Instruments and Hedging Activities". This accounting pronouncement is not expected to have any impact on the Company's financial position or operating results as the Company does not utilize derivative instruments.

                           CONSOLIDATED BALANCE SHEETS

                             (Dollars in thousands)


Meridian Diagnostics, Inc. and Subsidiaries
------------------------------------------------------------------------------------------------------------------------
As of September 30,                                                                                  1999          1998
------------------------------------------------------------------------------------------------------------------------
ASSETS
ACURRENT ASSETS:
   Cash and cash equivalents (Note 3)                                                             $  6,229      $ 19,400
   Investments (Notes 1 and 3)                                                                       1,002         4,369
   Accounts receivable, less allowance of $380 in 1999 and $171 in 1998 for doubtful accounts       12,932         9,707
   Inventories (Notes 1 and 4)                                                                      10,357         5,569
   Prepaid expenses and other                                                                          890           379
   Deferred tax assets (Note 7)                                                                        562           339
------------------------------------------------------------------------------------------------------------------------
         Total current assets                                                                       31,972        39,763
------------------------------------------------------------------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT (NOTE 1):
   Land                                                                                                969           332
   Buildings and improvements                                                                       10,427         7,095
   Machinery, equipment and furniture                                                               11,986         8,524
   Construction in progress                                                                            811           171
------------------------------------------------------------------------------------------------------------------------
                                                                                                    24,193        16,122
   Less-accumulated depreciation and amortization                                                    9,987         7,313
------------------------------------------------------------------------------------------------------------------------
         Net property, plant and equipment                                                          14,206         8,809
------------------------------------------------------------------------------------------------------------------------
OTHER ASSETS (NOTES 1 AND 2):
   Long-term receivables and other                                                                     940         1,035
   Deferred tax assets (Note 7)                                                                         --           740
   Deferred debenture offering costs, net of accumulated amortization
      of $407 in 1999 and $272 in 1998                                                                 922         1,057
   Other intangible assets, net of accumulated amortization of $9,258 in 1999
      and $6,730 in 1998 (Note 5)                                                                   20,760         6,537
   Cost in excess of net assets acquired, net of accumulated amortization
      of $806 in 1999 and $539 in 1998                                                               3,589         1,206
------------------------------------------------------------------------------------------------------------------------
         Total other assets                                                                         26,211        10,575
------------------------------------------------------------------------------------------------------------------------
         Total assets                                                                             $ 72,389      $ 59,147
------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
ACURRENT LIABILITIES:
   Current portion of long-term and capital lease obligations (Note 6)                            $    821      $    213
   Notes payable to bank (Note 6)                                                                    3,354            --
   Note payable to third party (Note 2)                                                              1,000            --
   Accounts payable                                                                                  3,495         1,050
   Accrued payroll and payroll taxes                                                                 2,154           853
   Accrued expenses                                                                                  2,693         1,753
------------------------------------------------------------------------------------------------------------------------
         Total current liabilities                                                                  13,517         3,869
------------------------------------------------------------------------------------------------------------------------
LONG-TERM AND CAPITAL LEASE OBLIGATIONS (NOTE 6)                                                    21,366        20,595
------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES (NOTE 6)                                                                  --            --
------------------------------------------------------------------------------------------------------------------------
DEFERRED TAX LIABILITIES (NOTE 7)                                                                    3,602            --
------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY (NOTE 8):
   Preferred stock, no par value, 1,000,000 shares authorized; none issued                              --            --
   Common stock, no par value, 50,000,000 shares authorized; 14,429,151 and 14,382,613
      shares issued and outstanding at September 30, 1999 and 1998 respectively, stated at           2,424         2,397
   Additional paid-in capital                                                                       20,855        20,653
   Retained earnings                                                                                11,444        11,935
   Accumulated other comprehensive loss                                                               (819)         (302)
------------------------------------------------------------------------------------------------------------------------
         Total shareholders' equity                                                                 33,904        34,683
------------------------------------------------------------------------------------------------------------------------
         Total liabilities and shareholders' equity                                               $ 72,389      $ 59,147
------------------------------------------------------------------------------------------------------------------------


The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                      CONSOLIDATED STATEMENTS OF EARNINGS
       (Dollars in thousands except per share data, shares in thousands)


Meridian Diagnostics, Inc. and Subsidiaries
-----------------------------------------------------------------------------------------------------
For the Years Ended September 30,                                   1999         1998           1997
-----------------------------------------------------------------------------------------------------
NET SALES                                                        $ 54,351      $ 33,169      $ 35,229
COST OF SALES                                                      19,473        10,650        12,298
-----------------------------------------------------------------------------------------------------
      Gross profit                                                 34,878        22,519        22,931
-----------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
   Research and development                                         1,986         1,994         1,502
   Selling and marketing                                           11,172         7,492         7,223
   General and administrative                                       9,769         4,682         4,296
   Merger integration (Note 2)                                      3,415            --            --
   Purchased in-process research and development (Note 2)           1,500            --            --
-----------------------------------------------------------------------------------------------------
      Total operating expenses                                     27,842        14,168        13,021
-----------------------------------------------------------------------------------------------------
      Operating income                                              7,036         8,351         9,910
OTHER INCOME (EXPENSE):
   Interest income                                                    505         1,340         1,037
   Interest expense                                                (2,143)       (1,624)       (1,196)
   Other, net                                                         (77)          (13)          (40)
-----------------------------------------------------------------------------------------------------
      Total other income (expense)                                 (1,715)         (297)         (199)
-----------------------------------------------------------------------------------------------------
      Earnings before income taxes                                  5,321         8,054         9,711
INCOME TAXES (NOTE 7)                                               2,935         3,096         3,729
-----------------------------------------------------------------------------------------------------
      Net earnings                                               $  2,386      $  4,958      $  5,982
-----------------------------------------------------------------------------------------------------
BASIC WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING         14,385        14,376        14,342
-----------------------------------------------------------------------------------------------------
BASIC EARNINGS PER COMMON SHARE                                  $    .17      $    .34      $    .42
-----------------------------------------------------------------------------------------------------
DILUTED WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING       14,580        14,703        14,661
-----------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER COMMON SHARE                                $    .16      $    .34      $    .41
-----------------------------------------------------------------------------------------------------

The accompanying notes to consolidated financial statements are an integral part of these statements.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

       (Dollars in thousands except per share data, shares in thousands)

Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------


                                      Number of
                                         Common                                                            Accumulated
                                         Shares                                Additional                        Other
                                     Issued and  Comprehensive        Common      Paid-In      Retained  Comprehensive
                                    Outstanding         Income         Stock      Capital      Earnings   Income (Loss)       Total
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 1996            14,279             --      $  2,386     $ 20,526      $  6,810      $   (154)     $ 29,568
Cash dividends paid--
   $.19 per share                            --             --            --                     (2,688)           --        (2,688)
Exercise of stock options, net               86             --             8           45            --            --            53
Comprehensive income:
   Net earnings                              --       $  5,982            --           --         5,982            --         5,982
   Other comprehensive
         income (loss):
      Foreign currency translation
         adjustment                          --           (276)           --           --            --          (276)         (276)
-----------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income                      --          5,706            --           --            --            --            --
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 1997            14,365             --         2,394       20,571        10,104          (430)       32,639
Cash dividends paid--
   $.22 per share                            --             --            --                     (3,127)           --        (3,127)
Exercise of stock options, net               18             --             3           82            --            --            85
Comprehensive income:
   Net earnings                              --          4,958            --           --         4,958            --         4,958
   Other comprehensive
         income (loss):
      Foreign currency translation
         adjustment                          --            128            --           --            --           128           128
-----------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income                      --          5,086            --           --            --            --            --
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 1998            14,383             --         2,397       20,653        11,935          (302)       34,683
Cash dividends paid--
   $.20 per share                            --             --            --           --        (2,877)           --        (2,877)
Exercise of stock options, net               46             --            27          202            --            --           229
Comprehensive income:
   Net earnings                              --          2,386            --           --         2,386            --         2,386
   Other comprehensive
         income (loss):
      Foreign currency translation
         adjustment                          --           (517)           --           --            --          (517)         (517)
-----------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income                      --       $  1,869            --           --            --            --            --
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 1999            14,429             --      $  2,424     $ 20,855      $ 11,444      $   (819)     $ 33,904
-----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes to consolidated financial statements are an integral part of these statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (Dollars in thousands)


Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------

For the Years Ended September 30,                                                    1999          1998          1997
----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net earnings                                                                   $  2,386      $  4,958      $  5,982
   Non-cash items--
      Purchased in-process research and development                                  1,500            --            --
      Depreciation of property, plant and equipment                                  2,674         1,370         1,240
      Amortization of other intangible assets, goodwill and
         deferred debentures offering costs                                          2,999         1,514         1,777
      Deferred income taxes, net of the impact of acquisitions                        (953)          (51)         (516)
   Changes in current assets excluding cash/cash equivalents and investments,
      net of the impact of acquisitions                                                559           259        (2,075)
   Changes in current liabilities excluding current portion
      of long-term obligations, net of the impact of acquisitions                     (676)         (626)         (230)
   Long-term receivable and payable, net of the impact of acquisitions                 525          (559)          275
----------------------------------------------------------------------------------------------------------------------
         Net cash provided by operating activities                                   9,014         6,865         6,453
----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of Gull Laboratories, Inc., net of cash acquired                    (19,084)           --            --
   Property, plant, and equipment acquired, net                                     (2,153)       (1,321)       (1,579)
   Sale of short-term investments                                                    3,367         6,844         2,881
   Purchase of product license                                                          --          (200)           --
   Patents                                                                              --            --           (45)
   Advance royalties paid                                                              (21)          (25)           --
----------------------------------------------------------------------------------------------------------------------
         Net cash provided by (used for) investing activities                      (17,891)        5,298         1,257
----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Subordinated debentures, offering costs                                              --            --           (66)
   Proceeds from other long-term obligations                                         3,354            --            60
   Repayment of long-term obligations                                               (4,739)         (270)         (161)
   Dividends paid                                                                   (2,877)       (3,127)       (2,688)
   Proceeds from issuance of common stock                                              229            85            53
----------------------------------------------------------------------------------------------------------------------
         Net cash (used for) financing activities                                   (4,033)       (3,312)       (2,802)
----------------------------------------------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                               (261)           26           (33)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                               (13,171)        8,877         4,875
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                    19,400        10,523         5,648
----------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                        $  6,229      $ 19,400      $ 10,523
----------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the year for--
      Income taxes                                                                $  4,583      $  3,982      $  3,035
      Interest                                                                       1,805         1,469         1,459
----------------------------------------------------------------------------------------------------------------------

The accompanying notes to consolidated financial statements are an integral part of these statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------
(1)SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of Meridian Diagnostics, Inc. and its subsidiaries, Meridian Diagnostics Corporation, Omega Technologies, Inc., Meridian Diagnostics Europe s.r.1. Meridian Diagnostics International, Inc. and Gull Laboratories, Inc. and its subsidiaries: BIODESIGN International, Gull Laboratories GmbH, Gull Europe S.A., Gull Belgium S.A., and Gull Netherlands N.V. (collectively, "Meridian" or the "Company"). All significant intercompany accounts and transactions have been eliminated.

(b) SHORT-TERM INVESTMENTS--Debt securities for which the Company does not have the intent or ability to hold to maturity are classified as available for sale, along with any equity securities. The estimated fair value of investments approximates cost, and therefore, there are no unrealized gains or losses reported as of September 30, 1999 or 1998.

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

         Buildings and improvements--5 to 33 years
         Machinery, equipment and furniture--3 to 10 years

(e) OTHER ASSETS--Other intangible assets are stated at cost less accumulated amortization and are being amortized on a straight-line basis over their estimated useful lives:

         Covenants not to compete--3 to 10 years
         Core products--15 years
         Manufacturing processes--15 years
         Contracts--15 years
         Customer lists--15 years
         Workforce--5 years
         License agreements--3 to 13 years
         Patents, tradenames and distributorships--1 to 15 years

Cost in excess of net assets acquired is being amortized on a straight-line basis over 15 to 20 years. Deferred debenture offering costs are being amortized on a straight-line basis over 10 years.

     The Company continually evaluates whether subsequent events and circumstances have occurred that indicate the remaining estimated useful lives of intangible assets may warrant revision or that the remaining balances of these assets may not be recoverable. When factors indicate that an intangible asset should be evaluated for possible impairment, the Company uses an estimate of the related cash flows over the remaining life of the asset in measuring whether the asset is recoverable. For the three years ended September 30, 1999, there were no adjustments to the carrying value of intangible assets resulting from these evaluations.

(f) INCOME TAXES--The provision for income taxes includes federal, foreign, state and local income taxes currently payable and those deferred because of temporary differences between income for financial reporting and income for tax purposes. Research and experimentation credits are reflected as a reduction in income taxes when realized.

(g) EARNINGS PER COMMON SHARE--Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding. Diluted earnings per share is computed by adding to the weighted average number of common shares outstanding, the dilutive effect of additional common shares that would have been outstanding if dilutive potential common shares had been issued.

     The table below shows the amounts used in computing earnings per share and the effect of dilutive potential common stock on income and the weighted average number of shares for the three years ended September 30, 1999. (Amounts in thousands except per share data)


                                                                         Year Ended
-----------------------------------------------------------------------------------------------------------------------------------
                                   SEPTEMBER 30, 1999                 September 30,1998                 September 30,1997
                             INCOME       SHARES    PER SHARE   Income       Shares    Per Share   Income       Shares    Per Share
                           (NUMERATOR) (DENOMINATOR) AMOUNT   (Numerator) (Denominator)  Amount  (Numerator) (Denominator)  Amount
-----------------------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share
 Net income available
 to common
 shareholders                $2,386      14,385     $   .17     $4,958     14,376      $   .34      $5,982      14,342      $  .42
-----------------------------------------------------------------------------------------------------------------------------------
Effect Of Dilutive
 Securities Stock Options        --         195          --         --        327           --          --         319          --
-----------------------------------------------------------------------------------------------------------------------------------
Diluted Earnings Per Share
 Net income available
 to common shareholders
 and assumed
 conversions                 $2,386      14,580     $   .16     $4,958     14,703      $   .34      $5,982      14,661      $  .41
-----------------------------------------------------------------------------------------------------------------------------------
Antidilutive Securities
 Excluded from Earnings
 Per Share Calculation:
  Options                       265                                           282                                  986
  Convertible Debentures      1,243                                         1,243                                1,243
-----------------------------------------------------------------------------------------------------------------------------------
During 1999, 1998 and 1997, the impact of assuming the 1997 convertible debentures were converted, net of the impact of pro forma after tax interest expense, was antidilutive.
-----------------------------------------------------------------------------------------------------------------------------------

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

(j) ADVERTISING--Advertising costs are charged to earnings as incurred. Expenditures for advertising in 1999, 1998 and 1997 were approximately $327,000, $205,000, and $119,000 respectively.

(k) USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(l) TRANSLATION OF FOREIGN CURRENCY--Assets and liabilities of foreign operations are translated using year-end exchange rates with gains or losses resulting from translation included in a separate component of accumulated other comprehensive income (loss). Revenues and expenses are translated using exchange rates prevailing during the year. Gains and losses resulting from transactions in foreign currencies were immaterial.

(m) RECLASSIFICATIONS--Certain reclassifications have been made to 1998 and 1997 amounts to conform with the 1999 presentation.

(2) GULL LABORATORIES, INC. ACQUISITION

    On November 5, 1998, the Company acquired all of the common stock of Gull Laboratories, Inc. (Gull) for $19,700,000, in cash including acquisition costs of $1,700,000. The purchase price was financed by cash and cash equivalents on hand. Gull is engaged in the development, manufacture and marketing of high-quality diagnostic test kits for the detection of infectious diseases and autoimmune disorders. Gull also offers a line of instrumentation for laboratory automation. Gull's products related to HLA tissue typing for transplantation were sold. The acquisition was accounted for as a purchase. For accounting purposes, the acquisition was effective on October 31, 1998 and the results of operations of Gull are included in the consolidated results of operations of the Company from that date forward.

    The following unaudited pro forma combined results of operations for the two years ended September 30, 1999, assume the Gull acquisition occurred as of October 1, 1997 (dollars in thousands, except per share data). Pro forma adjustments consist of reductions in interest income due to the use of cash and investments to fund the acquisition, additional amortization of intangible assets and goodwill, purchased in-process research and development costs and adjustments to the tax provision assuming the utilization of a portion of Gull U.S. losses and the establishment of valuation reserves for potentially unrealizable deferred tax assets related to pro forma operating losses.

    The unaudited pro forma financial information presented is not necessarily indicative of either the results of operations that would have occurred had the acquisition taken place on October 1, 1997 or the results of operations of the combined companies.

-------------------------------------------------------------
Year Ended September 30,               1999            1998
-------------------------------------------------------------
Net sales                          $   55,841     $   53,535
Net earnings (loss)                $    3,959     $   (1,613)
Earnings (loss) per share:
   Basic                           $     0.28     $    (0.11)
   Diluted                         $     0.27     $    (0.11)

    In connection with the acquisition of Gull, assets were acquired and liabilities were assumed as follows, (dollars in thousands):

FAIR VALUE OF ASSETS ACQUIRED INCLUDING:
   Cash and cash equivalents                         $   640
   Accounts and notes receivable                       3,030
   Inventories                                         5,615
   Other current assets                                  640
   Property, plant and equipment                       5,915
   Intangibles                                        16,500
   Other non-current assets                              785
   Goodwill                                            2,610
   Purchased in-process research and development       1,500
------------------------------------------------------------
                                                      37,235
------------------------------------------------------------
   Less: Cash paid for net assets, including
      acquisition costs                               19,725
------------------------------------------------------------
                                                     $17,510
------------------------------------------------------------

LIABILITIES ASSUMED INCLUDING:
------------------------------------------------------------
   Liabilities and debt                              $11,065
   Additional purchase liabilities                     1,420
   Deferred tax liabilities, net                       5,025
------------------------------------------------------------
                                                     $17,510
------------------------------------------------------------

     The estimated fair market value of intangibles acquired was based on projected discounted cash flows or the cost basis. The estimated fair market values and lives of the intangibles are as follows:

------------------------------------------------------------
($ in thousands)                        Value           Life
------------------------------------------------------------
Manufacturing processes               $ 6,400             15
Core products                           5,300             15
Customer lists                          2,400             15
Contracts                                 900             15
Covenants not to compete                  800              3
Workforce                                 500              5
Trademarks                                200             15
------------------------------------------------------------
                                      $16,500
------------------------------------------------------------

Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------

     In fiscal 2000, the Company plans to close the Salt Lake City production facilities, sell the Gull land and buildings in Salt Lake City, and transfer equipment, technology and manufacturing capabilities to the Company's headquarters in Cincinnati. The facility in Salt Lake City is currently being marketed for sale. Additional purchase liabilities recorded include approximately $1,400,000 for severance and costs related to the shut down and consolidation of the acquired facilities in Salt Lake City and Germany. Approximately half of this amount has been paid as of September 30,1999. In connection with the acquisition, the Company agreed to pay certain amounts owed by Gull to its former parent company. At September 30, 1999, $1,000,000 was recorded as a note payable to third party representing the final amount payable to the former parent. This note was paid on November 16,1999.

     To date, Gull research and development activities have been consolidated into Meridian's Cincinnati operations and production facilities in Germany have been shut down. The renovation of the Cincinnati facilities is scheduled to be completed by December 31, 1999 to accommodate the manufacture of Gull products although certain Gull products are already being produced in Cincinnati.

     The major components of the merger integration costs incurred during fiscal 1999 are as follows:

--------------------------------------------------------------
($ in thousands)                                        Amount
--------------------------------------------------------------
Product validation costs (materials and labor)        $  1,175
Travel and training                                        590
Professional fees primarily related to reorganization
   of European operations                                  410
Termination payments to distributors                       440
Other                                                      800
--------------------------------------------------------------
Total merger integration costs                        $  3,415
--------------------------------------------------------------

     Substantially all merger integration costs have been paid as of September 30, 1999. The Company expects fiscal year 2000 merger integration costs to be immaterial.

(3) CASH AND CASH EQUIVALENTS, AND INVESTMENTS

     Cash and cash equivalents have original maturities of less than three months and consist of cash and money market accounts.

     Investments are comprised of the following: (amounts in thousands)

--------------------------------------------------------------
September 30,                              1999           1998
--------------------------------------------------------------
U.S. government direct and
   indirect obligations                  $   --         $  998
Mortgage-backed securities                  998          3,366
Common stock                                  4              5
                                         $1,002         $4,369
--------------------------------------------------------------

     At September 30, 1999 and 1998, the market value of the Company's investments approximated cost. Mortgage-backed securities, which consist of Federal Home Loan Bank and Mortgage Corporation securities, mature between December 2000 and February 2001 and have interest rates ranging from 4.9% to 5.0% at September 30,1999.

(4) INVENTORIES

     Inventories are comprised of the following: (amounts in thousands)

--------------------------------------------------------------
September 30,                              1999           1998
--------------------------------------------------------------
Raw materials                           $ 2,469         $1,480
Work-in-process                           3,211          1,714
Finished goods                            4,677          2,375
--------------------------------------------------------------
                                        $10,357         $5,569
--------------------------------------------------------------


(5) OTHER INTANGIBLE ASSETS

     Other intangible assets are comprised of the following: (amounts in thousands)

--------------------------------------------------------------
September 30,                              1999           1998
--------------------------------------------------------------
Covenants not to compete                $ 6,321        $ 5,521
Core products                             5,300             --
Manufacturing processes                   8,641          2,241
Trademarks, licenses, patents,            3,188          2,737
Customer lists                            5,168          2,768
Workforce                                   500             --
Contracts                                   900             --
--------------------------------------------------------------
                                         30,018         13,267
   Less accumulated amortization         (9,258)        (6,730)
--------------------------------------------------------------
                                        $20,760        $ 6,537
--------------------------------------------------------------


(6) BANK CREDIT ARRANGEMENTS, LONG-TERM AND CAPITAL LEASE OBLIGATIONS, COMMITMENTS AND CONTINGENCIES

(a) BANK CREDIT ARRANGEMENTS--As part of a bank credit arrangement the Company has a $20,000,000 unsecured line of credit which expires on July 1, 2000 and calls for interest at prime floating less 1/2% or the LIBOR rate plus 2.25%. Borrowings of $3,354,000 were outstanding on the line of credit at September 30, 1999 at a weighted average interest rate of 7%. In connection with the bank credit arrangement, the Company has agreed, among other things, to limit additional indebtedness. The Company has complied with all debt covenants and requirements.

(b) LONG-TERM OBLIGATIONS--Long-term obligations are comprised of the following at: (amounts in thousands)

--------------------------------------------------------------
September 30,                              1999           1998
--------------------------------------------------------------
Convertible Subordinated
   Debentures, unsecured,
   7% annual interest payable
   semi-annually on March 1
   and September 1, principal
   due September 1, 2006                $20,000        $20,000
Other                                       333             34
--------------------------------------------------------------
                                         20,333         20,034
Less current portion                         --             --
--------------------------------------------------------------
                                        $20,333        $20,034
--------------------------------------------------------------

Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------

     The Company issued $20 million of 7% Convertible Subordinated Debentures on September 27, 1996 which are due in 2006. The Debentures are convertible into Common Stock at $16.09 per share. These debentures were issued at par and do not have a discount feature. The fair market value of the Company's debt is approximately $15,700,000 based on limited trading of the debentures. Maturities on the above long-term obligations are all after 2001.

(c) CAPITAL LEASE OBLIGATIONS--At September 30, 1999, the Company has equipment with cost and related accumulated depreciation of $4,446,000 and $3,491,000 respectively, under capital leases expiring in various years through 2005. Amortization of assets under capital leases is included in depreciation expense.

     The future minimum annual rentals under the capital leases at September 30, 1999 are as follows: (amounts in thousands)

--------------------------------------------------------------
2000                                                    $  964
2001                                                       695
2002                                                       288
2004                                                        70
Thereafter                                                  51
--------------------------------------------------------------
Subtotal                                                $2,068
Less: portion of payments representing interest            214
--------------------------------------------------------------
Present value of lease payments                         $1,854
Less: current portion                                      821
--------------------------------------------------------------
                                                        $1,033
--------------------------------------------------------------

(d) COMMITMENTS--The Company has entered into various license agreements, twenty-five of which are active. These agreements have different terms, include a variety of renewal options and were acquired either directly by the Company or via assignment as a result of acquisitions. These license agreements require the Company to pay a specified percentage of the sales of licensed products (1% to 8%). These royalty expenses are recognized on an as-earned basis and recorded in the year earned as a component of cost of sales. Annual royalty expenses associated with these agreements were approximately $907,000, $859,000, and, $1,006,000 respectively, for the years ended September 30, 1999, 1998 and 1997.

     The Company also has capital expenditure commitments of approximately $2,700,000 related to the completion of the renovation of its Cincinnati production facilities to handle the Gull production. Rent expense was $170,000, in fiscal 1999. The Company had no rent expense in fiscal 1998 and 1997. Future commitments for operating leases are not material.

(e) CONTINGENCIES--The Company is party to litigation that it believes is in the normal course of business. The ultimate resolution of these matters is not expected to have a materially adverse effect on the Company's financial position, results of operations or cash flows.

(7) INCOME TAXES

    The provision for income taxes includes the following components: (amounts in thousands)


------------------------------------------------------------------------------------------------
Years Ended September 30,                                       1999         1998         1997
------------------------------------------------------------------------------------------------
Federal:
Currently payable                                             $ 2,640      $ 2,497      $ 2,912
Temporary differences--
   Tax depreciation greater (less) than book depreciation         (98)         (54)         (60)
   State franchise taxes                                           71           (6)         (54)
   Currently nondeductible expenses                               323          (14)         (21)
   Intangible asset amortization                                 (534)        (125)         (94)
   Utilization of net operating loss carryforwards                226           --           --
   Other, net                                                     (87)          42           24
------------------------------------------------------------------------------------------------
                                                                2,541        2,340        2,707
------------------------------------------------------------------------------------------------
State and local                                                   531          445          577
Foreign                                                          (137)         311          445
------------------------------------------------------------------------------------------------
      Total provision for income taxes                        $ 2,935      $ 3,096      $ 3,729
------------------------------------------------------------------------------------------------

Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------

     The following is a reconciliation between the statutory US income tax rate and the effective rate derived by dividing the provision for income taxes by earnings before income taxes. The US and foreign components of earnings before income taxes in fiscal 1999 were income of $6,600,000 and a loss of $1,300,000 respectively. The foreign components of earnings before income taxes in fiscal 1998 and 1997 were immaterial. (amounts in thousands)


---------------------------------------------------------------------------------------------------------------------
                                                           1999                    1998                   1997
Years Ended September 30,                          AMOUNT        RATE      Amount        Rate     Amount         Rate
---------------------------------------------------------------------------------------------------------------------
Computed provision for income
   taxes at statutory rate                        $ 1,809        34.0%    $ 2,738        34.0%    $ 3,302        34.0%
Increase/(decrease) in taxes resulting from:
Goodwill amortization                                  38         0.7          --          --          --          --
Purchased in-process research and development         510         9.6          --          --          --          --
State and local income taxes,
   net of federal income tax effect                   350         6.6         293         3.6         385         4.0
Foreign taxes                                         313         5.9          81         1.0         191         2.0
Foreign Sales Corporation benefit                    (135)       (2.5)        (92)       (1.1)       (121)       (1.3)
Other, net                                             50         0.9          76         0.9         (28)       (0.3)
---------------------------------------------------------------------------------------------------------------------
Actual provision for income taxes                 $ 2,935        55.2%    $ 3,096        38.4%    $ 3,729        38.4%
---------------------------------------------------------------------------------------------------------------------

     The components of net deferred tax assets (liabilities) were as follows at:
(amounts in thousands)

-------------------------------------------------------------------------
Years Ended September 30,                              1999         1998
-------------------------------------------------------------------------
Deferred tax assets:
   Nondeductible expenses                            $   673      $   281
   Intangible asset amortization                          --          744
   Valuation reserves                                    191           --
   Net operating loss carryforwards
      in foreign jurisdictions                         5,381           --
Other                                                     25          218
-------------------------------------------------------------------------
      Total deferred tax assets:                       6,270        1,243
   Valuation allowance                                (3,491)          --
-------------------------------------------------------------------------
                                                       2,779        1,243
Deferred tax liabilities:
   Fixed asset depreciation                             (684)          --
   Intangible asset amortization                      (4,881)          --
   Other                                                (254)        (164)
-------------------------------------------------------------------------
      Total deferred tax liabilities:                 (5,819)        (164)
         Net deferred tax asset (liability)          $(3,040)     $ 1,079
-------------------------------------------------------------------------

     For income tax purposes, the Company has tax benefits related to operating loss carryforwards of $2,156,000, $508,000, $34,000 and $2,683,000 in Belgium,
France, the Netherlands and Germany, respectively. The operating loss carryforward in France expires between 2000 and 2004. The operating loss carryforwards in Belgium and Germany have no expiration. The Company has recorded deferred tax assets for these carryforwards, inclusive of a valuation allowance in the amount of $3,491,000 at September 30, 1999. Valuation allowances for preacquisition net operating loss carryforwards amount to $2,788,000, while valuation allowances for post acquisition net operating loss carryforwards are $703,000. If tax benefits are recognized in future years for preacquisition operating losses, such benefits will be allocated to reduce goodwill and acquired intangible assets. No valuation allowance was recorded against deferred tax assets at September 30, 1998.

     The realization of deferred tax assets in foreign jurisdictions is dependent upon the generation of future taxable income in certain European countries. Management has considered the levels of currently anticipated pre-tax income in foreign jurisdictions in assessing the required level of the deferred tax asset valuation allowance. Taking into consideration historical pre-tax loss levels, tax planning strategies and other factors, management believes that it is more likely than not that the net deferred tax asset for foreign jurisdictions, after consideration of the valuation allowance which has been established, will be realized. The amount of the net deferred tax asset considered realizable in foreign jurisdictions, however, could be reduced in future years if estimates of future taxable income during the carryforward period are reduced. Tax planning strategies include restructuring European distribution operations and closing production operations in Germany and changes in cost structure.

(8) EMPLOYEE BENEFITS

(a) SAVINGS AND INVESTMENT PLAN--The Company has a profit sharing and retirement savings plan covering substantially all full-time employees. Profit sharing contributions to the plan, which are discretionary, are determined by the Board of Directors. The plan permits participants to contribute to the plan through salary reduction. Under terms of the plan, the Company will match up to 3% of an employee's contributions. Discretionary and matching contributions by the Company to the plan amounted to approximately $386,000, $311,000, and $291,000, during fiscal 1999, 1998 and 1997, respectively.

(b) STOCK-BASED COMPENSATION PLANS--The Company has three expired stock option plans, the 1986 Stock Option Plan, the 1990 Directors' Stock Option Plan and the 1994 Directors' Stock Option Plan collectively ("The Expired Plans"), and three active plans, the 1996 Stock Option Plan Amended and Restated effective January 22, 1999 ("The 1996 Plan"), the

Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------

1999 Directors' Stock Option Plan ("The 1999 Plan") and the Employee Stock Purchase Plan ("The ESP Plan") which became effective October 1, 1997. The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with FASB Statement No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts: (amounts in thousands, except per share data)

--------------------------------------------------------
                      1999           1998           1997
--------------------------------------------------------
Net Income:
   As Reported     $   2,386     $   4,958     $   5,982
   Pro Forma           2,075         4,817         5,886
Basic EPS:
   As Reported     $     .17     $     .34     $     .42
   Pro Forma       $     .14           .34           .41
Diluted EPS:
   As Reported     $     .16           .34           .41
   Pro Forma       $     .14           .33           .40

     Because the Statement 123 method of accounting has not been applied to options granted prior to October 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

     Effective October 1, 1997, the Company may sell shares of stock to its full-time and part-time employees under the ESP Plan up to the number of shares equivalent to a 1% to 15% payroll deduction from an employee's base salary plus an additional 5% dollar match of this deduction by the Company. On a cummulative basis 5,285 and 2,935 shares were sold under the ESP Plan as of September 30, 1999 and 1998, respectively.

     The Company may grant options for up to 700,000 shares under the 1996 Plan and 50,000 shares under the 1999 Plan. The Company has granted options of 1,020,612 shares under the Expired Plans compared to 1,441,235 shares authorized for option grants, and has granted 355,417 options under the 1996 Plan through September 30, 1999. No options have been granted under the 1999 Plan. Options may be granted at exercise prices varying from 95% to 110% of the market value of the underlying common stock on the date of grant and become exercisable on vesting schedules established at the time of grant. All options contain provisions restricting their transferability and limiting their exercise in the event of termination of employment or the disability or death of the optionee. Options may be granted both as incentive stock options designed to provide certain tax benefits under the Internal Revenue Code and as nonqualified options without such tax benefits.

     A summary of the status of the Company's stock option plans at September 30, 1999, 1998 and 1997 and changes during the years then ended is presented in the tables and narrative below:


-------------------------------------------------------------------------------------------------------------------
                                                    1999                    1998                    1997
                                                          WTD AVG                 Wtd Avg                  Wtd Avg
                                            SHARES       EX PRICE   Shares       Ex Price   Shares        Ex Price
-------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of period         838,615      $   6.84   717,388      $    5.77   810,594      $    5.21
Granted                                    140,368          6.67   164,918          11.54    40,301          12.80
Exercised*                                 (58,864)         5.68   (37,712)          6.49  (120,621)          4.26
Expired                                    (83,345)         7.34    (5,979)         10.83   (12,886)          6.81
Outstanding at end of period               836,774          6.84   838,615           6.84   717,388           5.77
Exercisable at end of period               547,520          5.42   571,112           4.89   498,499           4.56

Wtd avg fair value of options granted                   $   3.89                $    5.76                $    5.92


*Includes 13,026, 20,658, and 34,320 shares surrendered in conjunction with the exercise of stock options in 1999, 1998 and 1997 respectively.


     The range of exercise prices, the weighted average exercise price and the weighted average remaining contractual life is summarized below for options which are outstanding and those that are exercisable.


-----------------------------------------------------------------------------------------------------------------------
                                           Options Outstanding                                  Exercisable
                             ------------------------------------------------       -----------------------------------
                                 Number      Weighted Average        Weighted            Number                Weighted
                            Outstanding             Remaining         Average       Outstanding                 Average
Range of Exercise Prices     at 9/30/99      Contractual Life  Exercise Price        at 9/30/99          Exercise Price
-----------------------------------------------------------------------------------------------------------------------
$1.00--5.00                     193,489             1.4 years         $  1.60           193,489                 $  1.60
$5.01--10.00                    435,047             5.9 years         $  6.50           286,083                 $  6.27
$10.01--16.00                   208,238             7.4 years         $ 12.39            67,948                 $ 12.72
-----------------------------------------------------------------------------------------------------------------------
Total                           836,774             5.2 years         $  6.84           547,520                 $  5.42
-----------------------------------------------------------------------------------------------------------------------

Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

---------------------------------------------------------------
                                         1999           1998
---------------------------------------------------------------
Risk-free interest rates             4.7% - 6.2%    5.7% - 6.2%
Dividend yield                              1.8%           1.7%
Life of option                         3-8 YEARS      3-8 years
Share price volatility                       52%          46.5%

     Subsequent to year-end, 134,900 stock options were granted which would have an immaterial impact on the diluted EPS, if granted prior to year-end.

(c) OTHER BENEFITS--The Company does not provide post-retirement or post-employment benefits to its employees.

(9)  MAJOR CUSTOMERS AND SEGMENT DATA

     The Company was formed in June 1976 and functions as a research, development, manufacturing, marketing and sales organization with primary emphasis in the field of diagnostic tests for infectious diseases. The Company grants credit under normal terms to its customers, primarily to hospitals, commercial laboratories and distributors in the United States and the rest of the world.

     Consolidated sales in thousands of dollars to individual customers constituting 10% or more of net sales were as follows:

----------------------------------------------------------------
Years Ended September 30,
($ in thousands)       1999            1998            1997
----------------------------------------------------------------
Customer A       $6,849   (13%)  $4,512   (14%)  $6,533    (19%)
Customer B        6,780   (12%)  $5,839   (18%)  $4,991    (14%)

     Meridian operates in two geographic segments, Meridian Diagnostics, Inc.
(MDI) and Meridian Diagnostics Europe (MDE). MDI operations consist of the manufacture and sale of diagnostic test kits in the U.S. and countries outside of Europe, Africa and the Middle East. It also includes sales of bioresearch reagents and sales of proficiency tests, which combined, represent approximately 10% of total Company revenues. MDI export sales were as follows:

($ in thousands)            1999           1998           1997
---------------------------------------------------------------
Net sales                  $4,059         $3,614         $4,515

     MDE distributes diagnostic test kits in Europe, Africa and the Middle East. Accounts receivable which are largely dependent upon funds from the Italian government represent approximately 20% of the accounts receivable balance at September 30, 1999. Significant country information for MDE is as follows:

($ in thousands)            1999           1998           1997
--------------------------------------------------------------
Italy
   Sales                  $6,013         $5,267         $5,766
   Identifiable Assets     5,872          5,560          5,123
Germany
   Sales                   9,310             --             --
   Identifiable Assets    $6,406             --             --

     Sales are attributed to the geographic area based on the location from which the product is shipped to the customer.

     Segment information for the years ended September 30, 1999, 1998, and 1997 is as follows:


------------------------------------------------------------------------------
($ in thousands)                 MDI         MDE          ELIM(1)       TOTAL
------------------------------------------------------------------------------
1999
Net sales                    $ 45,106     $ 15,323      $ (6,078)     $ 54,351
Depreciation                    2,139          535            --         2,674
Amortization                    2,999           --            --         2,999
Interest expense                1,920          453          (230)        2,143
Interest income                   680           55          (230)          505
Merger integration costs        3,108          307            --         3,415
In-process research
   and development              1,500           --            --         1,500
Income tax provision/
   (benefit)                    3,095         (137)          (23)        2,935
Net income (loss)               3,607       (1,188)          (33)        2,386
Total assets                   97,743       12,867       (38,221)       72,389
Capital expenditures         $  2,003     $    150      $     --      $  2,153

1998
Net sales                    $ 30,208     $  5,267      $ (2,306)     $ 33,169
Depreciation                    1,256          114            --         1,370
Amortization                    1,514           --            --         1,514
Interest expense                1,615          192          (183)        1,624
Interest income                 1,494           29          (183)        1,340
Income tax provision            2,803          311           (18)        3,096
Net income                      4,546          365            47         4,958
Total assets                   56,155        5,560        (2,568)       59,147
Capital expenditures         $  1,203     $    118      $     --         1,321

1997
Net sales                    $ 32,073     $  5,766      $ (2,610)     $ 35,229
Depreciation                    1,127          113            --         1,240
Amortization                    1,777           --            --         1,777
Interest expense                1,178          200          (182)        1,196
Interest income                 1,196           23          (182)        1,037
Income tax provision            3,319          421           (11)        3,729
Net income                      5,636          314            32         5,982
Total assets                   55,150        5,123        (2,783)       57,490
Capital expenditures         $  1,461     $    118      $     --      $  1,579

(1) Eliminations consist of intersegment transactions.

     The account policies of the segments are the same as those described in the summary of significant accounting policies in Note 1. Transactions between geographic segments are accounted for as intercompany sales at established intercompany prices for internal and management purposes with all intercompany amounts eliminated in consolidation. The MDI segment data for total assets includes corporate goodwill and intangibles of $24,349,000, $7,743,000, and $10,061,000 for the years ended September 30,1999, 1998 and 1997 respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------

   We have audited the accompanying consolidated balance sheets of MERIDIAN DIAGNOSTICS, INC. and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the three years in the period ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Meridian Diagnostics, Inc. and subsidiaries as of September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1999, in conformity with generally accepted accounting principles.


                                                    ARTHUR ANDERSEN LLP


   Cincinnati, Ohio
   November 16, 1999

                            QUARTERLY FINANCIAL DATA


Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------

Unaudited (Amounts in thousands, except for per share data)
-----------------------------------------------------------------------------------------
FOR THE QUARTER ENDED IN FISCAL 1999  DECEMBER 31     MARCH 31      JUNE 30  SEPTEMBER 30
-----------------------------------------------------------------------------------------
NET SALES                                $ 11,720     $ 14,653     $ 13,825     $ 14,153
GROSS PROFIT                                7,632        9,076        9,165        9,005
NET EARNINGS                                  553        1,257        1,345         (769)
DILUTED EARNINGS PER COMMON SHARE(1)          .04          .09          .09         (.05)
CASH DIVIDENDS PER COMMON SHARE(1)            .05          .05          .05          .05

-----------------------------------------------------------------------------------------
For the Quarter Ended in Fiscal 1998  December 31     March 31      June 30 September 30
-----------------------------------------------------------------------------------------
Net sales                                $  8,448     $  9,542     $  8,226     $  6,953
Gross profit                                5,523        6,426        5,860        4,710
Net earnings                                  972        1,703        1,429          854
Diluted earnings per common share(1)          .07          .12          .10          .06
Cash dividends per common share(1,2)          .07          .05          .05          .05


(1) The sum of the basic diluted earnings per common share and the cash dividends per share may not equal the annual earnings and cash dividends per share due to interim quarter rounding.

(2) Includes special 1997 year-end cash dividend of $0.025 per share

                                TEN-YEAR SUMMARY
      (Dollars in thousands except per share data and number of employees)

Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------


                                             Selected Financial And Operating Data For the Years Ended September 30,
                             1999      1998      1997       1996      1995        1994       1993      1992       1991      1990
----------------------------------------------------------------------------------------------------------------------------------
Net Sales                 $ 54,351  $ 33,169  $ 35,229   $ 29,391  $ 25,110    $ 21,877   $ 16,171  $ 14,003   $ 11,085  $  8,478
Cost of Sales               19,473    10,650    12,298      8,967     8,009       7,518      5,098     4,582      3,973     3,467
----------------------------------------------------------------------------------------------------------------------------------
Gross Margin                34,878    22,519    22,931     20,424    17,101      14,359     11,073     9,421      7,112     5,011
Percent of Sales             64.17%    67.89%    65.09%     69.49%    68.10%      65.64%     68.47%    67.28%     64.16%    59.11%
Operating Expenses
 Research & Development      1,986     1,994     1,502      1,499     1,432       1,433      1,165     1,157      1,102       908
 Sales & Marketing          11,172     7,492     7,223      5,991     5,229       4,747      3,716     3,166      2,564     1,649
 General & Administrative    9,769     4,682     4,296      4,420     3,864       3,365      2,667     2,482      2,090     1,637
 Merger Integration          3,415        --        --         --        --          --         --        --         --        --
 Purchased research and
  development                1,500        --        --         --        --          --         --        --         --        --
----------------------------------------------------------------------------------------------------------------------------------
  Total Operating
   Expenses                 27,842    14,168    13,021     11,910    10,525       9,545      7,548     6,805      5,756     4,194
----------------------------------------------------------------------------------------------------------------------------------
Operating Income             7,036     8,351     9,910      8,514     6,576       4,814      3,525     2,616      1,356       817
Percent of Sales             12.95%    25.18%    28.13%     28.97%    26.19%      22.00%     21.80%    18.68%     12.23%     9.64%
Other Income
 Licensing & Related Fees       --        --        14         45       103          --         55        55         55        55
 Interest Income               505     1,340     1,037        379       436         254         57        50        144       210
 Interest Expense           (2,143)   (1,624)   (1,196)      (390)   (1,135)     (1,092)      (179)      (89)       (10)      (15)
 Cost of Withdrawn
  Stock Offering                --        --        --         --        --          --       (405)       --         --        --
 Other, Net                    (77)      (13)      (54)       345       (20)          8         48       (27)       (21)       16
----------------------------------------------------------------------------------------------------------------------------------
  Total Other
   Income (Expense)         (1,715)     (297)     (199)       379      (616)       (830)      (424)      (11)       168       266
----------------------------------------------------------------------------------------------------------------------------------
Minority Interest in
 Earnings of Subsidiary         --        --        --         --        --          --         (7)       (7)
Earnings Before
 Income Taxes                5,321     8,054     9,711      8,893     5,960       3,984      3,101     2,605      1,517     1,076
Income Taxes                 2,935     3,096     3,729      3,601     2,436       1,543      1,212       952        559       391
----------------------------------------------------------------------------------------------------------------------------------
Net Earnings              $  2,386  $  4,958  $  5,982   $  5,292  $  3,524    $  2,441   $  1,889  $  1,653   $    958  $    685
----------------------------------------------------------------------------------------------------------------------------------
Percent of Sales              4.39%    14.95%    16.98%     18.01%    14.03%      11.16%     11.68%    11.80%      8.64%     8.08%
Cash Dividends
 Declared & Paid per
 Common Share*            $   0.20  $   0.22  $   0.19   $   0.16  $   0.10    $   0.08   $   0.06  $   0.05   $   0.05        --
Basic Weighted
 Average Number of
 Common Shares
 Outstanding*               14,385    14,376    14,342     14,172    12,355      12,277     12,264    11,866     11,775    11,680
Basic Earnings Per
 Common Share*            $   0.17  $   0.34  $   0.42   $   0.37  $   0.29    $   0.20   $   0.15  $   0.14   $   0.08  $   0.06
Diluted Weighted
 Average Number of
 Common Shares
 Outstanding*               14,580    14,703    14,661     14,758    14,507      12,521     12,534    12,141     11,965    11,680
Diluted Earnings
 Per Common Share*        $   0.16  $   0.34  $   0.41   $   0.36  $   0.28    $   0.19   $   0.15  $   0.14   $   0.08  $   0.06
----------------------------------------------------------------------------------------------------------------------------------
Total Assets              $ 72,389  $ 59,147  $ 57,491   $ 54,751  $ 34,569    $ 32,329   $ 26,247  $ 14,099   $ 10,997  $ 10,555
Cash Marketable
 Securities & Investments    7,231    23,769    21,736     19,743     8,919       8,832      9,476     1,810      1,590     2,704
Capital Expenditures         2,153     1,321     1,579      1,245     2,472       1,426        718     1,999        934       165
Net Working Capital         18,455    35,895    33,570     29,332    15,670      13,000     13,759     5,164      4,046     4,452
Shareholders' Equity        33,904    34,683    32,639     29,568    18,878      13,232     11,617    10,676      9,519     8,998
Return on Beginning
 Shareholders' Equity         6.88%    15.19%    20.23%     28.03%    26.63%      21.01%     17.69%    17.37%     10.65%     8.24%
Year-End Stock Price          8.00      7.63     11.88      13.38      8.08        5.18       5.50      6.13       2.49       .97
Number of Employees            324       192       178        173       156         138        125       115        105       100
Sales per Employee             168       173       198        170       161         159        129       122        106        85
Net Earnings per Employee        7        26        34         31        23          18         15        14          9         7



*As adjusted for stock splits and stock dividends.