Form 10-K405/A, Exhibit 13
period 1999-09-30
MERIDIAN DIAGNOSTICS INC
filed 2000-08-07
CIK 794172

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

MERIDIAN DIAGNOSTICS, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
Summary of Operations
------------------------------------------------------------------------------------------------------------------------------------
Years Ended September 30,                                         1999
                                                                (Restated)       1998           1997           1996          1995
------------------------------------------------------------------------------------------------------------------------------------
Net sales                                                       $ 53,927       $ 33,169       $ 35,229       $ 29,391      $ 25,110
------------------------------------------------------------------------------------------------------------------------------------
Gross profit                                                      34,369         22,519         22,931         20,424        17,101
Operating expenses, including merger integration
and purchased in-process research and development                 27,842         14,168         13,021         11,910        10,525
------------------------------------------------------------------------------------------------------------------------------------
Operating income                                                   6,527          8,351          9,910          8,514         6,576
   % of sales                                                       12.1%          25.2%          28.1%          29.0%         26.2%
Other income (expense)                                            (1,715)          (297)          (199)           379          (616)
------------------------------------------------------------------------------------------------------------------------------------
Earnings before income taxes                                       4,812          8,054          9,711          8,893         5,960
Income taxes                                                       2,739          3,096          3,729          3,601         2,436
------------------------------------------------------------------------------------------------------------------------------------
Net Earnings                                                    $  2,073       $  4,958       $  5,982       $  5,292      $  3,524
   % of sales                                                        3.8%          14.9%          17.0%          18.0%         14.0%
------------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per common share                               $    .14       $    .34       $    .41       $    .36      $    .28
Number of employees                                                  324            192            178            173           156
Cash dividends declared and
   paid per common share                                        $    .20       $    .22       $    .19       $    .16      $    .10
Diluted weighted average number of
   shares outstanding                                             14,580         14,703         14,661         14,758        14,507
Return on beginning shareholders' equity                             6.0%          15.2%          20.2%          28.0%         26.6%
Net sales growth--increase/(decrease)                               62.6%          (5.8%)         19.9%          17.0%         14.8%
Per share earnings growth--increase/(decrease)                     (58.8%)        (17.1%)         13.9%          28.6%         47.4%

Refer to page 26 for Ten-Year Summary


NET SALES
(dollars in millions)
5-Year Compound
Growth Rate 20%.

The fiscal 1999 increase in net sales reflects a 7% increase in the core business with the remaining attributable to strong performance of the Gull products since the acquisition.


NET EARNINGS
(dollars in millions)
5-Year Compound
Growth Rate 19%*

Fiscal 1999 net earnings reflect the after-tax impact of one-time merger integration costs of $2.2 million and the impact of purchased in-process research and development of $1.5 million. Excluding these nonrecurring items, on an after-tax basis, net earnings were $5.8 million growing at a compound annual growth rate of 19%.

DILUTED EARNINGS PER SHARE
5-Year Compound Growth Rate 16%*

Fiscal 1999 diluted earnings per share reflect the after tax impact of merger integration costs of $0.15 and the impact of purchased in-process research and development of $0.10. Excluding these nonrecurring items, diluted earnings grew at a compound annual growth rate of 16%.


*excluding impact of one-time charges

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

FISCAL 1999 COMPARED TO FISCAL 1998

     The fiscal year 1999 consolidated financial statements included herein, and the comparative discussion that follows, have been restated to reflect the correction of a bookkeeping error which occurred in June 1999 related to sales to the Company's German subsidiary. The impact of this restatement to earnings for the year ended September 30, 1999 is discussed in Note 1 to the consolidated financial statements included herein.

     Consolidated net sales increased $20,758,000, or 63%, to $53,927,000 in fiscal 1999, principally from the impact of the continued strong performance of the Gull products since the Gull acquisition and growth in the Meridian core business. The increase of $20,758,000 is comprised of volume growth of $18,938,000, or 57%, pricing of $1,846,000, or 6%, and unfavorable currency of $26,000.

     Core business product sales increased about 6% versus the prior year, a major turnaround from the first six months, which were down 2% versus the previous year as a result of distributor order patterns in the U.S. and Europe. New product sales in total, led by Premier Platinum HpSA(tm) (HpSA), Premier Giardia/Cryptosporidium and the ImmunoCard STAT! line of products, contributed approximately $3,692,000 of total net sales or $2,081,000 of incremental revenues for the year. All other key product groups were performing ahead of the prior year. OEM sales declined $305,000 compared to last year, reflecting the anticipated reduction in sales of virology and mononucleosis products.

     International sales in total were $18,499,000, up $9,627,000, or 109% from $8,872,000 in fiscal 1998 and represented 34% of total sales compared to 27% in fiscal 1998. This increase was primarily accounted for from the acquisition of Gull.

     Gross profits increased $11,850,000, or 53%, to $34,369,000 for the year compared to the sales increase of 63%. Gross profit decreased as a percentage of sales to 64% from 68%. The gross profit reflects improved pricing as noted above, offset primarily by the impact of the lower margins for Gull product sales compared to the historical Meridian margins, resulting in an overall decrease of four points as a percent of sales. In addition, the strengthening of the dollar versus the Deutch Mark during the third and fourth quarter in particular, contributed to the unfavorable impact on gross margin. The Company expects that this drag on the gross profit will continue until the Company completes the integration of Gull's production into its Cincinnati facilities and the sellout of Gull's Salt Lake City production, which is expected to occur by March 31, 2000.

     Total operating expenses increased $13,674,000, or 97%, to $27,842,000 for the fiscal year 1999 compared to fiscal 1998, and increased to 52% of sales from 43% last year, primarily due to the Gull acquisition. Research and development costs decreased $8,000, and decreased to 4% of sales, down from 6% in the prior year. The increase from Gull research and development expenses was largely offset by clinical study costs associated with Premier Platinum HpSA, incurred in fiscal 1998 that did not recur in fiscal 1999. As of March 1, 1999, all research and development activity formerly in Salt Lake City was consolidated at Meridian's headquarters in Cincinnati. Selling and marketing expenses increased $3,680,000, or 49%, for fiscal 1999 primarily due to Gull, but declined approximately 2 points from 23% of sales to 21% for fiscal 1999. General and administrative costs increased $5,087,000, or 109%, and increased as a percent of sales to 18% from 14% for the fiscal year. This increase is attributable to the Gull acquisition, including $1,350,000 of amortization of Gull-related intangibles and goodwill for the year. In connection with the Gull acquisition, the Company incurred merger integration costs of approximately $3,415,000 during the year. These costs consist of payments made to distributors to terminate contracts in markets with duplicate distributor agreements or in markets that will now be covered by the Company's sales forces, training, travel, product validation costs and professional fees incurred in connection with the integration of the Gull business. Additionally, the Company incurred a one-time charge for purchased in-process research and development of $1,500,000 in connection with the Gull acquisition.

     Operating income for fiscal 1999 decreased $1,824,000, or 22%, and declined as a percent of sales to 12% from 25%. Excluding the merger integration costs of $3,415,000 and purchased in-process research and development of $1,500,000, operating income increased $3,091,000, or 37%. Other expense increased $1,418,000 for the fiscal year. This increase is primarily related to $506,000 in net interest expense for Gull-related obligations coupled with the effect of an $835,000 reduction in interest income due to the use of cash and investments to acquire Gull.

     The Company's effective tax rate increased to approximately 57%, up from 38% for fiscal 1998. This increase is due to the effect of purchased in-process research and development and goodwill amortization, which are not deductible for tax purposes. These two items had the effect of increasing the effective tax rate by approximately 10 percentage points. While the tax impact of purchased in-process research and development is a one-time event, the

Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------

goodwill amortization will have an ongoing effect of slightly increasing the effective tax rate. The remaining increase of 7 percentage points is the result of higher tax rates in certain European countries, recognition of a valuation allowance for a portion of the losses in the foreign operations acquired from Gull and a higher state and local effective tax rate due to an increased presence in certain states as a result of the Gull acquisition. The Company has developed operational and tax planning strategies designed to improve the profitability of foreign operations acquired from Gull and to utilize post-acquisition net operating losses. The realization of deferred tax assets in foreign jurisdictions is dependent upon the generation of future taxable income in certain European countries. Management has considered the levels of currently anticipated pre-tax income in foreign jurisdictions in assessing the required level of the deferred tax asset valuation allowance. Taking into consideration historical pre-tax loss levels, tax planning strategies and other factors, management believes that it is more likely than not that the net deferred tax asset for foreign jurisdictions, after consideration of the valuation allowance which has been established, will be realized. The amount of the net deferred tax asset considered realizable in foreign jurisdictions, however, could be reduced in future years if estimates of future taxable income during the carryforward period are reduced. Tax planning strategies include restructuring European distribution operations, closing production operations in Germany and changes in the cost structure.

     Net earnings decreased $2,885,000, or 58%, for fiscal year 1999 compared to fiscal 1998 and decreased to 4% of sales from 15% last year. Excluding the after tax impact of merger integration costs of $2,193,000, and the impact of purchased in-process research and development of $1,500,000 which is not tax deductible, net earnings increased $808,000, or 16%.

     Diluted earnings per share, excluding the after tax impact of merger integration costs and purchased in-process research and development, were $0.40 compared to $0.34 in the prior year, an increase of 18%. Including merger integration costs and purchased in-process research and development, diluted earnings per share were $0.14.

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

     As of September 30, 1999, the Company had cash and cash equivalents of $6,229,000, investments of $1,002,000 and working capital of $18,142,000.

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

                CONSOLIDATED BALANCE SHEETS (Restated - Note 1)

                             (Dollars in thousands)


Meridian Diagnostics, Inc. and Subsidiaries
------------------------------------------------------------------------------------------------------------------------
                                                                                                 (Restated)
As of September 30,                                                                                  1999          1998
------------------------------------------------------------------------------------------------------------------------
ASSETS
ACURRENT ASSETS:
   Cash and cash equivalents (Note 3)                                                             $  6,229      $ 19,400
   Investments (Notes 1 and 3)                                                                       1,002         4,369
   Accounts receivable, less allowance of $380 in 1999 and $171 in 1998 for doubtful accounts       12,508         9,707
   Inventories (Notes 1 and 4)                                                                      10,357         5,569
   Prepaid expenses and other                                                                        1,086           379
   Deferred tax assets (Note 7)                                                                        562           339
------------------------------------------------------------------------------------------------------------------------
         Total current assets                                                                       31,744        39,763
------------------------------------------------------------------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT (NOTE 1):
   Land                                                                                                969           332
   Buildings and improvements                                                                       10,427         7,095
   Machinery, equipment and furniture                                                               11,986         8,524
   Construction in progress                                                                            811           171
------------------------------------------------------------------------------------------------------------------------
                                                                                                    24,193        16,122
   Less-accumulated depreciation and amortization                                                    9,987         7,313
------------------------------------------------------------------------------------------------------------------------
         Net property, plant and equipment                                                          14,206         8,809
------------------------------------------------------------------------------------------------------------------------
OTHER ASSETS (NOTES 1 AND 2):
   Long-term receivables and other                                                                     940         1,035
   Deferred tax assets (Note 7)                                                                         --           740
   Deferred debenture offering costs, net of accumulated amortization
      of $407 in 1999 and $272 in 1998                                                                 922         1,057
   Other intangible assets, net of accumulated amortization of $9,258 in 1999
      and $6,730 in 1998 (Note 5)                                                                   20,760         6,537
   Cost in excess of net assets acquired, net of accumulated amortization
      of $806 in 1999 and $539 in 1998                                                               3,589         1,206
------------------------------------------------------------------------------------------------------------------------
         Total other assets                                                                         26,211        10,575
------------------------------------------------------------------------------------------------------------------------
         Total assets                                                                             $ 72,161      $ 59,147
------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
ACURRENT LIABILITIES:
   Current portion of long-term and capital lease obligations (Note 6)                            $    821      $    213
   Notes payable to bank (Note 6)                                                                    3,354            --
   Note payable to third party (Note 2)                                                              1,000            --
   Accounts payable                                                                                  3,495         1,050
   Accrued payroll and payroll taxes                                                                 2,154           853
   Accrued expenses                                                                                  2,778         1,753
------------------------------------------------------------------------------------------------------------------------
         Total current liabilities                                                                  13,602         3,869
------------------------------------------------------------------------------------------------------------------------
LONG-TERM AND CAPITAL LEASE OBLIGATIONS (NOTE 6)                                                    21,366        20,595
------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES (NOTE 6)                                                                  --            --
------------------------------------------------------------------------------------------------------------------------
DEFERRED TAX LIABILITIES (NOTE 7)                                                                    3,602            --
------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY (NOTE 8):
   Preferred stock, no par value, 1,000,000 shares authorized; none issued                              --            --
   Common stock, no par value, 50,000,000 shares authorized; 14,429,151 and 14,382,613
      shares issued and outstanding at September 30, 1999 and 1998 respectively, stated at           2,424         2,397
   Additional paid-in capital                                                                       20,855        20,653
   Retained earnings                                                                                11,131        11,935
   Accumulated other comprehensive loss                                                               (819)         (302)
------------------------------------------------------------------------------------------------------------------------
         Total shareholders' equity                                                                 33,591        34,683
------------------------------------------------------------------------------------------------------------------------
         Total liabilities and shareholders' equity                                               $ 72,161      $ 59,147
------------------------------------------------------------------------------------------------------------------------


The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

            CONSOLIDATED STATEMENTS OF EARNINGS (Restated - Note 1) (Dollars in thousands except per share data, shares in thousands)


Meridian Diagnostics, Inc. and Subsidiaries
-----------------------------------------------------------------------------------------------------
                                                                (Restated)
For the Years Ended September 30,                                  1999          1998          1997
-----------------------------------------------------------------------------------------------------
NET SALES                                                        $ 53,927      $ 33,169      $ 35,229
COST OF SALES                                                      19,558        10,650        12,298
-----------------------------------------------------------------------------------------------------
      Gross profit                                                 34,369        22,519        22,931
-----------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
   Research and development                                         1,986         1,994         1,502
   Selling and marketing                                           11,172         7,492         7,223
   General and administrative                                       9,769         4,682         4,296
   Merger integration (Note 2)                                      3,415            --            --
   Purchased in-process research and development (Note 2)           1,500            --            --
-----------------------------------------------------------------------------------------------------
      Total operating expenses                                     27,842        14,168        13,021
-----------------------------------------------------------------------------------------------------
      Operating income                                              6,527         8,351         9,910
OTHER INCOME (EXPENSE):
   Interest income                                                    505         1,340         1,037
   Interest expense                                                (2,143)       (1,624)       (1,196)
   Other, net                                                         (77)          (13)          (40)
-----------------------------------------------------------------------------------------------------
      Total other income (expense)                                 (1,715)         (297)         (199)
-----------------------------------------------------------------------------------------------------
      Earnings before income taxes                                  4,812         8,054         9,711
INCOME TAXES (NOTE 7)                                               2,739         3,096         3,729
-----------------------------------------------------------------------------------------------------
      Net earnings                                               $  2,073      $  4,958      $  5,982
-----------------------------------------------------------------------------------------------------
BASIC WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING         14,385        14,376        14,342
-----------------------------------------------------------------------------------------------------
BASIC EARNINGS PER COMMON SHARE                                  $    .14      $    .34      $    .42
-----------------------------------------------------------------------------------------------------
DILUTED WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING       14,580        14,703        14,661
-----------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER COMMON SHARE                                $    .14      $    .34      $    .41
-----------------------------------------------------------------------------------------------------

The accompanying notes to consolidated financial statements are an integral part of these statements.

      CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (Restated - Note 1)

       (Dollars in thousands except per share data, shares in thousands)

Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------


                                        Number of
                                           Common                                                          Accumulated
                                           Shares                               Additional                       Other
                                       Issued and  Comprehensive       Common      Paid-In     Retained  Comprehensive
                                      Outstanding         Income        Stock      Capital     Earnings   Income (Loss)       Total
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 1996              14,279             --     $  2,386     $ 20,526     $  6,810      $   (154)     $ 29,568
Cash dividends paid--
   $.19 per share                              --             --           --                    (2,688)           --        (2,688)
Exercise of stock options, net                 86             --            8           45           --            --            53
Comprehensive income:
   Net earnings                                --       $  5,982           --           --        5,982            --         5,982
   Other comprehensive
         income (loss):
      Foreign currency translation
         adjustment                            --           (276)          --           --           --          (276)         (276)
-----------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income                        --          5,706           --           --           --            --            --
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 1997              14,365             --        2,394       20,571       10,104          (430)       32,639
Cash dividends paid--
   $.22 per share                              --             --           --                    (3,127)           --        (3,127)
Exercise of stock options, net                 18             --            3           82           --            --            85
Comprehensive income:
   Net earnings                                --          4,958           --           --        4,958            --         4,958
   Other comprehensive
         income (loss):
      Foreign currency translation
         adjustment                            --            128           --           --           --           128           128
-----------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income                        --          5,086           --           --           --            --            --
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 1998              14,383             --        2,397       20,653       11,935          (302)       34,683
Cash dividends paid--
   $.20 per share                              --             --           --           --       (2,877)           --        (2,877)
Exercise of stock options, net                 46             --           27          202           --            --           229
Comprehensive income:
   Net earnings (Restated)                     --          2,073           --           --        2,073            --         2,073
   Other comprehensive
         income (loss):
      Foreign currency translation
         adjustment                            --           (517)          --           --           --          (517)         (517)
-----------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income (Restated)             --       $  1,556           --           --           --            --            --
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 1999 (Restated)   14,429             --     $  2,424     $ 20,855     $ 11,131      $   (819)     $ 33,591
-----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes to consolidated financial statements are an integral part of these statements.

           CONSOLIDATED STATEMENTS OF CASH FLOWS (Restated - Note 1)

                             (Dollars in thousands)


Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------

                                                                                 (Restated)
For the Years Ended September 30,                                                   1999          1998          1997
----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net earnings                                                                   $  2,073      $  4,958      $  5,982
   Non-cash items--
      Purchased in-process research and development                                  1,500            --            --
      Depreciation of property, plant and equipment                                  2,674         1,370         1,240
      Amortization of other intangible assets, goodwill and
         deferred debentures offering costs                                          2,999         1,514         1,777
      Deferred income taxes, net of the impact of acquisitions                        (953)          (51)         (516)
   Changes in current assets excluding cash/cash equivalents and investments,
      net of the impact of acquisitions                                                787           259        (2,075)
   Changes in current liabilities excluding current portion
      of long-term obligations, net of the impact of acquisitions                     (591)         (626)         (230)
   Long-term receivable and payable, net of the impact of acquisitions                 525          (559)          275
----------------------------------------------------------------------------------------------------------------------
         Net cash provided by operating activities                                   9,014         6,865         6,453
----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of Gull Laboratories, Inc., net of cash acquired                    (19,084)           --            --
   Property, plant, and equipment acquired, net                                     (2,153)       (1,321)       (1,579)
   Sale of short-term investments                                                    3,367         6,844         2,881
   Purchase of product license                                                          --          (200)           --
   Patents                                                                              --            --           (45)
   Advance royalties paid                                                              (21)          (25)           --
----------------------------------------------------------------------------------------------------------------------
         Net cash provided by (used for) investing activities                      (17,891)        5,298         1,257
----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Subordinated debentures, offering costs                                              --            --           (66)
   Proceeds from other long-term obligations                                         3,354            --            60
   Repayment of long-term obligations                                               (4,739)         (270)         (161)
   Dividends paid                                                                   (2,877)       (3,127)       (2,688)
   Proceeds from issuance of common stock                                              229            85            53
----------------------------------------------------------------------------------------------------------------------
         Net cash (used for) financing activities                                   (4,033)       (3,312)       (2,802)
----------------------------------------------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                               (261)           26           (33)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                               (13,171)        8,877         4,875
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                    19,400        10,523         5,648
----------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                        $  6,229      $ 19,400      $ 10,523
----------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the year for--
      Income taxes                                                                $  4,583      $  3,982      $  3,035
      Interest                                                                       1,805         1,469         1,459
----------------------------------------------------------------------------------------------------------------------

The accompanying notes to consolidated financial statements are an integral part of these statements.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Restated)

Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------
(1)SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) The fiscal year 1999 consolidated financial statements included herein have been restated to reflect the correction of a bookkeeping error which occurred in June 1999 related to sales to the Company's German subsidiary. The impact of this restatement to earnings for the year ended September 30, 1999 is as follows (in thousands except per share amounts):

                                 As Reported       Correction       As Restated
                                 ----------------------------------------------
Net sales                          $54,351          $  (424)          $53,927

Cost of sales                       19,473               85            19,558
                                   ------------------------------------------
   Gross profit                     34,878             (509)           34,369


Earnings before income taxes         5,321             (509)            4,812

Provision for income taxes           2,935             (196)            2,739


Net income                           2,386             (313)            2,073


Basic earnings per share              0.17            (0.03)             0.14


Dilutive earnings per share           0.16            (0.02)             0.14

(b) PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of Meridian Diagnostics, Inc. and its subsidiaries, Meridian Diagnostics Corporation, Omega Technologies, Inc., Meridian Diagnostics Europe s.r.1. Meridian Diagnostics International, Inc. and Gull Laboratories, Inc. and its subsidiaries: BIODESIGN International, Gull Laboratories GmbH, Gull Europe S.A., Gull Belgium S.A., and Gull Netherlands N.V. (collectively, "Meridian" or the "Company"). All significant intercompany accounts and transactions have been eliminated.

(c) SHORT-TERM INVESTMENTS--Debt securities for which the Company does not have the intent or ability to hold to maturity are classified as available for sale, along with any equity securities. The estimated fair value of investments approximates cost, and therefore, there are no unrealized gains or losses reported as of September 30, 1999 or 1998.

(d) INVENTORIES--Inventories are stated at the lower of cost, determined on a first-in, first-out basis, or market.

(e) PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment are stated at cost. Upon retirement or other disposition of property, plant and equipment, the cost and related accumulated depreciation and amortization are removed from the accounts and the resulting gain or loss is reflected in earnings. Maintenance and repairs are expensed as incurred. Depreciation and amortization are computed on the straight-line method in amounts sufficient to write-off the cost over the estimated useful lives as follows:

         Buildings and improvements--5 to 33 years
         Machinery, equipment and furniture--3 to 10 years

(f) OTHER ASSETS--Other intangible assets are stated at cost less accumulated amortization and are being amortized on a straight-line basis over their estimated useful lives:

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

(g) INCOME TAXES--The provision for income taxes includes federal, foreign, state and local income taxes currently payable and those deferred because of temporary differences between income for financial reporting and income for tax purposes. Research and experimentation credits are reflected as a reduction in income taxes when realized.

(h) EARNINGS PER COMMON SHARE--Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding. Diluted earnings per share is computed by adding to the weighted average number of common shares outstanding, the dilutive effect of additional common shares that would have been outstanding if dilutive potential common shares had been issued.

     The table below shows the amounts used in computing earnings per share and the effect of dilutive potential common stock on income and the weighted average number of shares for the three years ended September 30, 1999. (Amounts in thousands except per share data)


                                                                         Year Ended
-----------------------------------------------------------------------------------------------------------------------------------
                               SEPTEMBER 30, 1999 (Restated)          September 30,1998                  September 30,1997
                             INCOME       SHARES    PER SHARE   Income       Shares    Per Share   Income       Shares    Per Share
                           (NUMERATOR) (DENOMINATOR) AMOUNT   (Numerator) (Denominator)  Amount  (Numerator) (Denominator)  Amount
-----------------------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share
 Net income available
 to common
 shareholders                $2,073      14,385     $   .14     $4,958     14,376      $   .34      $5,982      14,342      $  .42
-----------------------------------------------------------------------------------------------------------------------------------
Effect Of Dilutive
 Securities Stock Options        --         195          --         --        327           --          --         319          --
-----------------------------------------------------------------------------------------------------------------------------------
Diluted Earnings Per Share
 Net income available
 to common shareholders
 and assumed
 conversions                 $2,073      14,580     $   .14     $4,958     14,703      $   .34      $5,982      14,661      $  .41
-----------------------------------------------------------------------------------------------------------------------------------
Antidilutive Securities
 Excluded from Earnings
 Per Share Calculation:
  Options                       265                                           282                                  986
  Convertible Debentures      1,243                                         1,243                                1,243
-----------------------------------------------------------------------------------------------------------------------------------
During 1999, 1998 and 1997, the impact of assuming the 1997 convertible debentures were converted, net of the impact of pro forma after tax interest expense, was antidilutive.
-----------------------------------------------------------------------------------------------------------------------------------

Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------

(i) RESEARCH AND DEVELOPMENT COSTS--Research and development costs are charged to earnings as incurred.

(j) REVENUE RECOGNITION--Revenue is recognized from sales when a product is shipped. Income from licensing agreements is recognized as earned and as stipulated by the respective agreements.

(k) ADVERTISING--Advertising costs are charged to earnings as incurred. Expenditures for advertising in 1999, 1998 and 1997 were approximately $327,000, $205,000, and $119,000 respectively.

(l) USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(m) TRANSLATION OF FOREIGN CURRENCY--Assets and liabilities of foreign operations are translated using year-end exchange rates with gains or losses resulting from translation included in a separate component of accumulated other comprehensive income (loss). Revenues and expenses are translated using exchange rates prevailing during the year. Gains and losses resulting from transactions in foreign currencies were immaterial.

(n) RECLASSIFICATIONS--Certain reclassifications have been made to 1998 and 1997 amounts to conform with the 1999 presentation.

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

-------------------------------------------------------------
                                   (Restated)
Year Ended September 30,              1999            1998
-------------------------------------------------------------
Net sales                          $   55,417     $   53,535
Net earnings (loss)                $    3,646     $   (1,613)
Earnings (loss) per share:
   Basic                           $     0.25     $    (0.11)
   Diluted                         $     0.25     $    (0.11)

    In connection with the acquisition of Gull, assets were acquired and liabilities were assumed as follows, (dollars in thousands):

FAIR VALUE OF ASSETS ACQUIRED INCLUDING:
   Cash and cash equivalents                         $   640
   Accounts and notes receivable                       3,030
   Inventories                                         5,615
   Other current assets                                  640
   Property, plant and equipment                       5,915
   Intangibles                                        16,500
   Other non-current assets                              785
   Goodwill                                            2,610
   Purchased in-process research and development       1,500
------------------------------------------------------------
                                                      37,235
------------------------------------------------------------
   Less: Cash paid for net assets, including
      acquisition costs                               19,725
------------------------------------------------------------
                                                     $17,510
------------------------------------------------------------

LIABILITIES ASSUMED INCLUDING:
------------------------------------------------------------
   Liabilities and debt                              $11,065
   Additional purchase liabilities                     1,420
   Deferred tax liabilities, net                       5,025
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

(7) INCOME TAXES

    The provision for income taxes includes the following components: (amounts in thousands)


------------------------------------------------------------------------------------------------
                                                            (Restated)
Years Ended September 30,                                      1999         1998         1997
------------------------------------------------------------------------------------------------
Federal:
Currently payable                                             $ 2,479      $ 2,497      $ 2,912
Temporary differences--
   Tax depreciation greater (less) than book depreciation         (98)         (54)         (60)
   State franchise taxes                                           71           (6)         (54)
   Currently nondeductible expenses                               323          (14)         (21)
   Intangible asset amortization                                 (534)        (125)         (94)
   Utilization of net operating loss carryforwards                226           --           --
   Other, net                                                     (87)          42           24
------------------------------------------------------------------------------------------------
                                                                2,380        2,340        2,707
------------------------------------------------------------------------------------------------
State and local                                                   496          445          577
Foreign                                                          (137)         311          445
------------------------------------------------------------------------------------------------
      Total provision for income taxes                        $ 2,739      $ 3,096      $ 3,729
------------------------------------------------------------------------------------------------

Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------

     The following is a reconciliation between the statutory US income tax rate and the effective rate derived by dividing the provision for income taxes by earnings before income taxes. The US and foreign components of earnings before income taxes in fiscal 1999 were income of $6,100,000 and a loss of $1,300,000 respectively. The foreign components of earnings before income taxes in fiscal 1998 and 1997 were immaterial. (amounts in thousands)


---------------------------------------------------------------------------------------------------------------------
                                                     1999 (Restated)              1998                   1997
Years Ended September 30,                          AMOUNT        RATE      Amount        Rate     Amount         Rate
---------------------------------------------------------------------------------------------------------------------
Computed provision for income
   taxes at statutory rate                        $ 1,636        34.0%    $ 2,738        34.0%    $ 3,302        34.0%
Increase/(decrease) in taxes resulting from:
Goodwill amortization                                  38         0.8          --          --          --          --
Purchased in-process research and development         510        10.6          --          --          --          --
State and local income taxes,
   net of federal income tax effect                   327         6.8         293         3.6         385         4.0
Foreign taxes                                         313         6.5          81         1.0         191         2.0
Foreign Sales Corporation benefit                    (135)       (2.8)        (92)       (1.1)       (121)       (1.3)
Other, net                                             50         1.0          76         0.9         (28)       (0.3)
---------------------------------------------------------------------------------------------------------------------
Actual provision for income taxes                 $ 2,739        56.9%    $ 3,096        38.4%    $ 3,729        38.4%
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

----------------------------------------------------------
                 1999 (Restated)      1998          1997
----------------------------------------------------------
Net Income:
   As Reported     $   2,073       $   4,958     $   5,982
   Pro Forma           1,762           4,817         5,886
Basic EPS:
   As Reported     $     .14       $     .34     $     .42
   Pro Forma       $     .12             .34           .41
Diluted EPS:
   As Reported     $     .14             .34           .41
   Pro Forma       $     .12             .33           .40

     Because the Statement 123 method of accounting has not been applied to options granted prior to October 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

     Effective October 1, 1997, the Company may sell shares of stock to its full-time and part-time employees under the ESP Plan up to the number of shares equivalent to a 1% to 15% payroll deduction from an employee's base salary plus an additional 5% dollar match of this deduction by the Company. On a cumulative basis 5,285 and 2,935 shares were sold under the ESP Plan as of September 30, 1999 and 1998, respectively.

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

     Consolidated sales in thousands of dollars to individual customers constituting 10% or more of net sales were as follows:

----------------------------------------------------------------
Years Ended September 30,
($ in thousands)       1999            1998            1997
----------------------------------------------------------------
Customer A       $6,849   (13%)  $4,512   (14%)  $6,533    (19%)
Customer B        6,780   (13%)  $5,839   (18%)  $4,991    (14%)

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

($ in thousands)            1999           1998           1997
---------------------------------------------------------------
Net sales                  $3,176         $3,614         $4,515

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

     Segment information for the years ended September 30, 1999, 1998, and 1997 is as follows:


------------------------------------------------------------------------------
($ in thousands)                 MDI         MDE          ELIM(1)       TOTAL
------------------------------------------------------------------------------
1999 (Restated)
Net sales                    $ 44,682     $ 15,323      $ (6,078)     $ 53,927
Depreciation                    2,139          535            --         2,674
Amortization                    2,999           --            --         2,999
Interest expense                1,920          453          (230)        2,143
Interest income                   680           55          (230)          505
Merger integration costs        3,108          307            --         3,415
In-process research
   and development              1,500           --            --         1,500
Income tax provision/
   (benefit)                    2,899         (137)          (23)        2,739
Net income (loss)               3,294       (1,188)          (33)        2,073
Total assets                   97,515       12,867       (38,221)       72,161
Capital expenditures         $  2,003     $    150      $     --      $  2,153

1998
Net sales                    $ 30,208     $  5,267      $ (2,306)     $ 33,169
Depreciation                    1,256          114            --         1,370
Amortization                    1,514           --            --         1,514
Interest expense                1,615          192          (183)        1,624
Interest income                 1,494           29          (183)        1,340
Income tax provision            2,803          311           (18)        3,096
Net income                      4,546          365            47         4,958
Total assets                   56,155        5,560        (2,568)       59,147
Capital expenditures         $  1,203     $    118      $     --         1,321

1997
Net sales                    $ 32,073     $  5,766      $ (2,610)     $ 35,229
Depreciation                    1,127          113            --         1,240
Amortization                    1,777           --            --         1,777
Interest expense                1,178          200          (182)        1,196
Interest income                 1,196           23          (182)        1,037
Income tax provision            3,319          421           (11)        3,729
Net income                      5,636          314            32         5,982
Total assets                   55,150        5,123        (2,783)       57,490
Capital expenditures         $  1,461     $    118      $     --      $  1,579

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

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------

   We have audited the accompanying restated consolidated balance sheets of MERIDIAN DIAGNOSTICS, INC. and subsidiaries as of September 30, 1999 and 1998, and the related restated consolidated statements of earnings, shareholders' equity and cash flows for each of the three years in the period ended September 30, 1999 (see Note 1). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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


   Cincinnati, Ohio
   August 4, 2000

                            QUARTERLY FINANCIAL DATA


Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------

Unaudited (Amounts in thousands, except for per share data)
-----------------------------------------------------------------------------------------
FOR THE QUARTER ENDED IN FISCAL 1999  DECEMBER 31     MARCH 31      JUNE 30  SEPTEMBER 30
                                                                 (Restated)    (Restated)
-----------------------------------------------------------------------------------------
NET SALES                                $ 11,720     $ 14,653     $ 13,562     $ 13,991
GROSS PROFIT                                7,632        9,076        8,761        8,900
NET EARNINGS                                  553        1,257        1,096         (833)
DILUTED EARNINGS PER COMMON SHARE(1)          .04          .09          .08         (.06)
CASH DIVIDENDS PER COMMON SHARE(1)            .05          .05          .05          .05

-----------------------------------------------------------------------------------------
For the Quarter Ended in Fiscal 1998  December 31     March 31      June 30 September 30
-----------------------------------------------------------------------------------------
Net sales                                $  8,448     $  9,542     $  8,226     $  6,953
Gross profit                                5,523        6,426        5,860        4,710
Net earnings                                  972        1,703        1,429          854
Diluted earnings per common share(1)          .07          .12          .10          .06
Cash dividends per common share(1,2)          .07          .05          .05          .05


(1) The sum of the basic diluted earnings per common share and the cash dividends per share may not equal the annual earnings and cash dividends per share due to interim quarter rounding.

(2) Includes special 1997 year-end cash dividend of $0.025 per share

                                TEN-YEAR SUMMARY
      (Dollars in thousands except per share data and number of employees)

Meridian Diagnostics, Inc. and Subsidiaries
--------------------------------------------------------------------------------


                                             Selected Financial And Operating Data For the Years Ended September 30,
                           1999       1998       1997       1996      1995        1994       1993      1992       1991      1990
                        (Restated)
----------------------------------------------------------------------------------------------------------------------------------
Net Sales                 $ 53,927  $ 33,169  $ 35,229   $ 29,391  $ 25,110    $ 21,877   $ 16,171  $ 14,003   $ 11,085  $  8,478
Cost of Sales               19,558    10,650    12,298      8,967     8,009       7,518      5,098     4,582      3,973     3,467
----------------------------------------------------------------------------------------------------------------------------------
Gross Margin                34,369    22,519    22,931     20,424    17,101      14,359     11,073     9,421      7,112     5,011
Percent of Sales             63.73%    67.89%    65.09%     69.49%    68.10%      65.64%     68.47%    67.28%     64.16%    59.11%
Operating Expenses
 Research & Development      1,986     1,994     1,502      1,499     1,432       1,433      1,165     1,157      1,102       908
 Sales & Marketing          11,172     7,492     7,223      5,991     5,229       4,747      3,716     3,166      2,564     1,649
 General & Administrative    9,769     4,682     4,296      4,420     3,864       3,365      2,667     2,482      2,090     1,637
 Merger Integration          3,415        --        --         --        --          --         --        --         --        --
 Purchased research and
  development                1,500        --        --         --        --          --         --        --         --        --
----------------------------------------------------------------------------------------------------------------------------------
  Total Operating
   Expenses                 27,842    14,168    13,021     11,910    10,525       9,545      7,548     6,805      5,756     4,194
----------------------------------------------------------------------------------------------------------------------------------
Operating Income             6,527     8,351     9,910      8,514     6,576       4,814      3,525     2,616      1,356       817
Percent of Sales             12.10%    25.18%    28.13%     28.97%    26.19%      22.00%     21.80%    18.68%     12.23%     9.64%
Other Income
 Licensing & Related Fees       --        --        14         45       103          --         55        55         55        55
 Interest Income               505     1,340     1,037        379       436         254         57        50        144       210
 Interest Expense           (2,143)   (1,624)   (1,196)      (390)   (1,135)     (1,092)      (179)      (89)       (10)      (15)
 Cost of Withdrawn
  Stock Offering                --        --        --         --        --          --       (405)       --         --        --
 Other, Net                    (77)      (13)      (54)       345       (20)          8         48       (27)       (21)       16
----------------------------------------------------------------------------------------------------------------------------------
  Total Other
   Income (Expense)         (1,715)     (297)     (199)       379      (616)       (830)      (424)      (11)       168       266
----------------------------------------------------------------------------------------------------------------------------------
Minority Interest in
 Earnings of Subsidiary         --        --        --         --        --          --         (7)       (7)
Earnings Before
 Income Taxes                4,812     8,054     9,711      8,893     5,960       3,984      3,101     2,605      1,517     1,076
Income Taxes                 2,739     3,096     3,729      3,601     2,436       1,543      1,212       952        559       391
----------------------------------------------------------------------------------------------------------------------------------
Net Earnings              $  2,073  $  4,958  $  5,982   $  5,292  $  3,524    $  2,441   $  1,889  $  1,653   $    958  $    685
----------------------------------------------------------------------------------------------------------------------------------
Percent of Sales              3.84%    14.95%    16.98%     18.01%    14.03%      11.16%     11.68%    11.80%      8.64%     8.08%
Cash Dividends
 Declared & Paid per
 Common Share*            $   0.20  $   0.22  $   0.19   $   0.16  $   0.10    $   0.08   $   0.06  $   0.05   $   0.05        --
Basic Weighted
 Average Number of
 Common Shares
 Outstanding*               14,385    14,376    14,342     14,172    12,355      12,277     12,264    11,866     11,775    11,680
Basic Earnings Per
 Common Share*            $   0.14  $   0.34  $   0.42   $   0.37  $   0.29    $   0.20   $   0.15  $   0.14   $   0.08  $   0.06
Diluted Weighted
 Average Number of
 Common Shares
 Outstanding*               14,580    14,703    14,661     14,758    14,507      12,521     12,534    12,141     11,965    11,680
Diluted Earnings
 Per Common Share*        $   0.14  $   0.34  $   0.41   $   0.36  $   0.28    $   0.19   $   0.15  $   0.14   $   0.08  $   0.06
----------------------------------------------------------------------------------------------------------------------------------
Total Assets              $ 72,161  $ 59,147  $ 57,491   $ 54,751  $ 34,569    $ 32,329   $ 26,247  $ 14,099   $ 10,997  $ 10,555
Cash Marketable
 Securities & Investments    7,231    23,769    21,736     19,743     8,919       8,832      9,476     1,810      1,590     2,704
Capital Expenditures         2,153     1,321     1,579      1,245     2,472       1,426        718     1,999        934       165
Net Working Capital         18,142    35,895    33,570     29,332    15,670      13,000     13,759     5,164      4,046     4,452
Shareholders' Equity        33,591    34,683    32,639     29,568    18,878      13,232     11,617    10,676      9,519     8,998
Return on Beginning
 Shareholders' Equity         5.98%    15.19%    20.23%     28.03%    26.63%      21.01%     17.69%    17.37%     10.65%     8.24%
Year-End Stock Price          8.00      7.63     11.88      13.38      8.08        5.18       5.50      6.13       2.49       .97
Number of Employees            324       192       178        173       156         138        125       115        105       100
Sales per Employee             166       173       198        170       161         159        129       122        106        85
Net Earnings per Employee        6        26        34         31        23          18         15        14          9         7


*As adjusted for stock splits and stock dividends.