Form 10-K, Exhibit 13
period 2000-09-30
MERIDIAN DIAGNOSTICS INC
filed 2000-12-22
CIK 794172

                                                                      EXHIBIT 13

                          Meridian Diagnostics, Inc.'s

                               2000 Annual Report





                                                     MERIDIAN DIAGNOSTICS, INC.,
                                  DBA MERIDIAN BIOSCIENCE, INC, AND SUBSIDIARIES

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF  OPERATIONS

         KEY ACCOMPLISHMENTS IN FISCAL 2000

         During fiscal 2000, the Company accomplished several key strategic activities, including the execution of a Research and Development Agreement and an Exclusive Supply Agreement with OraSure Technologies, Inc. ("OraSure") to commercialize the Uplink(TM) Technology ("UPT"), the acquisition of Viral Antigens, Inc. ("VAI") and the restructuring of European operations. Each of these items is designed to contribute to the Company's future earnings growth. The VAI transaction signals a further expansion into the bioscience arena, and prompted our decision to change the Company's name to Meridian Bioscience, Inc. to better represent our business capabilities.

         On September 15, 2000, the Company acquired all of the outstanding common stock of VAI for $9 million in cash. VAI manufactures infectious disease antigens that are used in common diagnostic technologies. VAI also manufactures and distributes a Pseudorabies Virus antibody test kit for the veterinary market. Additionally, VAI's specialty laboratories for gene expression give Meridian the opportunity to serve as an enabler to biopharmaceutical companies in the development of new drugs and vaccines. The purchase agreement provides for additional consideration, up to $8.25 million, contingent upon VAI's future earnings through September 30, 2006. The $9 million purchase price was funded with bank debt from the Company's existing credit facilities. The acquisition has been accounted for as a purchase, and the results of operations of VAI are included in the Company's consolidated results of operations from September 15, 2000 forward. See Note 2 to the consolidated financial statements for further information.

         The restructuring of European operations is discussed below.

RESULTS OF OPERATIONS -  FISCAL 2000 COMPARED TO FISCAL 1999

NET EARNINGS OVERVIEW

         Net earnings for fiscal 2000 were $7,111,000, or $0.49 per diluted share, compared to $2,073,000, or $0.14 per diluted share, in fiscal 1999. Net earnings for fiscal 2000 for the core business were $0.32 per diluted share, compared to $0.40 per diluted share in fiscal 1999. The following table provides an overview of diluted earnings per share.

===========================================================
FY 2000                             MDI      MDE     TOTAL*
===========================================================
Core business earnings             $0.42   $(0.10)   $0.32
European restructuring

   and tax benefits                 0.26    (0.09)    0.18
Trade secrets litigation           (0.02)    --      (0.02)
Gain on sale of
         Salt Lake City facility    0.01     --       0.01
-----------------------------------------------------------
         Reported earnings*        $0.68   $(0.19)   $0.49
===========================================================

FY 1999                             MDI      MDE     TOTAL*
===========================================================
Core business earnings             $0.47   $(0.08)   $0.40
Merger integration costs           (0.14)   (0.01)   (0.15)
Purchased IPR&D                    (0.10)    --      (0.10)
-----------------------------------------------------------
         Reported earnings*        $0.23   $(0.09)   $0.14
===========================================================

*Totals may not equal the sum of the individual components due to rounding

         Consolidated core business earnings were impacted by the negative effects of currency, as compared to the prior year, reducing sales by $2,063,000 and diluted net earnings by $0.07 per share. Excluding the effects of currency, consolidated core business earnings were $0.39 per diluted share, and MDE core business earnings were a loss of $0.03 per share. Core business earnings for MDI declined from $0.47 per share in fiscal 1999 to $0.42 per share in fiscal 2000. This decline is primarily attributable to lower transfer prices on sales to the German distribution operation, higher scrap in production operations and inventory variances. The change in transfer prices from US manufacturing operations to European distribution operations has no effect on consolidated core business earnings. Fiscal 2000 net earnings were also affected by operating losses in European operations and related valuation allowance provisions for net operating loss carryforward benefits, as well as costs related to the Company obtaining a preliminary injunction for misappropriation of trade secrets and breach of an employment agreement.

         The Company saw improvement in its Italian distribution operations due to the growth of the Premier Platinum HpSA product in that market, as well as strong growth in certain other major European markets such as Belgium, Holland and France.

         The German market continues to be depressed because of changes in the regulatory environment that were implemented in July 1999. Such regulatory changes, which were designed to reduce healthcare costs, have resulted in significant reductions in diagnostic tests ordered by physicians. The Company's German distribution operation has incurred substantial operating losses since acquisition in November 1998, and as of September 30, 2000, was insolvent. Germany remains a major market for the Company's products because of its large population.

         During the fourth quarter of fiscal 2000, a plan was implemented to restructure European distribution operations, improve operating results and address the insolvency of the German subsidiary. Effective October 1, 2000, the European export business was transferred from Germany to Belgium, and the German distribution center was shut down. Barring unforeseen circumstances, by relocating the European export business to Belgium, the Company expects to operate at a lower overall cost structure in Europe. Belgium also provides better proximity to the Company's major European markets and customers. With respect to the German market, the Company has chosen to move this business to an independent distributor.

         As a result of this restructuring plan, the Company has written off its investment in its German distribution operation and recorded a reserve for asset impairment in the amount of $800,000 to cover the estimated amount of intangible assets and equipment that it does not expect to recover upon liquidation of the German legal entity. For US tax purposes, these action steps have resulted in a substantial tax benefit because the Company's tax basis in the German subsidiary exceeded its book basis.

         Despite the impact of the items discussed above, Meridian achieved a record sales level in fiscal 2000 of $57,096,000, a 6% increase over fiscal 1999. This sales increase was driven by volume growth, which was particularly strong for the H.pylori product line. Meridian also achieved a record level of EBITDA (earnings before interest, taxes, depreciation and amortization) in fiscal 2000 of $13,500,000, an 11% increase over fiscal 1999.

NET SALES

         Net sales increased $3,169,000 or 6%, to $57,096,000 in fiscal 2000 compared to fiscal 1999. This increase was comprised of volume growth of 10% or $5,354,000, currency losses of (4%) or ($2,063,000) and aggregate price decreases of ($122,000). Adjusted for currency losses, net sales increased 10% in fiscal

                                                     MERIDIAN DIAGNOSTICS, INC.,
                                  DBA MERIDIAN BIOSCIENCE, INC, AND SUBSIDIARIES

2000. The following graph illustrates growth in sales from fiscal 1998 to fiscal 2000, adjusted for currency.

NET SALES ADJUSTED FOR CURRENCY
(dollars in thousands)

[BARGRAPH]
$59,159   $53,953   $33,578
2000       1999        1998

         Volume growth in core products resulted primarily from increases in the Rotavirus, Virology, H.pylori and microbiology product lines, offset by slight decreases in other product lines. The Company's proficiency testing and reagent sales also contributed to the volume growth for fiscal 2000.

         International sales were $17,713,000, or 31% of total sales, in fiscal 2000 compared to $18,308,000, or 34% of total sales, in fiscal 1999. Domestic exports were $3,409,000 in fiscal 2000 compared to $2,985,000 in fiscal 1999, with remaining international sales generated by Meridian's European distribution businesses (MDE). Although MDE's sales include the unfavorable impact of currency translation losses discussed above, except for Germany, in most other major European markets, MDE experienced strong volume growth. Sales in Germany, primarily from the Gull business, were down despite an extra month of activity in fiscal 2000. The following graph illustrates growth in MDE sales, excluding the effects of currency.

INTERNATIONAL SALES ADJUSTED FOR CURRENCY
(Dollars in Thousands)

[BARGRAPH]
Domestic exports   $3,409      $2,985
MDE sales         $16,367     $15,349
                     2000        1999

GROSS PROFIT

         Gross profit increased $1,077,000 or 3%, to $35,446,000 in fiscal 2000. Gross profit margins declined from 64% in fiscal 1999 to 62% in fiscal 2000. Gross profit margins were unfavorably impacted by currency translation losses, coupled with higher scrap in production operations and inventory variances which are being addressed in fiscal 2001 with various operational efficiency initiatives.

         The Company's manufacturing costs are predominantly incurred in US dollars whereas a significant portion of international sales are denominated in foreign currencies. Consequently, a significant portion of the currency translation losses discussed under "Net Sales" above, adversely affected gross profit margins. The Company is pursuing several actions to reduce the impact of currency including price increases in Europe, billing where possible in US dollars and certain hedging strategies.

         Meridian is required to comply with, among other regulations, the FDA's Quality System Regulation and is subject to periodic audits by the FDA. In response to audits conducted in fiscal 2000, the Company implemented various programs to address necessary corrective actions which it identified and increased its quality assurance and control staffing. The costs attributable to the additional staff and consulting assistance for fiscal 2000 were approximately $800,000. The FDA is currently conducting a follow-up audit and is reviewing certain validation procedures for certain products. The Company is fully cooperating with the FDA in an effort to complete this process. While the outcome of the audit is unknown at this time, if the FDA requires that validation procedures be re-performed, the Company estimates that the lost revenue impact, while any such products are being re-validated and not available for sale, could be significant.

OPERATING EXPENSES

         Operating expenses, inclusive of merger integration costs and purchased in-process research and development in fiscal 1999, decreased $1,750,000 or 6%. Excluding, these non-recurring items, operating expenses increased $3,165,000 or 14%, to $26,092,000 in fiscal 2000, and as a percentage of sales, increased to 46% in fiscal 2000 compared to 43% in fiscal 1999. Fiscal 2000 operating expenses include the favorable effects of currency ($687,000) as well as the asset impairment reserve for the German distribution operation ($800,000) and litigation expenses ($453,000).

         Research and development expenses increased $274,000 or 14%, to $2,260,000 in fiscal 2000, and as a percentage of sales, were flat at 4% in both fiscal 2000 and fiscal 1999. This increase, in part, reflects costs related to the outsourcing arrangement with OraSure for product development using UPT. The first group of UPT products is expected to be ready for commercial sale during fiscal 2001.

         Selling and marketing expenses increased $1,084,000 or 10%, to $12,256,000 in fiscal 2000, and as a percentage of sales, were flat at 21% in both fiscal 2000 and fiscal 1999. The dollar increase reflects normal personnel cost increases, additional freight costs relative to sales volume increases, business development costs in certain Asian countries and one additional month of Gull expenses.

         General and administrative expenses increased $1,007,000 or 10%, to $10,776,000 in fiscal 2000, and as a percentage of sales, increased to 19% in fiscal 2000 compared to 18% in fiscal 1999. This increase reflects a full year of amortization of Gull intangibles, normal personnel cost increases, and costs of $453,000 related to obtaining a preliminary injunction for misappropriation of trade secrets.

OPERATING INCOME

Operating income, inclusive of merger integration costs and purchased in-process research and development in fiscal 1999, increased $2,827,000 or 43%. Excluding these non-recurring items, operating income decreased $2,088,000 or 18%, to $9,354,000 in fiscal 2000. This decrease is attributable to the items discussed above, namely the negative effects of currency, the asset impairment reserve for the German subsidiary and litigation costs.

                                                     MERIDIAN DIAGNOSTICS, INC.,
                                  DBA MERIDIAN BIOSCIENCE, INC, AND SUBSIDIARIES

OTHER INCOME AND EXPENSE

         Interest income decreased $123,000 or 24%, to $382,000 in fiscal 2000. This decrease is due to the use of cash and investments to fund certain VAI acquisition costs, property, plant and equipment additions and repayment of certain debt obligations.

         Other income, net in fiscal 2000 includes the gain on the sale of the former Gull headquarters facilities in the amount of $292,000 and currency losses in the amount of $845,000 related to intercompany debt transactions involving the German distribution operation.

INCOME TAXES

         The effective rate for income taxes is a credit of 2% in fiscal 2000 compared to a provision of 57% in fiscal 1999. The effective tax rate for fiscal 1999 includes 11 percentage points for the effects of purchased in-process research and development. The effective tax rate for fiscal 2000 includes the effect of valuation allowance provisions related to certain net operating losses in Europe ($1,718,000 or 25 percentage points), offset by the tax benefits related to the write-off of the Company's net investment in its German distribution business ($4,641,000 or 67 percentage points).

RESULTS OF OPERATIONS - FISCAL 1999 COMPARED TO FISCAL 1998

NET SALES

         Consolidated net sales increased $20,758,000, or 63%, to $53,927,000 in fiscal 1999, principally from the impact of the continued strong performance of the Gull products since the Gull acquisition and growth in the Meridian core business. This increase of $ 20,758,000 was comprised of volume growth of $18,938,000, or 57%, pricing of $1,846,000, or 6%, and unfavorable currency of $26,000.

         Core business product sales increased about 6% versus the prior year, a major turnaround from the first six months, which were down 2% versus the previous year as a result of distributor order patterns in the U.S. and Europe. New product sales in total, led by Premier Platinum HpSA, Premier Giardia/ Cryptosporidium and the ImmunoCard STAT! line of products, contributed approximately $3,692,000 of total net sales or $2,081,000 of incremental revenues for the year. All other key product groups were performing ahead of the prior year. OEM sales declined $305,000 compared to last year, reflecting the anticipated reduction in sales of virology and mononucleosis products.

         International sales in total were $18,308,000, up $9,657,000, or 109% from $8,872,000 in fiscal 1998 and represented 34% of total sales compared to 27% in fiscal 1998. This increase was primarily accounted for by the acquisition of Gull.

GROSS PROFIT

         Gross profits increased $11,850,000, or 53%, to $34,369,000 for the year compared to the sales increase of 63%. Gross profit decreased as a percentage of sales to 64% from 68%. The gross profit reflects improved pricing as noted above, offset primarily by the impact of the lower margins for Gull product sales compared to the historical Meridian margins, resulting in an overall decrease of four points as a percent of sales. In addition, the strengthening of the dollar versus European currencies during the third and fourth quarter, in particular, contributed to the unfavorable impact on gross margin.

OPERATING EXPENSES

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

INCOME TAXES

         The Company's effective tax rate increased to approximately 57%, up from 38% for fiscal 1998. This increase is due to the effect of purchased in-process research and development and goodwill amortization, which are not deductible for tax purposes. These two items had the effect of increasing the effective tax rate by approximately 11 percentage points. While the tax impact of purchased in-process research and development is a one-time event, the goodwill amortization will have an ongoing effect of slightly increasing the effective tax rate. The remaining increase of 8 percentage points is the result of higher tax rates in certain European countries, recognition of a valuation allowance for a portion of the losses in the foreign operations acquired from Gull and a higher state and local effective tax rate due to an increased presence in certain states as a result of the Gull acquisition.

NET EARNINGS

         Net earnings decreased $2,885,000, or 58%, for fiscal year 1999 compared to fiscal 1998 and decreased to 4% of sales from

                                                     MERIDIAN DIAGNOSTICS, INC.,
                                  DBA MERIDIAN BIOSCIENCE, INC, AND SUBSIDIARIES

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

LIQUIDITY AND CAPITAL RESOURCES

         The Company's operating cash flow and financing requirements are determined by analysis of operating and capital spending budgets and consideration of acquisition plans. The Company has historically maintained significant levels of cash and investments and line of credit availability to quickly respond to acquisition opportunities.

         Net cash provided by operating activities in fiscal 2000 was $5,217,000 compared to $9,014,000 in fiscal 1999. Net cash provided by operating activities was favorably impacted by higher net earnings in fiscal 2000. However, the favorable impact of higher net earnings was more than offset by growth in accounts receivable, inventories and income tax refunds, as well as lower depreciation and amortization. The higher levels of accounts receivable and inventories reflect overall growth in the business.

         Net cash used in investing activities in fiscal 2000 was $9,736,000 compared to $17,891,000 in fiscal 1999. Net cash flows used in investing activities in fiscal 2000 primarily related to the acquisition of VAI, capital expenditures for the Cincinnati production facility to accommodate the Gull product lines and computer systems in Europe, partially offset by cash proceeds received from the sale of the Salt Lake City facility and the sale of investments. Net cash used in investing activities in fiscal 1999 primarily related to the acquisition of Gull and capital expenditures for the Cincinnati production facility.

         Net cash provided by financing activities in fiscal 2000 was $3,497,000 compared to a net use of ($4,033,000) in fiscal 1999. Proceeds from debt obligations in fiscal 2000 were used to acquire VAI ($9,000,000) and fund capital expenditures. Proceeds from debt obligations in fiscal 1999 were used to refinance certain debt assumed in the Gull acquisition.

         Debt obligations repaid in fiscal 2000 included the final amount due to Fresenius AG related to the Gull acquisition ($1,000,000), the amount related to the former Gull headquarters in Salt Lake City ($3,354,000) and capital lease and other debt obligations. Dividends paid in fiscal 2000 were $3,353,000 or
0.23 per share, compared to $2,877,000 or $0.20 per share in fiscal 1999.

         On November 16, 2000, the Board of Directors declared a regular cash dividend in the amount of $0.06 per share, payable December 5, 2000, to shareholders of record on November 27, 2000. The Board of Directors also approved an increase in the annual dividend rate to $0.26 per share.

         Net cash flows from operating activities are anticipated to fund working capital requirements for fiscal 2001. Earnout payments, if any, under the VAI purchase agreement may require outside financing. The Company has a $22,500,000 line of credit facility with a commercial bank that expires in September 2001. Borrowings of $9,000,000 were outstanding on this line of credit at September 30, 2000. Subsequent to September 30, 2000, the Company refinanced $6,000,000 of outstanding borrowings on the line of credit into a five-year term note that bears interest at an annual fixed rate of 7.60%. The Company also refinanced an existing term loan with an outstanding principal balance of $3,098,000 at September 30, 2000 with line of credit funds in order to take advantage of lower borrowing costs. Consequently, the $9,000,000 of borrowings outstanding on the line of credit at September 30, 2000 and the $3,098,000 existing term loan are reported in the accompanying consolidated financial statements as follows: short-term line of credit borrowings-$6,098,000; current portion of long-term debt-$911,000; and long-term debt-$5,089,000. The availability on the line of credit, after consideration of the refinancing activity, is $10,402,000. Further information regarding the Company's debt obligations is included in Notes 5 and 6 to the consolidated financial statements.

MARKET RISK EXPOSURE

         The Company has market risk exposure related to interest rate sensitive debt and foreign currency transactions.

         The Company has bank debt and capital lease obligations in the approximate amount of $35,035,000 outstanding at September 30, 2000, of which $6,431,000 bears interest at a variable rate. Information concerning the maturities and fair values of interest rate sensitive debt is included in Note 6 to the consolidated financial statements. To date, the Company has not employed a hedging strategy with respect to interest rate risk.

         The Company is exposed to foreign currency rate risk related to its European distribution operations, including foreign currency denominated intercompany loans. To date, the Company has not employed a hedging strategy with respect to foreign currency risk. The Company intends to implement a hedging strategy for foreign currency risk in fiscal 2001.

EURO CONVERSION

         On January 1, 1999, the European and Monetary Union took effect and introduced the Euro as the official single currency for the 11 participating member countries. On that date, the currency exchange rates of the participating countries were fixed against the Euro. There will be a three-year transition to the Euro, and at the end of 2001, the legacy currencies will be eliminated. The company's systems are being updated to process Euro transactions. Costs required to prepare for the Euro are not material to Meridian's financial position, results of operations or cash flows. The future impact, if any, of the Euro on Meridian's competitive position is unknown.

RECENTLY RELEASED ACCOUNTING PRONOUNCEMENTS

         In fiscal 2001, the Company will be required to adopt the provisions of Statement of Financial Accounting Standards No.133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS No.133). Historically, the Company has not utilized derivative instruments in order to hedge foreign currency or interest rate risk exposures. In fiscal 2001, the Company intends to implement a hedging strategy to address foreign currency risk exposures. SFAS No.133 will require that the derivative instrument used to hedge the exposure be marked to market in the financial statements. The Company expects that implementation of a hedging strategy and the accounting prescribed by SFAS No.133 will mitigate the impact of currency fluctuations related to intercompany transactions. On an overall basis, adoption of SFAS No.133 is not expected to have a significant effect on the Company's consolidated financial position but could increase volatility of future reported earnings.

                                                     MERIDIAN DIAGNOSTICS, INC.,
                                  DBA MERIDIAN BIOSCIENCE, INC, AND SUBSIDIARIES

        CONSOLIDATED BALANCE SHEETS
        (Dollars in thousands)

As of September 30,                                                                              2000        1999
===================================================================================================================
ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                                                 $  4,766    $  6,229
   Investments                                                                                     13       1,002
   Accounts receivable, less allowance of $438 in 2000 and $380 in 1999                        13,889      12,508
   Inventories                                                                                 15,808      10,357
   Income tax refunds                                                                           5,010         407
   Prepaid expenses and other current assets                                                      680         679
   Deferred tax assets                                                                           --           562
-------------------------------------------------------------------------------------------------------------------
         Total current assets                                                                  40,166      31,744
-------------------------------------------------------------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT, AT COST:
   Land                                                                                           494         969
   Buildings and improvements                                                                  14,236      10,427
   Machinery, equipment and furniture                                                          13,853      11,986
   Construction in progress                                                                       454         811
-------------------------------------------------------------------------------------------------------------------
                                                                                               29,037      24,193
   Less-accumulated depreciation and amortization                                              11,150       9,987
-------------------------------------------------------------------------------------------------------------------
         Net property, plant and equipment                                                     17,887      14,206
-------------------------------------------------------------------------------------------------------------------
OTHER ASSETS:
   Deferred debenture offering costs, net                                                         787         922
   Goodwill, net                                                                                5,972       3,589
   Other intangible assets, net                                                                18,442      20,760
   Other assets                                                                                 1,515         940
-------------------------------------------------------------------------------------------------------------------
         Total other assets                                                                    26,716      26,211
-------------------------------------------------------------------------------------------------------------------
         Total assets                                                                        $ 84,769    $ 72,161
-------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Current portion of long-term debt and capital lease obligations                           $  1,700    $    821
   Borrowings under bank lines of credit                                                        6,230       3,354
   Note payable to third party                                                                   --         1,000
   Accounts payable                                                                             3,251       3,495
   Accrued payroll costs                                                                        2,731       2,154
   Other accrued expenses                                                                       3,374       2,778
   Deferred income taxes                                                                           17        --
-------------------------------------------------------------------------------------------------------------------
         Total current liabilities                                                             17,303      13,602
-------------------------------------------------------------------------------------------------------------------
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS                                                   27,105      21,366
-------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                                                                    --          --
-------------------------------------------------------------------------------------------------------------------
DEFERRED TAX LIABILITIES                                                                        3,750       3,602
-------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY:
   Preferred stock, no par value, 1,000,000 shares authorized; none issued                       --          --
   Common stock, no par value, 50,000,000 shares authorized; 14,587,434 and 14,429,151
      shares issued and outstanding at September 30, 2000 and 1999 respectively, stated at      2,530       2,424
   Additional paid-in capital                                                                  20,941      20,855
   Retained earnings                                                                           14,889      11,131
   Accumulated other comprehensive loss                                                        (1,749)       (819)
-------------------------------------------------------------------------------------------------------------------
         Total shareholders' equity                                                            36,611      33,591
-------------------------------------------------------------------------------------------------------------------
         Total liabilities and shareholders' equity                                          $ 84,769    $ 72,161
===================================================================================================================
The accompanying notes are an integral part of these balance sheets

                                                     MERIDIAN DIAGNOSTICS, INC.,
                                  DBA MERIDIAN BIOSCIENCE, INC, AND SUBSIDIARIES

        CONSOLIDATED STATEMENTS OF EARNINGS
        (Amounts and dollars in thousands except per share data)


For the Years Ended September 30,                                      2000        1999        1998
====================================================================================================
NET SALES                                                          $ 57,096    $ 53,927    $ 33,169
COST OF SALES                                                        21,650      19,558      10,650
----------------------------------------------------------------------------------------------------
      Gross profit                                                   35,446      34,369      22,519
====================================================================================================
OPERATING EXPENSES:
   Research and development                                           2,260       1,986       1,994
   Selling and marketing                                             12,256      11,172       7,492
   General and administrative                                        10,776       9,769       4,682
   Asset impairment for German subsidiary                               800        --          --
   Merger integration                                                  --         3,415        --
   Purchased in-process research and development                       --         1,500        --
----------------------------------------------------------------------------------------------------
      Total operating expenses                                       26,092      27,842      14,168
----------------------------------------------------------------------------------------------------
      Operating income                                                9,354       6,527       8,351
OTHER INCOME (EXPENSE):
   Interest income                                                      382         505       1,340
   Interest expense                                                  (2,124)     (2,143)     (1,624)
   Other, net                                                          (674)        (77)        (13)
----------------------------------------------------------------------------------------------------
      Total other income (expense)                                   (2,416)     (1,715)       (297)
----------------------------------------------------------------------------------------------------
      Earnings before income taxes                                    6,938       4,812       8,054
INCOME TAXES                                                           (173)      2,739       3,096
----------------------------------------------------------------------------------------------------
      Net earnings                                                 $  7,111    $  2,073    $  4,958
====================================================================================================
BASIC EARNINGS PER COMMON SHARE                                    $    .49    $    .14    $    .34
DILUTED EARNINGS PER COMMON SHARE                                  $    .49    $    .14    $    .34
====================================================================================================
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING USED
   FOR BASIC EARNINGS PER COMMON SHARE                               14,565      14,385      14,376
DILUTIVE COMMON STOCK OPTIONS                                            87         195         327
====================================================================================================
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING USED
   FOR DILUTIVE EARNINGS PER COMMON SHARE                            14,652      14,580      14,703
====================================================================================================
ANTI-DILUTIVE SECURITIES:
   Common stock options                                                 407         265         282
   Convertible debentures                                             1,243       1,243       1,243
====================================================================================================
The accompanying notes are an integral part of these statements

                                                     MERIDIAN DIAGNOSTICS, INC.,
                                  DBA MERIDIAN BIOSCIENCE, INC, AND SUBSIDIARIES

        CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
        (Amounts and dollars in thousands except per share data)

                                            Number of
                                               Common
                                               Shares                                       Additional
                                           Issued and   Comprehensive           Common         Paid-In
                                          Outstanding          Income            Stock         Capital
======================================================================================================
BALANCE AT SEPTEMBER 30, 1997                 14,365            --           $  2,394        $ 20,571
Cash dividends paid-- $.22 per share            --              --               --              --
Exercise of stock options, net                    18            --                  3              82
Comprehensive income:
   Net earnings                                 --          $  4,958             --              --
   Foreign currency translation
      adjustment                                --               128             --              --
------------------------------------------------------------------------------------------------------
   Comprehensive income                                     $  5,086
======================================================================================================
BALANCE AT SEPTEMBER 30, 1998                 14,383            --              2,397          20,653
Cash dividends paid-- $.20 per share            --              --               --              --
Exercise of stock options, net                    46            --                 27             202
Comprehensive income:
   Net earnings                                 --             2,073             --              --
   Foreign currency translation
      adjustment                                --              (517)            --              --
------------------------------------------------------------------------------------------------------
   Comprehensive income                                     $  1,556
======================================================================================================
BALANCE AT SEPTEMBER 30, 1999                 14,429            --              2,424          20,855
Cash dividends paid-- $.23 per share            --              --               --              --
Exercise of stock options, net                   158            --                106              75
Issuance of stock options to
   non-employees                                --              --               --                11
Comprehensive income:
   Net earnings                                 --             7,111             --              --
   Foreign currency translation
      adjustment                                --              (930)            --              --
------------------------------------------------------------------------------------------------------
   Comprehensive income                                     $  6,181
======================================================================================================
BALANCE AT SEPTEMBER 30, 2000                 14,587                         $  2,530        $ 20,941
======================================================================================================

                                                       Accumulated
                                                             Other
                                         Retained    Comprehensive
                                         Earnings     Income (Loss)          Total
====================================================================================
BALANCE AT SEPTEMBER 30, 1997             10,104         $   (430)        $ 32,639
Cash dividends paid-- $.22 per share      (3,127)            --             (3,127)
Exercise of stock options, net              --               --                 85
Comprehensive income:
   Net earnings                            4,958             --              4,958
   Foreign currency translation
      adjustment                            --                128              128
------------------------------------------------------------------------------------
   Comprehensive income
====================================================================================
BALANCE AT SEPTEMBER 30, 1998             11,935             (302)          34,683
Cash dividends paid-- $.20 per share      (2,877)            --             (2,877)
Exercise of stock options, net              --               --                229
Comprehensive income:
   Net earnings                            2,073             --              2,073
   Foreign currency translation
      adjustment                            --               (517)            (517)
------------------------------------------------------------------------------------
   Comprehensive income
====================================================================================
BALANCE AT SEPTEMBER 30, 1999             11,131             (819)          33,591
Cash dividends paid-- $.23 per share      (3,353)            --             (3,353)
Exercise of stock options, net              --               --                181
Issuance of stock options to
   non-employees                            --               --                 11
Comprehensive income:
   Net earnings                            7,111             --              7,111
   Foreign currency translation
      adjustment                            --               (930)            (930)
------------------------------------------------------------------------------------
   Comprehensive income
====================================================================================
BALANCE AT SEPTEMBER 30, 2000             14,889         $ (1,749)        $ 36,611
====================================================================================

The accompanying notes are an integral part of these statements.

                                                     MERIDIAN DIAGNOSTICS, INC.,
                                  DBA MERIDIAN BIOSCIENCE, INC, AND SUBSIDIARIES

        CONSOLIDATED STATEMENTS OF CASH FLOWS
        (Dollars in thousands)

For the years Ended September 30,                                       2000        1999        1998
=====================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net earnings                                                     $  7,111    $  2,073    $  4,958
   Non-cash items--
      Purchased in-process research and development                     --         1,500        --
      Depreciation of property, plant and equipment                    2,039       2,674       1,370
      Amortization of goodwill, other intangible assets and
         deferred debentures offering costs                            2,772       2,999       1,514
      Deferred income taxes, net of the impact of acquisitions           (42)       (953)        (51)
      Stock compensation expense                                          11        --          --
      Gain on sale of Salt Lake City facility                           (292)       --          --
      Asset impairment for German subsidiary                             800        --          --
   Changes in current assets excluding cash and investments,
      net of the impact of acquisitions                               (6,970)        787         259
   Changes in current liabilities excluding current portion
      of long-term obligations, net of the impact of acquisitions       (631)       (591)       (626)
   Other, net of the impact of acquisitions                              419         525        (559)
-----------------------------------------------------------------------------------------------------
         Net cash provided by operating activities                     5,217       9,014       6,865
-----------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisitions of businesses, net of cash acquired                   (8,985)    (19,084)       --
   Property, plant, and equipment acquired                            (4,047)     (2,153)     (1,321)
   Proceeds from sale of Salt Lake City facility                       2,332        --          --
   Proceeds from sale of short-term investments                          989       3,367       6,844
   Purchase of product license and other intangibles                     (25)        (21)       (225)
-----------------------------------------------------------------------------------------------------
         Net cash provided by (used for) investing activities         (9,736)    (17,891)      5,298
-----------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from debt obligations                                     12,479       3,354        --
   Repayment of debt obligations                                      (5,810)     (4,739)       (270)
   Dividends paid                                                     (3,353)     (2,877)     (3,127)
   Proceeds from exercise of stock options                               181         229          85
-----------------------------------------------------------------------------------------------------
         Net cash provided by (used for) financing activities          3,497      (4,033)     (3,312)
-----------------------------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                 (441)       (261)         26
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  (1,463)    (13,171)      8,877
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                       6,229      19,400      10,523
-----------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                          $  4,766    $  6,229    $ 19,400
=====================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the year for--
      Income taxes                                                  $  4,259    $  4,583    $  3,982
      Interest                                                         2,318       1,805       1,469
   Non-cash items--
      Capital lease financing                                            522        --          --
      Note received on sale of Salt Lake City facility                   950        --          --
      Currency losses on intercompany transactions                       845        --          --
-----------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements

                                                     MERIDIAN DIAGNOSTICS, INC.,
                                  DBA MERIDIAN BIOSCIENCE, INC, AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) NATURE OF BUSINESS -- Meridian's principal business is the development, manufacture and distribution of a broad range of diagnostic test kits, purified reagents and related products for the healthcare industry. Meridian also offers biopharmaceutical enabling capabilities.

(b) PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of Meridian Diagnostics, Inc. dba Meridian Bioscience, Inc. and its subsidiaries (collectively, "Meridian" or the "Company"). All significant intercompany accounts and transactions have been eliminated.

(c) USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include amounts for income taxes, including valuation allowances for certain deferred tax assets, and accounts receivable and inventory exposures.

(d) RESTATEMENT OF 1999 FINANCIAL STATEMENTS AND RECLASSIFICATIONS -- The fiscal 1999 financial statements included herein, and certain of the fiscal 1999 quarterly financial data on page 25, have been restated to reflect the correction of a bookkeeping error which occurred in June 1999 related to sales to the Company's German subsidiary. Further information regarding this matter can be found in the Company's Annual Report on Form 10-K/A for the fiscal year ended September 30, 1999. Certain reclassifications have been made to 1999 and 1998 financial statements to conform with the 2000 presentation.

(e) FOREIGN CURRENCY TRANSLATION ADJUSTMENTS -- Assets and liabilities of foreign operations are translated using year-end exchange rates with gains or losses resulting from translation included in a separate component of accumulated other comprehensive income (loss). Revenues and expenses are translated using exchange rates prevailing during the year.

(f) SHORT-TERM INVESTMENTS -- Short-term investments at September 30, 1999 consist primarily of Federal Home Loan Bank and Mortgage Corporation securities and are classified as available for sale. The estimated fair value of these investments at September 30, 1999, approximates cost, and therefore, there are no unrealized gains or losses reported as of this date. Substantially all investments were sold during September 2000.

(g) INVENTORIES -- Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis, except for $3,477,000 of inventory at September 30, 2000 for which cost is determined on a last-in, first-out basis. Because this inventory was acquired near yearend in connection with the VAI acquisition, the related LIFO reserve is zero at September 30, 2000.

(h) PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment are stated at cost. Upon retirement or other disposition of property, plant and equipment, the cost and related accumulated depreciation and amortization are removed from the accounts and the resulting gain or loss is reflected in earnings. Maintenance and repairs are expensed as incurred. Depreciation and amortization are computed on the straight-line method in amounts sufficient to write-off the cost over the estimated useful lives as follows:

          Buildings and improvements -- 5 to 33 years
          Machinery, equipment and furniture -- 3 to 10 years

(i) INTANGIBLE ASSETS -- Intangible assets, including goodwill, are stated at cost less accumulated amortization and are being amortized on a straight-line basis over their estimated useful lives, generally 3 to 20 years.

         The Company continually evaluates whether subsequent events and circumstances have occurred that indicate the remaining estimated useful lives of intangible assets, including goodwill, may warrant revision or that the remaining balances of these assets may not be recoverable. When factors indicate that an intangible asset should be evaluated for possible impairment, the Company uses an estimate of the related cash flows over the remaining life of the asset in measuring whether the asset is recoverable. During fiscal 2000, the Company recorded a reserve in the amount of $800,000 to cover the estimated amount of intangible assets and equipment for its German distribution operation that it does not expect to recover upon liquidation of the legal entity. This reserve is recorded in accrued expenses in the accompanying consolidated balance sheet. See Note 7 for further information regarding this matter. For fiscal years 1999 and 1998 there were no adjustments to the carrying value of intangible assets resulting from these evaluations.

(j) REVENUE RECOGNITION -- Revenue is recognized from sales when product is shipped. Income from licensing agreements is recognized as earned and as stipulated by the respective agreements.

(k) RESEARCH AND DEVELOPMENT COSTS -- Internal research and development costs are charged to earnings as incurred. Third-party research and development costs are expensed when the contracted work has been performed and certain milestone results have been achieved.

(l) ADVERTISING -- Advertising costs are charged to earnings as incurred. Expenditures for advertising in fiscal 2000, 1999 and 1998 were approximately $366,000, $327,000, and $205,000 respectively.

(m) INCOME TAXES --The provision for income taxes includes federal, foreign, state and local income taxes currently payable and those deferred because of temporary differences between income for financial reporting and income for tax purposes

(n) NEW ACCOUNTING PRONOUNCEMENTS -- In fiscal 2001, the Company will be required to adopt the provisions of Statement of Financial Accounting Standards No.133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS No.133). Historically, the Company has not utilized derivative instruments in order to hedge foreign currency or interest rate risk exposures. In fiscal 2001, the Company intends to implement a hedging strategy to address foreign currency risk exposures. SFAS No.133 will require that the derivative instrument used to hedge the exposure, as well as the hedged exposure itself, be marked to market in the financial statements. The Company expects that implementation of a hedging strategy and the accounting prescribed by SFAS No.133 will mitigate the impact of currency fluctuations related to intercompany transactions. On an overall basis, adoption of SFAS No.133 is not expected to have a significant effect on the Company's consolidated financial position but could increase volatility of future reported earnings.

(2) ACQUISITIONS

(a) VIRAL ANTIGENS, INC. ACQUISITION -- On September 15, 2000, Meridian acquired all of the outstanding common stock of Viral Antigens, Inc. (VAI) for $9 million in cash. VAI manufactures infectious disease antigens that are used in common diagnostic technologies. VAI also manufactures and distributes a Pseudorabies

                                                     MERIDIAN DIAGNOSTICS, INC.,
                                  DBA MERIDIAN BIOSCIENCE, INC, AND SUBSIDIARIES

Virus antibody test kit for the veterinary market. Additionally, VAI's specialty laboratories for gene expression give Meridian the opportunity to serve as an enabler to biopharmaceutical companies in the development of new drugs and vaccines. The purchase agreement provides for additional consideration, up to a maximum amount of $8.25 million, contingent upon VAI's future earnings through September 30, 2006. The $9 million purchase price was funded with bank debt from the Company's existing line of credit facility.

         The acquisition has been accounted for as a purchase, and the results of operations of VAI are included in the Company's consolidated results of operations from September 15, 2000 forward.

         A summary of the purchase price allocation follows (in thousands):

---------------------------------------------------------------
Purchase price, including estimated transaction costs   $ 9,470
===============================================================
Fair value of assets acquired --
         Accounts receivable                                820
         Inventory                                        3,461
         Property, plant and equipment                    4,142
         Intangible assets, including goodwill            2,698
         Other assets, including cash of $485               796
---------------------------------------------------------------
                                                        $11,917
---------------------------------------------------------------
Fair value of liabilities assumed --
         Debt and capital lease obligations               1,491
         Deferred income tax liabilities                    790
         Other liabilities                                  166
---------------------------------------------------------------
                                                          2,447
---------------------------------------------------------------
Fair value of net assets acquired                       $ 9,470
===============================================================

         The allocation of the purchase price included herein is preliminary and based on estimates, pending the completion of a closing balance sheet audit and certain appraisals of assets acquired. These estimates may be revised at a later date based on completion of the closing balance sheet audit and certain appraisals of assets acquired. Furthermore, the final allocation of the purchase price may include an allocation to in-process research and development. No such allocation has been made herein. Goodwill from this acquisition is being amortized on a straight-line basis over 20 years.

(b) GULL LABORATORIES, INC. ACQUISITION -- On November 5, 1998, Meridian acquired all of the outstanding common stock of Gull Laboratories, Inc. (Gull) for $19 million in cash, financed by cash and cash equivalents on hand. Gull develops, manufactures and markets diagnostic test kits for the detection of infectious diseases and autoimmune disorders. Gull also offers a line of instrumentation for laboratory automation. The acquisition was accounted for as a purchase. For accounting purposes, the acquisition was effective on October 31, 1998 and the results of operations of Gull are included in the consolidated results of operations of the Company from that date forward. A summary of the purchase price allocation follows (in thousands):

----------------------------------------------------------------
Purchase price, including transaction costs              $19,725
================================================================
Fair value of assets acquired --
         Accounts and notes receivable                     3,030
         Inventories                                       5,615
         Property, plant and equipment                     5,915
         Purchased in-process research and development     1,500
         Goodwill                                          2,610
         Other intangible assets                          16,500
         Other assets, including cash of $641              2,065
----------------------------------------------------------------
                                                          37,235
----------------------------------------------------------------
Liabilities assumed --
         Liabilities and debt                             11,065
         Additional purchase liabilities                   1,420
Deferred income tax liabilities                            5,025
----------------------------------------------------------------
                                                          17,510
----------------------------------------------------------------
Fair value of net assets acquired                        $19,725
================================================================

         The estimated fair market value of intangibles acquired was based on projected discounted future cash flows or an estimate of the cost to recreate. The estimated fair values and lives of the intangibles are as follows (dollars in thousands):

--------------------------------------------
                            Value       Life
============================================
Manufacturing processes    $ 6,400        15
Core products                5,300        15
Customer lists               2,400        15
Contracts                      900        15
Covenants not to compete       800         3
Workforce                      500         5
Trademarks                     200        15
--------------------------------------------
                           $16,500
============================================

         During fiscal 1999, Gull research and development activities were consolidated into Meridian's Cincinnati operations and production facilities in Germany were shut down. The renovation of the Cincinnati facilities was completed during the second quarter of fiscal 2000. The manufacturing of Gull products is now conducted in Cincinnati. The former Gull headquarters and production facilities in Salt Lake City were sold during June 2000 for a net gain of $292,000. The Company received net cash proceeds of $2,332,000 and a secured note for $950,000. The note bears interest at 8%; is secured by the real property in Salt Lake City; and matures in June 2002.

         Additional purchase liabilities recorded in the amount of $1,420,000 related to severance and the shut down and consolidation of the acquired facilities in Salt Lake City and Germany. This entire amount was paid as of June 2000. In connection with the acquisition, the Company agreed to pay certain amounts owed by Gull to its former parent company. At September 30, 1999, $1,000,000 was recorded as a note payable to third party representing the final amount payable to the former parent. This note was paid on November 16, 1999.

         The major components of Gull merger integration costs incurred during fiscal 1999 were as follows (in thousands):

--------------------------------------------------------------
Product validation costs                                $1,175
Travel and training                                        590
Professional fees primarily related to reorganization
         of European operations                            410
Termination payments to distributors                       440
Other                                                      800
--------------------------------------------------------------
Total merger integration costs                          $3,415
==============================================================

         Substantially all merger integration costs were paid as of September 30, 1999. Merger integration costs in fiscal 2000 were immaterial.

(c) UNAUDITED PRO FORMA FINANCIAL INFORMATION -- The following unaudited pro forma combined results of operations assume the VAI and Gull acquisitions occurred October 1, 1998. Pro forma adjustments consist of (i) amortization of goodwill and

                                                     MERIDIAN DIAGNOSTICS, INC.,
                                  DBA MERIDIAN BIOSCIENCE, INC, AND SUBSIDIARIES

other intangible assets acquired, (ii) purchased in-process research and development (Gull only), (iii) reductions in interest income due to cash and investments used to fund all (Gull) or a portion (VAI) of the purchase price,
(iv) additional interest expense related to bank borrowings used to fund most of the purchase price (VAI), and (v) adjustments to the tax provision.

(in thousands, except per share data)

--------------------------------------------------
Year Ended September 30,         2000         1999
==================================================
Net sales                     $62,129      $60,686
Net earnings                    6,580        1,757
Earnings per share:
         Basic                   0.45         0.12
         Diluted                 0.45         0.12

(3) INVENTORIES

         Inventories are comprised of the following
(in thousands):
-----------------------------------
September 30,        2000      1999
===================================
Raw materials     $ 3,771   $ 2,469
Work-in-process     6,313     3,211
Finished goods      5,724     4,677
-----------------------------------
                  $15,808   $10,357
===================================

(4) INTANGIBLE ASSETS

         Other intangible assets are comprised of the following at (in thousands):

-------------------------------------------------------
September 30,                          2000        1999
=======================================================
Covenants not to compete           $  2,911    $  5,831
Core products                         5,300       5,300
Manufacturing processes               8,641       8,641
Trademarks, licenses and patents      2,632       3,138
Customer lists and contracts          5,660       5,760
Workforce                               500         500
-------------------------------------------------------
                                     25,644      29,170
Less accumulated amortization        (7,202)     (8,410)
-------------------------------------------------------
                                   $ 18,442    $ 20,760
=======================================================

         The amounts for accumulated amortization for goodwill at September 30, 2000 and 1999 were $1,019,000 and $806,000, respectively. The amounts for accumulated amortization of deferred debenture offering costs at September 30, 2000 and 1999 were $541,000 and $407,000 respectively.

(5) BANK CREDIT ARRANGEMENTS

         The Company has a $22,500,000 line of credit which expires in September 2001 and bears interest at prime floating less 1% or a LIBOR based rate, at the discretion of Meridian. This line of credit is secured by the Company's business assets. Borrowings of $9,000,000 and $3,354,000 were outstanding on this line of credit at September 30, 2000 and 1999, respectively, at weighted average interest rates of 8.5% and 7%, respectively. Available borrowings under this line of credit were approximately $10,400,000 at September 30, 2000. In connection with this bank credit arrangement, the Company has agreed, among other things, to limit additional indebtedness. The Company is in compliance with all covenants. Subsequent to September 30, 2000, the Company refinanced $6,000,000 of outstanding borrowings on the line of credit into a five-year term note that bears annual interest at a fixed rate of 7.60%. The Company also refinanced an existing term loan with an outstanding principal balance of $3,098,000 at September 30, 2000 with line of credit funds in order to take advantage of lower borrowing costs. Consequently, the $9,000,000 of borrowings outstanding on the line of credit at September 30, 2000 and the $3,098,000 existing term loan are reported in the accompanying consolidated balance sheet as follows: short-term borrowings under bank lines of credit $6,098,000; current portion of long-term debt $911,000; and long-term debt $5,089,000.

         The Company's VAI subsidiary has a $1,000,000 line of credit that bears interest at a variable rate (9.5% at September 30, 2000) and expires in February 2001. Borrowings of $80,000 were outstanding on this line of credit at September 30, 2000. This line of credit is secured by VAI's accounts receivable and inventory.

         The Company's Belgian subsidiary has a $130,000 line of credit with a bank that bears interest at a variable rate (9.50% at September 30, 2000). Borrowings of $52,000 were outstanding on this line of credit at September 30, 2000.

(6) LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

        (a) Long-term debt obligations are comprised of the following at (in thousands):
----------------------------------------------------------------
September 30,                                   2000        1999
================================================================
Convertible Subordinated
         Debentures, unsecured,
         7% annual interest payable
         semi-annually on March 1
         and September 1, principal
         due September 1, 2006              $ 20,000    $ 20,000
Bank term loan, annual interest
         fixed at 7.60%, monthly
         payments of $121, matures
         October 2005, secured by
         certain accounts receivable,
         inventory and fixed assets            6,000        --
Bank loan, annual interest fixed
         at 7.75%, monthly payments
         of $15 based on 15-year
         amortization, balloon payment
         due at maturity in January 2002,
         secured by certain real estate        1,203        --
Bank loan, interest at LIBOR
         (8.62% at September 30, 2000),
         monthly payments of $7 based
         on four-year amortization,
         matures in November 2003,
         secured by certain equipment            201        --
Other                                           --           333
----------------------------------------------------------------
                                              27,404      20,333

Less current portion                          (1,065)       --
----------------------------------------------------------------
                                            $ 26,339    $ 20,333
================================================================

         Maturities of long-term debt for fiscal 2001 through fiscal 2005 are $1,065,000, $2,279,000, $1,252,000, $1,277,000, and $1,378,000, respectively.

                                                     MERIDIAN DIAGNOSTICS, INC.,
                                  DBA MERIDIAN BIOSCIENCE, INC, AND SUBSIDIARIES

         The Company's debentures are convertible into common stock at $16.09 per share. These debentures were issued at par and do not have a discount feature. The fair value of the Company's debentures is estimated to be approximately $15.2 million at September 30, 2000, based on limited trading.

(b) CAPITAL LEASE OBLIGATIONS -- At September 30, 2000, Company has equipment with cost and related accumulated depreciation of $2,040,000 and $1,277,000, respectively, under capital leases expiring in various years through 2007.

         The future minimum annual rentals under the capital leases at September 30, 2000 are as follows (in thousands):

---------------------------------------------------------
2001                                              $   733
2002                                                  377
2003                                                  163
2004                                                  145
Thereafter                                            210
---------------------------------------------------------
Subtotal                                            1,628
Less: portion of payments representing interest      (227)
---------------------------------------------------------
Present value of lease payments                     1,401
Less: current portion                                (635)
---------------------------------------------------------
                                                  $   766
=========================================================

(7) INCOME TAXES

Earnings before income taxes, and the related provision for income taxes for the years ended September 30, 2000, 1999 and 1998 were as follows (in thousands):

----------------------------------------------------------------------------------
Earnings before income taxes                            2000       1999       1998
==================================================================================
Domestic                                             $ 8,766    $ 6,137    $ 7,377
Foreign                                               (1,828)    (1,325)       677
----------------------------------------------------------------------------------
Total                                                $ 6,938    $ 4,812    $ 8,054
==================================================================================

----------------------------------------------------------------------------------
Provision (credit) for income taxes                     2000       1999       1998
==================================================================================
Federal:
Currently payable                                    $    77    $ 2,479    $ 2,497
Temporary differences--
   Fixed asset basis differences and depreciation       (620)       (98)       (54)
   Currently nondeductible expenses                      421        323        (14)
   Intangible asset amortization                        (626)      (534)      (125)
   Currency losses                                      (148)      --         --
   Utilization of net operating loss carryforwards      --          226       --
   Other, net                                             94        (16)        36
----------------------------------------------------------------------------------
Federal                                                 (802)     2,380      2,340
State and local                                         (454)       496        445
Foreign                                                1,083       (137)       311
----------------------------------------------------------------------------------
Total provision (credit) for income taxes            $  (173)   $ 2,739    $ 3,096
==================================================================================

         The following is reconciliation between the statutory US income tax rate and the effective rate derived by dividing the provision for income taxes by earnings before income taxes (dollars in thousands):

----------------------------------------------------------------------------------------------------------------
                                                        2000                  1999                    1998
Years Ended September 30,                       AMOUNT       RATE      Amount      Rate       Amount      Rate
================================================================================================================
Computed provision for income
   taxes at statutory rate                      $ 2,428       35.0%    $ 1,636       34.0%    $ 2,738       34.0%
Increase/(decrease) in taxes resulting from:
Goodwill amortization                                96        1.4          38        0.8        --         --
Purchased in-process research and development      --         --           510       10.6        --         --
State and local income taxes,
   net of federal income tax effect                (134)      (1.9)        327        6.8         293        3.6
Foreign taxes                                        94        1.4         313        6.5          81        1.0
Foreign Sales Corporation benefit                   (91)      (1.3)       (135)      (2.8)        (92)      (1.1)
Liquidation of German subsidiary                 (4,176)     (60.2)       --         --          --         --
Valuation allowance provisions                    1,718       24.8        --         --          --         --
Other, net                                         (108)      (1.7)         50        1.0          76        0.9
----------------------------------------------------------------------------------------------------------------
Actual provision (credit) for income taxes      $  (173)      (2.5%)   $ 2,739       56.9%    $ 3,096       38.4%
================================================================================================================

         The components of net deferred tax assets (liabilities) were as follows at (in thousands):

---------------------------------------------------------
Years Ended September 30,                 2000       1999
=========================================================
Deferred tax assets:
   Valuation reserves and
      non-deductible expenses          $   590    $   864
   Currency losses                         165       --
   Net operating loss carryforwards
      in foreign jurisdictions           5,581      5,381
Other                                       77         25
---------------------------------------------------------
      Total deferred tax assets          6,413      6,270
   Valuation allowance                  (4,733)    (3,491)
---------------------------------------------------------
                                         1,680      2,779
Deferred tax liabilities:
   Fixed assets                           (561)      (684)
   Intangible assets                    (4,439)    (4,881)
   Inventory basis difference             (447)      --
   Other                                  --         (254)
---------------------------------------------------------
      Total deferred tax liabilities    (5,447)    (5,819)
---------------------------------------------------------
         Net deferred tax liability    $(3,767)   $(3,040)
=========================================================

         For income tax purposes, the Company has tax benefits related to operating loss carryforwards of $2,100,000, $550,000, $25,000 and $2,900,000 in
Belgium, France, the Netherlands and Germany, respectively. The operating loss carryforward in France expires between 2000 and 2005. The operating loss carryforwards in Belgium and Germany have no expiration. The Company has recorded deferred tax assets for these carryforwards, inclusive of a valuation allowance in the amount of $4,733,000 at September 30, 2000. Valuation allowances for pre-acquisition net operating loss carryforwards amount to $ 2,995,000 at September 30, 2000, while valuation allowances for post acquisition net operating loss carryforwards are $1,738,000. If tax benefits are recognized in future years for pre-acquisition operating losses, such benefits will be allocated to reduce goodwill and acquired intangible assets. The valuation allowance recorded against deferred tax assets at September 30, 1999 was $3,491,000, and related solely to operating loss carryforwards in foreign jurisdictions.

         The realization of deferred tax assets in foreign jurisdictions is dependent upon the generation of future taxable income in certain European countries. Management has considered the levels of currently anticipated pre-tax income in foreign jurisdictions in assessing the required level of the deferred tax asset valuation allowance. Taking into consideration historical pre-tax loss levels, tax planning strategies and other factors, management believes that it is more likely than not that the net deferred tax asset for foreign jurisdictions, after consideration of the valuation allowance which has been established, will be realized. The amount of the net deferred tax asset considered realizable in foreign jurisdictions, however, could be reduced in future years if estimates of future taxable income during the carryforward period are reduced. Tax planning strategies include restructuring European distribution operations and changes in operating cost structure.

         The Company's German distribution operation, a former Gull company, has incurred substantial operating losses since acquisition, and as of September 30, 2000, was insolvent. During the fourth quarter of fiscal 2000, a plan was implemented to restructure European distribution operations, improve operating results and address the insolvency of the German subsidiary. Effective October 1, 2000, the European export business was transferred from Germany to Belgium, and the German distribution center was shut down. The Company intends to liquidate the German subsidiary in fiscal 2001. With respect to the German market, the Company has chosen to move this business to an independent distributor. As a result of the restructuring plan and the insolvency of the German subsidiary, the Company has written off its investment in its German distribution operation and recorded a reserve for asset impairment in the amount of $800,000. For US tax purposes, these action steps have resulted in a tax benefit because the Company's tax basis in the German subsidiary exceeded its book basis. Upon liquidation of the German legal entity, all German net operating loss carryforwards will be lost. Valuation allowances have been established for all German net operating loss carryforwards at September 30, 2000.

         Undistributed earnings re-invested indefinitely in the Italian operation were $3,475,000 at September 30,2000. Deferred income taxes not provided on these earnings would be approximately $1,352,000.

(8) EMPLOYEE BENEFITS

(a) SAVINGS AND INVESTMENT PLAN -- The Company has a profit sharing and retirement savings plan covering substantially all full-time employees. Profit sharing contributions to the plan, which are discretionary, are determined by the Board of Directors. The plan permits participants to contribute to the plan through salary reduction. Under terms of the plan, the Company will match up to 3% of an employee's contributions. Discretionary and matching contributions by the Company to the plan amounted to approximately $455,000, $386,000, and $311,000, during fiscal 2000, 1999 and 1998, respectively.

(b) STOCK-BASED COMPENSATION PLANS -- The Company has two active stock based compensation plans, the 1996 Stock Option Plan Amended and Restated effective January 22, 1999 ("The 1996 Plan"), the 1999 Directors' Stock Option Plan ("The 1999 Plan"), and an Employee Stock Purchase Plan ("The ESP Plan") which became effective October 1, 1997.

         The Company may grant options for up to 700,000 shares under the 1996 Plan and 50,000 shares under the 1999 Plan. The Company has granted 515,617 options under the 1996 Plan and 6,951 shares under the 1999 Plan through September 30, 2000. Options may be granted at exercise prices varying from 95% to 110% of the market value of the underlying common stock on the date of grant and become exercisable on vesting schedules established at the time of grant. All options contain provisions restricting their transferability and limiting their exercise in the event of termination of employment or the disability or death of the optionee. The Company has granted options for 1,020,612 shares under similar plans that have expired.

         Effective October 1, 1997, the Company may sell shares of stock to its full-time and part-time employees under the ESP Plan up to the number of shares equivalent to a 1% to 15% payroll deduction from an employee's base salary plus an additional 5% dollar match of this deduction by the Company. On a cumulative basis 5,886 shares have been sold under the ESP Plan as of September 30, 2000.

                                                     MERIDIAN DIAGNOSTICS, INC.,
                                  DBA MERIDIAN BIOSCIENCE, INC, AND SUBSIDIARIES

         A summary of the status of the Company's stock option plans at September 30, 2000, 1999 and 1998 and changes during the years then ended is presented in the tables and narrative below:

-----------------------------------------------------------------------------------------------------------------------------------
                                                    2000                            1999                           1998
                                                           WTD AVG                        Wtd Avg                        Wtd Avg
                                             SHARES       EX PRICE          Shares       Ex Price          Shares       Ex Price
===================================================================================================================================
Outstanding at beginning of period          836,774             $6.84      838,615             $6.84      717,388           $  5.77
Granted                                     166,751              7.88      140,368              6.67      164,918             11.54
Exercised*                                 (157,785)             1.13      (58,864)             5.68      (37,712)             6.49
Expired                                     (17,962)             8.76      (83,345)             7.34       (5,979)            10.83
-----------------------------------------------------------------------------------------------------------------------------------
Outstanding at end of period                827,778              8.09      836,774              6.84      838,615              6.84
Exercisable at end of period                486,138              7.73      547,520              5.42      571,112              4.89
Wtd avg fair value of options granted                           $3.23                          $3.89                        $  5.76

*Includes zero, 13,026, and 20,658 shares surrendered in conjunction with the exercise of stock options in 2000, 1999 and 1998 respectively.

         The range of exercise prices, the weighted average exercise price and the weighted average remaining contractual life is summarized below for options which are outstanding and those that are exercisable.

                                                    Options Outstanding                                  Options Exercisable
                               ----------------------------------------------------------         --------------------------------
                                    Number         Weighted Average              Weighted              Number             Weighted
                               Outstanding                Remaining               Average         Outstanding              Average
Range of Exercise Prices        at 9/30/00         Contractual Life        Exercise Price          at 9/30/00       Exercise Price
==================================================================================================================================
$1.00--5.00                         38,786                1.2 years               $  3.82              38,786               $ 3.82
$5.01--10.00                       587,840                5.9 years               $  6.90             333,315               $ 6.44
$10.01--16.00                      201,152                6.5 years               $ 12.40             114,037               $12.82
----------------------------------------------------------------------------------------------------------------------------------
Total                              827,778                5.8 years               $  8.09             486,138               $ 7.73
==================================================================================================================================

         The Company accounts for its stock-based compensation plans under APB Opinion No. 25, under which no compensation cost has been recognized for options granted to employees. Had compensation cost for these plans been determined using the fair-value method, the Company's net income and earnings per share would have been reduced to the following pro forma amounts
(amounts in thousands, except per share data):
--------------------------------------------------------
                            2000        1999        1998
========================================================
Net Income:
         As Reported      $7,111      $2,073      $4,958
         Pro Forma         6,609       1,762       4,817
Basic EPS:
         As Reported      $  .49      $  .14      $  .34
         Pro Forma           .45         .12         .34
Diluted EPS:
         As Reported      $  .49         .14         .34
         Pro Forma           .45         .12         .33

         Because the fair value method of accounting has not been applied to options granted prior to October 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

---------------------------------------------------------
                                    2000             1999
=========================================================
Risk-free interest rates     5.7% - 6.7%      4.7% - 6.2%
Dividend yield                      2.2%             1.8%
Life of option                 3-8 YEARS        3-8 years
Share price volatility               46%              52%

         Subsequent to year-end, 152,600 stock options were granted which would have had no impact on the diluted EPS, if granted prior to year-end.

(9) MAJOR CUSTOMERS AND SEGMENT DATA

         The Company was formed in June 1976 and functions as a research, development, manufacturing, marketing and sales organization with primary emphasis in the field of diagnostic tests for infectious diseases. The Company grants credit under normal terms to its customers, primarily to hospitals, commercial laboratories, research centers and distributors in the United States and the rest of the world.

         Sales to individual customers constituting 10% or more of net consolidated sales were as follows:

---------------------------------------------------------------------------
Years Ended September 30,
($ in thousands)                       2000            1999            1998
===========================================================================
Customer A                      $8,482 (15%)   $6,849 (13%)     $4,512 (14%)
Customer B                       6,713 (12%)    6,780 (13%)      5,839 (18%)

         Meridian operates in two geographic segments, Meridian Diagnostics, Inc. (MDI) and Meridian Diagnostics Europe (MDE). MDI operations consist of the manufacture and sale of diagnostic test kits in the U.S. and countries outside of Europe, Africa and the Middle East. It also includes sales of bioresearch reagents and sales of proficiency tests, which combined, represent approximately 10% of total Company revenues. MDI export sales were as follows:

------------------------------------------
($ in thousands)    2000     1999     1998
==========================================
Export sales      $3,409   $2,985   $3,614

                                                     MERIDIAN DIAGNOSTICS, INC.,
                                  DBA MERIDIAN BIOSCIENCE, INC, AND SUBSIDIARIES

         MDE distributes diagnostic test kits in Europe, Africa and the Middle East. Accounts receivables of MDE, which are largely dependent upon funds from the Italian government, represent approximately 21% of the consolidated accounts receivable balance at September 30, 2000. Significant country information for MDE is as follows:

-------------------------------------------------------
($ in thousands)                 2000     1999     1998
=======================================================
Italy
         Sales                 $4,839   $6,013   $5,267
         Identifiable Assets    5,968    5,872    5,560
Germany
         Sales                 $9,465   $9,310     --
         Identifiable Assets    5,253    6,406     --

         Sales are attributed to the geographic area based on the location from which the product is shipped to the customer. Segment information for the years ended September 30, 2000, 1999, and 1998 is as follows:

----------------------------------------------------------------------------------------------------------------------------------
($ in Thousands)                                        MDI                     MDE                 ELIM(1)                  TOTAL
==================================================================================================================================
2000     Net sales                                  $49,188                 $14,257                $(6,349)                $57,096
         Depreciation and amortization                4,613                     198                     --                   4,811
         Operating income (loss)                      9,461                    (566)                   459                   9,354
         Total assets                                94,516                  10,839                (20,586)                 84,769
         Capital expenditures                         3,552                     495                     --                   4,047
1999     Net sales                                  $44,682                 $15,323                $(6,078)                $53,927
         Depreciation and amortization                5,138                     535                     --                   5,673
         Operating income (loss)                      7,826                    (849)                  (450)                  6,527
         Total assets                                97,515                  12,867                (38,221)                 72,161
         Capital expenditures                         2,003                     150                     --                   2,153
1998     Net sales                                  $30,208                 $ 5,267               $ (2,306)                $33,169
         Depreciation and amortization                2,770                     114                     --                   2,884
         Operating income (loss)                      7,726                     830                   (205)                  8,351
         Total assets                                56,155                   5,560                 (2,568)                 59,147
         Capital expenditures                         1,203                     118                     --                   1,321

(1) Eliminations consist of intersegment transactions.

-----------------------------------------------------------------
($ in thousands)                  2000          1999         1998
=================================================================
Segment operating income       $ 9,354       $ 6,527      $ 8,351
Interest income                    382           505        1,340
Interest expense                (2,124)       (2,143)      (1,624)
Other, net                        (674)          (77)         (13)
-----------------------------------------------------------------
Consolidated earnings
   before income taxes         $ 6,938       $ 4,812      $ 8,054
=================================================================

         The accounting policies of the segments are the same as those described in the summary of significant accounting policies in Note 1. Transactions between geographic segments are accounted for at established intercompany prices for internal and management purposes with all intercompany amounts eliminated in consolidation. The MDI segment data for total assets includes corporate net goodwill and intangibles of $24,414,000, $24,349,000, and $7,743,000 for the
years ended September 30, 2000, 1999, and 1998 respectively.

(10) COMMITMENTS AND CONTINGENCIES

(a) COMMITMENTS -- The Company has entered into various license agreements that require payment of royalties based on a specified percentage of the sales of licensed products (1% to 8%). These royalty expenses are recognized on an as-earned basis and recorded in the year earned as a component of cost of sales. Annual royalty expenses associated with these agreements were approximately $942,000, $907,000, and, $859,000 respectively, for the years ended September 30, 2000, 1999 and 1998.

(b) CONTINGENCIES -- In June 2000, the Company filed suit against a former Company employee and certain other defendants for breach of an employment agreement and misappropriation of trade secrets. The lawsuit seeks injunctive relief as well as compensatory and punitive damages against the defendants. The Company successfully obtained a temporary restraining order and a preliminary injunction against its former employee. The Company also intends to seek recovery from the defendants for its damages, costs and expenses, including its legal fees which amounted to approximately $450,000 as of September 30, 2000. There are no assurances, however, that the Company will be able to recover all or some of those amounts. The legal fees, costs and expenses incurred by the Company in connection with the litigation as of September 30, 2000 are included in the accompanying consolidated statement of earnings as a component of general and administrative expenses.

         The Company is party to other litigation that it believes is in the normal course of business. The ultimate resolution of these items is not expected to have a material adverse effect on the Company's financial position, results of operations or cash flows.

(c) CONTRACT RESEARCH AND DEVELOPMENT COSTS -- During fiscal 2000, the Company executed a Research and Development Agreement and an Exclusive Supply Agreement with OraSure Technologies, Inc. ("OraSure") to commercialize the UpLink technology. These agreements require Meridian to make future payments to OraSure to fund research and development costs and to obtain an exclusive license to market and sell related products on a global basis. The Company expects that payments under these agreements will amount to as much as $1,500,000 in fiscal 2001.

(d) FOOD & DRUG ADMINISTRATION QUALITY SYSTEM REGULATION -- Meridian is required to comply with, among other regulations, the FDA's Quality System Regulation and is subject to periodic audits by the FDA. In response to audits conducted in fiscal 2000, the Company implemented various programs to address necessary corrective actions which it identified and increased its quality assurance and control staffing. The costs attributable to the additional staff and consulting assistance for fiscal 2000 were approximately $800,000. The FDA is currently conducting a follow-up audit and is reviewing certain validation procedures for certain products. The Company is fully cooperating with the FDA in an effort to complete this process. While the outcome of the audit is unknown at this time, if the FDA requires that validation procedures be re-performed, the Company estimates that the lost revenue impact, while any such products are being re-validated and not available for sale, could be significant.

                                                     MERIDIAN DIAGNOSTICS, INC.,
                                  DBA MERIDIAN BIOSCIENCE, INC, AND SUBSIDIARIES

     REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Meridian Diagnostics, Inc.:

     We have audited the accompanying consolidated balance sheets of MERIDIAN DIAGNOSTICS, INC. dba MERIDIAN BIOSCIENCE, INC. and subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the three years in the period ended September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Meridian Diagnostics, Inc. dba Meridian Bioscience, Inc. and subsidiaries as of September 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2000, in conformity with accounting principles generally accepted in the United States.

                                      ARTHUR ANDERSEN LLP

Cincinnati, Ohio
November 16, 2000

        QUARTERLY FINANCIAL DATA

========================================================================================
Unaudited (in thousands, except for per share data)
----------------------------------------------------------------------------------------
FOR THE QUARTER ENDED IN FISCAL 2000  DECEMBER 31     MARCH 31      JUNE 30 SEPTEMBER 30
========================================================================================
NET SALES                              $   14,329   $   14,577   $   14,340   $   13,850
GROSS PROFIT                                9,122        8,968        9,140        8,216
NET EARNINGS                                1,470        1,849        1,884        1,908
BASIC EARNINGS PER COMMON SHARE(1)           0.10         0.13         0.13         0.13
DILUTED EARNINGS PER COMMON SHARE(1)         0.10         0.13         0.13         0.13
CASH DIVIDENDS PER COMMON SHARE(1)           0.05         0.06         0.06         0.06

----------------------------------------------------------------------------------------
For the Quarter Ended in Fiscal 1999  December 31     March 31      June 30 September 30
========================================================================================
Net sales                              $   11,720   $   14,654   $   13,562   $   13,991
Gross profit                                7,632        9,076        8,761        8,900
Net earnings                                  554        1,256        1,096         (833)
Basic earnings per common share(1)           0.04         0.09         0.08        (0.06)
Diluted earnings per common share(1)         0.04         0.09         0.08        (0.06)
Cash dividends per common share(1)           0.05         0.05         0.05         0.05

(1) The sum of the earnings per common share and the cash dividends per share may not equal the annual earnings and cash dividends per share due to interim quarter rounding.

                                                     MERIDIAN DIAGNOSTICS, INC.,
                                  DBA MERIDIAN BIOSCIENCE, INC, AND SUBSIDIARIES

Ten-Year Summary
(Dollars in thousands except per share data and number of employees)

    Selected Financial And Operating Data For the Years Ended September 30,

                                2000         1999         1998         1997         1996         1995
======================================================================================================
Net Sales                   $ 57,096     $ 53,927     $ 33,169     $ 35,229     $ 29,391     $ 25,110
Cost of Sales                 21,650       19,558       10,650       12,298        8,967        8,009
------------------------------------------------------------------------------------------------------
Gross Margin                  35,446       34,369       22,519       22,931       20,424       17,101
Percent of Sales                62.1%        63.7%        67.9%        65.1%        69.5%        68.1%
------------------------------------------------------------------------------------------------------
Operating Expenses
 Research & Development        2,260        1,986        1,994        1,502        1,499        1,432
 Sales & Marketing            12,256       11,172        7,492        7,223        5,991        5,229
 General & Administrative     10,776        9,769        4,682        4,296        4,420        3,864
 Asset impairment for
 German subsidiary               800         --           --           --           --           --
 Merger Integration             --          3,415         --           --           --           --
 Purchased research and
 development                    --          1,500         --           --           --           --
------------------------------------------------------------------------------------------------------
Total Operating
 Expenses                     26,092       27,842       14,168       13,021       11,910       10,525
------------------------------------------------------------------------------------------------------
Operating Income               9,354        6,527        8,351        9,910        8,514        6,576
Percent of Sales                16.4%        12.1%        25.2%        28.1%        29.0%        26.2%
------------------------------------------------------------------------------------------------------
Other Income and Expense
 Interest Income                 382          505        1,340        1,037          379          436
 Interest Expense             (2,124)      (2,143)      (1,624)      (1,196)        (390)      (1,135)
 Other, Net                     (674)         (77)         (13)         (40)         390           83
------------------------------------------------------------------------------------------------------
  Total Other
 Income (Expense)             (2,416)      (1,715)        (297)        (199)         379         (616)
------------------------------------------------------------------------------------------------------
Earnings Before
 Income Taxes                  6,938        4,812        8,054        9,711        8,893        5,960
Income Taxes                    (173)       2,739        3,096        3,729        3,601        2,436
------------------------------------------------------------------------------------------------------
Net Earnings                $  7,111     $  2,073     $  4,958     $  5,982     $  5,292     $  3,524
======================================================================================================
Percent of Sales                12.5%         3.8%        15.0%        17.0%        18.0%        14.0%
Cash Dividends
 Declared & Paid per
 Common Share*              $   0.23     $   0.20     $   0.22     $   0.19     $   0.16     $   0.10
Basic Weighted
 Average Number of
 Common Shares
 Outstanding*                 14,565       14,385       14,376       14,342       14,172       12,355
Basic Earnings Per
 Common Share*              $   0.49     $   0.14     $   0.34     $   0.42     $   0.37     $   0.29
------------------------------------------------------------------------------------------------------
Diluted Weighted
 Average Number of
Common Shares
Outstanding*                  14,652       14,580       14,703       14,661       14,758       14,507
Diluted Earnings
 Per Common Share*          $   0.49     $   0.14     $   0.34     $   0.41     $   0.36     $   0.28
------------------------------------------------------------------------------------------------------
Total Assets                $ 84,769     $ 72,161     $ 59,147     $ 57,491     $ 54,751     $ 34,569
Cash and Investments           4,779        7,231       23,769       21,736       19,743        8,919
Capital Expenditures           4,047        2,153        1,321        1,579        1,245        2,472
Net Working Capital           22,863       18,142       35,895       33,570       29,332       15,670
Long-term Obligations         28,805       22,187       20,808       20,762       20,862       12,881
Shareholders' Equity          36,611       33,591       34,683       32,639       29,568       18,878
Return on Beginning
 Shareholders' Equity           21.2%         6.0%        15.2%        20.2%        28.0%        26.6%
Year-End Stock Price            7.88         8.00         7.63        11.88        13.38         8.08
Number of Employees              369          324          192          178          173          156
Sales per Employee               155          166          173          198          170          161
Net Earnings per Employee         19            6           26           34           31           23

                                1994         1993         1992         1991
===========================================================================
Net Sales                   $ 21,877     $ 16,171     $ 14,003     $ 11,085
Cost of Sales                  7,518        5,098        4,582        3,973
---------------------------------------------------------------------------
Gross Margin                  14,359       11,073        9,421        7,112
Percent of Sales                65.6%        68.5%        67.3%        64.2%
---------------------------------------------------------------------------
Operating Expenses
 Research & Development        1,433        1,165        1,157        1,102
 Sales & Marketing             4,747        3,716        3,166        2,564
 General & Administrative      3,365        2,667        2,482        2,090
 Asset impairment for
 German subsidiary              --           --           --           --
 Merger Integration             --           --           --           --
 Purchased research and
 development                    --           --           --           --
---------------------------------------------------------------------------
Total Operating
 Expenses                      9,545        7,548        6,805        5,756
---------------------------------------------------------------------------
Operating Income               4,814        3,525        2,616        1,356
Percent of Sales                22.0%        21.8%        18.7%        12.2%
---------------------------------------------------------------------------
Other Income and Expense
 Interest Income                 254           57           50          144
 Interest Expense             (1,092)        (179)         (89)         (10)
 Other, Net                        8         (302)          28           27
---------------------------------------------------------------------------
  Total Other
 Income (Expense)               (830)        (424)         (11)         161
---------------------------------------------------------------------------
Earnings Before
 Income Taxes                  3,984        3,101        2,605        1,517
Income Taxes                   1,543        1,212          952          559
---------------------------------------------------------------------------
Net Earnings                $  2,441     $  1,889     $  1,653     $    958
===========================================================================
Percent of Sales                11.2%        11.7%        11.8%         8.6%
Cash Dividends
 Declared & Paid per
 Common Share*              $   0.08     $   0.06     $   0.05     $   0.05
Basic Weighted
 Average Number of
 Common Shares
 Outstanding*                 12,277       12,264       11,866       11,775
Basic Earnings Per
 Common Share*              $   0.20     $   0.15     $   0.14     $   0.08
---------------------------------------------------------------------------
Diluted Weighted
 Average Number of
Common Shares
Outstanding*                  12,521       12,534       12,141       11,965
Diluted Earnings
 Per Common Share*          $   0.19     $   0.15     $   0.14     $   0.08
---------------------------------------------------------------------------
Total Assets                $ 32,329     $ 26,247     $ 14,099     $ 10,997
Cash and Investments           8,832        9,476        1,810        1,590
Capital Expenditures           1,426          718        1,999          934
Net Working Capital           13,000       13,759        5,164        4,046
Long-term Obligations         15,051       12,812        1,808           99
Shareholders' Equity          13,232       11,617       10,676        9,519
Return on Beginning
 Shareholders' Equity           21.0%        17.7%        17.4%        10.7%
Year-End Stock Price            5.18         5.50         6.13         2.49
Number of Employees              138          125          115          105
Sales per Employee               159          129          122          106
Net Earnings per Employee         18           15           14            9

*As adjusted for stock splits and stock dividends.

   CORPORATE DATA                                   Meridian Diagnostics, Inc.,
                                  dba Meridian Bioscience, Inc, and Subsidiaries

CORPORATE HEADQUARTERS
3471 River Hills Drive
Cincinnati, Ohio 45244
(513) 271-3700

--------------------------------------------------------------------------------
LEGAL COUNSEL
Keating, Muething & Klekamp, P.L.L.
Cincinnati, Ohio

--------------------------------------------------------------------------------
INDEPENDENT PUBLIC ACCOUNTANTS
Arthur Andersen LLP
Cincinnati, Ohio

--------------------------------------------------------------------------------
TRANSFER AGENT, REGISTRAR AND DIVIDEND REINVESTMENT ADMINISTRATION
Fifth Third Bank
Corporate Trust Services
Mail Drop 10AT66
38 Fountain Square Plaza
Cincinnati, Ohio 45263
(800) 837-2755
(In Cincinnati) (513) 579-5320

--------------------------------------------------------------------------------

ANNUAL MEETING

The annual meeting of the shareholders will be held on Tuesday, January 23, 2001 at 3:00 p.m. Eastern Time at The Phoenix, 812 Race Street, Cincinnati, Ohio.

--------------------------------------------------------------------------------
SEC FORM 10-K

A copy of the Company's annual report filed with the Securities and Exchange Commission on Form 10-K is available without charge upon written request to:

   Melissa Lueke
   Corporate Controller
   Meridian Diagnostics, Inc.
   3471 River Hills Drive
   Cincinnati, Ohio 45244

--------------------------------------------------------------------------------
COMMON STOCK INFORMATION

NASDAQ National Market System Symbol: "KITS." The Company plans to change its trading symbol to "VIVO" in the near future. Approximate number of record holders: 1,100

The following table sets forth by calendar quarter the high and low sales prices of the Common Stock on the NASDAQ National Market System.

 Years Ended September 30,          2000                            1999
 Quarter ended:               High         Low                High         Low
--------------------------------------------------------------------------------
 December 31                 8 1/16         6                7 1/2       4 7/16
 March 31                   10 15/16      6 3/8              7 1/4        6
 June 30                      9 1/8       6 3/4              8 1/8        6
 September 30                 8 1/4      6 7/16              8 3/4       7 1/16







                                                                              27