Form 10-K, Exhibit 13
period 2001-09-30
MERIDIAN BIOSCIENCE INC
filed 2001-12-20
CIK 794172

                                      Meridian Bioscience, Inc. and Subsidiaries
  Ten-Year Summary

(Dollars in thousands except per share data and number of employees)

                                               Selected Financial And Operating Data For the Years Ended September 30,
                                 2001       2000       1999      1998       1997       1996      1995      1994      1993      1992
-----------------------------------------------------------------------------------------------------------------------------------
Net Sales                    $ 56,527   $ 57,096   $ 53,927  $ 33,169   $ 35,229   $ 29,391  $ 25,110  $ 21,877  $ 16,171  $ 14,003
Cost of Sales                  29,821     21,650     19,558    10,650     12,298      8,967     8,009     7,518     5,098     4,582
-----------------------------------------------------------------------------------------------------------------------------------
Gross Margin                   26,706     35,446     34,369    22,519     22,931     20,424    17,101    14,359    11,073     9,421
Percent of Sales                 47.2%      62.1%      63.7%     67.9%      65.1%      69.5%     68.1%     65.6%     68.5%     67.3%
-----------------------------------------------------------------------------------------------------------------------------------
Operating Expenses
  Research & Development        3,363      2,260      1,986     1,994      1,502      1,499     1,432     1,433     1,165     1,157
  Sales & Marketing            10,971     12,256     11,172     7,492      7,223      5,991     5,229     4,747     3,716     3,166
  General & Administrative     11,495     10,776      9,769     4,682      4,296      4,420     3,864     3,365     2,667     2,482
  Costs and Asset Impairment
    Charges Related to
    FDA Matters                11,074         --         --        --         --         --        --        --        --        --
  European Restructuring        1,510        800         --        --         --         --        --        --        --        --
  Merger Integration               --         --      3,415        --         --         --        --        --        --        --
  Purchased research and
    development                   800         --      1,500        --         --         --        --        --        --        --
-----------------------------------------------------------------------------------------------------------------------------------
    Total Operating
       Expenses                39,213     26,092     27,842    14,168     13,021     11,910    10,525     9,545     7,548     6,805
-----------------------------------------------------------------------------------------------------------------------------------
Operating Income (loss)       (12,507)     9,354      6,527     8,351      9,910      8,514     6,576     4,814     3,525     2,616
Percent of Sales                (22.1%)     16.4%      12.1%     25.2%      28.1%      29.0%     26.2%     22.0%     21.8%     18.7%
-----------------------------------------------------------------------------------------------------------------------------------
Other Income and Expense
  Interest Income                 166        382        505     1,340      1,037        379       436       254        57        50
  Interest Expense             (2,546)    (2,124)    (2,143)   (1,624)    (1,196)      (390)   (1,135)   (1,092)     (179)      (89)
  Other, Net                      (19)      (674)       (77)      (13)       (40)       390        83         8      (302)       28
-----------------------------------------------------------------------------------------------------------------------------------
    Total Other
       Income (Expense)        (2,399)    (2,416)    (1,715)     (297)      (199)       379      (616)     (830)     (424)      (11)
-----------------------------------------------------------------------------------------------------------------------------------
Earnings (loss) Before
  Income Taxes                (14,906)     6,938      4,812     8,054      9,711      8,893     5,960     3,984     3,101     2,605
Income Taxes                   (4,631)      (173)     2,739     3,096      3,729      3,601     2,436     1,543     1,212       952
-----------------------------------------------------------------------------------------------------------------------------------
Net Earnings                 $(10,275)  $  7,111   $  2,073  $  4,958   $  5,982   $  5,292  $  3,524  $  2,441  $  1,889  $  1,653
-----------------------------------------------------------------------------------------------------------------------------------
Percent of Sales                (18.2%)     12.5%       3.8%     15.0%      17.0%      18.0%     14.0%     11.2%     11.7%     11.8%
Cash Dividends Declared
  & Paid per Common Share*   $   0.26   $   0.23   $   0.20  $   0.22   $   0.19   $   0.16  $   0.10  $   0.08  $   0.06  $   0.05
Basic Weighted
  Average Number of
  Common Shares
  Outstanding*                 14,589     14,565     14,385    14,376     14,342     14,172    12,355    12,277    12,264    11,866
Basic Earnings (loss) Per
  Common Share*              $  (0.70)  $   0.49   $   0.14  $   0.34   $   0.42   $   0.37  $   0.29  $   0.20  $   0.15  $   0.14
-----------------------------------------------------------------------------------------------------------------------------------
Diluted Weighted
  Average Number of
  Common Shares
  Outstanding*                 14,589     14,652     14,580    14,703     14,661     14,758    14,507    12,521    12,534    12,141
Diluted Earnings (loss)
  Per Common Share*          $  (0.70)  $   0.49   $   0.14  $   0.34   $   0.41   $   0.36  $   0.28  $   0.19  $   0.15  $   0.14
-----------------------------------------------------------------------------------------------------------------------------------
Total Assets                 $ 65,982   $ 84,717   $ 72,161  $ 59,147   $ 57,491   $ 54,751  $ 34,569  $ 32,329  $ 26,247  $ 14,099
Cash and Investments            4,677      4,833      7,231    23,769     21,736     19,743     8,919     8,832     9,476     1,810
Capital Expenditures            1,923      4,047      2,153     1,321      1,579      1,245     2,472     1,426       718     1,999
Net Working Capital            16,134     24,179     18,142    35,895     33,570     29,332    15,670    13,000    13,759     5,164
Long-term Obligations          24,349     27,159     22,187    20,808     20,762     20,862    12,881    15,051    12,812     1,808
Shareholders' Equity           22,944     36,611     33,591    34,683     32,639     29,568    18,878    13,232    11,617    10,676
Return on Beginning
  Shareholders' Equity          (28.1%)     21.2%       6.0%     15.2%      20.2%      28.0%     26.6%     21.0%     17.7%     17.4%
Year-End Stock Price         $   4.70       7.88       8.00      7.63      11.88      13.38      8.08      5.18      5.50      6.13
Number of Employees               334        377        325       192        178        173       156       138       125       115
Sales per Employee                169        151        166       173        198        170       161       159       129       122
Net Earnings per Employee          NA         19          6        26         34         31        23        18        15        14

*As adjusted for stock splits and stock dividends.

CORPORATE DATA                        Meridian Bioscience, Inc. and Subsidiaries

Corporate Headquarters            Annual Meeting
3471 River Hills Drive            The annual meeting of the shareholders will be
Cincinnati, Ohio 45244            held on Tuesday, January 22, 2002 at 3:00 p.m.
(513) 271-3700                    Eastern Time at Ivy Hills Country Club, 7711
                                  Ivy Hills Boulevard, Cincinnati, OH 45244.

______________________________________
Legal Counsel
Keating, Muething & Klekamp, P.L.L.
Cincinnati, Ohio

______________________________________
Independent Public Accountants
Arthur Andersen LLP
Cincinnati, Ohio

______________________________________
Transfer Agent, Registrar and Dividend
Reinvestment Administration
Fifth Third Bank
Corporate Trust Services
38 Fountain Square Plaza
Mail Drop #10AT66
Cincinnati, Ohio 45263
(800) 837-2755
(In Cincinnati) (513) 579-5320

________________________________________________________________________________
Common Stock Information
NASDAQ National Market System Symbol: "VIVO." Approximate number of record holders: 900

The following table sets forth by calendar quarter the high and low sales prices of the Common Stock on the NASDAQ National Market System.

   Years Ended September 30,                 2001                            2000
   Quarter ended:                     High             Low              High          Low
------------------------------------------------------------------------------------------
   December 31                        7.906           4.406             8.063        5.938
   March 31                           6.000           2.125            11.0000       6.375
   June 30                            5.630           2.313             9.125        6.250
   September 30                       5.500           4.300             8.375        6.438

DIRECTORS AND OFFICERS

Directors                                                        Officers
William J. Motto                 Robert J. Ready                 William J. Motto                Kenneth J. Kozak
Chairman of the Board and        Chairman of the Board           Chairman and                    Vice President,
Chief Executive Officer          and President,                  Chief Executive Officer         Research and Development
                                 LSI Industries, Inc.
                                                                                                 Melissa A. Lueke
John A. Kraeutler                                                John A. Kraeutler               Vice President,
President and                    David C. Phillips               President and                   Chief Financial Officer
Chief Operating Officer          Retired Managing Partner,       Chief Operating Officer
                                 Arthur Andersen LLP
                                                                                                 Susan D. Rolih
James A. Buzard, Ph.D.                                           Richard L. Eberly               Vice President,
Retired Executive                                                Executive Vice President        Regulatory Affairs and
Vice President,                                                                                  Quality Assurance
Merrell Dow                                                      Antonio A. Interno
Pharmaceuticals, Inc.                                            Senior Vice President,          Lawrence J. Baldini
                                                                 Managing Director MBE           Vice President, Operations

Gary P. Kreider
Senior Partner, Keating, Muething &
Klekamp, P.L.L.