Form 10-K, Exhibit 13
period 2002-09-30
MERIDIAN BIOSCIENCE INC
filed 2002-12-20
CIK 794172

Ten-Year Summary                      Meridian Bioscience, Inc. and Subsidiaries

(Dollars in thousands except per share data and number of employees)

                            Selected Financial And Operating Data For the Years Ended September 30,
                                 2002          2001          2000          1999         1998
---------------------------------------------------------------------------------------------------
Net Sales                     $ 59,104      $ 56,527      $ 57,096      $ 53,927      $ 33,169
Cost of Sales                   24,506        29,821        21,650        19,558        10,650
---------------------------------------------------------------------------------------------------
Gross Margin                    34,598        26,706        35,446        34,369        22,519
Percent of Sales                  58.5%         47.2%         62.1%         63.7%         67.9%
---------------------------------------------------------------------------------------------------
Operating Expenses
  Research & Development         2,888         3,363         2,260         1,986         1,994
  Sales & Marketing              9,730        10,971        12,256        11,172         7,492
  General & Administrative      10,775        11,495        10,776         9,769         4,682
  Costs of abandoned
    acquisition                  1,211            --            --            --            --
  Costs and Asset Impairment
    Charges Related to
    FDA Matters                     --          11,074            --          --            --
  European Restructuring            --           1,510           800          --            --
  Merger Integration                --              --            --       3,415            --
  Purchased research and
    development                     --             800            --       1,500            --
---------------------------------------------------------------------------------------------------
    Total Operating
      Expenses                  24,604        39,213        26,092        27,842        14,168
---------------------------------------------------------------------------------------------------
Operating Income (loss)          9,994       (12,507)        9,354         6,527         8,351
Percent of Sales                  16.9%        (22.1%)        16.4%         12.1%         25.2%
---------------------------------------------------------------------------------------------------
Other Income and Expense
  Interest Income                   38           166           382           505         1,340
  Interest Expense              (1,974)       (2,546)       (2,124)       (2,143)       (1,624)
  Other, Net                       185           (19)         (674)          (77)          (13)
---------------------------------------------------------------------------------------------------
    Total Other
      Income (Expense)          (1,751)       (2,399)       (2,416)       (1,715)         (297)
---------------------------------------------------------------------------------------------------
Earnings (loss) Before
  Income Taxes                   8,243       (14,906)        6,938         4,812         8,054
Income Taxes                     3,212        (4,631)         (173)        2,739         3,096
---------------------------------------------------------------------------------------------------
Net Earnings                  $  5,031      $(10,275)     $  7,111      $  2,073      $  4,958
---------------------------------------------------------------------------------------------------
Percent of Sales                   8.5%        (18.2%)        12.5%          3.8%         14.9%
Cash Dividends Declared &
  Paid per Common Share*      $  0.275      $   0.26      $   0.23      $   0.20      $   0.22
Basic Weighted
  Average Number of
  Common Shares
  Outstanding*                  14,621        14,589        14,565        14,385        14,376
Basic Earnings (loss) Per
  Common Share*               $   0.34      $  (0.70)     $   0.49      $   0.14      $   0.34
---------------------------------------------------------------------------------------------------
Diluted Weighted
  Average Number of
  Common Shares
  Outstanding*                  14,760        14,589        14,652        14,580        14,703
Diluted Earnings (loss)
  Per Common Share*           $   0.34      $  (0.70)     $   0.49      $   0.14      $   0.34
---------------------------------------------------------------------------------------------------
Total Assets                  $ 65,095      $ 65,982      $ 84,717      $ 72,161      $ 59,147
Cash and Investments             3,060         4,673         4,833         7,231        23,769
Capital Expenditures             3,550         1,923         4,047         2,153         1,321
Net Working Capital             15,126        16,134        24,179        18,142        35,895
Long-term Obligations           23,626        24,349        27,159        22,187        20,808
Shareholders' Equity            24,381        22,944        36,611        33,591        34,683
Return on Beginning
  Shareholders' Equity            21.9%        (28.1%)        21.2%          6.0%         15.2%
Year-End Stock Price          $   5.82      $   4.70          7.88          8.00          7.63
Number of Employees                350           334           377           324           192
Sales per Employee                 169           169           151           166           173
Net Earnings per Employee           14            NA            19             6            26

                         Selected Financial And Operating Data For the Years Ended September 30,
                                1997          1996         1995           1994          1993
------------------------------------------------------------------------------------------------
Net Sales                     $ 35,229      $ 29,391      $ 25,110      $ 21,877      $ 16,171
Cost of Sales                   12,298         8,967         8,009         7,518         5,098
------------------------------------------------------------------------------------------------
Gross Margin                    22,931        20,424        17,101        14,359        11,073
Percent of Sales                  65.1%         69.5%         68.1%         65.6%         68.5%
------------------------------------------------------------------------------------------------
Operating Expenses
  Research & Development         1,502         1,499         1,432         1,433         1,165
  Sales & Marketing              7,223         5,991         5,229         4,747         3,716
  General & Administrative       4,296         4,420         3,864         3,365         2,667
  Costs of abandoned
    acquisition                     --            --            --            --            --
  Costs and Asset Impairment
    Charges Related to
    FDA Matters                     --            --            --            --            --
  European Restructuring            --            --            --            --            --
  Merger Integration                --            --            --            --            --
  Purchased research and
    development                     --            --            --            --            --
------------------------------------------------------------------------------------------------
    Total Operating
      Expenses                  13,021        11,910        10,525         9,545         7,548
------------------------------------------------------------------------------------------------
Operating Income (loss)          9,910         8,514         6,576         4,814         3,525
Percent of Sales                  28.1%         29.0%         26.2%         22.0%         21.8%
------------------------------------------------------------------------------------------------
Other Income and Expense
  Interest Income                1,037           379           436           254            57
  Interest Expense              (1,196)         (390)       (1,135)       (1,092)         (179)
  Other, Net                       (40)          390            83             8          (302)
------------------------------------------------------------------------------------------------
    Total Other
      Income (Expense)            (199)          379          (616)         (830)         (424)
------------------------------------------------------------------------------------------------
Earnings (loss) Before
  Income Taxes                   9,711         8,893         5,960         3,984         3,101
Income Taxes                     3,729         3,601         2,436         1,543         1,212
------------------------------------------------------------------------------------------------
Net Earnings                  $  5,982      $  5,292      $  3,524      $  2,441      $  1,889
------------------------------------------------------------------------------------------------
Percent of Sales                  17.0%         18.0%         14.0%         11.2%         11.7%
Cash Dividends Declared &
  Paid per Common Share*      $   0.19      $   0.16      $   0.10      $   0.08      $   0.06
Basic Weighted
  Average Number of
  Common Shares
  Outstanding*                  14,342        14,172        12,355        12,277        12,264
Basic Earnings (loss) Per
  Common Share*               $   0.42      $   0.37      $   0.29      $   0.20      $   0.15
------------------------------------------------------------------------------------------------
Diluted Weighted
  Average Number of
  Common Shares
  Outstanding*                  14,661        14,758        14,507        12,521        12,534
Diluted Earnings (loss)
  Per Common Share*           $   0.41      $   0.36      $   0.28      $   0.19      $   0.15
------------------------------------------------------------------------------------------------
Total Assets                  $ 57,491      $ 54,751      $ 34,569      $ 32,329      $ 26,247
Cash and Investments            21,736        19,743         8,919         8,832         9,476
Capital Expenditures             1,579         1,245         2,472         1,426           718
Net Working Capital             33,570        29,332        15,670        13,000        13,759
Long-term Obligations           20,762        20,862        12,881        15,051        12,812
Shareholders' Equity            32,639        29,568        18,878        13,232        11,617
Return on Beginning
  Shareholders' Equity            20.2%         28.0%         26.6%         21.0%         17.7%
Year-End Stock Price             11.88         13.38          8.08          5.18          5.50
Number of Employees                178           173           156           138           125
Sales per Employee                 198           170           161           159           129
Net Earnings per Employee           34            31            23            18            15


*As adjusted for stock splits and stock dividends.

Corporate Data                        Meridian Bioscience, Inc. and Subsidiaries

Corporate Headquarters
3471 River Hills Drive
Cincinnati, Ohio 45244
(513) 271-3700

Legal Counsel
Keating, Muething & Klekamp, P.L.L.
Cincinnati, Ohio

Independent Public Accountants
PricewaterhouseCoopers LLP
Cincinnati, Ohio

Transfer Agent, Registrar and Dividend Reinvestment Administration
Shareholders requiring a change of name, address or ownership of stock, as well as information about shareholder records, lost or stolen certificates, dividend checks, dividend direct deposit, and dividend reinvestment should contact: Fifth Third Bank, Corporate Trust Services, 38 Fountain Square Plaza, Mail Drop #10AT66, Cincinnati, OH 45202; (800) 837-2755 or (513) 579-5320.

Annual Meeting
The annual meeting of the shareholders will be held on Tuesday, January 21, 2003 at 2:00 p.m. Eastern Time at Ivy Hills Country Club, 7711 Ivy Hills Boulevard, Cincinnati, OH 45244. Directions to Ivy Hills Country Club can be found on our website: www.meridianbioscience.com

Common Stock Information
NASDAQ National Market System Symbol: "VIVO." Approximate number of record holders: 1000

The following table sets forth by calendar quarter the high and low sales prices of the Common Stock on the NASDAQ National Market System.

Years Ended September 30,           2002                 2001
Quarter ended:                  High    Low          High     Low
------------------------------------------------------------------
December 31                     6.69    4.30         7.90    4.406
March 31                        7.83    5.75         6.00    2.125
June 30                         7.60    5.82         5.63    2.313
September 30                    7.00    4.59         5.50    4.300

Directors and Officers

Directors

William J. Motto
Chairman of the Board and Chief Executive Officer

John A. Kraeutler
President and Chief Operating Officer

James A. Buzard, Ph.D.
Retired Executive Vice President, Merrell Dow Pharmaceuticals, Inc.

Gary P. Kreider
Senior Partner, Keating, Muething & Klekamp, P.L.L.

Robert J. Ready
Chairman of the Board and President, LSI Industries, Inc.

David C. Phillips
Co-Founder, Cincinnati Works

Officers

William J. Motto
Chairman of the Board and Chief Executive Officer

John A. Kraeutler
President and Chief Operating Officer

Richard L. Eberly
Executive Vice President

Antonio A. Interno
Senior Vice President, Managing Director MBE

Kenneth J. Kozak
Vice President,
Research and Development

Melissa A. Lueke
Vice President, Chief Financial Officer

Susan D. Rolih
Vice President, Regulatory Affairs and Quality Assurance

Lawrence J. Baldini
Vice President, Operations