Form 10-K, Exhibit 13
period 2003-09-30
MERIDIAN BIOSCIENCE INC
filed 2003-12-22
CIK 794172

CORPORATE PROFILE

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technolo-gies. Utilizing a variety of methods, these products provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral, urinary and respiratory infections. All Meridian diagnostic products are used outside of the human body and require little or no special equipment. The Company's products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents and specialty biologicals along with proteins and other biologicals used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices and diagnostics manufacturers in more than 60 countries around the world. The Company's shares are traded through Nasdaq's National Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.

FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward looking statements accompanied by meaningful cautionary statements. Except for historical information, this report contains forward-looking statements which may be identified by words such as "estimates", "anticipates", "projects", "plans", "expects", "intends", "believes", "should", and similar expressions or the negative versions thereof and which also may be identified by their context. Such statements are based upon current expectations of the Company and speak only as of the date made. The company assumes no obligation to publicly update any forward looking statements. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ, including, without limitation, the following.

Meridian's continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition. While Meridian has introduced a number of internally-developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products. Changes in the relative strength or weakness of the U.S. dollar can change expected results. One of Meridian's main growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian's operations.


-----------------------------------------------------------------------------------------------------
SELECTED FINANCIAL DATA                                    Meridian Bioscience, Inc. and Subsidiaries
(Amounts in thousands, except for per share data)


Income Statement Information
-----------------------------------------------------------------------------------------------------

                                       FY 2003    FY 2002    FY 2001    FY 2000    FY 1999    FY 1998
-----------------------------------------------------------------------------------------------------
Net sales                              $65,864    $59,104    $56,527    $57,096    $53,927    $33,169
Gross profit                            38,288     34,598     26,706     35,446     34,369     22,519
Operating income (loss)                 12,789      9,994    (12,507)     9,354      6,527      8,351
Net earnings (loss)                      7,018      5,031    (10,275)     7,111      2,073      4,958
Basic earnings (loss) per share        $  0.48    $  0.34    $ (0.70)   $  0.49    $  0.14    $  0.34
Diluted earnings (loss) per share      $  0.47    $  0.34    $ (0.70)   $  0.49    $  0.14    $  0.34
Cash dividends declared per share      $  0.34    $  0.28    $  0.26    $  0.23    $  0.20    $  0.22
Book value per share                   $  1.87    $  1.67    $  1.57    $  2.51    $  2.33    $  2.41




Balance Sheet Information
-----------------------------------------------------------------------------------------------------
                                     30-Sep-03  30-Sep-02  30-Sep-01  30-Sep-00  30-Sep-99  30-Sep-98
-----------------------------------------------------------------------------------------------------
Current assets                         $33,161    $30,375    $32,502    $40,798    $31,744    $39,763
Current liabilities                     15,330     15,249     16,368     16,619     13,602      3,869
Total assets                            66,420     65,095     65,982     84,717     72,161     59,147
Long-term debt obligations              21,505     23,626     24,349     27,159     22,187     20,808
Shareholders' equity                    27,484     24,381     22,944     36,611     33,591     34,683


CORPORATE DATA

CORPORATE HEADQUARTERS
3471 River Hills Drive
Cincinnati, Ohio 45244
(513) 271-3700

-------------------------------------
LEGAL COUNSEL
Keating, Muething & Klekamp, P.L.L.
Cincinnati, Ohio

-------------------------------------
INDEPENDENT PUBLIC ACCOUNTANTS
PricewaterhouseCoopers LLP
Cincinnati, Ohio

-------------------------------------
TRANSFER AGENT, REGISTRAR AND DIVIDEND
REINVESTMENT ADMINISTRATION
Shareholders requiring a change of name, address or ownership of stock, as well as information about shareholder records, lost or stolen certificates, dividend checks, dividend direct deposit, and dividend reinvestment should contact: Computershare Investor Services LLC, P.O. Box 2388, Chicago, IL 60690-2388; (888) 294-8217 or (312) 601-4332:
e-mail web.queries@computershare.com; or submit your inquiries online through www.computershare.com/contactus.

--------------------------------------------------------------------------------
                                      Meridian Bioscience, Inc. and Subsidiaries

ANNUAL MEETING
The annual meeting of the
shareholders will be held on Thursday,
January 22, 2004 at 2:00 p.m. Eastern Time at the Holiday Inn Eastgate, 4501 Eastgate
Boulevard, Cincinnati, OH 45245.
Directions to the Holiday Inn
Eastgate can be found on our website:
www.meridianbioscience.com

--------------------------------------------------------------------------------
COMMON STOCK INFORMATION
NASDAQ National Market System Symbol: "VIVO." Approximate number of record holders: 1000
The following table sets forth by calendar quarter the high and low sales prices of the Common Stock on the NASDAQ National Market System.


  Years Ended September 30,         2003                          2002
  Quarter ended:               HIGH     LOW                  High      Low
--------------------------------------------------------------------------------
  December 31                 6.900    6.400                 6.690     4.300
  March 31                    7.890    7.550                 7.830     5.750
  June 30                     9.630    8.280                 7.600     5.821
  September 30               10.400    9.870                 7.000     4.590

DIRECTORS AND OFFICERS

DIRECTORS

WILLIAM J. MOTTO
Chairman of the Board and
Chief Executive Officer

JOHN A. KRAEUTLER
President and
Chief Operating Officer

JAMES A. BUZARD, PH.D.
Retired Executive
Vice President,
Merrell Dow
Pharmaceuticals, Inc.

GARY P. KREIDER
Senior Partner,
Keating, Muething &
Klekamp, P.L.L.

ROBERT J. READY
Chairman of the Board
and President,
LSI Industries, Inc.

DAVID C. PHILLIPS
Retired Managing Partner,
Arthur Andersen LLP

OFFICERS

WILLIAM J. MOTTO
Chairman of the Board and
Chief Executive Officer

JOHN A. KRAEUTLER
President and
Chief Operating Officer

RICHARD L. EBERLY
Executive Vice President,
General Manager, Meridian
Life Science

ANTONIO A. INTERNO
President,
Managing Director,
Meridian Bioscience Europe

KENNETH J. KOZAK
Vice President,
Research and
Development

MELISSA A. LUEKE
Vice President,
Chief Financial Officer

SUSAN D. ROLIH
Vice President,
Regulatory Affairs and
Quality Assurance

LAWRENCE J. BALDINI
Vice President, Operations