Form 10-K/A, Exhibit 13
period 2004-09-30
MERIDIAN BIOSCIENCE INC
filed 2005-05-26
CIK 794172

EXHIBIT 13

Selected Financial Data	Meridian Bioscience, Inc. and Subsidiaries

(Amounts in thousands, except for per share data)

Income Statement Information

	FY 2004	FY 2003	FY 2002	FY 2001	FY 2000	FY 1999

Net sales	$79,606	$65,864	$59,104	$56,527	$57,096	$53,927
Gross profit	45,675	38,288	34,598	26,706	35,446	34,369
Operating income (loss)	14,658	12,789	9,994	(12,507)	9,354	6,527
Net earnings (loss)	9,185	7,018	5,031	(10,275)	7,111	2,073
Basic earnings (loss) per share	$0.62	$0.48	$0.34	$(0.70)	$0.49	$0.14
Diluted earnings (loss) per share	$0.60	$0.47	$0.34	$(0.70)	$0.49	$0.14
Cash dividends declared per share	$0.39	$0.34	$0.28	$0.26	$0.23	$0.20
Book value per share	$2.20	$1.87	$1.67	$1.57	$2.51	$2.33

Balance Sheet Information

	30-Sep-04	30-Sep-03	30-Sep-02	30-Sep-01	30-Sep-00	30-Sep-99
| | | | | |
Current assets	$36,111	$32,561	$30,375	$32,502	$40,798	$31,744
Current liabilities	16,650	15,330	15,249	16,368	16,619	13,602
Total assets	69,322	66,420	65,095	65,982	84,717	72,161
Long-term debt obligations	17,093	21,505	23,626	24,349	27,159	22,187
Shareholders’ equity	32,932	27,484	24,381	22,944	36,611	33,591

Forward Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward looking statements accompanied by meaningful cautionary statements. Except for historical information, this report contains forward-looking statements which may be identified by words such as “estimates”, “anticipates”, “projects”, “plans”, “seeks”, “may”, “will”, “expects”, “intends”, “believes”, “should”, and similar expressions or the negative versions thereof and which also may be identified by their context. Such statements are based upon current expectations of the Company and speak only as of the date made. The Company assumes no obligation to publicly update any forward looking statements. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ, including, without limitation, the following:

Meridian’s continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition. While Meridian has introduced a number of internally-developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products. Changes in the relative strength or weakness of the U.S. dollar can change expected results. One of Meridian’s main growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian’s operations.

Corporate Profile

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral, and respiratory infections. Meridian diagnostic products are used outside of the human body and require little or no special equipment. The Company’s products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition,
NASDAQ: VIVO
Meridian is a supplier of rare reagents and specialty biologicals along with proteins and other biologicals used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices and diagnostics manufacturers in more than 60 countries around the world. The Company’s shares are traded through Nasdaq’s National Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.

Corporate Data	Meridian Bioscience, Inc. and Subsidiaries

Corporate Headquarters	Annual Meeting
3471 River Hills Drive Cincinnati, Ohio 45244 (513) 271-3700	The annual meeting of the shareholders will be held on Thursday, January 20, 2005 at 2:00 p.m. Eastern Time at the Holiday Inn Eastgate, 4501 Eastgate Boulevard, Cincinnati, OH 45245.

Legal Counsel	Directions to the Holiday Inn Eastgate can be found on our
Keating, Muething & Klekamp, P.L.L.	website: www.meridianbioscience.com
Cincinnati, Ohio

Independent Public Accountants
PricewaterhouseCoopers LLP
Cincinnati, Ohio

Transfer Agent, Registrar and Dividend Reinvestment Administration
Shareholders requiring a change of name, address or owner- ship of stock, as well as information about shareholder records, lost or stolen certificates, dividend checks, dividend direct deposit, and dividend reinvestment should contact:

Computershare Investor Services LLC, P. O. Box 2388, Chicago, IL 60690-2388; (888) 294-8217 or (312) 601-4332:
e-mail web.queries@computershare.com; or submit your inquiries online through www.computershare.com/contactus.

Common Stock Information
NASDAQ National Market System Symbol: “VIVO”. Approximate number of record holders: 1000

The following table sets forth by calendar quarter the high and low sales prices of the Common Stock on the NASDAQ National Market System.

Years Ended September 30,	2004		2003
Quarter ended:	High	Low	High	Low
| | | |
December 31	11.980	9.660	6.900	6.400
March 31	12.900	10.000	7.890	7.550
June 30	11.960	9.550	9.630	8.280
September 30	13.320	10.460	10.400	9.870

Directors and Officers

Directors		Officers

William J. Motto	Robert J. Ready	William J. Motto	Kenneth J. Kozak
Chairman of the Board and	Chairman of the Board	Chairman of the Board and	Vice President,
Chief Executive Officer	and President,	Chief Executive Officer	Research and
	LSI Industries, Inc.		Development

John A. Kraeutler President and Chief Operating Officer	David C. Phillips Co-founder, Cincinnati Works, Inc.	John A. Kraeutler President and Chief Operating Officer	Melissa A. Lueke Vice President, Chief Financial Officer

James A. Buzard, Ph.D.		Richard L. Eberly	Susan D. Rolih
Retired Executive		Executive Vice President,	Vice President,
Vice President,		General Manager, Meridian	Regulatory Affairs and
Merrell Dow		Life Science	Quality Assurance
Pharmaceuticals, Inc.

		Antonio A. Interno	Lawrence J. Baldini
Gary P. Kreider		President,	Vice President, Operations
Senior Partner, Keating, Muething & Klekamp, P.L.L.		Managing Director, Meridian Bioscience Europe	Gregory S. Ballish Vice President, Sales and Marketing