Form 10-K, Exhibit 13
period 2005-09-30
MERIDIAN BIOSCIENCE INC
filed 2005-12-09
CIK 794172

                                                                               .
                                                                               .
                                                                               .


                                   EXHIBIT 13

Meridian Bioscience, Inc. and Subsidiaries

SELECTED FINANCIAL DATA

[Amounts in thousands, except for per share data]

INCOME STATEMENT INFORMATION

                                     FY 2005      FY 2004       FY 2003     FY 2002       FY 2001       FY 2000
                                    ----------   ---------    ----------   ----------   ----------    -----------
Net sales                           $   92,965   $   79,606   $   65,864   $   59,104   $   56,527    $   57,096
Gross profit                            54,820       45,675       38,288       34,598       26,706        35,446
Operating income (loss)                 20,216       14,658       l2,789        9,994      (12,507)        9,354
Net earning (loss)                      12,565        9,185        7,018        5,031      (10,275)        7,111
Basic earnings (loss) per share     $     0.54   $     0.41   $     0.32   $     0.23   $    (0.47)   $     0.33
Diluted earnings (loss) per share   $     0.52   $     0.40   $     0.31   $     0.23   $    (0.47)   $     0.32
Cash dividends declared per share   $     0.31   $     0.26   $     0.23   $     0.18   $     0.17    $     0.15
Book value per share                $     3.23   $     1.47   $     1.24   $     1.11   $     1.05    $     1.67

BALANCE SHEET INFORMATION

                                     30-Sep-05   30-Sep-04     30-Sep-03   30-Sep-02    30-Sep-01     30-Sep-00
                                    ----------   ---------    ----------   ----------   ----------    -----------
Current assets                      $   70,160   $  36,111    $   32,561   $   30,375   $   32,502    $    40,798
Current liabilities                     19,791      16,650        15,330       15,249       16,368         16,619
Total assets                           110,569      69,322        66,420       65,095       65,982         84,717
Long-term debt obligations               2,684      17,093        21,505       23,626       24,349         27,159
Shareholders' equity                    83,768      32,932        27,484       24,381       22,944         36,611

      FORWARD LOOKING STATEMENTS

            The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements. Except for historical information, this report contains forward-looking statements which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should", and similar expressions or the negative versions thereof and which also may be identified by their context. Such statements are based upon current expectations of the Company and speak only as the date made. The Company assumes no obligation to publicly update any forward-looking statements. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ, including without limitation, the following:

            Meridian's continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances meet customer requirements and respond to products developed by Meridian's competition. While Meridian has introduced a number of internally-developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis . Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruption to the sale of new and existing products. Changes in the relative strength or weakness of the U. S. dollar can change expected results. One of Meridian's main growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired business successfully integrated into Meridian's operations.

CORPORATE PROFILE

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral, and respiratory infections. Meridian diagnostic products are used outside of the human body and require little or no special equipment. The Company's products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company's shares are traded through Nasdaq's National Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.

CORPORATE DATA

                                     Meridian Bioscience, Inc. and Subsidiaries.

Corporate Headquarters          Annual Meeting
3471 River Hills Drive          The annual meeting of the shareholders will be
Cincinnati, Ohio 45244          held on Thursday, January 19, 2006 at 2:00 p.m.
(513) 271-3700                  Eastern Time at the Holiday Inn Eastgate, 4501
                                Eastgate Boulevard, Cincinnati.
                                OH 45245.

Legal Counsel                   Directions to the Holiday Inn Eastgate can be
Keating, Muething & Klekamp.    found on our website: www.meridianbioscience.com
P.L.L
Cincinnati, Ohio

Independent Public Accountants
Grant Thornton LLP
Cincinnati, Ohio

Transfer Agent, Registrar and Dividend
Reinvestment Administration
Shareholders requiring a change of name, address or ownership of stock, as well as information about shareholder records, lost of stolen certificates, dividend checks, dividend direct deposit, and dividend reinvestment should contact:
Computershare Investor Services LLC,
P.O. Box 2388, Chicago, IL 60690-2388,
[888] 294-8217 or (312) 601-4332: e-mail
web,queries@computershare.com: or
submit your inquiries online through
www.computershare.com/contactus.

Common Stock Information
NASDAQ National Market System Symbol: "VOVO" Approximate number of record holders: 1000

The following table sets forth by calendar quarter the high and low sales prices of the Common Stock on the NASDAQ National Market System.

Years Ended September 30,              2005                       2004
Quarter ended:                   HIGH       LOW            HIGH        LOW
---------------------------------------------------------------------------
December 31                     12.633     8.367          7.987       6.440
March 31                        13.707     9.687          8.600       6.667
June 30                         14.320     8.853          7.973       6.367
September 30                    20.970     9.915          8.880       6.973

DIRECTORS AND OFFICERS

DIRECTORS                                                  OFFICERS
William J. Motto                Robert J. Ready            William J. Motto                     Antonio A. Interno
Chairman of the Board and       Chairman of the Board      Chairman of the Board and            President,
Chief Executive Officer         and President,             Chief Executive Officer              Managing Director,
                                LSI Industries, Inc.                                            Meridian Bioscience Europe

John A. Kraeutler                                          John A. Kraeutler
President and                   David C. Phillips          President and                        Kenneth J. Kozak
Chief Operating Officer         Co-founder,                Chief Operating Officer              Vice President,
                                Cincinnati Works, Inc.                                          Research and Development

James A. Buzard. Ph.D.                                     Richard L. Eberly                    Melissa A. Lueke
Retired Executive                                          Executive Vice President,            Vice President,
Vice President,                                            President Meridian Life              Chief Financial Officer
Merrell Dow                                                Science
Pharmaceuticals, Inc.

                                                                                                Susan D. Rolih
                                                           Lawrence J. Baldini                  Vice President,
Gary P. Kreider                                            Executive Vice President,            Regulatory Affairs And
Senior Partner,                                            Operations and Information           Quality Assurance
Keating, Muething &                                        Systems
Klekamp. P.L.L.

                                                                                                Todd W. Motto
                                                                                                Vice President,
                                                                                                Sales and Marketing