Form 10-K, Exhibit 13
period 2006-09-30
MERIDIAN BIOSCIENCE INC
filed 2006-11-29
CIK 794172

Exhibit 13
Meridian Bioscience, Inc. and Subsidiaries
SELECTED FINANCIAL DATA
Income Statement Information

	FY 2006	FY 2005	FY 2004	FY 2003	FY 2002

Net sales	$108,413	$92,965	$79,606	$65,864	$59,104

Gross profit	64,671	54,781	45,657	38,288	34,598
Operating income (loss)	26,881	20,216	14,658	12,789	9,994
Net earnings (loss)	18,325	12,565	9,185	7,018	5,031
Basic earnings (loss) per share	$0.70	$0.54	$0.41	$0.32	$0.23
Diluted earnings (loss) per share	$0.68	$0.52	$0.40	$0.31	$0.23
Cash dividends declared per share	$0.43	$0.31	$0.26	$0.23	$0.18
Book value per share	$3.62	$3.23	$1.47	$1.24	$1.11

Balance Sheet Information

	30-Sep-06	30-Sep-05	30-Sep-04	30-Sep-03	30-Sep-02

Current assets	$81,169	$70,160	$36,111	$32,561	$30,375
Current liabilities	20,617	19,791	16,650	15,330	15,249
Total assets	120,955	110,569	69,322	66,420	65,095
Long-term debt obligations	1,803	2,684	17,093	21,505	23,626
Shareholders’ equity	94,777	83,768	32,932	27,484	24,381
          (Amounts in thousands, except for per share data)
Forward Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements. Except for historical information, this report contains forward-looking statements which may be identified by words such as “estimates”, “anticipates”, “projects”, “plans”, “seeks”, “may”, “will”, “expects”, “intends”, “believes”, “should”, and similar expressions or the negative versions thereof and which also may be identified by their context. Such statements are based upon current expectations of the Company and speak only as of the date made. The Company assumes no obligation to publicly update any forward-looking statements. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:
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

CORPORATE PROFILE
Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral, and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment. The Company’s products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded through Nasdaq’s National Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.
MERIDIAN BIOSCIENCE, INC.

Corporate Data	Meridian Bioscience, Inc. and Subsidiaries
Corporate Headquarters
3471 River Hills Drive
Cincinnati, Ohio 45244
(513) 271-3700
Legal Counsel
Keating Muething & Klekamp PLL
Cincinnati, Ohio
Independent Public Accountants
Grant Thornton LLP
Cincinnati, Ohio
Transfer Agent, Registrar and Dividend Reinvestment Administration
Shareholders requiring a change of name, address or ownership of stock, as well as information about shareholder records, lost or stolen certificates, dividend checks, dividend direct deposit, and dividend reinvestment should contact: Computershare Investor Services LLC, P. O. Box 43078, Providence, RI 02940-3078; (888) 294-8217 or (312) 601-4332: e-mail web.queries@computershare.com; or submit your inquiries online through www.computershare.com/contactus.
Annual Meeting
The annual meeting of the shareholders will be held on Thursday, January 18, 2007 at 2:00 p.m. Eastern Time at the Holiday Inn Eastgate, 4501 Eastgate Boulevard, Cincinnati, OH 45245.
Directions to the Holiday Inn Eastgate can be found on our website: www.meridianbioscience.com.
Common Stock Information
NASDAQ National Market System Symbol: “VIVO.” Approximate number of record holders: 1000
The following table sets forth by calendar quarter the high and low sales prices of the Common Stock on the NASDAQ National Market System.

Years Ended September 30,	2006		2005
Quarter ended:	High	Low	High	Low

December 31	23.010	17.760	12.633	8.367
March 31	27.740	20.120	13.707	9.687
June 30	28.000	21.460	14.320	8.853
September 30	25.340	19.240	20.970	9.915
Directors and Officers
Directors
William J. Motto
Chairman of the Board and
Chief Executive Officer
John A. Kraeutler
President and
Chief Operating Officer
James A. Buzard, Ph.D.
Retired Executive
Vice President,
Merrell Dow
Pharmaceuticals, Inc.
Gary P. Kreider
Senior Partner,
Keating Muething &
Klekamp PLL
Robert J. Ready
Chairman of the Board
and President,
LSI Industries, Inc.
David C. Phillips
Co-founder,
Cincinnati Works, Inc.
Officers
William J. Motto
Chairman of the Board and
Chief Executive Officer
John A. Kraeutler
President and
Chief Operating Officer
Richard L. Eberly
Executive Vice President,
President Meridian Life
Science
Lawrence J. Baldini
Executive Vice President,
Operations and Information
Systems
Antonio A. Interno
Senior Vice President,
President and
Managing Director,
Meridian Bioscience Europe
Kenneth J. Kozak
Vice President,
Research and Development
Melissa A. Lueke
Vice President,
Chief Financial Officer
Susan D. Rolih
Vice President,
Regulatory Affairs and
Quality Assurance
Todd W. Motto
Vice President,
Sales and Marketing