Form 10-K, Exhibit 13
period 2007-09-30
MERIDIAN BIOSCIENCE INC
filed 2007-11-30
CIK 794172

Exhibit 13
Meridian Bioscience, Inc. and Subsidiaries
SELECTED FINANCIAL DATA
Income Statement Information (Amounts in thousands, except for per share data)

	FY 2007	FY 2006	FY 2005	FY 2004	FY 2003
Net sales	$122,963	$108,413	$92,965	$79,606	$65,864

Gross profit	74,940	64,684	54,890	45,955	38,383
Operating income	35,030	26,894	20,325	14,956	12,884
Net earnings	26,721	18,333	12,638	9,366	7,077
Basic earnings per share	$0.67	$0.47	$0.36	$0.28	$0.21
Diluted earnings per share	$0.66	$0.46	$0.35	$0,27	$0.21
Cash dividends declared per share	$0.40	$0.28	$0.20	$0.17	$0.15
Book value per share	$2.83	$2.40	$2.14	$0.96	$0.81
Balance Sheet Information

	30-Sep-07	30-Sep-06	30-Sep-05	30-Sep-04	30-Sep-03

Current assets	$93,745	$80,742	$69,725	$35,603	$31,872
Current liabilities	17,067	20,617	19,791	16,650	15,330
Total assets	132,698	120,528	110,134	68,814	65,731
Long-term debt obligations	—	1,803	2,684	17,093	21,505
Shareholders’ equity	112,948	94,350	83,333	32,424	26,795

Forward Looking Statements	The private securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements. Except for historical information, this report contains forward-looking statements which may be identified by words such as “estimates”, “anticipates”, “projects”, “plans”, “seeks”, “may”, “will”, “expects”, “intends”, “believes”, “should” and similar expressions or the negative versions thereof and which also may be identified by their context. Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made. The Company assumes no obligation to publicly update any forward-looking statements. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian’s continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition. While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products. Changes in the relative strength or weakness of the U.S. dollar can change expected result. One of Meridian’s main growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian’s operations. In addition to the factors described in the paragraph, Part 1, Item 1A Risk Factors of our Form 10-K contains a list of uncertainties and risks that may affect the financial performance of the Company.

CORPORATE PROFILE
Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral, and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment. The Company’s products are designed to enhance patient well-being while reducing the total outcome costs dof healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded through. NASDAQ’s Global Select Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.
MERIDIAN BIOSCIENCE, INC.

Corporate Data	Meridian Bioscience, Inc. and Subsidiaries

Corporate Headquarters	Annual Meeting
3471 River Hills Drive	The annual meeting of the shareholders will be held on
Cincinnati, Ohio 45244	Tuesday, January 22, 2008 at 3:00 p.m. Eastern Time at the
(513) 271-3700	Holiday Inn Eastgate, 4501 Eastgate Boulevard, Cincinnati,
OH 45245.
Legal Counsel	Directions to the Holiday Inn Eastgate can be found on our
Keating Muething & Klekamp PLL	website: www.meridianbioscience.com
Cincinnati, Ohio

Independent Public Accountants
Grant Thornton LLP
Cincinnati, Ohio

Transfer Agent, Registrar and Dividend
Reinvestment Administration
Shareholders requiring a change of name, address or ownership of stock, as well as information about shareholder records, lost or stolen certificates, dividend checks, dividend direct deposit, and dividend reinvestment should contact: Computershare Investor Services LLC, P. O. Box 43078, Providence, RI 02940-3078; (888) 294-8217 or (312) 601-4332: e-mail web.queries@com- putershare.com; or submit your inquiries online through www.computershare.com/contactus.

Common Stock Information
NASDAQ Global Select Market Symbol: “VIVO,” Approximate number of beneficial holders: 27,000, Approximate number of record holders: 900.
The following table sets forth by calendar quarter the high and low sales prices of the Common Stock on the NASDAQ Global Select Market.

Years Ended September 30,	2007		2006
Quarter ended:	High	Low	High	Low
December 31	17.160	13.840	15.340	11.840
March 31	19.950	16.250	18.490	13.410
June 30	22.470	18.390	18.670	14.310
September 30	31.200	21.300	16.890	12.830
Directors and Officers
Directors
William J. Motto
Chairman of the Board and
Chief Executive Officer
John A. Kraeutler
President and
Chief Operating Officer
James A. Buzard, Ph.D.
Retired Executive
Vice President,
Merrell Dow
Pharmaceuticals, Inc.
Gary, P. Kreider
Senior Partner,
Keating Muething &
Klekamp PLL
Robert J. Ready
Chairman of the Board
and President,
LSI Industries, Inc.
David C. Phillips
Co-founder,
Cincinnati Works, Inc.
Officers
William J. Motto
Chairman of the Board and
Chief Executive Officer
John A. Kraeutler
President and
Chief Operating Officer
Richard L. Eberly
Executive Vice President,
President Meridian Life
Science
Lawrence J. Baldini
Executive Vice President,
Operations and Information
Systems
Antonio A. Interno
Senior Vice President,
President and
Managing Director,
Meridian Bioscience Europe
Melissa A. Lueke
Vice President,
Chief Financial Officer
Susan D. Rolih
Vice President,
Regulatory Affairs and
Quality Assurance
Todd W. Motto
Vice President,
Sales and Marketing

PERFORMANCE GRAPH
The following graph shows the yearly percentage change in Meridian’s cumulative total shareholder return on its Common Stock as measured by dividing the sum of (A) the cumulative amount of dividends, assuming dividend reinvestment during the periods presented and (B) the difference between Meridian’s share price at the end and the beginning of the periods presented; by the share price at the beginning of the periods presented with the Wilshire 5000 Equity Index and a Peer Group Index. The Peer Group consists of Biomerica, Inc., Idexx Laboratories Corp., Inverness Medical Innovations, Invitrogen Corp., Neogen Corp., Orasure Technologies Inc., Quidel Corp., Strategic Diagnostics Inc. and Trinity Biotech Plc.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Meridian Bioscience, Inc., The Dow Jones Wilshire 5000 Index
And A Peer Group

*	$100 invested on 9/30/02 in stock or index-including reinvestment of dividends. Fiscal year ending September 30.