Form 10-K, Exhibit 13
period 2008-09-30
MERIDIAN BIOSCIENCE INC
filed 2008-11-26
CIK 794172

Exhibit 13
Meridian Bioscience, Inc. and Subsidiaries
SELECTED FINANCIAL DATA
Income Statement Information (Amounts in thousands except for per share data)

	FY 2008	FY 2007	FY 2006	FY 2005	FY 2004

Net sales	$139,639	$122,963	$108,413	$92,965	$79,606
Gross profit	86,480	74,940	64,684	54,890	45,955
Operating Income	44,350	35,030	26,894	20,325	14,956
Net earnings	30,202	26,721	18,333	12,638	9,366
Basic earnings per share	$0.75	$0.67	$0.47	$0.36	$0.28
Diluted earnings per share	$0.74	$0.66	$0.46	$0.35	$0.27
Cash dividends declared per share	$0.53	$0.40	$0.28	$0.21	$0.17
Book value per share	$3.19	$2.83	$2.40	$2.14	$0.96
Balance Sheet Information

	FY 2008	FY 2007	FY 2006	FY 2005	FY 2004

Current assets	$99,458	$93,745	$80,742	$69,725	$35,603
Current liabilities	16,061	17,067	20,617	19,791	16,650
Total assets	146,431	132,698	120,528	110,134	68,814
Long-term debt obligations	—	—	1,803	2,684	17,093
Shareholders’ equity	128,489	112,948	94,350	83,333	32,424
FORWARD LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements. Except for historical information, this Annual Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which may be identified by words such as “estimates”, “anticipates”, “projects, “plans”, “seeks”, “may”, “will”, “expects”, “intends”, “believes”, “should” and similar expressions or the negative versions thereof and which also may be identified by their context. Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made. The Company assumes no obligation to publicly update any forward-looking statements whether as a result of new information or to reflect events or circumstances arising after the date on which they are made. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including without limitation, the following:
Meridian’s continued growth depends, in part, on its ability to introduce into the marketplace enchancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition. While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products. Changes in the relative strength or weakness of the U.S. dollar can change expected results. One of Meridian’s main growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian’s operations. In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list of uncertainties and risks that may affect the financial performance of the Company.

CORPORATE PROFILE
Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral, and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment. The Company’s products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded through NASDAQ’s Global Select Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.
MERIDIAN BIOSCIENCE, INC.

(1) If such Event of Default is a Senior Payment Default, the payment in full in cash of all amounts due with respect to such Senior Payment Default; or

(1) If such Event of Default is a Senior Payment Default, the payment in full in cash of all amounts due with respect to such Senior Payment Default; or

Corporate Data	Meridian Bioscience, Inc. and Subsidiaries

Corporate Headquarters 3471 River Hills Drive Cincinnati, Ohio 45244 (513) 271-3700	Annual Meeting The annual meeting of the shareholders will be held on Tuesday, January 22, 2009 at 2:00 p.m. Eastern Time at the Holiday Inn Eastgate, 4501 Eastgate Boulevard, Cincinnati,

OH 4S245.
Legal Counsel Keating Muething & Klekamp PLL Cincinnati, Ohio	Directions to the Holiday Inn Eastgate can be found on our website: www.meridianbioscience.com.

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

Common Stock Information
NASDAQ Global Select Market Symbol: “VIVO.” Approximate number of beneficial holders: 26,000. Approximate number of record holders: 900.
The following table sets forth by calendar quarter the high and low sales prices of the Common Stock on the NASDAQ Global Select Market.

Years Ended September 30,	2008		2007
Quarter ended:	High	Low	High	Low

December 31	34.240	26.500	17.160	13.840
March 31	36.090	28.910	19.950	16.250
June 30	37.000	25.200	22.470	18.390
September 30	30.500	23.250	31.200	21.300
Directors and Officers

Directors	Officers

William J. Motto
Executive Chairman of the Board

John A. Kraeutler
Chief Executive Officer

James A. Buzard, Ph.D.
Retired Executive
Vice President,
Merrell Dow
Pharmaceuticals, Inc.

Gary P. Kreider
Senior Partner,
Keating Muething &
Klekamp PLL

Robert J. Ready
Chairman of the Board
and President,
LSI Industries Inc.

David C. Phillips
Co-founder,
Cincinnati Works, Inc.	William J. Motto
Executive Chairman of the Board

John A. Kraeutler
Chief Executive Officer

Richard L. Eberly
Executive Vice President,
President Meridian Life Science

Lawrence J. Baldini
Executive Vice President,
Operations and Information Systems

Grady Barnes
Vice President,
Research and Development

Antonio A. Interno
Senior Vice President,
President and
Managing Director,
Meridian Bioscience Europe

Melissa A. Lueke
Vice President,
Chief Financial Officer

Susan D. Rolih
Senior Vice President,
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
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Meridian Bioscience, Inc., The Dow Jones Wilshire 5000 Index
And A Peer Group

*	$100 invested on 9/30/03 in stock & index-including reinvestment of dividends.
Fiscal year ending September 30.
Copyright © 2008 Dow Jones & Co. All rights reserved.