Form 10-K, Exhibit 13
period 2009-09-30
MERIDIAN BIOSCIENCE INC
filed 2009-11-30
CIK 794172

Exhibit 13

Meridian Bioscience, Inc. and Subsidiaries
Selected Financial Data
(Amounts in thousands, except for per share data)
Income Statement Information

	FY 2009	FY 2008	FY 2007	FY 2006	FY 2005
Net sales	$148,274	$139,639	$122,963	$108,413	$92,965
Gross profit	92,783	86,480	74,940	64,684	54,890
Operating income	48,779	44,350	35,030	26,894	20,325
Net earnings	32,759	30,202	26,721	18,333	12,638
Basic earnings per share	$0.81	$0.75	$0.67	$0.47	$0.36
Diluted earnings per share	$0.80	$0.74	$0.66	$0.46	$0.35
Cash dividends declared per share	$0.65	$0.53	$0.40	$0.28	$0.21
Book value per share	$3.40	$3.19	$2.83	$2.40	$2.14
Balance Sheet Information

	FY 2009	FY 2008	FY 2007	FY 2006	FY 2005
Current assets	$117,147	$99,458	$93,745	$80,742	$69,725
Current liabilities	16,752	16,061	17,067	20,617	19,791
Total assets	155,997	146,431	132,698	120,528	110,134
Long-term debt obligations	—	—	—	1,803	2,684
Shareholders’ equity	137,905	128,489	112,948	94,350	83,333
FORWARD LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements. Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as “estimates”, “anticipates”, “projects”, “plans”, “seeks”, “may”, “will”, “expects”, “intends”, “believes”, “should” and similar expressions or the negative versions thereof and which also may be identified by their context. Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made. The Company assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:
Meridian’s continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition. While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers can change expected results. Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products. Changes in the relative strength or weakness of the U.S. dollar can also change expected results. One of Meridian’s main growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian’s operations. The Company cannot predict the possible effects of potential healthcare reform in the United States and similar initiatives in other countries on its results of operations. In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.

CORPORATE PROFILE
Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral, and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment. The Company’s products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, veterinary testing centers, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded through NASDAQ’s Global Select Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.
MERIDIAN BIOSCIENCE, INC. 1

Meridian Bioscience, Inc. and Subsidiaries
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
Annual Meeting
The annual meeting of the shareholders will be held on Thursday, January 21, 2010 at 2:00 p.m. Eastern Time at the Holiday Inn Eastgate, 4501 Eastgate Boulevard, Cincinnati, OH 45245.
Directions to the Holiday Inn Eastgate can be found on our website: www.meridianbioscience.com.
Common Stock Information
NASDAQ Global Select Market Symbol: “VIVO.” Approximate number of beneficial holders: 22,000. Approximate number of record holders: 950.
The following table sets forth by calendar quarter the high and low sales prices of the Common Stock on the NASDAQ Global Select Market.

Years Ended September 30,	2009		2008
Quarter ended:	High	Low	High	Low
December 31	30.250	19.430	34.240	26.500
March 31	26.410	16.500	36.090	28.910
June 30	23.000	14.790	37.000	25.200
September 30	26.200	20.750	30.500	23.250
Directors and Officers

Directors	Officers and Executives

William J. Motto
Executive Chairman of
the Board

John A. Kraeutler
Chief Executive Officer

James A. Buzard, Ph.D.
Retired Executive
Vice President,
Merrell Dow
Pharmaceuticals, Inc.

Gary P. Kreider
Senior Partner,
Keating Muething &
Klekamp PLL
Robert J. Ready
Chairman of the Board
and President,
LSI Industries Inc.

David C. Phillips
Co-founder,
Cincinnati Works, Inc.

James M. Anderson
President and
Chief Operating
Officer, Cincinnati
Children’s Hospital
Medical Center	William J. Motto
Executive Chairman of
the Board

John A. Kraeutler
Chief Executive Officer

Richard L. Eberly
Executive Vice President,
President Meridian Life
Science

Lawrence J. Baldini
Executive Vice President,
Operations and Information
Systems

Melissa A. Lueke
Executive Vice President,
Chief Financial Officer and
Secretary	Antonio A. Interno
Senior Vice President,
President and
Managing Director,
Meridian Bioscience Europe

Susan D. Rolih
Senior Vice President,
Regulatory Affairs and
Quality Assurance

Todd W. Motto
Vice President,
Sales and Marketing

Vecheslav A. Elagin
Vice President, Research
and Development

Marviette Dale
Vice President,
Human Resources

PERFORMANCE GRAPH
The following graph shows the yearly percentage change in Meridian’s cumulative total shareholder return on its Common Stock as measured by dividing the sum of (A) the cumulative amount of dividends, assuming dividend reinvestment during the periods presented and (B) the difference between Meridian’s share price at the end and the beginning of the periods presented; by the share price at the beginning of the periods presented with the Wilshire 5000 Equity Index and a Peer Group Index. The Old Peer Group consists of Biomerica, Inc., Idexx Laboratories Corp., Inverness Medical Innovations, Neogen Corp., Orasure Technologies Inc., Quidel Corp., Strategic Diagnostics Inc. and Trinity Biotech Plc. The New Peer Group Consists of Biomerica, Inc., Idexx Laboratories Corp., Inverness Medical Innovations, Life Technologies Corp., Neogen Corp., Orasure Technologies Inc., Quidel Corp., Strategic Diagnostics Inc. and Trinity Biotech Plc. The Old Peer Group is different from the New Peer Group because of a merger made by one of Meridian’s peers during fiscal 2009.