Form 10-K, Exhibit 13
period 2010-09-30
MERIDIAN BIOSCIENCE INC
filed 2010-11-29
CIK 794172

Exhibit 13
Meridian Bioscience, Inc. and Subsidiaries
SELECTED FINANCIAL DATA
Income Statement Information (Amounts in thousands, except per share data)

	FY 2010	FY 2009	FY 2008	FY 2007	FY 2006
Net sales	$143,000	$148,274	$139,639	$122,963	$108,413
Gross profit	88,475	92,783	86,480	74,940	64,684
Operating income	41,138	48,779	44,350	35,030	26,894
Net earnings	26,647	32,759	30,202	26,721	18,333
Basic earnings per share	$0.66	$0.81	$0.75	$0.67	$0.47
Diluted earnings per share	$0.65	$0.80	$0.74	$0.66	$0.46
Cash dividends declared per share	$0.74	$0.65	$0.53	$0.40	$0.28
Book value per share	$3.38	$3.40	$3.19	$2.83	$2.40
Balance Sheet Information

	FY 2010	FY 2009	FY 2008	FY 2007	FY 2006
Current assets	$94,020	$117,147	$99,458	$93,745	$80,742
Current liabilities	14,147	16,752	16,061	17,067	20,617
Total assets	154,785	155,997	146,431	132,698	120,528
Long-term debt obligations	—	—	—	—	1,803
Shareholders’ equity	137,361	137,905	128,489	112,948	94,350
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
Meridian’s continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition. While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers can change expected results. Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products. Changes in the relative strength or weakness of the U.S. dollar can also change expected results. One of Meridian’s main growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian’s operations. There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention and there may be additional risks with respect to Meridian’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives. The Company cannot predict the possible impact of recently-enacted United States healthcare legislation and any similar initiatives in other countries on its results of operations. In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.

CORPORATE PROFILE

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment. The Company’s products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, veterinary testing centers, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded through NASDAQ’s Global Select Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.

MERIDIAN BIOSCIENCE, INC. 1

Meridian Bioscience, Inc. and Subsidiaries
Corporate Data
Corporate Headquarters
3471 River Hills Drive
Cincinnati, Ohio 45244
(513) 271-3700
Legal Counsel
Keating Muething & Klekamp PLL
Cincinnati, Ohio
Independent Public Accountants
Grant Thornton LLP
Cincinnati, Ohio
Transfer Agent, Registrar and Dividend Reinvestment Administration
Shareholders requiring a change of name, address or ownership of stock, as well as information about shareholder records, lost or stolen certificates, dividend checks, dividend direct deposit, and dividend reinvestment should contact: Computershare Trust Company, P. O. Box 43078, Providence, RI 02940-3078; (888) 294-8217 or (781) 575-3120 (International holders only): e-mail web.queries@computershare.com; or submit your inquiries online through www.computershare.com/contactus.
Annual Meeting
The annual meeting of the shareholders will be held on Thursday, January 20, 2011 at 2:00 p.m. Eastern Time at the Holiday Inn Eastgate, 4501 Eastgate Boulevard, Cincinnati, OH 45245.
Directions to the Holiday Inn Eastgate can be found on our website: www.meridianbioscience.com.
Common Stock Information
NASDAQ Global Select Market Symbol: “VIVO.” Approximate number of beneficial holders: 19,700. Approximate number of record holders: 1,000.
The following table sets forth by calendar quarter the high and low sales prices of the Common Stock on the NASDAQ Global Select Market.

Years Ended September 30,	2010		2009
Quarter ended:	High	Low	High	Low
December 31	24.970	19.960	30.250	19.430
March 31	23.930	19.440	26.410	16.500
June 30	20.510	16.030	23.000	14.790
September 30	21.980	16.590	26.200	20.750
Directors and Officers
Directors
William J. Motto
Executive Chairman of the Board
John A. Kraeutler
Chief Executive Officer
James A. Buzard, Ph.D.
Retired Executive Vice President, Merrell Dow Pharmaceuticals, Inc.
Gary P. Kreider
Senior Partner, Keating Muething & Klekamp PLL
Robert J. Ready
Chairman of the Board and President, LSI Industries Inc.
David C. Phillips
Co-founder, Cincinnati Works, Inc.
James M. Anderson
Retired President and Chief Executive Officer, Cincinnati Children’s Hospital Medical Center
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
James A. Barter
Vice President, Sales and Marketing
Vecheslav A. Elagin
Vice President, Research and Development
Marviette Dale
Vice President, Human Resources

PERFORMANCE GRAPH
The following graph shows the yearly percentage change in Meridian’s cumulative total shareholder return on its Common Stock as measured by dividing the sum of (A) the cumulative amount of dividends, assuming dividend reinvestment during the periods presented and (B) the difference between Meridian’s share price at the end and the beginning of the periods presented; by the share price at the beginning of the periods presented with the Wilshire 5000 Equity Index and a Peer Group Index. The Peer Group consists of Alere Inc., Biomerica, Inc., IDEXX Laboratories, Inc., Life Technologies Corporation, Neogen Corporation, Orasure Technologies Inc., Quidel Corporation, Strategic Diagnostics Inc. and Trinity Biotech Plc.