Form 10-K, Exhibit 13
period 2011-09-30
MERIDIAN BIOSCIENCE INC
filed 2011-11-29
CIK 794172

Exhibit 13
Meridian Bioscience, Inc. and Subsidiaries
Selected Financial Data
Income Statement Information (Amounts in thousands, except per share data)

	FY 2011	FY 2010	FY 2009	FY 2008	FY 2007
Net sales	$159,723	$143,000	$148,274	$139,639	$122,963
Gross profit	99,298	88,696	92,442	86,480	74,940
Operating income	40,033	41,138	48,779	44,350	35,030
Net earnings	26,831	26,647	32,759	30,202	26,721
Basic earnings per share	$0.66	$0.66	$0.81	$0.75	$0.67
Diluted earnings per share	$0.65	$0.65	$0.80	$0.74	$0.66
Cash dividends declared per share	$0.76	$0.74	$0.65	$0.53	$0.40
Book value per share	$3.36	$3.38	$3.40	$3.19	$2.83
Balance Sheet Information

	FY 2011	FY 2010(1)	FY 2009	FY 2008	FY 2007
Current assets	$90,354	$95,305	$117,147	$99,458	$93,745
Current liabilities	15,264	14,524	16,752	16,061	17,067
Total assets	155,493	154,641	155,997	146,431	132,698
Long-term debt obligations	—	—	—	—	—
Shareholders’ equity	138,524	137,361	137,905	128,489	112,948

(1)	Adjusted to reflect finalization of Bioline Group purchase accounting and the change in accounting for illumigene® instruments.
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
Meridian’s continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition. While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis. Meridian relies on proprietary, patented and liscensed technologies, and the Company’s ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers can change expected results. Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products. The international scope of Meridian’s operations, including changes in the relative strength or weakness of the U.S. dollar, can make results difficult to predict. One of Meridian’s main growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian’s operations. There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention and there may be additional risks with respect to Meridian’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives. The Company cannot predict the possible impact of recently-enacted United States healthcare legislation and any similar initiatives in other countries on its results of operations. In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.

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
MERIDIAN BIOSCIENCE, INC. 1

Meridian Bioscience, Inc. and Subsidiaries
Corporate Data
Corporate Headquarters
3471 River Hills Drive
Cincinnati, Ohio 45244
(513) 271-3700
Legal Counsel
Keating Muething & Klekamp PLL
Cincinnati, Ohio
Independent Public Accountants
Grant Thornton LLP
Cincinnati, Ohio
Transfer Agent, Registrar and Dividend
Reinvestment Administration
Shareholders requiring a change of name, address or ownership of stock, as well as information about shareholder records, lost or stolen certificates, dividend checks, dividend direct deposit, and dividend reinvestment should contact: Computershare Trust Company, P. O. Box 43078, Providence, RI 02940-3078; (888) 294-8217 or (781) 575-3120 (International holders only): e-mail: web.queries@computershare.com; or submit your inquiries online through www.computershare.com/contactus.
Annual Meeting
The annual meeting of the shareholders will be held on Wednesday, January 25, 2012 at 2:00 p.m. Eastern Time at the Holiday Inn Eastgate, 4501 Eastgate Boulevard, Cincinnati, OH 45245. Directions to the Holiday Inn Eastgate can be found on our website: www.meridianbioscience.com.
Common Stock Information
NASDAQ Global Select Market Symbol: “VIVO.” Approximate number of beneficial holders: 18,100. Approximate number of record holders: 1,000.

The following table sets forth by calendar quarter the high and low sales prices of the Common Stock on the NASDAQ Global Select Market.

Years Ended September 30,	2011		2010
Quarter ended:	High	Low	High	Low
December 31	24.440	21.000	24.970	19.960
March 31	24.000	20.050	23.930	19.440
June 30	24.990	22.180	20.510	16.030
September 30	27.370	15.710	21.980	16.590
Directors and Officers

Directors		Officers and Executives

William J. Motto	David C. Phillips	William J. Motto	Marco G. Calzavara
Executive Chairman of	Co-founder,	Executive Chairman of	President and
the Board	Cincinnati Works, Inc.	the Board	Managing Director,
Meridian Bioscience Europe

John A. Kraeutler	James M. Anderson	John A. Kraeutler
Chief Executive Officer	Retired President and Chief Executive	Chief Executive Officer	Susan D. Rolih Senior Vice President,
Gary P. Kreider	Officer, Cincinnati	Richard L. Eberly	Regulatory Affairs and
Retired Partner, Keating Muething & Klekamp PLL	Children’s Hospital Medical Center	Executive Vice President, Chief Commercial Officer	Quality Assurance
Vecheslav A. Elagin
		Lawrence J. Baldini	Senior Vice President,
Robert J. Ready		Executive Vice President,	Research and Development
Chairman of the Board and CEO, LSI Industries Inc.		Operations and Information Systems
Marviette D. Johnson Vice President,
		Melissa A. Lueke	Human Resources
Executive Vice President, Chief Financial Officer and Secretary

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
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Meridian Bioscience, Inc., the Wilshire 5000 Index
and a Peer Group

*	$100 invested on 9/30/06 in stock or index, including reinvestment of dividends.

Fiscal year ending September 30.