Form 10-K, Exhibit 13
period 2012-09-30
MERIDIAN BIOSCIENCE INC
filed 2012-11-29
CIK 794172

Exhibit 13

Meridian Bioscience, Inc. and Subsidiaries

Selected Financial Data

Income Statement Information (Amounts in thousands, except per share data)

	FY 2012	FY 2011	FY 2010	FY 2009	FY 2008
Net sales	$173,542	$159,723	$143,000	$148,274	$139,639
Gross profit	109,878	99,298	88,696	92,442	86,480
Operating income	49,296	40,033	41,138	48,779	44,350
Net earnings	33,371	26,831	26,647	32,759	30,202
Basic earnings per share	$0.81	$0.66	$0.66	$0.81	$0.75
Diluted earnings per share	$0.80	$0.65	$0.65	$0.80	$0.74
Cash dividends declared per share	$0.76	$0.76	$0.74	$0.65	$0.53
Book value per share	$3.46	$3.36	$3.38	$3.40	$3.19

Balance Sheet Information

	FY 2012	FY 2011	FY 2010(1)	FY 2009	FY 2008
Current assets	$96,590	$90,354	$95,305	$117,147	$99 ,458
Current liabilities	18,462	15,264	14,524	16,752	16,061
Total assets	161,381	155,493	154,641	155,997	146,431
Long-term debt obligations	—	—	—	—	—
Shareholders’ equity	142,748	138,524	137,361	137,905	128,489

(1)	Adjusted to reflect finalization of Bioline Group purchase accounting and the change in accounting for illumigene® instruments.

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

Meridian’s continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition. While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis. Meridian relies on proprietary, patented and liscensed technologies, and the Company’s ability to protect its intellectual property rights, as well as potential for intellectual property litigation, would impact its results. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers can change expected results. Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products. The international scope of Meridian’s operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can make results difficult to predict. One of Meridian’s growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian’s operations. There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention and there may be additional risks with respect to Meridian’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives. The Company cannot predict the possible impact of recently-enacted United States healthcare legislation and any similar initiatives in other countries on its results of operations. In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.

CORPORATE PROFILE

Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment. The Company’s products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded on NASDAQ’s Global Select Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.

MERIDIAN BIOSCIENCE, INC. 1

Meridian Bioscience, Inc. and Subsidiaries

Corporate Data

Corporate Headquarters

3471 River Hills Drive

Cincinnati, Ohio 45244

(513) 271-3700

Legal Counsel

Keating Muething & Klekamp PLL

Cincinnati, Ohio

Independent Public Accountants

Grant Thornton LLP

Cincinnati, Ohio

Transfer Agent, Registrar and Dividend

Reinvestment Administration

Shareholders requiring a change of name, address or ownership of stock, as well as information about shareholder records, lost or stolen certificates, dividend checks, dividend direct deposit, and dividend reinvestment should contact: Computershare Trust Company, P. 0. Box 43078, Providence, RI 02940-3078;

(888) 294-8217 or (781) 575-3120 (International holders only):

e-mail:web.queries@computershare.com; or submit your inquiries online through www.computershare.com/contactus.

Annual Meeting

The annual meeting of the shareholders will be held on Wednesday, January 23, 2013 at 2:00 p.m. Eastern Time at the Holiday Inn Eastgate, 4501 Eastgate Boulevard, Cincinnati, OH 45245. Directions to the Holiday Inn Eastgate can be found on our website: www. meridianbioscience.com.

Common Stock Information

NASDAQ Global Select Market Symbol: “VIVO.” Approximate number of beneficial holders: 17,600. Approximate number of record holders: 950.

The following table sets forth by calendar quarter the high and low sales prices of the Common Stock on the NASDAQ Global Select Market.

Years Ended September 30,	2012		2011
Quarter ended:	High	Low	High	Low
December 31	19.540	14.810	24.440	21.000
March 31	20.260	16.830	24.000	20.050
June 30	21.060	18.020	24.990	22.180
September 30	20.660	16.190	27.370	15.710

Directors and Officers

Directors

William J. Motto Executive Chairman of the Board John A. Kraeutler Chief Executive Officer	James M. Anderson Retired President and Chief Executive Officer, Cincinnati Children’s Hospital Medical Center

Robert J. Ready Chairman of the Board and CEO, LSI Industries Inc.

David C. Phillips Co-founder, Cincinnati Works, Inc.

Officers and Executives

William J. Motto Executive Chairman of the Board	Marco G. Calzavara President and Managing Director, Meridian Bioscience Europe

John A. Kraeutler Chief Executive Officer Richard L. Eberly Executive Vice President, President, Meridian Life Science Lawrence J. Baldini Executive Vice President, Operations and Information Systems

Susan D. Rolih

Senior Vice President, Regulatory Affairs and Quality Assurance

Vecheslav A. Elagin Executive Vice President, Research and Development

Marviette D. Johnson

Vice President,

Human Resources

Melissa A. Lueke Executive Vice President, Chief Financial Officer and Secretary	Michael L. Patrick Vice President, Sales and Marketing

PERFORMANCE GRAPH

The following graph shows the yearly percentage change in Meridian’s cumulative total shareholder return on its Common Stock as measured by dividing the sum of (A) the cumulative amount of dividends, assuming dividend reinvestment during the periods presented and (B) the difference between Meridian’s share price at the end and the beginning of the periods presented; by the share price at the beginning of the periods presented with the Wilshire 5000 Equity Index and a Peer Group Index. The Old Peer Group consists of Alere Inc., Biomerica, Inc., IDEXX Laboratories, Inc., Life Technologies Corporation, Neogen Corporation, Orasure Technologies Inc., Quidel Corporation, Strategic Diagnostics Inc. and Trinity Biotech Plc. The New Peer Group consists of Alere Inc., Cepheid, IDEXX Laboratories, Inc., Life Technologies Corporation, Neogen Corporation, Orasure Technologies Inc., Quidel Corporation and Trinity Biotech Plc.