Form 10-K, Exhibit 13
period 2013-09-30
MERIDIAN BIOSCIENCE INC
filed 2013-11-29
CIK 794172

Exhibit 13

Meridian Bioscience, Inc. and Subsidiaries

Selected Financial Data

Income Statement Information (Amounts in thousands, except per share data)

	FY 2013	FY 2012	FY 2011	FY 2010	FY 2009
Net sales	$188,686	$172,712	$158,836	$142,213	$147,844
Gross profit	121,044	109,048	98,411	87,909	92,012
Operating income	57,314	49,296	40,033	41,138	48,779
Net earnings	38,032	33,371	26,831	26,647	32,759
Basic earnings per share	$0.92	$0.81	$0.66	$0.66	$0.81
Diluted earnings per share	$0.91	$0.80	$0.65	$0.65	$0.80
Cash dividends declared per share	$0.76	$0.76	$0.76	$0.74	$0.65
Book value per share	$3.73	$3.46	$3.36	$3.38	$3.40

Balance Sheet Information

	FY 2013	FY 2012	FY 2011	FY 2010	FY 2009
Current assets	$114,088	$96,590	$90,354	$95,305	$117,147
Current liabilities	21,703	18,462	15,264	14,524	16,752
Total assets	176,748	161,381	155,493	154,641	155,997
Long-term debt obligations	—	—	—	—	—
Shareholders’ equity	155,045	142,748	138,524	137,361	137,905

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

Meridian’s continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition, and its ability to effectively sell such products. While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis. Meridian relies on proprietary, patented and licensed technologies, and the Company’s ability to protect its intellectual property rights, as well as potential for intellectual property litigation, would impact its results. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers can change expected results. Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products. The international scope of Meridian’s operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict. One of Meridian’s main growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian’s operations. There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention and there may be additional risks with respect to Meridian’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives. The Company cannot predict the possible impact of recently-enacted United States healthcare legislation and any similar initiatives in other countries on its results of operations. In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.

CORPORATE PROFILE

Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment. The Company’s products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.

MERIDIAN BIOSCIENCE, INC. 1

Meridian Bioscience, Inc. and Subsidiaries

Corporate Data

Corporate Headquarters 3471 River Hills Drive Cincinnati, Ohio 45244 (513) 271-3700 Legal Counsel Keating Muething & Klekamp PLL Cincinnati, Ohio

Annual Meeting

The annual meeting of the shareholders will be held on Wednesday,

January 22, 2014 at 2:00 p.m. Eastern Time at the Holiday Inn

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

Common Stock Information

NASDAQ Global Select Market Symbol: “VIVO.” Approximate number of beneficial holders: 15,900. Approximate number of record holders: 900.

The following table sets forth by calendar quarter the high and low sales prices of the Common Stock on the NASDAQ Global Select Market.

Years Ended September 30,	2013		2012
Quarter ended:	High	Low	High	Low
December 31	20.82	18.65	19.54	14.81
March 31	23.04	20.27	20.26	16.83
June 30	23.05	19.15	21.06	18.02
September 30	25.10	21.59	20.66	16.19

Directors and Officers

Directors		Officers and Executives

William J. Motto

Executive Chairman of

the Board

John A. Kraeutler

Chief Executive Officer

Robert J. Ready

Chairman of the Board

and CEO,

LSI Industries Inc.

David C. Phillips

Co-founder,

Cincinnati Works, Inc.

James M. Anderson Retired President and Chief Executive Officer, Cincinnati Children’s Hospital Medical Center

William J. Motto

Executive Chairman of

the Board

John A. Kraeutler

Chief Executive Officer

Richard L. Eberly

Executive Vice President,

President, Meridian Life

Science

Lawrence J. Baldini

Executive Vice President,

Operations and Information

Systems

Melissa A. Lueke

Executive Vice President,

Chief Financial Officer and

Secretary

Marco G. Calzavara

President and

Managing Director,

Meridian Bioscience Europe

Susan D. Rolih

Executive Vice President,

Regulatory and Quality

Systems

Vecheslav A. Elagin

Executive Vice President,

Research and Development

Marviette D. Johnson

Vice President,

Human Resources

Michael L. Patrick

Vice President,

Sales and Marketing

PERFORMANCE GRAPH

The following graph shows the yearly percentage change in Meridian’s cumulative total shareholder return on its Common Stock as measured by dividing the sum of (A) the cumulative amount of dividends, assuming dividend reinvestment during the periods presented and (B) the difference between Meridian’s share price at the end and the beginning of the periods presented; by the share price at the beginning of the periods presented with the Wilshire 5000 Equity Index and a Peer Group Index. The Peer Group consists of Alere Inc., Cepheid, IDEXX Laboratories, Inc., Life Technologies Corporation, Neogen Corporation, Orasure Technologies Inc., Quidel Corporation and Trinity Biotech Plc.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among Meridian Bioscience, Inc., the Wilshire 5000 Index, and a Peer Group

*	$100 invested on 9/30/08 in stock or index, including reinvestment of dividends.

Fiscal year ending September 30.