Form 10-K, Exhibit 13
period 2015-09-30
MERIDIAN BIOSCIENCE INC
filed 2015-11-30
CIK 794172

Exhibit 13

Meridian Bioscience, Inc. and Subsidiaries

Selected Financial Data

Income Statement Information (Amounts in thousands, except per share data)

	FY 2015	FY 2014	FY 2013	FY 2012	FY 2011
Net revenues	$194,830	$188,832	$188,686	$172,712	$158,836
Gross profit	121,882	117,243	121,044	109,048	98,411
Operating income	56,060	52,392	57,314	49,296	40,033
Net earnings	35,540	34,743	38,032	33,371	26,831
Basic earnings per share	$0.85	$0.84	$0.92	$0.81	$0.66
Diluted earnings per share	$0.85	$0.83	$0.91	$0.80	$0.65
Cash dividends declared per share	$0.80	$0.79	$0.76	$0.76	$0.76
Book value per share	$3.96	$3.87	$3.73	$3.46	$3.36

Balance Sheet Information

	FY 2015	FY 2014	FY 2013	FY 2012	FY 2011
Current assets	$122,853	$112,748	$114,088	$96,590	$90,354
Current liabilities	15,251	13,735	19,617	16,772	13,948
Total assets	183,282	176,929	176,748	161,381	155,493
Long-term debt obligations	—	—	—	—	—
Shareholders’ equity	165,873	161,029	155,045	142,748	138,524

Forward-Looking Statements

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

Meridian’s continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition, and its ability to effectively sell such products. While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis. Meridian relies on proprietary, patented and licensed technologies, and the Company’s ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers, can change expected results. Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products. The international scope of Meridian’s operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict. One of Meridian’s growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian’s operations. There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention, and there may be additional risks with respect to Meridian’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives. Meridian cannot predict the possible impact of U.S. health care legislation enacted in 2010 - the Patient Protection and Affordable Care Act, as amended by the Health Care Education Reconciliation Act - and any modification or repeal of any of the provisions thereof, and any similar initiatives in other countries on its results of operations. Efforts to reduce the U.S. federal deficit, breaches of Meridian’s information technology systems and natural disasters and other events could have a materially adverse effect on Meridian’s results of operations and revenues. In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.

CORPORATE PROFILE

Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical-enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment. The Company’s products are designed to enhance patient well-being while reducing the total outcome costs of health care. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, diagnostics manufacturers and biotech companies in more than 70 countries around the world. The Company’s shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.

MERIDIAN BIOSCIENCE, INC. 1

Meridian Bioscience, Inc. and Subsidiaries

Corporate Data

Corporate Headquarters	Annual Meeting
3471 River Hills Drive Cincinnati, Ohio 45244 (513) 271-3700

The annual meeting of the shareholders will be held on Wednesday, January 27, 2016 at 2:00 p.m. Eastern Time at the Holiday Inn Eastgate, 4501 Eastgate Boulevard, Cincinnati, Ohio 45245.

Directions to the Holiday Inn Eastgate can be found on our

website: www.meridianbioscience.com.

Legal Counsel
Keating Muething & Klekamp PLL
Cincinnati, Ohio

Independent Registered Public Accounting Firm
Grant Thornton LLP
Cincinnati, Ohio

Transfer Agent, Registrar and Dividend
Reinvestment Administration
Shareholders requiring a change of name, address or ownership of stock, as well as information about shareholder records, lost or stolen certificates, dividend checks, dividend direct deposit, and dividend reinvestment should contact: Computershare Trust Company, N.A., P.O. Box 30170, College Station, TX 77842-3170; (888) 294-8217 or (781) 575-3120 (International holders only); or submit your inquiries online through https://www-us.computershare.com/investor/contact.

Common Stock Information

NASDAQ Global Select Market Symbol: “VIVO.” Approximate number of beneficial holders: 16,500. Approximate number of record holders: 800.

The following table sets forth by quarter the high and low sales prices of the Common Stock on the NASDAQ Global Select Market.

	Fiscal 2015		Fiscal 2014
Quarter ended:	High	Low	High	Low
December 31	19.00	15.80	26.65	22.61
March 31	20.28	15.56	27.72	20.27
June 30	19.63	17.42	23.13	19.14
September 30	19.84	16.60	21.22	17.52

Directors and Officers

Directors		Officers and Executives

John A. Kraeutler	John C. McIlwraith	John A. Kraeutler	Vecheslav A. Elagin
Chairman of	Managing Director,	Chairman of	Executive Vice President,
the Board and	Allos Ventures	the Board and	Research and Development
Chief Executive Officer		Chief Executive Officer
	David C. Phillips		Melissa A. Lueke
James M. Anderson	Co-founder,	Lawrence J. Baldini	Executive Vice President,
Retired President and	Cincinnati Works, Inc.	Executive Vice President,	Chief Financial Officer and
Chief Executive		Operations and Information	Secretary
Officer, Cincinnati	Catherine A. Sazdanoff	Systems
Children’s Hospital	Chief Executive Officer and		Susan D. Rolih
Medical Center	President,	Marco G. Calzavara	Executive Vice President,
	Sazdanoff Consulting LLC	President and	Regulatory and Quality
Dwight E. Ellingwood		Managing Director,	Systems
Senior Vice President,		Meridian Bioscience Europe
Strategy, Communications			Michael C. Shaughnessy
and Public Affairs,		Richard L. Eberly	Executive Vice President,
TriHealth		Executive Vice President,	President, Meridian
		President, Meridian Life	Diagnostics
Science

PERFORMANCE GRAPH

The following graph shows the yearly percentage change in Meridian’s cumulative total shareholder return on its Common Stock as measured by dividing the sum of (A) the cumulative amount of dividends, assuming dividend reinvestment during the periods presented and (B) the difference between Meridian’s share price at the end and the beginning of the periods presented; by the share price at the beginning of the periods presented with the NASDAQ Composite Index and a Peer Group Index. The Peer Group consists of Alere Inc., Cepheid, IDEXX Laboratories, Inc., Neogen Corporation, Orasure Technologies Inc., Quidel Corporation and Trinity Biotech Plc.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among Meridian Bioscience, Inc., the NASDAQ Composite Index, and a Peer Group

*	$100 invested on 9/30/10 in stock or index, including reinvestment of dividends.

Fiscal year ending September 30.