Form 10-K, Exhibit 13
period 2016-09-30
MERIDIAN BIOSCIENCE INC
filed 2016-11-29
CIK 794172

Exhibit 13

Meridian Bioscience, Inc. and Subsidiaries

Selected Financial Data

Income Statement Information (Amounts in thousands, except per share data)

	FY 2016	FY 2015	FY 2014	FY 2013	FY 2012
Net revenues	$196,082	$194,830	$188,832	$188,686	$172,712
Gross profit	127,787	121,882	117,243	121,044	109,048
Operating income	51,378	56,060	52,392	57,314	49,296
Net earnings	32,229	35,540	34,743	38,032	33,371
Basic earnings per share	$0.77	$0.85	$0.84	$0.92	$0.81
Diluted earnings per share	$0.76	$0.85	$0.83	$0.91	$0.80
Cash dividends declared per share	$0.80	$0.80	$0.79	$0.76	$0.76
Book value per share	$3.95	$3.96	$3.87	$3.73	$3.46

Balance Sheet Information

	FY 2016	FY 2015	FY 2014	FY 2013	FY 2012
Current assets	$126,791	$119,422	$108,832	$109,943	$93,661
Current liabilities	22,571	15,251	13,735	19,617	16,772
Total assets	251,823	183,282	176,929	176,748	161,210
Long-term debt obligations	58,360	—	—	—	—
Shareholders’ equity	166,472	165,873	161,029	155,045	142,748

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

Meridian’s continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition, and its ability to effectively sell such products. While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis or in protecting its intellectual property. Meridian relies on proprietary, patented and licensed technologies. As such, the Company’s ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers, can change expected results. Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products, as can the uncertainty of regulatory approvals and the regulatory process. The international scope of Meridian’s operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict. One of Meridian’s growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian’s operations. There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention, and there may be additional risks with respect to Meridian’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives. Meridian cannot predict the possible impact of U.S. health care legislation enacted in 2010 - the Patient Protection and Affordable Care Act, as amended by the Health Care Education Reconciliation Act - and any modification or repeal of any of the provisions thereof, and any similar initiatives in other countries on its results of operations. Efforts to reduce the U.S. federal deficit, breaches of Meridian’s information technology systems and natural disasters and other events could have a materially adverse effect on Meridian’s results of operations and revenues. In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our most recent Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission contain a list and description of uncertainties, risks and other matters that may affect the Company. Readers should carefully review these forward-looking statements and risk factors and not place undue reliance on our forward-looking statements.

Corporate Profile
Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic test kits, rare reagents, specialty biologicals and components. Utilizing a variety of methods, our diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as infections and lead poisoning. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment. The Company’s diagnostic products are designed to enhance patient well-being while reducing the total outcome costs of health care. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, and blood lead level testing. In addition, Meridian is a supplier of rare reagents, specialty biologicals and components used by organizations in the life science and agribio industries engaged in research. Its products are also used by companies as components in the manufacture of diagnostics. The Company markets its products and technologies to hospitals, reference laboratories, research centers, diagnostics manufacturers and agribio companies in more than 70 countries around the world. The Company’s shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.
MERIDIAN BIOSCIENCE, INC. 1

Meridian Bioscience, Inc. and Subsidiaries

Corporate Data

Corporate Headquarters 3471 River Hills Drive Cincinnati, Ohio 45244 (513) 271-3700

Annual Meeting

The annual meeting of the shareholders will be held on Wednesday, January 25, 2017 at 2:00 p.m. Eastern Time at the Holiday Inn Eastgate, 4501 Eastgate Boulevard, Cincinnati, Ohio 45245.

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

Common Stock Information

NASDAQ Global Select Market Symbol: “VIVO.” Approximate number of beneficial holders: 17,700. Approximate number of record holders: 525.

The following table sets forth by quarter the high and low sales prices of the Common Stock on the NASDAQ Global Select Market.

	Fiscal 2016		Fiscal 2015
Quarter ended:	High	Low	High	Low
December 31	21.23	16.86	19.00	15.80
March 31	21.40	17.88	20.28	15.56
June 30	21.49	18.12	19.63	17.42
September 30	20.68	18.82	19.84	16.60

Directors and Officers

Directors		Officers and Executives

John A. Kraeutler	John C. McIlwraith	John A. Kraeutler	Vecheslav A. Elagin
Chairman of	Managing Director,	Chairman of	Executive Vice President,
the Board and	Allos Ventures	the Board and	Research and Development
Chief Executive Officer		Chief Executive Officer
	David C. Phillips		Melissa A. Lueke
James M. Anderson	Co-founder,	Lawrence J. Baldini	Executive Vice President,
Retired President and	Cincinnati Works, Inc.	Executive Vice President,	Chief Financial Officer and
Chief Executive		President, Global Operations	Secretary
Officer, Cincinnati	Catherine A. Sazdanoff
Children’s Hospital	Chief Business Officer,	Marco G. Calzavara	Susan D. Rolih
Medical Center	Strata Oncology, Inc.	President and	Executive Vice President,
		Managing Director,	Global Regulatory and Quality
Dwight E. Ellingwood		Meridian Bioscience Europe	Systems
President,
D.E.E. Strategy		Richard L. Eberly	Amy M. Winslow
Consulting, LLC		Executive Vice President,	Executive Vice President,
		President and Chief	President, Magellan
Commercial Officer

PERFORMANCE GRAPH

The following graph shows the yearly percentage change in Meridian’s cumulative total shareholder return on its Common Stock as measured by dividing the sum of (A) the cumulative amount of dividends, assuming dividend reinvestment during the periods presented and (B) the difference between Meridian’s share price at the end and the beginning of the periods presented; by the share price at the beginning of the periods presented with the NASDAQ Composite Index and a Peer Group Index. The 2015 Peer Group consists of Alere Inc., Cepheid, IDEXX Laboratories, Inc., Neogen Corporation, Orasure Technologies Inc., Quidel Corporation, and Trinity Biotech Plc. The 2016 Peer Group consists of IDEXX Laboratories, Inc., Luminex Corporation, Myriad Genetics, Inc., Neogen Corporation, Orasure Technolgies Inc., Quidel Corporation, and Trinity Biotech Plc.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among Meridian Bioscience, Inc., the NASDAQ Composite Index,

2015 Peer Group and 2016 Peer Group

*	$100 invested on 9/30/11 in stock or index, including reinvestment of dividends.

Fiscal year ending September 30.