Form 10-K, Exhibit 13
period 2017-09-30
MERIDIAN BIOSCIENCE INC
filed 2017-11-29
CIK 794172

Exhibit 13

Meridian Bioscience, Inc. and Subsidiaries

Selected Financial Data

Income Statement Information (Amounts in thousands, excet per share data)

	FY 2017	FY 2016	FY 2015	FY 2014	FY 2013
Net revenues	$200,771	$196,082	$194,830	$188,832	$188,686
Gross profit	124,883	127,787	121,882	117,243	121,044
Operating income	37,382	51,378	56,060	52,392	57,314
Net earnings	21,557	32,229	35,540	34,743	38,032
Basic earnings per share	$0.51	$0.77	$0.85	$0.84	$0.92
Diluted earnings per share	$0.51	$0.76	$0.85	$0.83	$0.91
Cash dividends declared per share	$0.575	$0.80	$0.80	$0.79	$0.76
Book value per share	$4.02	$3.95	$3.96	$3.87	$3.73

Balance Sheet Information

	FY 2017	FY 2016	FY 2015	FY 2014	FY 2013
Current assets	$133,875	$126,791	$119,422	$108,832	$109,943
Current liabilities	22,887	22,571	15,251	13,735	19,617
Total assets	249,777	252,028	183,282	176,929	176,748
Long-term debt obligations	54,647	58,360	—	—	—
Shareholders’ equity	169,585	166,472	165,873	161,029	155,045

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

Meridian’s operating results, financial condition and continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition, its ability to effectively sell such products and its ability to successfully expand and effectively manage increased sales and marketing operations. While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis or in protecting its intellectual property, and unexpected or costly manufacturing costs associated with the ramp up of new products could cause actual results to differ from expectations. Meridian relies on proprietary, patented and licensed technologies. As such, the Company’s ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers, can change expected results. Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products, as can the uncertainty of regulatory approvals and the regulatory process. The international scope of Meridian’s operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict. One of Meridian’s growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian’s operations. There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention, and there may be additional risks with respect to Meridian’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives. Meridian cannot predict the outcome of goodwill impairment testing and the impact of possible goodwill impairments on Meridian’s earnings and financial results. Meridian cannot predict the possible impact of U.S. health care legislation enacted in 2010 - the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act - and any modification or repeal of any of the provisions thereof initiated by Congress or the presidential administration, and any similar initiatives in other countries on its results of operations. Efforts to reduce the U.S. federal deficit, the outcome of tax reform legislation, breaches of Meridian’s information technology systems and natural disasters and other events could have a materially adverse effect on Meridian’s results of operations and revenues. We have identified a material weakness in our internal control over financial reporting that, if not properly corrected, could materially adversely affect our operations and result in material misstatements in our financial statements. In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our most recent Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission contain a list and description of uncertainties, risks and other matters that may affect the Company. Readers should carefully review these forward-looking statements and risk factors and not place undue reliance on our forward-looking statements.

Meridian Bioscience, Inc. and Subsidiaries

Corporate Data

Corporate Headquarters	Annual Meeting
3471 River Hills Drive Cincinnati, Ohio 45244 (513) 271-3700	The annual meeting of the shareholders will be held on Thursday, January 25, 2018 at 2:00 p.m. Eastern Time at the Holiday Inn Eastgate, 4501 Eastgate Boulevard, Cincinnati, Ohio 45245. Directions to the Holiday Inn Eastgate can be found on our website: www.meridianbioscience.com.
Legal Counsel
Keating Muething & Klekamp PLL
Cincinnati, Ohio
Independent Registered Public Accounting Firm
Grant Thornton LLP
Cincinnati, Ohio
Transfer Agent, Registrar and Dividend
Reinvestment Administration
Shareholders requiring a change of name, address or ownership of stock, as well as information about shareholder records, lost or stolen certificates, dividend checks, dividend direct deposit, and dividend reinvestment should contact: Computershare Trust Company, N.A., P.O. Box 505000, Louisville, KY 40233; (888) 294-8217 or (781) 575-3120 (International holders only); or submit your inquiries online through https://www-us.computershare.com/investor/contact.

Common Stock Information

NASDAQ Global Select Market Symbol: “VIVO.” Approximate number of beneficial holders: 15,200. Approximate number of record holders: 675.

The following table sets forth by quarter the high and low sales prices of the Common Stock on the NASDAQ Global Select Market.

	Fiscal 2017		Fiscal 2016
Quarter ended:	High	Low	High	Low
December 31	19.75	15.75	21.23	16.86
March 31	18.05	10.75	21.40	17.88
June 30	16.00	12.95	21.49	18.12
September 30	15.85	13.35	20.68	18.82

Directors and Officers

Directors		Officers and Executives

John A. Kraeutler	John C. McIlwraith	Jack Kenny	Vecheslav A. Elagin
Executive Chairman of the Board	Managing Director, Allos Ventures	Chief Executive Officer	Executive Vice President, Research and Development, and Chief Scientific Officer

James M. Anderson	David C. Phillips	Lawrence J. Baldini	Melissa A. Lueke
Retired President and	Co-founder,	Executive Vice President,	Executive Vice President,
Chief Executive	Cincinnati Works, Inc.	President, Global	Chief Financial Officer
Officer, Cincinnati		Operations	and Secretary
Children’s Hospital Medical Center

Dwight E. Ellingwood	John M. Rice, Jr.	Marco G. Calzavara	Susan D. Rolih
President, D.E.E. Strategy Consulting, LLC	Managing Partner, Triathlon Medical Venture Partners	President and Managing Director, Meridian Bioscience Europe	Executive Vice President, Global Regulatory and Quality Systems

Jack Kenny Chief Executive Officer	Catherine A. Sazdanoff Business Advisor, Strata Oncology, Inc.	Richard L. Eberly Executive Vice President, President and Chief Commercial Officer	Amy M. Winslow Executive Vice President, President, Magellan

PERFORMANCE GRAPH

The following graph shows the yearly percentage change in Meridian’s cumulative total shareholder return on its Common Stock as measured by dividing the sum of (A) the cumulative amount of dividends, assuming dividend reinvestment during the periods presented and (B) the difference between Meridian’s share price at the end and the beginning of the periods presented; by the share price at the beginning of the periods presented with the NASDAQ Composite Index and a Peer Group Index. The 2016 Peer Group consists of IDEXX Laboratories, Inc., Luminex Corporation, Myriad Genetics, Inc., Neogen Corporation, OraSure Technologies, Inc., Quidel Corporation and Trinity Biotech Plc. The 2017 Peer Group consists of bioMerieux S.A., Bio-Rad Laboratories, Inc., GenMark Diagnostics, Inc., IDEXX Laboratories, Inc., Luminex Corporation, Myriad Genetics, Inc., Neogen Corporation, OraSure Technologies, Inc., Quidel Corporoation, and Trinity Biotech Plc.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among Meridian Bioscience, Inc., the NASDAQ Composite Index,

2016 Peer Group and 2017 Peer Group

*	$100 invested on 9/30/12 in stock or index, including reinvestment of dividends.

Fiscal year ending September 30.